   As filed with the Securities and Exchange Commission on November 23, 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                          GOLD BANC CORPORATION, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------

          KANSAS                     6712                    48-1008593
     (State or other          (Primary Standard           (I.R.S. Employer
       jurisdiction               Industrial            Identification No.)
   of incorporation or        Classification Code
      organization)                 Number)

                                ---------------

                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                (913) 451-8050
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                              MICHAEL W. GULLION
                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                (913) 451-8050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

                                             RONALD R. LEVINE, II, ESQ.
         CRAIG L. EVANS, ESQ.                Davis Graham & Stubbs, LLP
     Stinson, Mag & Fizzell, P.C.        370 Seventeenth Street, Suite 4700
    1201 Walnut Street, Suite 2800             Denver, Colorado 80202
      Kansas City, Missouri 64106                  (303) 892-9400
            (816) 842-8600                    Facsimile: (303) 893-1379
       Facsimile: (816) 691-3495

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the merger (as defined herein) have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                               Proposed       Proposed
                                                 Amount        Maximum        Maximum       Amount of
           Title of Each Class of                to be      Offering Price   Aggregate     Registration
         Securities to be Registered         Registered (1)    Per Unit    Offering Price      Fee
--------------------------------------------------------------------------------------------------------
 Common Stock, par value $1.00 per share                                    $51,006,085
  (3)......................................    5,389,363       N/A (2)          (2)       $14,179.69 (2)
--------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) This Registration Statement relates to Common Stock, par value $1.00 per share ("Gold Banc Common Stock"), of Gold Banc Corporation, Inc. ("Gold Banc") issuable to holders of Common Stock, par value $.001 per share ("Union Bankshares Common Stock"), of Union Bankshares, Ltd. ("Union Bankshares") in the proposed merger of Union Bankshares into Gold Banc Acquisition Corporation VIII, Inc., a wholly-owned subsidiary of Gold
    Banc. The amount of Gold Banc Common Stock to be registered has been determined by multiplying the exchange ratio (1.7731 shares of Gold Banc Common Stock for each outstanding share, and each share issuable upon exercise of stock options, of Union Bankshares Common Stock) by 3,039,514, the maximum aggregate number of shares of Union Bankshares Common Stock convertible in the merger (the "Maximum Number of Union Bankshares Common Shares").
(2) The registration fee was calculated pursuant to Rule 457(f) as 0.000278 of $16.781 (the average of the high and low sale prices per share of Union Bankshares Common Stock on the Nasdaq National Market System on November 22, 1999), multiplied by the Maximum Number of Union Bankshares Common Shares.
(3) Includes associated Rights (the "Rights") to purchase one one-thousandth of a share of Gold Banc's Series A Preferred Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing Gold Banc Common Stock and will be transferred only with such shares of Gold Banc Common Stock.

                                ---------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

             To the Stockholders of Gold Banc and Union Bankshares

   The boards of directors of Gold Banc Corporation, Inc. and Union Bankshares, Ltd. have approved a merger agreement that would result in Gold Banc acquiring Union Bankshares. The merger offers Union Bankshares stockholders the opportunity to become stockholders of Gold Banc, a larger organization. We believe the combination of these two companies will result in an opportunity to create substantially more stockholder value than could be achieved by the companies individually.

   If we complete the merger, Union Bankshares stockholders will receive for each share of Union Bankshares common stock a number of shares of Gold Banc common stock equal to $23.05 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the merger. For example, if such average of the closing sale prices is $14.00, a Union Bankshares stockholder would receive 1.6464 shares of Gold Banc common stock for each share of Union Bankshares. However, there are two exceptions:

 . If the average of the closing prices during such ten day period is more than $16.00, then each Union Bankshares stockholder will receive 1.4406 shares of Gold Banc common stock for each share of Union Bankshares common stock, and

 . If the average of the closing prices during such ten day period is less than $13.00, then each Union Bankshares stockholder will receive 1.7731 shares of Gold Banc common stock for each share of Union Bankshares common stock.

Gold Banc stockholders will continue to own their existing shares after the merger.
   [/s/ Michael W. Gullion]
   Michael W. Gullion
   Chairman of the Board and
   Chief Executive Officer
   Gold Banc Corporation, Inc.

   We cannot complete the merger unless the stockholders of both of our companies approve it. Each of us will hold a meeting of our stockholders to vote on the merger. Your vote is very important. Whether or not you plan to attend your stockholder meeting, please vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. For Union Bankshares stockholders, not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will have the same effect as voting those shares against the merger. For Gold Banc stockholders, not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will affect Gold Banc's ability to obtain a quorum to be present for purposes of transacting business at the special meeting. However, once a quorum has been obtained an abstension or broker non-vote will not have the same effect as voting those Gold Banc shares against the merger.

The date, times and places of the meetings are:

For Gold Banc stockholders:

              , 2000, 10:00 a.m. local time

For Union Bankshares stockholders:

             , 2000, 9:00 a.m. local time

   This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

   [/s/ Charles R. Harrison]
   Charles R. Harrison
   Chairman of the Board and
   Chief Executive Officer
   Union Bankshares, Ltd.
   For a discussion of certain risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page 1.

 Neither the Securities and Exchange Commission nor any state securities regulators have approved the Gold Banc common stock to be issued in the merger or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.


This Joint Proxy Statement/Prospectus is dated        , 2000, and is being
first mailed to stockholders on        , 2000.

{Gold Banc Logo]
                               11301 Nall Avenue
                             Leawood, Kansas 66211

                               ----------------

               NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF
                          GOLD BANC CORPORATION, INC.

                      To be held on                , 2000

                               ----------------

To the stockholders of Gold Banc Corporation, Inc.:

   A special meeting of stockholders of Gold Banc Corporation, Inc., a Kansas corporation, will be held at the offices of Gold Banc at 11301 Nall Avenue,
Leawood, Kansas, on                    , 2000, commencing at 10:00 a.m., local
time, to consider and act upon:

     1. A proposal to adopt the Agreement and Plan of Reorganization, by and among Gold Banc, Union Bankshares, Ltd., and Gold Banc Acquisition Corporation VIII, Inc., dated August 9, 1999, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

    . Union Bankshares will merge with and into Gold Banc Acquisition
      Corporation VIII, Inc.

    . Each outstanding share of Union Bankshares common stock will be converted into a number of shares determined by dividing $23.05 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to the effective time of the merger, unless such average price is less than $13.00 or greater than $16.00, in which case the exchange ratio shall be fixed at 1.7731 and
      1.4406 shares of Gold Banc stock, respectively.

     2. Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   Only holders of record of common stock of Gold Banc at the close of
business on               , 2000 are entitled to notice of and to vote at the
meeting.

   The board of directors of Gold Banc has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Keith E. Bouchey
                                          Corporate Secretary
Leawood, Kansas
              , 2000

                               ----------------

               NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF
                            UNION BANKSHARES, LTD.

                    To be held on                    , 2000

                               ----------------

To the stockholders of Union Bankshares, Ltd.:

   A special meeting of stockholders of Union Bankshares, Ltd., a Delaware
corporation, will be held at                  , on                    , 2000,
commencing at 9:00 a.m., local time, to consider and act upon:

     1. A proposal to adopt the Agreement and Plan of Reorganization, by and among Gold Banc Corporation, Inc., Union Bankshares, Ltd. and Gold Banc Acquisition Corporation VIII, Inc., dated August 9, 1999, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

    . Union Bankshares will merge with and into Gold Banc Acquisition
      Corporation VIII, Inc.

    . Each outstanding share of Union Bankshares common stock will be converted into a number of shares determined by dividing $23.05 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to the effective time of the merger, unless such average price is less than $13.00 or greater than $16.00, in which case the exchange ratio shall be fixed at 1.7731 and
      1.4406 shares of Gold Banc stock, respectively.

     2. Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   Only holders of record of common stock of Union Bankshares at the close of
business on               , 2000 are entitled to notice of and to vote at the
meeting.

   The board of directors of Union Bankshares has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors


                                          _____________________________________
                                          Bruce E. Hall
                                          Secretary

Denver, Colorado
         , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            -----
WHAT UNION BANKSHARES STOCKHOLDERS WILL RECEIVE IN THE MERGER..............     v
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................    vi
WHO CAN HELP ANSWER QUESTIONS..............................................   vii
SUMMARY....................................................................  viii
  The Companies............................................................  viii
  The Merger...............................................................  viii
SUMMARY FINANCIAL INFORMATION..............................................   xii
  Gold Banc Historical Financial Information...............................   xii
  Union Bankshares Historical Consolidated Financial Information...........  xiii
  Recent Developments......................................................   xiv
  Unaudited Pro Forma Financial Information................................ xviii
COMPARATIVE PER SHARE DATA.................................................   xxi
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION..........................  xxvi
RISK FACTORS...............................................................     1
  It May be Difficult for Us to Maintain Our Rapid Growth..................     1
  We are Uncertain That the Integration of Union Bankshares Will Achieve
   the Desired Cost Savings Opportunities..................................     1
  The Loss of Certain Key Personnel Could Adversely Affect Our Operations..     2
  Changes in the Local Economic Conditions Could Adversely Affect Our Loan
   Portfolio...............................................................     2
  Our Allowance for Loan Losses May Not Be Adequate to Cover Actual Loan
   Losses..................................................................     2
  We May be Unable to Manage Interest Rate Risk that Could Reduce Our Net
   Interest Income.........................................................     3
  We Cannot Predict How Changes in Technology Will Impact Our Business.....     3
  The Banking Business is Highly Competitive...............................     3
  Our Operations May be Adversely Affected if We, or Certain Persons With
   Whom We Do Business, Fail to Adequately Address the Year 2000 Issue.....     3
  We Are Subject to Extensive Regulation...................................     4
  Our Subsidiary Banks May be Forced to Pay For Any Losses the FDIC Incurs
   If It Provides Assistance to Any of Our Other Subsidiary Banks..........     4
THE SPECIAL MEETINGS.......................................................     4
  Date, Times and Places...................................................     4
  Matters to be Considered at the Special Meetings.........................     4
  Record Date; Stock Entitled to Vote; Quorum..............................     5
  Votes Required...........................................................     5

                                                                           Page
                                                                           ----
  Security Ownership of Management........................................   5
  Voting of Proxies.......................................................   6
THE PROPOSED MERGER.......................................................   7
  General.................................................................   7
  Exchange of Union Bankshares Shares.....................................   7
  Stock Options...........................................................   8
  Background of the Merger................................................   8
  Our Reasons for the Merger..............................................  10
  Opinion of Union Bankshares' Financial Advisor..........................  12
  Opinion of Gold Banc's Financial Advisor................................  16
  Operations and Management after the Merger..............................  20
  Federal Securities Laws Consequences....................................  21
  Resale of Gold Banc Common Stock........................................  21
  Harrison Registration Rights............................................  21
  Fees and Expenses of the Merger.........................................  22
  Accounting Treatment; Restrictions on Sales by Affiliates...............  22
  Federal Income Tax Consequences.........................................  22
  Interests of Union Bankshares' Management and Directors in the Merger...  23
  Dissenters' Rights......................................................  23
  Conditions to the Merger................................................  24
  Regulatory Approval.....................................................  25
  Conduct of Business Pending the Merger..................................  25
  No Solicitation.........................................................  25
  Waiver and Amendment....................................................  25
  Termination of the Merger Agreement.....................................  26
  Effective Time..........................................................  26
UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................................  27
FINANCIAL INFORMATION REGARDING UNION BANKSHARES..........................  44
UNION BANKSHARES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS......................................  45
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................  58
EXPERTS...................................................................  66
LEGAL MATTERS.............................................................  66
FUTURE STOCKHOLDERS PROPOSALS.............................................  66
WHERE YOU CAN FIND MORE INFORMATION.......................................  67
INDEX TO FINANCIAL STATEMENTS OF UNION BANKSHARES, LTD. AND SUBSIDIARIES.. F-1
APPENDIXA--Agreement and Plan of Reorganization
APPENDIXB--Opinion of Union Bankshares' Financial Advisor
APPENDIXC--Opinion of Gold Banc's Financial Advisor

         WHAT UNION BANKSHARES STOCKHOLDERS WILL RECEIVE IN THE MERGER

   We refer to the amount of Gold Banc common stock into which one share of Union Bankshares common stock would be converted in the merger as the "conversion number". The conversion number is determined by dividing the "target" Union Bankshares share price of $23.05 by the average of the closing sales prices of Gold Banc common stock as reported on the Nasdaq National Market over the 10 trading days immediately preceding the third trading day prior to the effective time of the merger (referred to as the "Gold Banc share price"), subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $16.00, the Gold Banc share price used to determine the conversion number is equal to $16.00.

  . If the Gold Banc share price is equal to or between $13.00 and $16.00, each Union Bankshares share would be exchanged for that number of shares of Gold Banc common stock that have a value of $23.05 (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $13.00, the Gold Banc share price used to determine the conversion number is equal to $13.00. Therefore, if the Gold Banc share price is less than $13.00, Union Bankshares stockholders could receive merger consideration valuing their shares of Union Bankshares common stock at less than $23.05 per share. The Union Bankshares board of directors has the right to terminate the merger agreement within 5 business days after the Union Bankshares special stockholder meeting should the average of the closing sales prices for the 10 trading days ending on the day prior to the Union Bankshares special stockholders meeting be below $11.00. The Union Bankshares board is not required to exercise this right and does not currently intend to resolicit stockholder approval should it decide to exercise, or not to exercise, such right. The Union Bankshares board has not undertaken any analysis, or made any decision, about its course of action should the Gold Banc share price calculated as discussed above be less than $11.00 during the period contemplated above.

Illustrations of calculation of the conversion number are provided below:

                                (2)                                                        (4)
       (1)           The Gold Banc share price               (3)                 The value of the merger
 If the average    used in the calculation of the   The conversion number   consideration per Union Bankshares
Gold Banc trading       conversion number is      [$23.05 / Gold Banc share     share [based on Gold Banc
 share price is:           deemed to be:          price in column (2)] is:    share price in column (1)] is:
--------------------------------------------------------------------------------------------------------------
     $11.00                    $13.00                      1.7731                         $19.50
--------------------------------------------------------------------------------------------------------------
     $12.00                    $13.00                      1.7731                         $21.28
--------------------------------------------------------------------------------------------------------------
     $13.00                    $13.00                      1.7731                         $23.05
--------------------------------------------------------------------------------------------------------------
     $14.00                    $14.00                      1.6464                         $23.05
--------------------------------------------------------------------------------------------------------------
     $15.00                    $15.00                      1.5367                         $23.05
--------------------------------------------------------------------------------------------------------------
     $16.00                    $16.00                      1.4406                         $23.05
--------------------------------------------------------------------------------------------------------------
     $17.00                    $16.00                      1.4406                         $24.49
--------------------------------------------------------------------------------------------------------------

   Union Bankshares expects to announce the average Gold Banc share price, the conversion number and the per share merger consideration value on
                      , 2000, assuming a Union Bankshares special stockholders
meeting date of                        , 2000. Such information will also be
available by calling                      on or after                   , 2000
and until the closing of the merger.

   Because the period for calculating the average trading price of Gold Banc common stock will end before the subsequent effectiveness of the merger, the actual market value of the Gold Banc common stock you receive as merger consideration may differ from the calculated value of the merger consideration shown above, which is provided here for illustrative purposes only.

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q: Why are the two companies proposing to merge?

A: We believe the proposed merger is in the best interests of both of the companies and their respective stockholders. The board of directors of Gold Banc believes that the merger will result in the addition to Gold Banc's existing organization of a well-suited and positioned banking institution. The board of directors of Union Bankshares believes the merger provides significant value opportunity to Union Bankshares stockholders and enables them to participate in the opportunities for growth offered by Gold Banc.

  You should review the reasons for the merger described in greater detail at pages 10 through 12.

Q: When and where are the special meetings?

A: Both of the Gold Banc and Union Bankshares special meetings are scheduled to
   take place on             , 2000. The Gold Banc special meeting will take
   place at 10:00 a.m., local time, at                    . The Union
   Bankshares special meeting will take place at 9:00 a.m., local time, at
                              .

Q: When do you expect the merger to be completed?

A: We expect to complete the merger promptly after receiving stockholder approvals at the special meetings.

Q: What do I need to do now?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If the card does not specify a choice it will be voted "FOR" the merger and all other proposals.

Q: What if I don't vote or I abstain from voting?

A: If you are a Union Bankshares stockholder and you do not vote or you abstain, the effect will be a vote against the merger.

   If you are a Gold Banc stockholder and you do not vote or you abstain, it will affect Gold Banc's ability to obtain a quorum to be present for purposes of voting, however, only votes "for" or "against" the merger will affect the result of the vote.

Q: If my shares are held by my broker in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Gold Banc Corporation, Inc., at 11301 Nall Avenue, Leawood, Kansas 66211,
   Attention: Keith E. Bouchey, Secretary, if you are a Gold Banc stockholder, or to Union Bankshares, Ltd., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, Attention: Bruce E. Hall, Secretary, if you are a Union Bankshares stockholder. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: Should I send in my stock certificate now?

A: No. After the merger is completed, Union Bankshares stockholders will receive written instructions for exchanging their stock certificates for certificates of Gold Banc common stock. Gold Banc stockholders will keep their existing certificates.

Q: What happens to my future dividends?

A: Gold Banc pays a quarterly dividend of $0.02 per share on its common stock.
   Gold Banc intends to continue paying a quarterly dividend after the merger, although all dividends are subject to approval and declaration by Gold Banc's board of directors. Union Bankshares currently does not pay dividends on its common stock.

                         WHO CAN HELP ANSWER QUESTIONS?

         If you have more questions about the merger, you should call:

   Gold Banc stockholders:                  Union Bankshares stockholders:


   Keith E. Bouchey, Corporate Secretary    Bruce E. Hall, Secretary
   Gold Banc Corporation, Inc.              Union Bankshares, Ltd.
   11301 Nall Avenue                        1825 Lawrence Street
   Leawood, Kansas 66211                    Suite 444
   (913) 451-8050                           Denver, Colorado 80202
                                            (303) 298-5352

                                    SUMMARY

   This Summary, together with the preceding Question and Answer section, highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should carefully read this entire document and the documents we have referred
you to. See "Where You Can Find More Information" on page      .

                                 The Companies

Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211
(913) 451-8050

   Gold Banc provides a full range of community banking and related financial services in Kansas, Oklahoma and Missouri. As a multi-bank holding company, Gold Banc owns nine commercial banks, one federal savings bank, an investment advisory company, a trust company, a computer services business, a mortgage banking operation and an insurance agency. Its growth has been based on a community banking strategy, which it believes its customers value because it combines a focus on local communities with the breadth in product and service offerings of a larger bank. At September 30, 1999, Gold Banc had total assets of $1.3 billion, total deposits of $967.3 million, and total stockholders' equity of $90.3 million.

Union Bankshares, Ltd.
1825 Lawrence Street
Suite 444
Denver, Colorado 80202
(303) 298-5352

   Union Bankshares is an independent bank holding company that owns Union Bank & Trust, a state chartered commercial bank located in Denver, Colorado. Its strategy for growth has been to develop startup branches around the Denver metropolitan area. In December 1998, it acquired Lakewood State Bank, a state chartered bank located in Lakewood, Colorado, which it now operates as a branch. At September 30, 1999, Union Bankshares had total assets of $351.9 million, total deposits of $292.2 million, and total stockholders' equity of $19.5 million.

                                   The Merger

   We have attached the Agreement and Plan of Reorganization to this document as Appendix A. We encourage you to read this merger agreement as it is the legal document that governs the merger.

Our Reasons for the Merger (see pages 10 through 12)

   Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike.

   Gold Banc's board considered a number of factors, including:

 . the anticipated merger consideration in relation to the book value and earnings per share of the Union Bankshares common stock,

 . the business, operations and financial condition of Union Bankshares, its market presence and enhanced opportunities for growth made possible by the merger,

 . the anticipated revenue enhancement and cost savings opportunities,

 . the complimentary nature of the markets served and products offered by the two companies and the expansion of market presence into Colorado,

 . the impact of the merger on customers, depositors, employees, and communities served by the company, and

 . the merger's consistency with Gold Banc's ongoing growth strategy.

In addition to the foregoing and their effect on Gold Banc, Union Bankshares' board considered a number of additional factors, including:

 . alternatives to enhance stockholder value,

 . the opportunity for stockholders to realize a premium over historical market prices for their shares through a tax-free exchange, and

 . minimal disruption to customers, depositors, employees and communities serviced by Union Bankshares.

Our Recommendations to Stockholders (see pages 10 and 12)

   To Gold Banc Stockholders: The Gold Banc board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

   To Union Bankshares Stockholders: The Union Bankshares board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

What Union Bankshares Stockholders will Receive (see page 7)

   If we complete the merger, you will receive for each share of Union Bankshares common stock a number of shares of Gold Banc common stock equal to $23.05 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the merger. For example, if such average of the closing sale prices is $14.00, a Union Bankshares stockholder would receive
1.6464 shares of Gold Banc common stock for each share of Union Bankshares common stock. However, there are two exceptions:

 . If the average of the closing prices during such ten day period is more than $16.00, then each Union Bankshares stockholder will receive 1.4406 shares of Gold Banc common stock for each share of Union Bankshares common stock, and

 . If the average of the closing prices during such ten day period is less than $13.00, then each Union Bankshares stockholders will receive 1.7731 shares of Gold Banc common stock for each share of Union Bankshares common stock.

   Gold Banc will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Gold Banc common stock owed to you. The amount of cash you will receive will be calculated based on an average of Gold Banc's stock closing sale prices ten trading days preceding the third trading day before the effective time of the merger.

  Example:

  If you currently own 1,000 shares of Union Bankshares common stock, and the average of the closing sale prices of Gold Banc common stock during such 10-day period is $14.00, then the conversion number is 1.6464 (or $23.05 divided by $14.00). Therefore, after the merger you will receive 1,646 shares of Gold Banc common stock and a $5.60 check for the sale proceeds for .40 of one share of Gold Banc common stock, rounded to the nearest one cent.

   Following the merger, you will be entitled to exchange your shares of Union Bankshares common stock for shares of Gold Banc common stock by sending your Union Bankshares common stock share certificates, and a form that we will send to you, to the exchange agent, American Stock Transfer & Trust Company, which will then exchange them for shares of Gold Banc common stock. For more information on how this exchange procedure works, see "Exchange of
Certificates" on page     .

   The formula for determining the number of shares of Gold Banc stock that will be exchanged for each share of Union Bankshares stock is intended to provide Union Bankshares stockholders with $23.05 of value for each of their shares unless Gold Banc stock exceeds $16.00 per share or is less than $13.00 per share. Of course, the market price of Gold Banc common stock will fluctuate after the merger. Gold Banc common stock trades on the Nasdaq Stock Market under the symbol "GLDB." You may obtain current stock price quotations for Gold Banc common stock from your stockbroker, in major newspapers such as The Wall Street Journal and on the Internet.

What Gold Banc Stockholders will Retain

   You will not receive any shares in the merger. If you currently own shares of Gold Banc common stock, you will continue to hold those shares after the merger, without any changes.

Federal Income Tax Consequences (see page 22)

   Union Bankshares Stockholders. If you are a Union Bankshares stockholder, you should not recognize gain or loss for federal income tax purposes in the merger except to the extent of cash you receive in payment of any fractional share that may result from the exchange ratio of the merger.

   Gold Banc Stockholders. If you are a Gold Banc stockholder, you should not recognize gain or loss for federal income tax purposes in connection with the merger.

No Appraisal Rights (see page 23)

   Gold Banc is incorporated under Kansas law, and Union Bankshares is incorporated under Delaware law. Under the applicable Kansas and Delaware law, neither Gold Banc stockholders nor Union Bankshares stockholders have any right to an appraisal of value of their shares in connection with the merger.

Directors and Management Following the Merger (see page 21)

   Upon completion of the merger, the board of directors of Gold Banc will consist of the seven present Gold Banc directors and Charles R. Harrison, the present CEO of Union Bankshares. No changes will be made to the Gold Banc management in connection with the merger.

Opinion of Union Bankshares' Financial Advisor (see pages 12 through 16)

   In deciding to approve the merger, the Union Bankshares board considered the opinion from its financial advisor, The Wallach Company, Inc. as to the fairness from a financial point of view of the shares of Gold Banc common stock to be exchanged for each one share of Union Bankshares. This opinion is attached as Appendix B to this joint proxy statement/prospectus.

Opinion of Gold Banc's Financial Advisor (see pages 16 through 20)

   In deciding to approve the merger, the Gold Banc board considered the opinion from its financial advisor, U.S. Bancorp Piper Jaffray as to the fairness from a financial point of view of the merger. This opinion is attached as Appendix C to this joint proxy statement/prospectus.

Conditions to the Merger (see page 24)

   The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

 . approval by both the Gold Banc and the Union Bankshares stockholders,

 . the continued accuracy of each company's representations and warranties and compliance by each company with its agreements contained in the merger agreement,

 . receipt of a legal opinion from Gold Banc's counsel as to the tax consequences of the merger,

 . receipt of required regulatory approvals,

 . there being no legal action or court order that prohibits the merger,

 . the average of the closing sale prices of Gold Banc common stock for the ten trading days immediately preceding the third trading day before the effective time of the merger is not less than $11.00 per share,

 . there has not been a material adverse change in the financial condition or assets of either Gold Banc or Union Bankshares,

 . the pooling of interests method of accounting for the merger continues to be available, and

 . certain financial measures applicable to Union Bank & Trust are satisfied.

Termination of the Merger Agreement (see page 26)

   Gold Banc and Union Bankshares can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement on its own without completing the merger under various circumstances, including if any of the following occurs:

 . by either company if the merger has not been consummated by May 5, 2000,

 . by Gold Banc, if any regulatory approval of the merger is denied or requires a condition or restriction that would be materially adverse or unduly burdensome to Gold Banc,

 . by either company if the other has materially breached the merger agreement and has not cured such breach within 30 days of notice of the breach or the closing date, whichever is earlier,

 . by either company if the conditions to the merger benefitting that party are not satisfied or waived before the closing date of the merger,

 . by Union Bankshares if it receives an unsolicited acquisition proposal from another party that the Union Bankshares board believes is superior to the merger,

 . by Gold Banc if Union Bankshares has entered into an agreement to be acquired by another party or if the Union Bankshares board or a committee of the board approves such a transaction to be acquired, or

 . by Union Bankshares within five business days after the special meeting of Union Bankshares stockholders if the average closing sales price of Gold Banc common stock on the 10 consecutive trading days ending on the day immediately preceding the special meeting is less than $11.00 per share.

Termination Fees and Expenses (see page 26)

   Union Bankshares is required to pay Gold Banc a termination fee of $2 million if:

 . Union Bankshares terminates the merger agreement because it received an unsolicited acquisition proposal from another party that the Union Bankshares board believes is superior to the merger, or

 . Gold Banc terminates the merger agreement because Union Bankshares entered into an agreement to be acquired by another party or because the Union Bankshares board or a committee of the board approved such a transaction to be acquired.

Stock Options (see page 8)

   Union Bankshares Stock Options. Upon completion of the merger, each option to acquire Union Bankshares common stock that is outstanding and unexercised immediately before completing the merger will become an option to purchase Gold Banc common stock. The number of shares of Gold Banc common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger. Additionally, the stock options contain provisions that cause the options to become fully vested upon a change in control. Therefore, the options will vest as a result of the merger. The options will continue to be governed by the Union Bankshares stock option plans.

   Gold Banc Stock Options. Upon completion of the merger, each option to acquire Gold Banc common stock granted under Gold Banc's stock option plans that is outstanding and unexercised immediately before completing the merger will remain unchanged. The options will continue to be governed by the terms of Gold Banc's stock option plans.

                         SUMMARY FINANCIAL INFORMATION

   We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Gold Banc and Union Bankshares and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. These items for Union Bankshares are contained in its Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 45 and in the Union Bankshares financial statements beginning on page F-1. These items for Gold Banc are contained in its annual, quarterly and other reports that Gold Banc has filed with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on page 67.

        Gold Banc Selected Historical Consolidated Financial Information

   The historical consolidated financial information for Gold Banc reflects the following items which you should consider in making period-to-period comparisons.

                               Nine Months
                                  Ended
                              September 30,                Year Ended December 31,
                          --------------------- ----------------------------------------------
                             1999       1998       1998      1997     1996     1995     1994
                          ---------- ---------- ---------- -------- -------- -------- --------
                                       (in thousands, except for per share data)
Selected Financial
 Data--Gold Banc:
Net interest income and
 other income...........  $   42,684 $   32,003 $   44,386 $ 32,309 $ 24,549 $ 20,555 $ 16,820
Net earnings............      10,192      9,906     11,919    9,874    4,906    3,105    3,132
  Pro Forma (1).........      10,192      8,124      9,122    8,295    4,906    3,105    3,132
Basic and diluted net
 earnings per common
 share..................        0.59       0.60       0.71     0.64     0.45     0.30     0.29
  Pro Forma (1).........        0.59       0.49       0.55     0.54     0.45     0.30     0.29
Cash dividends paid per
 common share (2).......        0.06       0.06       0.08     0.05      --       --       --
Total assets (end of
 period)................   1,278,662  1,039,874  1,111,356  824,464  632,561  532,044  453,065
Long-term borrowings
 (end of period)........     128,940     52,634     78,708   35,174    7,074   14,973   14,631
Total stockholders'
 equity (end of period).      90,290     80,347     83,811   66,566   53,120   28,875   24,479
Book value per common
 share (end of period)..  $     5.25 $     4.76 $     4.88 $   4.19 $   3.46 $   2.69 $   2.26

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired in a pooling of interests in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Prior to the second quarter of 1997, Gold Banc had not paid cash dividends on its common stock. The dividends paid do not reflect a restatement of dividends paid out prior to 1998 by entities acquired in poolings of interests.

    Union Bankshares Selected Historical Consolidated Financial Information

   The historical consolidated financial information for Union Bankshares reflects the following items which you should consider in making period-to-period comparisons:

                             Nine Months
                                Ended
                            September 30,             Year Ended December 31,
                          ----------------- --------------------------------------------
                            1999     1998     1998     1997     1996     1995     1994
                          -------- -------- -------- -------- -------- -------- --------
                                    (in thousands, except for per share data)
Selected Financial
 Data--Union Bankshares:
Net interest income and
 other income...........  $ 11,997 $  9,278 $ 12,559 $ 11,800 $ 10,351 $  8,856 $  7,303
Net earnings............     1,054    1,248    1,637    2,136    1,573    1,226    1,043
Basic net earnings per
 common share...........      0.45     0.53     0.70     0.92     0.68     0.53     0.44
Diluted net earnings per
 common share...........      0.40     0.47     0.62     0.84     0.65     0.53     0.44
Total assets (end of
 period)................   351,888  249,398  314,577  221,505  183,186  167,232  145,772
Long-term borrowings
 (end of period)........    10,304   11,000   15,304   12,000    3,500    6,512    6,700
Total stockholders'
 equity (end of period).    19,511   19,859   20,344   18,222   16,032   14,912   12,055
Book value per common
 share (end of period)..  $   8.30 $   8.48 $   8.69 $   7.81 $   6.97 $   6.51 $   5.19

                              Recent Developments

              Proposed Acquisitions by Gold Banc Corporation, Inc.
                         of American Bancshares, Inc.,
                          CountryBanc Holding Company,
                 First Business Bancshares of Kansas City, Inc.
                          and DSP Investments, Limited

American Bancshares, Inc.

   On September 6, 1999 Gold Banc entered into an Agreement and Plan of Reorganization to acquire American Bancshares, Inc., a Florida corporation. As of September 30, 1999, American Bancshares had total assets of $471.5 million, total deposits of $352.1 million and total stockholders' equity of $27.0 million. American Bancshares, founded in 1989, has grown rapidly to ten locations and is the largest independent bank in Manatee County, Florida. Most of the bank's customers are small and medium-sized businesses and individuals located in the west central coastal area of Florida. The total purchase price of American Bancshares is approximately $91 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and American Bancshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and American Bancshares occur, American Bancshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" American Bancshares' share price of $18.18 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.75, the Gold Banc share price used to determine the conversion number is equal to $13.75.

  . If the Gold Banc share price is equal to or between $11.00 and $13.75, each American Bancshares' share would be exchanged for Gold Banc common stock with an $18.18 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is deemed to be $11.00. American Bancshares has the right to terminate the merger should the Gold Banc share price be below $10.00.

   We are providing the following American Bancshares Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and Union Bankshares' stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of American Bancshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

   American Bancshares Selected Historical Consolidated Financial Information

                             Nine Months
                                Ended
                            September 30,             Year Ended December 31,
                          ----------------- --------------------------------------------
                            1999     1998     1998     1997     1996     1995     1994
                          -------- -------- -------- -------- -------- -------- --------
                                    (in thousands, except for per share data)
Selected Financial
 Data-- American
 Bancshares:
Net interest income and
 other income...........  $ 17,277 $ 14,792 $ 20,258 $ 15,870 $ 11,614 $  9,460 $  6,753
Net earnings............     1,670    1,233    1,627    1,920      782      850      712
Basic net earnings per
 common share...........      0.33     0.25     0.33     0.38     0.17     0.27     0.26
Diluted net earnings per
 common share...........      0.33     0.25     0.32     0.38     0.17     0.27     0.26
Total assets (end of
 period)................   471,459  436,732  455,164  353,901  273,630  218,993  183,901
Long-term borrowings
 (end of period)........    42,249   42,249   42,249      500    5,000      --       --
Total stockholders'
 equity (end of period).    26,993   27,651   27,427   26,079   23,504   14,632   11,484
Book value per common
 share (end of period)..  $   5.36 $   5.54 $   5.49 $   5.22 $   4.77 $   4.40 $   4.07

CountryBanc Holding Company

   On October 22, 1999, Gold Banc entered into an Agreement and Plan of Reorganization to acquire CountryBanc Holding Company of Edmond, Oklahoma. On a pro forma restated basis, as of September 30, 1999, CountryBanc had total assets of $530.2 million, total deposits of $455.5 million and total stockholders' equity of $49.7 million. CountryBanc's September 30, 1999 financial position on a restated pro forma basis includes its planned acquisition of American Heritage Bancorp, Inc. ("American Heritage"). American Heritage is expected to be acquired during December 1999. The acquisition will be accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total stockholders' equity of $9.8 million and year to date net earnings of $1.1 million. The companies are expected to incur transaction related costs of $1.8 million associated with the acquisition.

   CountryBanc, founded in 1995, acquired three banks in Oklahoma in 1996 and to date has completed three additional acquisitions plus American Heritage as discussed above. CountryBanc operates in 17 central and western Oklahoma communities including Oklahoma's fastest growing market of Oklahoma City. The total purchase price of CountryBanc is approximately $83 million in a stock-for-stock, tax free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and CountryBanc. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and CountryBanc occur, 1,794,955 shares of CountryBanc would be exchanged for 7,971,589 shares of Gold Banc's common stock. CountryBanc has the right to terminate the merger should the Gold Banc share price prior to closing be less than $9.50 per share.

   We are providing the following CountryBanc Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and Union Bankshares' stockholders. This information does not include any adjustments or restatements for CountryBanc's acquisition of American Heritage Bancorp, which is expected to take place in December 1999.

This information is only a summary and you should read it in conjunction with the historical financial statements of CountryBanc and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

       CountryBanc Selected Historical Consolidated Financial Information

                                     Nine Months
                                        Ended
                                    September 30,     Year Ended December 31,
                                  ----------------- ---------------------------
                                                                      (90 Days)
                                    1999     1998     1998     1997     1996
                                  -------- -------- -------- -------- ---------
Selected Financial Data--
 CountryBanc (1):
Net interest income and other
 income.......................... $ 17,625 $ 15,875 $ 21,218 $ 19,196 $  4,765
Net earnings (loss)..............    3,830    3,560    4,741   3 ,789       (8)
Basic net earnings per common
 share...........................     3.17     3.04     4.02     3.38    (0.03)
Diluted net earnings per common
 share...........................     2.69     2.57     3.40     2.84    (0.02)
Total assets (end of period).....  449,065  430,483  444,090  387,325  381,520
Long-term borrowings (end of
 period).........................   15,090    9,700   18,900    7,225    7,100
Total stockholders' equity (end
 of period)......................   40,184   36,331   37,437   30,524   26,716
Book value per common share (end
 of period)...................... $  33.26 $  30.08 $  30.99 $  27.23 $  23.83

--------
(1) CountryBanc commenced operations in October 1996 with three acquisitions; previous operations of the company were insignificant.

First Business Bancshares of Kansas City, Inc.

   On October 19, 1999, Gold Banc entered into an Agreement and Plan of Reorganization to acquire First Business Bancshares of Kansas City, Inc.. First Business Bancshares' principal asset is an 86% ownership in First Business Bank of Kansas City, N.A. As of September 30, 1999 the bank had total assets of $125.0 million, total deposits of $105.1 million and total stockholders equity of $7.1 million. First Business Bancshares was founded in 1989. Most of the bank's customers are small and medium-sized businesses and individuals located in and around metropolitan Kansas City, Missouri. The total purchase price of First Business Bancshares is approximately $29 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and First Business Bancshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   In conjunction with the acquisition of First Business Bancshares and included in the approximately $29 million purchase price is a stock-for-stock, tax-free exchange of Gold Banc stock for the 14% minority interest held by third parties in First Business Bank of Kansas City, N.A. The acquisition of the minority interests will be accounted for as a purchase.

   Should the merger of Gold Banc and First Business Bancshares occur, First Business Bancshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" First Business Bancshares' share price of $109.79 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.50, the Gold Banc share price used to determine the conversion number is equal to $13.50.

  . If the Gold Banc share price is equal to or between $11.00 and $13.50, each First Business Bancshares' share would be exchanged for Gold Banc common stock with an $109.79 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is deemed to be $11.00. First Business Bancshares has the right to terminate the merger should the Gold Banc share price be below $10.50.

   Should the merger of Gold Banc and First Business Bancshares occur, the minority interests in First Business Bank would be acquired using Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" minority share price of $101.73 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.50, the Gold Banc share price used to determine the conversion number is equal to $13.50.

  . If the Gold Banc share price is equal to or between $11.00 and $13.50, each minority share would be exchanged for Gold Banc common stock with an $101.73 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is deemed to be $11.00.

   We are providing the following First Business Bancshares' Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and Union Bankshares' stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of First Business Bancshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

      First Business Bancshares Selected Historical Consolidated Financial
                                  Information

                             Nine Months
                                Ended
                            September 30,           Year Ended December 31,
                          ----------------- ----------------------------------------
                            1999     1998     1998    1997    1996    1995    1994
                          -------- -------- -------- ------- ------- ------- -------
                              (in thousands, except for per share data)
Selected Financial
 Data--First Business
 Bancshares:
Net interest income and
 other income...........  $  4,684 $  4,210 $  5,734 $ 4,719 $ 4,557 $ 3,970 $ 3,584
Net earnings............       596      651      962     560   1,458     734     476
Basic net earnings per
 common share...........      3.65     4.02     5.94    3.48    9.11    4.59    2.98
Diluted net earnings per
 common share...........      2.86     2.99     4.41    2.70    6.77    3.52    2.41
Total assets (end of
 period)................   125,118  119,444  112,874  90,602  81,908  80,785  63,296
Long-term borrowings
 (end of period)........     4,008    1,868    2,425   1,567   1,567   1,367   1,318
Total stockholders'
 equity (end of period).     7,129    6,190    6,333   5,790   5,215   3,744   2,844
Book value per common
 share (end of period)..  $  42.43 $  40.72 $  42.23 $ 36.82 $ 33.17 $ 23.81 $ 18.09

DSP Investments, Limited

   On October 21, 1999, Gold Banc entered into a definitive agreement to acquire all the outstanding common stock of DSP Investments, Limited, whose only asset is its 100% ownership of Linn County Bank. Linn County Bank is the oldest established community bank in Kansas. As of September 30, 1999 DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and consolidated year to date earnings of $420,000.

   The total purchase price of DSP Investments, Limited is approximately $9 million. The purchase price will be paid in cash (48% of the price) and Gold Banc stock (52% of the price). The number of shares of Gold Banc stock to be exchanged will be determined at closing based upon the average of the closing sales price of Gold Banc common stock on each of the ten consecutive trading days immediately preceding the third day prior to closing divided into $4.7 million (52% of the $9 million total purchase price). The transaction will be accounted for as a purchase. DSP Investments, Limited's results of operations and financial position are not material to Gold Banc operations or its financial position or to the combined Gold Banc and Union Bankshares' pro forma operations or their financial position. The transaction is expected to close in the fourth quarter of 1999.

               Selected Unaudited Pro Forma Financial Information

   Selected Unaudited Pro Forma Financial Information. Gold Banc and Union Bankshares are providing the following unaudited pro forma financial information to illustrate what the results of operations and financial position of the combined company would have looked like, absent any operational or other changes, had Gold Banc's and Union Bankshares' businesses been combined for the periods and at the dates indicated. Gold Banc and Union Bankshares are also providing unaudited pro forma financial information to illustrate the results of operations and financial position of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merged entity absent any operational or other changes had Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' businesses been combined for the periods and at the dates indicated. DSP Investments, Limited's results of operations and financial position are not included in the pro forma data because it is immaterial to the combined group and will be accounted for as a purchase. This information is provided for illustrative purposes only and does not show what their results of operations or financial position would have been if the mergers had actually occurred on the dates assumed. This information also does not indicate what their future operating results or consolidated financial position will be. Only normal recurring adjustments necessary for a fair statement of results of unaudited historical interim periods have been included. Please see "Unaudited Pro Forma Financial Statements" on page 27 for a more detailed explanation of this analysis.

   Pooling Accounting Treatment. Each of the mergers will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. For a more detailed description of pooling of interests accounting, see "The Proposed Merger--Accounting Treatment; Restrictions on Sales by Affiliates" on page 22.

   Periods Covered. The unaudited pro forma income statement data combines Gold Banc's results for its years 1996, 1997 and 1998 and for the nine months ended September 30, 1999 and 1998, with Union Bankshares' results for its years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, and with Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares results for their years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, giving effect to the mergers as if they had occurred as of January 1, 1996.

   The unaudited pro forma balance sheet data combines Gold Banc's and Union Bankshares' balance sheets at September 30, 1999 and December 31, 1998, giving effect to the merger as if it had occurred as of September 30, 1999 and December 31, 1998. The unaudited pro forma balance sheet data also combines Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' balance sheets at September 30, 1999 and December 31, 1998, giving effect to the mergers as if they had occurred as of September 30, 1999 and December 31, 1998. Pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

                                     xviii

                    Combined Pro Forma Financial Information
                         Gold Banc and Union Bankshares

                                 Nine Months
                                    Ended
                                September 30,        Year Ended December 31,
                            --------------------- ------------------------------
                               1999       1998       1998       1997      1996
                            ---------- ---------- ---------- ---------- --------
                                 (in thousands, except for per share data)
Selected Pro Forma
 Financial Data--
 Gold Banc and Union
 Bankshares combined:
Net interest income and
 other income.............  $   54,681 $   41,281 $   56,945 $   44,109 $ 34,900
Net earnings..............      11,246     11,154     13,556     12,010    6,479
  Pro Forma (1)...........      11,246      9,372     10,759     10,431    6,479
Basic net earnings per
 common share (2).........        0.53       0.55       0.66       0.62     0.43
  Pro Forma (1)...........        0.53       0.46       0.53       0.54     0.43
Diluted net earnings per
 common share (2).........        0.52       0.53       0.64       0.60     0.42
  Pro Forma (1)...........        0.52       0.45       0.51       0.52     0.42
Cash dividends paid per
 common share.............        0.06       0.06       0.08       0.05      --
Total assets (end of
 period)..................   1,623,672  1,290,257  1,426,888  1,046,902  816,125
Long-term borrowings (end
 of period)...............     139,244     63,634     94,012     47,174   10,574
Total stockholders' equity
 (end of period)..........     104,367    100,864    104,728     85,348   69,379
Book value per common
 share (end of period)....  $     4.96 $     4.86 $     4.98 $     4.33 $   3.63

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired in a pooling of interests in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc and Union Bankshares are computed using a $14.00 share price for Gold Banc stock in the exchange.

                    Combined Pro Forma Financial Information
               Gold Banc, Union Bankshares, American Bankshares,
                   CountryBanc and First Business Bancshares

                               Nine Months
                                  Ended
                              September 30,         Year Ended December 31,
                          --------------------- --------------------------------
                             1999       1998       1998       1997       1996
                          ---------- ---------- ---------- ---------- ----------
                                (in thousands, except for per share data)
Selected Pro Forma
 Financial Data--Gold
 Banc, Union Bankshares,
 American Bancshares,
 CountryBanc and First
 Business Bancshares
 combined:
Net interest income and
 other income...........  $   98,125 $   79,833 $  109,090 $   88,550 $   56,931
Net earnings............      18,400     17,663     22,303     19,655      9,032
  Pro Forma (1).........      18,400     15,881     19,506     18,076      9,032
Basic net earnings per
 common share (2).......        0.50       0.49       0.61       0.56       0.36
  Pro Forma (1).........        0.50       0.44       0.54       0.52       0.36
Diluted net earnings per
 common share (2).......        0.47       0.46       0.58       0.53       0.34
  Pro Forma (1).........        0.47       0.41       0.51       0.49       0.34
Cash dividends paid per
 common share...........        0.06       0.06       0.08       0.05        --
Total assets (end of
 period)................   2,741,250  2,362,866  2,531,673  1,970,784  1,632,321
Long term borrowings
 (end of period)........     199,821    117,011    156,816     55,896     24,571
Total stockholders'
 equity (end of period).     184,211    184,730    189,887    160,591    136,664
Book value per common
 share (end of period)..  $     4.80 $     4.88 $     4.98 $     4.40 $     3.82

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired in a pooling of interests in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares are computed using a $14.00 share price for Gold Banc stock in the Union Bankshares exchange, using a $12.50 share price for Gold Banc stock in the American Bankshares exchange, using 4.441 shares of Gold Banc stock for each share of CountryBanc in the exchange and using a $12.25 share price for Gold Banc stock in the First Business Bancshares exchange. The midpoint price of the floating exchange conversion price was used for transactions contemplating a fluctuating exchange ratio based upon Gold Banc's share price at closing.

                           COMPARATIVE PER SHARE DATA

   The following table sets forth per share data of:

  . Gold Banc on a historical basis adjusted to include the tax effect of the Subchapter S corporation acquired as a poolings of interests as if it was subject to Federal income tax.

  . Union Bankshares on a historical basis.

  . Gold Banc and Union Bankshares combined on a pro forma basis.

  . Gold Banc and Union Bankshares combined on a pro forma basis stated on an equivalent Union Bankshares basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis stated on an equivalent Union Bankshares basis.

   This table should be read in conjunction with the historical supplemental financial statements and notes thereto for Gold Banc and the historical financial statements for Union Bankshares contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc and Union Bankshares presented as though they were one company for all periods shown. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

   The relative exchange ratios for the business combination are as follows:

  . 1.7731 Gold Banc shares for one Union Bankshares share--assumes the average Gold Banc price is $13.00 or less.

  . 1.6464 Gold Banc shares for one Union Bankshares share--assumes the average Gold Banc price is $14.00.

  . 1.5367 Gold Banc shares for one Union Bankshares share--assumes the average Gold Banc price is $15.00.

  . 1.4406 Gold Banc shares for one Union Bankshares share--assumes the average Gold Banc price is $16.00 or more.

   The Union Bankshares equivalent per share pro forma information shows the effect of the merger from the perspective of an owner of Union Bankshares common stock.

   The pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merger are computed using a $12.50 share price for Gold Banc stock in the American Bankshares exchange, using 4.441 shares of Gold Banc stock for each share of CountryBanc in the exchange and using a $12.25 share price for Gold Banc stock in the First Business Bancshares exchange. The midpoint price of the floating exchange conversion price was used for transactions contemplating a fluctuating exchange ratio based upon Gold Banc's share price at closing.

                                                  Nine Months
                                                     Ended
                                                   September     Years Ended
                                                      30,       December 31,
                                                  ----------- -----------------
                                                  1999  1998  1998  1997  1996
                                                  ----- ----- ----- ----- -----
Basic Earnings Per Share:
  Gold Banc historical basis..................... $0.59 $0.49 $0.55 $0.54 $0.45
  Gold Banc and Union Bankshares combined on a
   pro forma basis assuming a Gold Banc price of:
    $13.00 or less............................... $0.53 $0.45 $0.52 $0.53 $0.42
    $14.00....................................... $0.53 $0.46 $0.53 $0.54 $0.43
    $15.00....................................... $0.54 $0.47 $0.53 $0.55 $0.44
    $16.00 or more............................... $0.55 $0.47 $0.54 $0.55 $0.45
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $13.00 or less............................... $0.49 $0.44 $0.53 $0.51 $0.35
    $14.00....................................... $0.50 $0.44 $0.54 $0.52 $0.36
    $15.00....................................... $0.50 $0.44 $0.54 $0.52 $0.36
    $16.00 or more............................... $0.50 $0.44 $0.54 $0.52 $0.36
  Union Bankshares historical basis.............. $0.45 $0.53 $0.70 $0.92 $0.68
  Gold Banc and Union Bankshares combined on a
   pro forma basis per Union Bankshares
   equivalent common share assuming a Gold Banc
   price of:
    $13.00 or less............................... $0.93 $0.81 $0.92 $0.94 $0.75
    $14.00....................................... $0.88 $0.76 $0.87 $0.89 $0.71
    $15.00....................................... $0.83 $0.72 $0.82 $0.84 $0.67
    $16.00 or more............................... $0.79 $0.68 $0.78 $0.80 $0.64
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   Union Bankshares equivalent share assuming
   Gold Banc price of:
    $13.00 or less............................... $0.87 $0.77 $0.94 $0.91 $0.63
    $14.00....................................... $0.82 $0.72 $0.88 $0.85 $0.59
    $15.00....................................... $0.77 $0.68 $0.83 $0.80 $0.56
    $16.00 or more............................... $0.72 $0.64 $0.78 $0.76 $0.53

                                                  Nine Months
                                                     Ended
                                                   September     Years Ended
                                                      30,       December 31,
                                                  ----------- -----------------
                                                  1999  1998  1998  1997  1996
                                                  ----- ----- ----- ----- -----
Diluted Earnings Per Share:
  Gold Banc historical basis..................... $0.59 $0.49 $0.55 $0.54 $0.45
  Gold Banc and Union Bankshares combined on a
   pro forma basis assuming a Gold Banc price of:
    $13.00 or less............................... $0.51 $0.44 $0.50 $0.52 $0.41
    $14.00....................................... $0.52 $0.45 $0.51 $0.52 $0.42
    $15.00....................................... $0.52 $0.45 $0.52 $0.53 $0.43
    $16.00 or more............................... $0.53 $0.46 $0.52 $0.54 $0.43
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $13.00 or less............................... $0.46 $0.41 $0.50 $0.48 $0.34
    $14.00....................................... $0.47 $0.41 $0.51 $0.49 $0.34
    $15.00....................................... $0.47 $0.42 $0.51 $0.49 $0.35
    $16.00 or more............................... $0.47 $0.42 $0.51 $0.50 $0.35
  Union Bankshares historical basis.............. $0.40 $0.47 $0.62 $0.84 $0.65
  Gold Banc and Union Bankshares combined on a
   pro forma basis per Union Bankshares
   equivalent common share assuming a Gold Banc
   price of:
    $13.00 or less............................... $0.90 $0.78 $0.89 $0.91 $0.73
    $14.00....................................... $0.85 $0.73 $0.84 $0.86 $0.69
    $15.00....................................... $0.80 $0.69 $0.79 $0.82 $0.65
    $16.00 or more............................... $0.76 $0.66 $0.75 $0.78 $0.62
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   Union Bankshares equivalent share assuming a
   Gold Banc price of:
    $13.00 or less............................... $0.82 $0.73 $0.89 $0.86 $0.60
    $14.00....................................... $0.77 $0.68 $0.83 $0.80 $0.56
    $15.00....................................... $0.72 $0.64 $0.78 $0.76 $0.53
    $16.00 or more............................... $0.68 $0.60 $0.74 $0.71 $0.50

                                     xxiii

                                                  Nine Months
                                                     Ended       Years Ended
                                                 September 30,   December 31,
                                                 ------------- ----------------
                                                  1999   1998  1998  1997  1996
                                                 ------ ------ ----- ----- ----
Dividends Paid Per Common Share:
  Gold Banc historical basis.................... $ 0.06 $ 0.06 $0.08 $0.05 $--
  Gold Banc and Union Bankshares combined on a
   pro forma basis assuming a Gold Banc price
   of:
    $13.00 or less.............................. $ 0.06 $ 0.06 $0.08 $0.05 $--
    $14.00...................................... $ 0.06 $ 0.06 $0.08 $0.05 $--
    $15.00...................................... $ 0.06 $ 0.06 $0.08 $0.05 $--
    $16.00 or more.............................. $ 0.06 $ 0.06 $0.08 $0.05 $--
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $13.00 or less.............................. $ 0.06 $ 0.06 $0.08 $0.05 $--
    $14.00...................................... $ 0.06 $ 0.06 $0.08 $0.05 $--
    $15.00...................................... $ 0.06 $ 0.06 $0.08 $0.05 $--
    $16.00 or more.............................. $ 0.06 $ 0.06 $0.08 $0.05 $--
  Union Bankshares historical basis............. $  --  $  --  $ --  $ --  $--
  Gold Banc and Union Bankshares combined on a
   pro forma basis per Union Bankshares
   equivalent common share assuming a Gold Banc
   price of:
    $13.00 or less.............................. $ 0.11 $ 0.10 $0.13 $0.08 $--
    $14.00...................................... $ 0.10 $ 0.09 $0.12 $0.07 $--
    $15.00...................................... $ 0.09 $ 0.08 $0.12 $0.07 $--
    $16.00 or more.............................. $ 0.09 $ 0.08 $0.11 $0.06 $--
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   Union Bankshares equivalent share assuming
   Gold Banc price of:
    $13.00 or less.............................. $ 0.11 $ 0.10 $0.13 $0.08 $--
    $14.00...................................... $ 0.10 $ 0.09 $0.12 $0.07 $--
    $15.00...................................... $ 0.09 $ 0.08 $0.12 $0.07 $--
    $16.00 or more.............................. $ 0.09 $ 0.08 $0.11 $0.06 $--

                                                      Nine Months
                                                         Ended      Year Ended
                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
Book Value Per Share:
  Gold Banc historical basis........................     $5.25        $4.88
  Gold Banc and Union Bankshares combined on a pro
   forma basis assuming a Gold Banc price of:
    $13.00 or less..................................     $4.89        $4.91
    $14.00..........................................     $4.96        $4.98
    $15.00..........................................     $5.02        $5.04
    $16.00 or more..................................     $5.07        $5.09
  Gold Banc, Union Bankshares, American Bancshares,
   CountryBanc and First Business Bancshares on a
   pro forma basis assuming a Gold Banc price of:
    $13.00 or less..................................     $4.77        $4.99
    $14.00..........................................     $4.80        $5.03
    $15.00..........................................     $4.84        $5.07
    $16.00 or more..................................     $4.87        $5.10
  Union Bankshares historical basis.................     $8.30        $8.69
  Gold Banc and Union Bankshares combined on a pro
   forma basis per Union Bankshares equivalent
   common share assuming a Gold Banc price of:
    $13.00 or less..................................     $8.67        $8.70
    $14.00..........................................     $8.16        $8.20
    $15.00..........................................     $7.71        $7.74
    $16.00 or more..................................     $7.31        $7.34
  Gold Banc, Union Bankshares, American Bancshares,
   CountryBanc and First Business Bancshares
   combined on a pro forma basis per Union
   Bankshares equivalent share assuming Gold Banc
   price of:
    $13.00 or less..................................     $8.45        $8.86
    $14.00..........................................     $7.91        $8.29
    $15.00..........................................     $7.43        $7.79
    $16.00 or more..................................     $7.01        $7.35

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

   Gold Banc. The shares of Gold Banc common stock are listed for trading under the symbol "GLDB" as a Nasdaq National Market issue on The Nasdaq Stock Market. The following table sets forth the quarterly high and low sales prices of Gold Banc common stock as reported by Nasdaq and cash dividends declared, in each case based on published financial sources.

                                                                  Cash Dividends
                                                                     Declared
                                                     High   Low     per Share
                                                    ------ ------ --------------
      1997
        First quarter.............................. $ 5.94 $ 4.25     $.000
        Second quarter.............................   7.25   5.25      .015
        Third quarter..............................  10.25   6.94      .015
        Fourth quarter.............................  13.13   9.25      .015
      1998
        First quarter.............................. $13.38 $11.63     $.015
        Second quarter.............................  22.75  12.50      .020
        Third quarter..............................  21.75  14.00      .020
        Fourth quarter.............................  17.25  13.00      .020
      1999
        First quarter.............................. $16.25 $12.80     $.020
        Second quarter.............................  16.38  11.88      .020
        Third quarter..............................  13.88   9.75      .020

   On August 6, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of Gold Banc common stock on The Nasdaq Stock Market was $11.75 per share. On
[date of proxy], the reported closing price of Gold Banc common stock was
$        per share.

   Union Bankshares. The shares of Union Bankshares common stock are listed for trading under the symbol "UBSC" as a Nasdaq National Market issue on The Nasdaq Stock Market. The following table sets forth the quarterly high and low sales prices of Union Bankshares common stock as reported by Nasdaq based on published financial sources. During the periods indicated, Union Bankshares did not pay any dividends.

                                                                    High   Low
                                                                   ------ ------
      1997
        First quarter............................................. $17.50 $15.25
        Second quarter............................................  17.25  15.50
        Third quarter.............................................  28.75  16.38
        Fourth quarter............................................  28.50  22.63
      1998
        First quarter............................................. $14.38 $11.75
        Second quarter............................................  16.00  14.19
        Third quarter.............................................  15.63  10.50
        Fourth quarter............................................  14.00  10.50
      1999
        First quarter............................................. $12.50 $10.00
        Second quarter............................................  15.50  10.00
        Third quarter.............................................  19.00  12.50

   On August 6, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of Union Bankshares common stock on The Nasdaq Stock Market was $12.50 per share. On
[date of proxy], the reported closing price of Union Bankshare common stock was
$        per share.

                                 RISK FACTORS

   You should carefully consider the following risk factors concerning Gold Banc in determining whether to approve the merger. This prospectus contains forward-looking statements that involve risk and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this prospectus. However, there could be other factors not listed below that may affect us. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this joint proxy statement/prospectus.

 It may be difficult for us to maintain our rapid growth.

   We have completed several acquisitions in the past few years that have significantly enhanced our rate of growth. We cannot be certain that we will continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We are targeting acquisition candidates, particularly in the metropolitan and suburban areas, that a variety of larger financial institutions are also interested in acquiring.

   We continue to review potential acquisition candidates and hold preliminary discussions with several of these candidates. We cannot assure you that any of these discussions will be successful. We may not be successful in identifying acquisition candidates or be able to acquire banks and financial services businesses on terms we feel are favorable.

   The rural market areas we now serve afford limited, if any, opportunities for growth. We believe future growth in our revenues and net earnings will depend, in addition to acquisitions, on our growth in the metropolitan and suburban market areas where we have locations. The financial institutions in these metropolitan and suburban areas also compete intensely for assets and deposits. This competition may adversely affect our ability to grow our asset and deposit base profitability.

   In addition, the proposed elimination of pooling of interests accounting, if adopted, may impede Gold Banc's ability to acquire other banks or businesses without adversely impacting our future earnings due to the amortization expense related to goodwill.

 We are uncertain that the integration of Union Bankshares or future acquisitions will be successful.

   We cannot assure that the integration of Union Bankshares or future mergers or acquisitions (including those referred to herein) will be successful or that the anticipated strategic benefits of the merger or future mergers or acquisitions will be realized. Mergers and acquisitions involve a number of special risks, including adverse short-term effects on Gold Banc's reported operating results, diversion of management's attention, standardization of operating and accounting systems, dependence on retaining, hiring and training personnel and unanticipated problems or legal liabilities. If Gold Banc is unable to successfully integrate Union Bankshares or future mergers or acquisitions for these or any other reasons, Gold Banc's desired revenue and cost savings opportunities may be adversely affected. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

  . potential exposure to liabilities of banks and financial services businesses we acquire;

  . difficulty and expense of integrating operations and personnel of banks and financial services businesses we acquire;

  . potential disruption to our business;

  . potential diversion of our management's time and attention;

  . impairment of relationships with and the possible loss of key employees and customers of the banks and financial services businesses we acquire;

  . incurrence of amortization expense if we account for an acquisition as a purchase rather than as a pooling of interests; and

  . dilution to our stockholders if we use our common stock as consideration for the acquisition.

 The loss of certain key personnel could adversely affect our operations.

   Our success depends in large part on the retention of a limited number of key persons, including:

  . Michael W. Gullion, our Chairman and Chief Executive Officer;

  . Malcolm M. Aslin, our President and Chief Operating Officer;

  . Keith E. Bouchey, our Executive Vice President, Mergers and Acquisitions;

  . J. Craig Peterson, our Executive Vice President and Chief Financial
    Officer; and

  . Joseph F. Smith, our Executive Vice President and Chief Technology
    Officer.

   We will likely undergo a difficult transition period if we lose the services of any or all of these individuals. In recognition of this risk, we own and are the beneficiary of an insurance policy on the life of Mr. Gullion providing death benefits of $1.5 million and have entered into employment agreements with Messrs. Gullion, Aslin, Bouchey and Smith.

   We also place great value on the experience of the presidents of our subsidiaries and the branches of our subsidiaries and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking locations. There is no assurance we will be able to retain our current key personnel or attract additional qualified key persons as needed.

 Changes in the local economic conditions could adversely affect our loan portfolio.

   Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers in those markets in Kansas, Oklahoma, Missouri, Colorado and Florida, including a number of rural markets, where our subsidiary banks operate or are expected to operate. Our commercial, real estate and construction loans, and the ability of the borrowers to repay these loans and the value of the collateral securing these loans, are impacted by the local economic conditions. In the rural markets we serve, the predominant economic sector is agriculture. We cannot assure you that favorable economic conditions will exist in such markets.

 Our allowance for loan losses may not be adequate to cover actual loan losses.

   As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer installment loan portfolio relates principally to the general creditworthiness of businesses and individuals within our local markets.

   We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Material additions to our allowance for loan losses would decrease our net earnings.

 We may be unable to manage interest rate risk that could reduce our net interest income.

   Like other financial institutions, our results of operations are impacted principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. While we continually take measures intended to manage the risks from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

 We cannot predict how changes in technology will impact our business.

   The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

  . telecommunications;

  . data processing;

  . automation;

  . Internet-based banking;

  . telebanking; and

  . debit cards and so-called "smart cards."

   Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

 The banking business is highly competitive.

   We operate in a competitive environment. In the metropolitan and suburban areas in which we compete, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. We also face competition in our rural markets. Many of these competitors have substantially greater resources and lending limits and may offer certain services our subsidiary banks and businesses do not currently provide. In addition, some of the non-bank competitors are not subject to the same extensive regulations that govern our subsidiary banks and businesses. Our profitability depends upon the ability of our subsidiaries to compete in our primary market areas.

 Our operations may be adversely affected if we, or certain persons with whom we do business, fail to adequately address the Year 2000 issue.

   Certain older computer programs identify years with two digits instead of four. If not remedied, this is likely to cause problems because these programs may recognize the Year 2000 as the year 1900. As with other financial institutions, we engage in a significant amount of business and reporting activity that depends on accurate date information, such as calculation of interest and other calculations pertaining to loans, deposits, assets and investments. As a result, Year 2000 problems could result in a system failure or miscalculations that disrupt our operations. We continue to address these issues as they relate to our subsidiaries and corporate systems and are in the implementation phase of our preparations for the year change from 1999 to 2000.

   The process of remediating, the costs of remediating or failing to remediate Year 2000 issues may be more burdensome than we anticipate. In addition, it is possible that Year 2000 issues could have a material adverse effect on:

  . our service providers and their ability to provide us services, including
    SLMsoft.com, Inc. formerly Bankline MidAmerica, Inc., which provides a data processing system to which most of our subsidiary banks have converted.

  . our customers, their businesses and their ability to repay loans.

   The cumulative effect of such problems, if they occur, could adversely affect our operations. For a more detailed discussion of our Year 2000 initiatives, see the disclosure under "Year 2000 Initiatives" in Gold Banc's annual report on Form 10-K for the year ended December 31, 1998, which has been incorporated by reference into this prospectus.

 We are subject to extensive regulation.

   The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our creditors or stockholders. Our non-bank subsidiaries are also subject to the supervision of the Federal Reserve Board, in addition to other regulatory and self-regulatory agencies including the Securities and Exchange Commission, the National Association of Securities Dealers, and state securities and insurance regulators. Regulations affecting banks and financial services businesses are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that affects us, our subsidiary banks or our non-bank subsidiaries. We cannot assure you that such modifications or new laws will not adversely affect us.

 Our subsidiary banks may be forced to pay for any losses the Federal Deposit Insurance Corporation incurs if it provides assistance to any of our other subsidiary banks.

   Federal law contains a "cross guarantee" provision that could require any of our insured subsidiary banks to pay for losses incurred by the Federal Deposit Insurance Corporation if it provides assistance to another of our insured subsidiary banks or in the event a subsidiary bank fails. If another of our subsidiary banks is assessed for any assistance the Federal Deposit Insurance Corporation may provide, such assessment could materially effect that subsidiary bank's financial condition as well as ours.

                              THE SPECIAL MEETINGS

Date, Times and Places

   Gold Banc. Gold Banc's special meeting will be held at Gold Banc, 11301 Nall Avenue, Leawood, Kansas, at 10:00 a.m., local time, on
                         , 2000.

   Union Bankshares. Union Bankshares' special meeting will be held at
                             , at 9:00 a.m., local time, on          , 2000.

Matters to be Considered at the Special Meetings

   Gold Banc. At Gold Banc's special meeting, holders of Gold Banc common stock are being asked to consider and approve the merger agreement that provides for the merger of Union Bankshares with and into Gold Banc Acquisition VIII, as well as the resulting issuance of Gold Banc common stock to Union Bankshares' stockholders as provided under the terms of the agreement.

   Union Bankshares. At Union Bankshares' special meeting, holders of Union Bankshares common stock are being asked to approve the merger agreement that provides for the merger of Union Bankshares with and into Gold Banc Acquisition VIII.

Record Date; Stock Entitled to Vote; Quorum

   Gold Banc. The Gold Banc board of directors has established the close of
business on                 , 2000 as the date to determine those record
holders of Gold Banc common stock entitled to notice of and to vote at the
Gold Banc special meeting. On that date, there were     shares of Gold Banc
common stock outstanding held by approximately     holders of record. A
majority of the shares of Gold Banc issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Gold Banc's special meeting in order for a quorum to be present for purposes of transacting business at Gold Banc's special meeting. In the event that a quorum is not present at Gold Banc's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Gold Banc common stock on the record date are each entitled to one vote per share on each matter to be considered at Gold Banc's special meeting.

   Union Bankshares. The Union Bankshares board of directors has established
the close of business on                        , 2000 as the date to
determine those record holders of Union Bankshares common stock entitled to notice of and to vote at the Union Bankshares special meeting. On that date,
there were     shares of Union Bankshares common stock outstanding held by
approximately     holders of record. One-third of the shares outstanding and entitled to vote on the record date are required to be represented in person or by proxy in order for a quorum to be present for purposes of approving the merger at Union Bankshares' special meeting, although the vote of a majority of such shares is required for approval of the merger. In the event a quorum is not present at Union Bankshares' special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Union Bankshares common stock on the record date are each entitled to one vote per share on each matter to be considered at Union Bankshares' special meeting.

Votes Required

   Gold Banc. The approval of the merger agreement and issuance of the shares of Gold Banc common stock to Union Bankshares stockholders requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at Gold Banc's special meeting. An abstention or a broker non-vote, as described below, will not count as a vote cast at the special meeting.

   Union Bankshares. The approval and adoption of the merger agreement requires the affirmative vote of the majority of the shares of Union
Bankshares common stock outstanding on                  , 2000. An abstention
or a broker non-vote, as described below, will have the same effect as a vote against the merger.

Security Ownership of Management

   Gold Banc. As of the record date for the Gold Banc special meeting, the directors and executive officers of Gold Banc as a group beneficially owned
(excluding shares purchasable upon exercise of stock options)    % of the
outstanding shares of Gold Banc common stock. The approval of the merger agreement and issuance of the shares of Gold Banc common stock to Union Bankshares stockholders requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at Gold Banc's special meeting.

   Union Bankshares. As of the record date for the Union Bankshares special meeting, the directors and executive officers of Union Bankshares as a group beneficially owned (excluding shares purchasable upon exercise of stock
options)    % of the outstanding shares of Union Bankshares common stock.
Additionally, certain executive officers, Charles R. Harrison, Herman J. Zueck and Bruce E. Hall (as an individual and as a trustee), who in the aggregate hold approximately 35.6% of the outstanding shares, have entered into a voting agreement with Gold Banc. The voting agreement requires these persons to vote all shares of Union Bankshares common stock beneficially owned by them in favor of the merger agreement and against any competing acquisition proposal or other proposal inconsistent with the merger agreement. The approval and adoption of the merger agreement requires the affirmative vote of the majority of the shares of Union Bankshares common stock outstanding on
                 , 2000.

Voting of Proxies

 Submitting Proxies.

   Gold Banc and Union Bankshares stockholders may vote their shares in person by attending their respective special meeting or vote their shares by proxy by completing the enclosed proxy card, including signature and date, and mailing it to us in the enclosed postage-paid envelope. If a Gold Banc or Union Bankshares stockholder signs and returns a written proxy card without instructions, the shares represented by the proxy will be counted as a vote in favor of the merger.

   For Union Bankshares stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank, or other record holder), not returning a proxy card or directing the record holder of their shares as to how to vote their shares will have the same effect as voting those shares against the merger.

 Revoking Proxies.

   Gold Banc. Gold Banc stockholders of record may revoke their proxies at any time before their proxies are voted at Gold Banc's special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of Gold Banc, (2) duly executing another valid proxy bearing a later date or (3) attending the Gold Banc special meeting and voting in person. A stockholder's attendance at the Gold Banc special meeting will not by itself revoke a proxy. Gold Banc stockholders of record should address any revocation to:

  Gold Banc Corporation, Inc.
  11301 Nall Avenue
  Leawood, Kansas 66211
  Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Keith E. Bouchey, Corporate Secretary.

   Union Bankshares. Union Bankshares stockholders of record may revoke their proxies at any time before the their proxies are voted at Union Bankshares's special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of Union Bankshares, (2) duly executing another valid proxy bearing a later date or (3) attending the Union Bankshares special meeting and voting in person. A stockholder's attendance at the Union Bankshares special meeting will not by itself revoke a proxy. Union Bankshares stockholders of record should address any revocation to:

  Union Bankshares, Ltd.
  1825 Lawrence Street
  Suite 444
  Denver, Colorado 80202
  Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Bruce E. Hall, Corporate Secretary.

 General Information.

   Abstentions may be specified on the proposals. Shares of Gold Banc common stock or Union Bankshares common stock represented at their respective special meeting for which proxies have been received, but with respect to which stockholders have abstained on any matter, will be treated as present at the applicable special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. For Gold Banc stockholders, an abstention or a broker non-vote will not count as a vote cast for purposes of determining whether the votes representing at least a majority of the shares voted at the meetings were cast in favor of the merger. For Union Bankshares stockholders, an abstention or a broker non-vote will have the same effect as a vote against the merger.

   Neither Gold Banc or Union Bankshares is aware of any matters expected to be presented for consideration at its respective special meeting other than as described in their respective notice of special meeting. If any other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authorization to use that discretion is withheld. However, proxies having instructions to vote against the adoption of the merger agreement will not be allowed to be voted in favor of a motion to adjourn or postpone either meeting to another time or place.

   Gold Banc and Union Bankshares will each bear the cost of the solicitation of proxies from its own stockholders. In addition to solicitation by mail, the directors, officers and employees of Gold Banc and Union Bankshares, who will receive no compensation for their services other than their regular salaries, may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. In addition, Gold Banc and Union Bankshares may engage brokerage houses and other custodians, nominees and fiduciaries to forward copies of these proxy materials to those persons for whom they hold shares, and in that event, incur additional costs.

   Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of Union Bankshares common stock will be mailed by Gold Banc to former Union Bankshares stockholders shortly after the merger is completed.

                              THE PROPOSED MERGER

General

   Gold Banc and Union Bankshares are furnishing this document to their stockholders in connection with the solicitation of proxies by their boards of directors for use at their special meetings of their stockholders.

   Gold Banc Proposal. At the Gold Banc stockholders' meeting, holders of Gold Banc common stock will be asked to vote on the approval of the merger agreement and the issuance of the shares of Gold Banc common stock to Union Bankshares stockholders. The number of shares needed to approve this proposal is a majority of the votes cast at the Gold Banc stockholders' meeting. The merger will not be completed unless the merger agreement is approved by Gold Banc stockholders.

   Union Bankshares Proposal. At the Union Bankshares stockholders' meeting, holders of Union Bankshares common stock will be asked to vote on the approval and adoption of the merger agreement. The number of shares needed to approve
this proposal is a majority of the shares outstanding on               , 2000.
The merger will not be completed unless the merger agreement is approved and adopted by the Union Bankshares stockholders.

Exchange of Union Bankshares Shares

   If you are a record holder of Union Bankshares common stock immediately prior to the effective time of the merger and the proposals are approved, you will receive in exchange for each share of Union Bankshares common stock, a number of shares of Gold Banc common stock equal to $23.05 divided by the average of the closing sales prices of Gold Banc common stock on the 10 consecutive trading days immediately preceding the third trading day prior to the effective time of the merger. However, if such average is greater than $16.00, then each share of Union Bankshares common stock will be converted into 1.4406 shares of Gold Banc common stock, and if such average is less than $13.00, then each share of Union Bankshares common stock will be converted into 1.7731 shares of Gold Banc common stock.

Stock Options

   Union Bankshares Stock Options. As the surviving corporation, Gold Banc will assume each outstanding option to purchase Union Bankshares common stock that is outstanding at the effective time, whether or not then exercisable. Those options will become options to purchase a number of shares of Gold Banc common stock determined as if such shares were held at the effective time of the merger, at a price and on terms adjusted from the existing option agreements for the purchase of Union Bankshares common stock. In addition, the stock options contain provisions that cause the options to become 100% vested upon a change in control. Therefore, the options will vest as a result of the merger.

   Gold Banc Stock Options. No adjustments will be made to the stock options issued by Gold Banc, and no options will vest or become exercisable as a result of the merger.

Background of the Merger

   Set forth below is a description of the contacts between Union Bankshares and Gold Banc that led up to the execution of the merger agreement. When these discussions began, Union Bankshares was not engaged in a search for a business combination.

   In 1998, Union Bankshares negotiated with Gold Bank (a subsidiary of Gold
Banc) for a revolving line of credit, which line of credit remains in existence. In connection with this relationship, Gold Banc became familiar with the operations of Union Bankshares.

   During March 1999, Charles R. Harrison, Chairman and Chief Executive Officer of Union Bankshares, was contacted for the first time by John O'Connor, an officer of Gold Bank, to arrange a meeting between the management teams of the two entities. On March 23, 1999, Michael W. Gullion, Chairman and Chief Executive Officer of Gold Banc, and John O'Connor met in Denver, Colorado with Mr. Harrison, Herman Zueck, Union Bankshares' President, and Bruce E. Hall, Union Bankshares' Chief Financial Officer, at which time Mr. Gullion reviewed the strategic challenges that Gold Banc faced in entering the Denver market and then discussed informally with the Union Bankshares management a possible business relationship that would create a stronger combined entity and enhance shareholder value for the stockholders of Union Bankshares and Gold Banc. Union Bankshares and Gold Banc executed a confidentiality agreement on March 23, 1999, to protect confidential information and prevent disclosure of the discussions. At that time, the parties exchanged preliminary financial and business information related to future projections and business plans.

   On April 14, 1999, Gold Banc presented a letter to Union Bankshares offering to acquire all of the outstanding shares of Union Bankshares Common Stock for a price of $19.74 per share payable in shares of Gold Banc common stock. On April 19, 1999, Messrs. Harrison, Zueck, and Hall reviewed and discussed the letter and the proposed business combination with their legal counsel and Union Bankshares' financial advisor, The Wallach Company, Inc. On April 27, 1999, Union Bankshares formally engaged Wallach to act as its financial advisor in connection with the proposed transaction and to render a fairness opinion.

   On April 27, 1999, the board of directors of Union Bankshares met with its legal counsel and financial advisor to discuss the initial offer from Gold Banc and other possible alternatives that would be in the interests of the stockholders of Union Bankshares. Following extensive discussions and a detailed presentation from Wallach, the Union Bankshares board determined to pursue further discussions with Gold Banc. Wallach was also directed to perform an analysis of other potential acquirors who might be interested in an acquisition of Union Bankshares. The Union Bankshares board formed a special committee of certain directors (the "Special Committee"), consisting of Messrs. Harrison, Zueck, Hall and one of Union Bankshares' non-employee directors, Harold Logan, Jr. The Special Committee was charged with the responsibility of analyzing and negotiating the proposed transaction and reporting to the board of directors. At the direction of the Union Bankshares board, on April 28, 1999, Mr. Harrison called Mr. Gullion and expressed Union Bankshares' interest in pursuing further discussions regarding a possible strategic business combination between Union Bankshares and Gold Banc.

   On May 7, 1999, Gold Banc's management made a presentation to the Union Bankshares board regarding the historical and current operations of Gold Banc and its strategic plans assuming the business combination. Gold Banc discussed the history of Gold Banc, reviewed growth prospects, local deposit and loan activities, senior level management structure, products and services, data processing and overall credit quality and culture. Following the departure of the Gold Banc team, the Union Bankshares board met and discussed the presentation and the advisability of pursuing further negotiations with Gold Banc.

   On May 11, 1999, the Union Bankshares board met to consider the ongoing negotiations with Gold Banc regarding the proposed merger. At this meeting, the Union Bankshares board authorized Wallach, after a discussion of other potential acquirors and Wallach's analysis of other potential acquirors and the economics of other transactions in which they had been involved in the Colorado market, to approach one potential acquiror to determine its interest in the acquisition of Union Bankshares. On May 17, 1999, after receipt of a signed confidentiality agreement, Wallach met with this potential acquiror and exchanged information regarding Union Bankshares. Subsequent to this meeting, this potential acquiror informed Wallach that it was not interested in pursuing a transaction.

   On May 24, 1999, Union Bankshares management and representatives of Wallach met with Gold Banc's management. They discussed the economic terms of the proposed combination and reviewed pro forma financial forecasts prepared by Union Bankshares management and assembled by Wallach, which emphasized the potential cost savings due to the combination of Gold Banc and Union Bankshares.

   On May 27, 1999, Gold Banc delivered a revised proposal to Union Bankshares increasing the per share price being offered for the Union Bankshares common stock to $23.05 subject to a fluctuating price collar. The revised offer provided for the assumption of the outstanding Union Bankshares options. Negotiations continued concerning other terms under consideration.

   On May 27, 1999, at its annual board meeting, the Union Bankshares board and management of Union Bankshares discussed Gold Banc's revised proposal. Their decision was to accept the basic financial terms of the revised proposal subject to due diligence and the negotiation and execution of final documents.

   During the week of June 8, 1999, Gold Banc completed its due diligence review of Union Bankshares.

   On June 22, 1999, certain representatives of Union Bankshares' management, legal and financial advisers met in Kansas City to conduct due diligence. Messrs. Hall and Zueck toured several of the Gold Banc branches and spoke at length with Gold Banc's management.

   On June 25, 1999, Mr. Harrison flew to Kansas City to meet with Gold Banc's management to discuss the proposed transaction and Gold Banc's expansion plans. On July 5, 1999, Mr. Zueck flew to Kansas City to meet with Gold Banc's management to discuss the proposed merger and the effect on post-merger operations of Union Bankshares. On July 27, 1999, Union Bankshares' management met with Gold Banc's management in Colorado Springs, Colorado to negotiate certain terms of the proposed combination.

   On August 3, 1999, the Union Bankshares board held a meeting to consider the proposed merger agreement. The Special Committee reported the resolution of the major negotiating points and the Union Bankshares board held an extensive discussion regarding the terms of the merger agreement with Union Bankshares' legal counsel and representatives of Wallach. Wallach reported to the Union Bankshares board that they had determined the transaction was fair to the stockholders of Union Bankshares from a financial point of view and reviewed their analysis. After further discussion, the Union Bankshares board voted unanimously to approve the merger and to authorize the officers of Union Bankshares to execute the merger agreement on behalf of Union Bankshares and submit the merger to the stockholders of Union Bankshares with a recommendation for approval. On August 9, 1999, the merger agreement and voting agreements were executed and delivered by the parties and an announcement of the agreement was made to the public.

Our Reasons for the Merger

   Gold Banc. In negotiating the terms of the merger and in considering its recommendation for the approval of the merger agreement, the Gold Banc board of directors considered a number of factors including the following (which are all the material factors that the Gold Banc board considered):

     (1) The anticipated merger consideration to be paid to the Union Bankshares stockholders in relation to the book value and earnings per share of the Union Bankshares common stock;

     (2) The Gold Banc board's review of the business, operations and financial condition of Union Bankshares, as well as the market presence, cost savings opportunities and enhanced opportunities for growth made possible by the merger;

     (3) The Gold Banc board's recognition of the complimentary nature of the markets served and products offered by Gold Banc and Union Bankshares in expectation that the merger would provide it with opportunities for additional growth, and permit Gold Banc to further establish its market presence in Colorado in a manner that would provide greater geographic diversification;

     (4) The impact of the merger on customers, depositors, employees and communities served by Gold Banc and Union Bankshares;

     (5) The expectation that the merger will be accounted for under the pooling of interests method of accounting. See "Accounting Treatment; Restrictions on Sales by Affiliates" on page 22;

     (6) The merger is consistent with Gold Banc's ongoing strategy of growth through acquisitions of community banks and financial services businesses with strong existing management; and

     (7) The terms of the merger agreement and the other documents executed in connection with the merger.

   Gold Banc's board of directors did not assign any specific or relative weights to the factors considered and reviewed all of the foregoing factors as favoring the merger.

   The board of directors of Gold Banc unanimously recommends that its stockholders vote "FOR" approval of the merger agreement and the issuance of shares of Gold Banc common stock to the Union Bankshares stockholders.

   Union Bankshares. In reaching its decision that the merger is fair to, and in the best interests of, Union Bankshares and its stockholders and recommending that the Union Bankshares stockholders vote in favor of the merger and approve and adopt the merger agreement, the board of Union Bankshares concluded that the material reasons supporting the merger were as follows:

      (1) The Union Bankshares board recognized that the merger would provide the stockholders of Union Bankshares with the opportunity to receive a premium for their shares of Union Bankshares common stock, compared to the market price at the time the merger agreement was executed and Union Bankshares' historical trading prices. The merger would also qualify as a tax-free reorganization for the stockholders of Union Bankshares.

     (2) The merger would result in a company with a market capitalization significantly larger than the market capitalization of Union Bankshares. The Union Bankshares board believed that the increased market capitalization of the combined company would enhance liquidity through increased trading volumes and encourage investment in the combined company by institutional investors.

     (3) The Union Bankshares board considered Wallach's analysis of alternative potential acquirors of Union Bankshares. The Union Bankshares board considered the strategic and financial alternatives available to Union Bankshares, the value to stockholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives. The Union Bankshares board concluded that there was no assurance that Union Bankshares future performance as an independent company would lead to a stock price having a higher present value than the merger consideration, particularly in view of the intensely

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

  competitive environment in which it operates. It also concluded that other potential acquirors of Union Bankshares were unlikely to pay a higher price than Gold Banc and so did not find any alternative which it believed was superior to the merger.

     (4) Union Bankshares would benefit from the combination of Gold Banc's experienced management team, with continuing roles for Mr. Zueck as Chairman of the Board of Union Bank & Trust ("UBT"), Mr. Harrison as a member of the board of Gold Banc and many of UBT's senior management team.

     (5) Wallach has advised the Union Bankshares board that, as of August 9,
  1999 and updated as of            , 2000, the merger consideration is fair
  to the stockholders of Union Bankshares from a financial point of view. See the "Opinion of Union Bankshares' Financial Advisor" which we have attached to this joint proxy statement prospectus as Appendix B.

     (6) The Union Bankshares board expected that the combined operations of Union Bankshares and Gold Banc would achieve certain synergies that would allow the combined business to compete more effectively in the Colorado financial services market than either Union Bankshares or Gold Banc could while operating as separate companies. The merger could also result in ongoing operational cost savings, including general and administrative cost savings as a result of consolidated operating functions and the elimination of duplicative public company costs, as well as legal and accounting savings.

  The Union Bankshares board selected the above stated reasons for the merger after reviewing and considering a significant amount of information that provided the background necessary to evaluate the merger fairly. The Union Bankshares board considered information concerning Union Bankshares' and Gold Banc's respective businesses, prospects, financial performance, financial conditions and operations and concluded that the combined operations of Union Bankshares and Gold Banc would achieve certain synergies and operational cost savings that would allow the combined business to compete more effectively in the Colorado financial services industry than either Union Bankshares or Gold Banc would while operating as single entities. The Union Bankshares board considered the current and historical trading prices and volumes of Union Bankshares and Gold Banc stock and concluded that the merger would provide Union Bankshares stockholders with the opportunity to receive a premium for their shares of Union Bankshares common stock compared to the market price at the time the merger agreement was executed and its historical trading prices. The Union Bankshares board considered the material assumptions and valuation methodologies underlying Wallach's fairness opinion, including projections provided by management of Gold Banc, and found such assumptions and methodologies to be reasonable and to justify the conclusion of Wallach that the merger consideration is fair to the stockholders of Union Bankshares from a financial point of view. The Union Bankshares board also considered Wallach's financial presentation in connection with its opinion and found the presentation supported Wallach's conclusion as to the fairness of the merger consideration to the Union Bankshares stockholders. The Union Bankshares board considered Wallach's analysis of alternative potential acquirors of Union Bankshares. The Union Bankshares board considered the strategic and financial alternatives available to Union Bankshares, the value to stockholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives. The Union Bankshares board concluded that there was no assurance that Union Bankshares' future performance as an independent company would lead to a stock price having a higher present value than the merger consideration, particularly in view of the intensely competitive environment in which it operates. It also concluded that other potential acquirors of Union Bankshares were unlikely to pay a higher price than Gold Banc and so did not find any alternative which it believed was superior to the merger. The Union Bankshares board evaluated the prospects and pro forma operations of the combined companies and decided that the company resulting from the merger would be a larger company better able to compete in the financial services industry. The Union Bankshares board considered the terms and conditions of the merger agreement and the related voting agreement and determined that such agreements were acceptable and appropriate to effect the transaction as contemplated by the parties. The Union Bankshares board considered the risks inherent in Gold Banc's business, including the difficulties of successfully managing the combined operations of entities with a different management team and Gold Banc's acquisition program, and decided that such risks, while present, did not materially diminish the potential benefits of the merger. Although the Union Bankshares board considered the possibility that the merger might not be consummated and that the expenses associated with the merger would adversely affect Union Bankshares' financial results, the Union Bankshares board elected to proceed with the merger because it believed that the advantages of the merger to both Gold Banc and Union Bankshares were sufficient to provide a strong incentive to complete the transaction and because the merger agreement created a legally binding obligation to do so, subject to certain conditions. The Union Bankshares board believes that the information reviewed, taken as a whole, supports the approval of the merger agreement.

   Union Bankshares' board of directors did not assign any specific or relative weights to the factors considered and reviewed all of the foregoing factors as favoring the merger.

   The board of directors of Union Bankshares unanimously recommends that Union Bankshares stockholders vote "FOR" approval and adoption of the merger agreement.

Opinion of Union Bankshares' Financial Advisor

   Union Bankshares retained The Wallach Company, Inc. to act as its financial advisor in connection with the proposed merger and to evaluate the fairness, from a financial point of view, to Union Bankshares stockholders of the consideration to be delivered by Gold Banc in the merger.

   Union Bankshares has received an opinion from Wallach that, as of the date of this joint proxy statement/prospectus, the merger consideration to be received from Gold Banc was fair to Union Bankshares' stockholders from a financial point of view. The full text of Wallach's opinion dated as of the date of this joint proxy statement/prospectus, which sets forth matters considered in connection with such opinion, is attached hereto as Appendix B and should be read in its entirety by Union Bankshares' stockholders. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

   Union Bankshares' board retained Wallach as its financial advisor on the basis of the firm's experience and expertise with the financial services and banking industry and with transactions similar to the merger and reorganization. Since 1993, the Wallach Company has acted as investment banker for either the seller or buyer in more than 50% of Colorado bank and savings and loan merger and acquisition transactions for institutions with assets of over $100 million (excludes failed bank transactions, branch and charter sales).

   In connection with delivering its fairness opinion, Wallach, among other things, did the following:

  . reviewed certain publicly available financial statements and other financial information of Union Bankshares not publicly available;

  . reviewed the current condition and growth prospects for Union Bankshares and its subsidiary operations, including confidential financial projections prepared by Union Bankshares' management;

  . discussed with Union Bankshares' management the past and current operations and financial condition of Union Bankshares and the prospects of Union Bankshares if it were to remain independent;

  . reviewed Union Bankshares' historical stock trading activity and considered the prospect for value, liquidity, dividend yield and growth if Union Bankshares were to remain independent;

  . compared Union Bankshares to other publicly traded regional financial institutions of similar size;

  . evaluated the economic, financial and competitive climate for financial institutions in Colorado;

  . reviewed the process used leading to the Gold Banc offer, including a review of other potential acquirors and their acquisition approaches, along with an analysis of multiples of book value paid by them for institutions such as Union Bankshares;

  . contacted one other potential acquiror to determine its interest in a potential acquisition of Union Bankshares;

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

  . compared the Gold Banc offer to recent transactions involving other institutions of similar size in the same geographic market, to the extent publicly available;

  . compared the Gold Banc offer to valuation estimates of Union Bankshares' common stock using various valuation methods;

  . examined the price and trading activity for Gold Banc;

  . reviewed the implications for Union Bankshares' stockholders receiving
    Gold Banc stock with regards to prospects for value, liquidity, dividend yield and growth;

  . met with Gold Banc management and reviewed certain publicly available financial statements and other information of Gold Banc not publicly available, visited certain Gold Banc facilities in Kansas City, and discussed the prospects of Gold Banc with Gold Banc's management; and

  . reviewed the merger agreement.

   Neither Gold Banc nor Union Bankshares imposed any limitations upon the scope of the work performed by Wallach in forming an opinion. Wallach relied without independent verification upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the fairness opinion. The fairness opinion is necessarily based on information as of the date thereof. The fairness opinion is directed only to the consideration to be received by Union Bankshares' stockholders for their shares of company stock if the merger is consummated and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting.

   Following is a brief summary of the material analysis utilized by Wallach in arriving at its fairness opinions. This summary does not purport to be a complete description of the analysis performed by Wallach. Wallach has issued two fairness opinions: (1) on August 9, 1999, the signing of the definitive
purchase agreement; and, (2) on            , 2000, the date of this joint
proxy statement/prospectus.

   Implied Gold Banc Offer Price. The trailing ten-day average stock price of Gold Banc was $13.09 on August 9, 1999, the date for which Union Bankshares signed a definitive merger agreement and the date of Wallach's first fairness opinion. Based on the pricing formula, the resulting Gold Banc offer price for each share of Union Bankshares' common stock was $23.05. The implied multiple of trailing 12 month earnings of Union Bankshares for the twelve months ended June 30, 1999, was 45.2. The implied multiple of book value at June 30, 1999, was 307.3%.

   Analysis of Selected Colorado Bank Mergers. Wallach reviewed publicly available information on the four bank merger and acquisition transactions known by Wallach to have occurred since January 1, 1998, in Colorado, for which Wallach believed the acquired institutions were similar to Union Bankshares in size, market and financial performance. Wallach compared certain percentages and multiples implied by the Gold Banc offer with comparable percentages and multiples for those transactions. The average price offered in the four transactions as a multiple of twelve months trailing earnings was
21.4 as compared to 45.2 associated with the Gold Banc offer on August 9, 1999, the date of Wallach's first fairness opinion. Since several of the acquired companies had higher capital levels than Union Bankshares, Wallach chose to use the adjusted capital method when comparing price to book value ratios. The adjusted capital method adjusts the bank's capital level to 6.5% of assets (the equity to assets ratio of Union Bankshares at June 30, 1999), under the assumption that an acquiror will not assign a multiple of value for excess capital. The average multiple of adjusted book value in these transactions was 313.9%, as compared to 307.3% associated with the Gold Banc offer at the time of the signing of the definitive merger agreement on August 9, 1999. Wallach is not aware of any merger or acquisition transactions involving the sale of commercial banks in Colorado which it believes are similar to Union Bankshares in size, market and financial performance and for which information has been publicly available since August 9, 1999.

   Analysis of Selected National Bank Mergers. Wallach also reviewed publicly available information on four national bank merger and acquisition transactions known by Wallach to have occurred since December 1, 1998, for which Wallach believed the acquired institutions were similar to Union Bankshares in size, market and financial performance. Wallach compared certain percentages and multiples implied by the Gold Banc offer with comparable percentages and multiples for these transactions. The average price offered in these transactions as a multiple of trailing earnings was 32.1 as compared to
45.2 associated with the Gold Banc offer on August 9, 1999, the date of Wallach's first fairness opinion. Since several of the acquired companies had higher capital levels than Union Bankshares, Wallach chose to use the adjusted capital method when comparing price to book value ratios. The average multiple of adjusted book value in these transactions was 248.2%, as compared to 307.3% associated with the Gold Banc offer on August 9, 1999.

   Analysis of Selected National Bank Mergers Subsequent to August 9, 1999. Subsequent to August 9, 1999, Wallach revised its analysis to include one recently announced transaction. Wallach reviewed publicly available information on five national bank mergers and acquisition transactions known by Wallach to have occurred since December 1, 1998, for which Wallach believes the acquired institutions to be similar to Union Bankshares in size, market and financial performance. Wallach compared certain percentages and multiples implied by the Gold Banc offer with comparable percentages and multiples for these transactions. The average price offered in these transactions as a
multiple of trailing earnings was 31.1 as compared to       associated with
the Gold Banc offer at the mailing of the proxy statement. Since several of the acquired companies had higher capital levels than Union Bankshares, Wallach chose to use the adjusted capital method when comparing price to book value ratios. The average multiple of adjusted book value in these
transactions was 249.4%, as compared to      % associated with the Gold Banc
offer at the mailing of the proxy statement.

   Comparison with Selected Comparable Public Companies. Wallach compared selected operating and stock market results of Union Bankshares to four publicly traded financial institutions in the Rocky Mountain region which Wallach deemed to be relevant, including Vail Banks, Inc., MegaBank Financial Corporation, Colorado Business Bankshares, Inc., and First State Bancorp. (collectively, the "Comparable Index"). Wallach then adjusted the multiples of the financial institutions in the Comparable Index to reflect a valuation using the average premium paid for financial institutions nationwide from January 1, 1999 to August 9, 1999 of 30.5%. The premium is the percent premium of the offer price for a company, in an arm's length transaction, above the trading price of its stock price five days prior to the announcement of the transaction. Wallach compared certain percentages and multiples implied by the Gold Banc offer with comparable percentages and multiples for the Comparable Index adjusted up for the premium. This comparison showed, among other things, the following: (1) assuming closing stock prices on August 9, 1999 and earnings data for the trailing twelve months ended June 30, 1999, the Gold Banc offer price/earnings ratio was 45.2 compared to a mean price/earnings ratio of 21.9 for the Comparable Index adjusted for premium; and (2) assuming closing stock prices on August 9, 1999, and adjusted equity balances at June 30, 1999, the Gold Banc offer price to equity ratio was 307.3% compared to an adjusted price to equity ratio of 307.7% for the Comparable Index adjusted for premium. Wallach chose to use the adjusted capital method when comparing price to book value ratios because several of the comparable public companies had higher capital levels than Union Bankshares.

   Comparison with Selected Comparable Public Companies Subsequent to August 9, 1999. Subsequent to August 9, 1999, Wallach compared selected operating and stock market results of Union Bankshares to the publicly available corresponding data of certain other financial institutions which Wallach deemed to be relevant, including Vail Banks, Inc., MegaBank Financial Corporation, Colorado Business Bankshares, Inc., and First State Bancorp. (collectively, the "Comparable Index"). Wallach then adjusted the multiples of the financial institutions in the Comparable Index to reflect a valuation using the average premium paid for financial institutions nationwide from
January 1, 1999 to [date of proxy] of      %. Wallach reviewed operating and
stock market results of Union Bankshares compared to the Comparable Index adjusted up for the premium subsequent to August 9, 1999. This comparison showed, among other things, the following: (1) assuming closing stock prices
on         [date of proxy] and earnings data for the trailing twelve months ended June 30, 1999, the Gold Banc offer price/earnings ratio was
compared to a mean price/earnings ratio of        for the Comparable Index
adjusted for premium; and (2) assuming closing stock prices on           [date
of the proxy], and adjusted equity balances at June 30, 1999, the Gold Banc
offer price to equity ratio was         % compared to an adjusted price to
equity ratio of          % for the Comparable Index adjusted for premium.
Wallach chose to use the adjusted capital method when comparing price to book value ratios because several of the comparable public companies had higher capital levels than Union Bankshares.

   Comparison of Gold Banc Offer to Union Bankshares' Stock Price. Wallach examined the trailing ten-day average stock price for Union Bankshares on August 9, 1999 relative to the Gold Banc offer price at August 9, 1999 and relative to Union Bankshares's trailing fifty-two week high and low stock price on August 9, 1999. This analysis showed, among other things, that (i) Union Bankshares' trailing ten-day average stock price on August 9, 1999 was $13.09 compared to the Gold Banc offer price of $23.05, representing a 76.1% premium to the trailing ten-day average stock price, and (ii) Union Bankshares's trailing fifty-two week high stock price at August 9, 1999 was $15.25 and Union Bankshares' trailing fifty-two week low stock price at August 9, 1999 was $11.71 relative to the Gold Banc offer price of $23.05. This represented a 51.2% premium to the trailing fifty-two week high stock price and a 96.9% premium to the trailing fifty-two week low stock price.

   Wallach also examined the trailing ten-day average stock price for Union Bankshares on August 9, 1999 relative to the Gold Banc offer price at [Date of Proxy] and relative to Union Bankshares' trailing fifty-two week high and low stock price on August 9, 1999. This analysis showed, among other things, that
(1) Union Bankshares' trailing ten-day average stock price on August 9, 1999
was $13.09 compared to the Gold Banc offer price of       , representing a
       premium to the trailing ten-day average stock price, and (2) Union Bankshares' trailing fifty-two week high stock price at August 9, 1999 was $15.25 and Union Bankshares' trailing fifty-two week low stock price at August
9, 1999 was $11.71 relative to the Gold Banc offer price of $      . This
represented a       % premium to the trailing fifty-two week high stock price
and a       % premium to the trailing fifty-two week low stock price.

   Gold Banc Stock Trading History and Valuation. Wallach examined the history of trading prices for Gold Banc compared to a select group of seven other regional bank holding companies who are active in acquisitions in the Rocky Mountain region. The "Index Group" is comprised of Banc One Corporation, Commercial Federal Corporation, Community First Bankshares, Inc., KeyCorp, U.S. Bancorp, Wells Fargo & Co., and Zions Bancorporation. Wallach also examined the valuation of Gold Banc relative to the Index Group in relation to earnings, book value and dividend yield. For projected earnings, Wallach used consensus analyst estimates. The analysis showed, among other things, that for the trailing 12-month period ended June 30, 1999, and consensus analyst projected 1999 calendar year, based on stock prices at August 9, 1999, the price to earnings ratio for Gold Banc was 14.7 and 13.9, respectively, compared to 16.8 and 14.6 for the Index Group, respectively. Based on Gold Banc's stock price on August 8, 1999, the price to book value for Gold Banc was 227.0% compared to 302.0% for the Index Group, and the common dividend yield for Gold Banc was 0.7% compared to 2.4% for the Index Group. As of August 9, 1999, the consensus of research analysts' projections of a five-year earnings growth rate was 20.0% for Gold Banc compared to 13.1% for the Index Group.

   Recent Gold Banc Offer Price. The trailing ten-day average stock price of Gold Banc was $ . on [insert date of proxy], the date of Wallach's fairness opinion. Based on the pricing formula, the resulting Gold Banc offer price for each share of Union Bankshares' Common Stock was $ . . The implied multiple of trailing 12-month earnings of Union Bankshares for the year ended June 30, 1999, was [P/E multiple]. The implied multiple of book value at June 30, 1999, was [P/B multiple].

   At [date of proxy], Wallach was of the opinion that the Union
Bankshares/Gold Banc Merger Consideration is fair to Union Bankshares' stockholders from a financial point of view.

   Wallach believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by them could create an incomplete view of the process underlying the preparation of its fairness opinion. No company or transaction used in Union Bankshares' comparable transaction analysis is identical to Union Bankshares, Gold Banc or the merger. Accordingly, in its analysis Wallach used complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

   For Wallach's services in connection with negotiating such acquisition offers, rendering its opinion as to the fairness of the merger consideration to Union Bankshares' stockholders from a financial point of view, and for certain other advisory services in connection therewith, Union Bankshares has agreed to pay Wallach certain fees. Wallach will receive a cash fee upon the effectiveness of the merger with Gold Banc equal to 0.75% of the first $55.0 million and 3.00% of the amount in excess of $55.0 million of the amount received by Union Bankshares' stockholders in the transaction based on the value of the Gold Banc common stock issued to Union Bankshares' stockholders in the merger (the fee approximates $715,000 at August 9, 1999 assuming a $23.05 Union Bankshares per share purchase price). From May 1999 to the effective date of the merger, Wallach has or will receive a monthly retainer of $7,500, which amounts will be credited against the transaction fee due at the effectiveness of the merger. Wallach has also received reimbursement of its actual out-of-pocket expenses and Union Bankshares has agreed to indemnify Wallach against certain liabilities, including liabilities under securities laws.

Opinion of Gold Banc's Financial Advisor

   U.S. Bancorp Piper Jaffray Inc. was retained by Gold Banc pursuant to an engagement letter dated September 9, 1999 to render its opinion to the Gold Banc board regarding the fairness, from a financial point of view, to Gold Banc of the consideration proposed to be paid by Gold Banc to Union Bankshares stockholders in the merger.

   U.S. Bancorp Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporation and other purposes. U.S. Bancorp Piper Jaffray was selected to prepare a fairness opinion based on its experience and expertise in transactions similar to the merger and its reputation in the financial services and investment banking industries in general and the community banking industry in particular. Except as set forth above, U.S. Bancorp Piper Jaffray has not otherwise acted as financial advisor to Gold Banc or the Gold Banc board in connection with the merger and did not participate in the discussions or negotiations with respect to the merger. U.S. Bancorp Piper Jaffray has acted as a manager of one underwriting of Gold Banc securities and may provide other investment banking services for Gold Banc in the future. Neither the past or potential future services relate to or were a condition of U.S. Bancorp Piper Jaffray's delivery of its opinion. In the ordinary course of its business, U.S. Bancorp Piper Jaffray actively trades Gold Banc common stock for its own account and for the accounts of its customers, and, therefore, may from time to time hold a long or short position in such securities. U.S. Bancorp Piper Jaffray also provides research coverage for Gold Banc.

   On November 15, 1999, U.S. Bancorp Piper Jaffray delivered its oral opinion to members of senior management of Gold Banc (subsequently confirmed to Gold Banc's board by a written opinion dated as of the same date) to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, the consideration proposed to be paid by Gold Banc pursuant to the merger agreement was fair, from a financial point of view, to Gold Banc. A copy of the U.S. Bancorp Piper Jaffray opinion letter is attached to this document as Appendix C and is incorporated herein by reference.

   While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation as to the form or amount of the consideration to be exchanged by Gold Banc in the merger, which was determined through negotiations between Union Bankshares and Gold Banc. The U.S. Bancorp Piper Jaffray opinion, which was delivered for use by the Gold Banc board and management, is directed only to the fairness to Gold Banc, from a financial point of view, of the proposed consideration to be paid by Gold Banc in connection with the merger, does not address the value of a share of Gold Banc common stock, does not address Gold Banc's underlying business decision to participate in the merger and does not constitute a recommendation to any Gold Banc stockholder as to how such stockholder should vote with respect to the merger. U.S. Bancorp Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder. However, U.S. Bancorp Piper Jaffray has consented to the use of its name in this joint proxy statement/prospectus and the inclusion of its opinion as Appendix C.

   U.S. Bancorp Piper Jaffray was not advised by Gold Banc, Union Bankshares or their respective legal counsel concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Gold Banc or Union Bankshares or their affiliates are parties or may be subject and undertook no analysis independent thereof. Accordingly, U.S. Bancorp Piper Jaffray's opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

   The summary of the U.S. Bancorp Piper Jaffray opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Gold Banc stockholders are urged to read the opinion in its entirety for a complete description of the assumptions made, matters considered and limits of the review undertaken.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of Gold Banc and Union Bankshares and material prepared in connection with the merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following:

     (1) the merger agreement;

     (2) information relative to the business, financial condition and operations of Gold Banc and Union Bankshares furnished by management of Gold Banc and Union Bankshares, respectively;

     (3) certain internal financial planning information of Union Bankshares furnished by management of Union Bankshares and certain pro forma internal financial planning information for Union Bankshares and Gold Banc furnished by management of Gold Banc;

     (4) certain financial and securities data of Gold Banc;

     (5) to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant;

     (6) publicly available information relative to Gold Banc and Union Bankshares; and

     (7) certain financial and securities data of Union Bankshares and companies deemed similar to Union Bankshares or representative of the business sector in which Union Bankshares operates. In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of management of Union Bankshares and Gold Banc concerning the respective financial conditions, current operating results and business outlooks of Union Bankshares and Gold Banc, including the prospects for the combined companies and any potential operating efficiencies and synergies which may arise from the merger.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. U.S. Bancorp Piper Jaffray relied upon the assurances of Gold Banc and Union Bankshares management that the information provided by Gold Banc and Union Bankshares had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray relied, without independent verification, on the assessments by management of Gold Banc of the amount and timing of potential cost savings and other synergies realizable as a result of the merger and assumed that the merger would be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of Gold Banc or Union Bankshares and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by Gold Banc on the scope of U.S. Bancorp Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Gold Banc common stock or Union Bankshares common stock may trade at any future time. The U.S. Bancorp Piper Jaffray opinion is based upon information available to U.S. Bancorp Piper Jaffray as of November 12, 1999, and the facts and circumstances as they existed and were subject to evaluation on that date. Events occurring, or facts and circumstances or economic, market and other conditions becoming available for evaluation after such date could materially affect the assumptions used in preparing the opinion.

   U.S. Bancorp Piper Jaffray performed certain financial and comparative analyses, including those summarized below, which it discussed with members of senior management of Gold Banc on November 15, 1999. U.S. Bancorp Piper Jaffray also prepared and delivered to the Gold Banc board certain written materials containing various analyses and other information relevant to the opinion. The analyses referred to below were made in connection with rendering the opinion.

   Selected Market Information. U.S. Bancorp Piper Jaffray reviewed certain stock trading characteristics of Gold Banc common stock and Union Bankshares common stock, including stock price and volume comparisons for periods ending November 12, 1999. U.S. Bancorp Piper Jaffray also analyzed the per share price and aggregate transaction value based on the exchange ratio and other terms set forth in the merger agreement.

   Pro Forma Analysis. U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma effects of the merger on Gold Banc's earnings per share for the years ending December 31, 1999, 2000 and 2001, with and without expected synergies. In this analysis, among other things, Gold Banc's internal projected pre-merger earnings per share and tangible book value per share were compared to the internal projected post-merger earnings per share and tangible book value per share reflecting the addition of Union Bankshares' earnings and tangible book value as well as certain other pro forma changes. The analysis without synergies was based on internal projections for Union Bankshares provided by Union Bankshares' management. The analysis with synergies was based on internal projections for Union Bankshares provided by Union Bankshares' management and reviewed and modified by Gold Banc's management. The projected earnings per share and the tangible book value per share for the combined entities were compared to Gold Banc's projected earnings per share and tangible book value per share over the same periods on a stand alone basis. Based on an exchange ratio of 1.7731 shares of Gold Banc common stock for each share of Union Bankshares common stock, this analysis indicated that, with expected synergies, the merger would be dilutive to Gold Banc's projected earnings per share in 1999, would have a negligible effect on Gold Banc's projected earnings per share in 2000, and would be modestly accretive to Gold Banc's projected earnings per share in 2001. Without expected synergies, the analysis indicated that the merger would be dilutive to Gold Banc's projected earnings per share in 1999 through 2001. Based on an exchange ratio of 1.7731 shares of Gold Banc common stock for each share of Union Bankshares' common stock, this analysis indicated that both with and without synergies, the merger would be dilutive to Gold Banc's tangible book value per share.

   Contribution Analysis. U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma contribution of Gold Banc to the combined company for the year ended December 31, 1998 and the years ending December 31, 1999 through 2001. For these periods, U.S. Bancorp Piper Jaffray analyzed Gold Banc's expected contribution, with and without expected synergies from the merger, to the pro forma net income, tangible book value and book value of the combined entity. This analysis shows that Gold Banc would have contributed 87.9%, 84.3%, and 80.5% to combined net income, tangible book value and book value, respectively, in fiscal 1998. In fiscal 1999, where no synergies are expected due to timing of the consummation of the merger, the Gold Banc contribution is estimated to be 90.5%, 82.2% and 82.3% of combined net income, tangible book value and book value, respectively. In fiscal 2000, taking into account the expected synergies, the Gold Banc contribution is estimated to be 77.6%, 81.1% and 81.3% of combined net income, tangible book value and book value, respectively. Without such expected synergies, the Gold Banc contribution would be 86.4%, 83.2% and 82.8% of combined net income, tangible book value and book value, respectively, in fiscal 2000. In fiscal 2001, taking into account the expected synergies, the Gold Banc contribution is estimated to be 76.0%, 79.9% and 80.4% of combined net income, tangible book value and book value, respectively. Without such expected synergies, the Gold Banc contribution would be 84.4%, 83.3% and 83.1% of combined net income, tangible book value and book value, respectively, in fiscal 2001. Assuming an exchange ratio of
1.7731 shares of Gold Banc common stock for each share of Union Bankshares common stock, Gold Banc stockholders will account for approximately 77.7% of the combined companies' equity on a fully diluted basis.

   Discounted Implied Dividend Analysis. Using a discounted implied dividend analysis, U.S. Bancorp Piper Jaffray calculated a range of theoretical per share values for Union Bankshares based on the net present value of: (1) Union Bankshares' implied annual dividend income through 2003, subject to a constraint of maintaining a minimum ratio of equity to assets of 6.5% and (2) a terminal value for Union Bankshares in 2003 calculated based upon a multiple of net income. The projected financial data for Union Bankshares for 1999 through 2003 utilized by U.S. Bancorp Piper Jaffray in this analysis was prepared by Union Bankshares and reviewed and modified by Gold Banc management. U.S. Bancorp Piper Jaffray calculated the range of net present values per share for Union Bankshares based on a range of discount rates of 13% to 17% and a range of terminal value multiples of forecasted 2003 net income of 12.0x to 16.0x. This analysis yielded a range of estimated present values per share for Union Bankshares of approximately $19.69 to $29.09 taking into account the expected synergies relating to the merger and approximately $12.15 to $18.49 without such synergies.

   Comparable Merger and Acquisition Analysis. U.S. Bancorp Piper Jaffray reviewed selected transactions involving acquired companies deemed comparable to Union Bankshares that have been completed from January 1, 1997 to November 12, 1999 where the target was 100% acquired, was located in the Rocky Mountain or Western regions of the United States, and had total assets between $100 million and $1 billion. This analysis was based on publicly available information obtained from Commission filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. This search yielded 66 comparable transactions. Based on its analysis of the comparable transactions, U.S. Bancorp Piper Jaffray derived the mean, median and ranges of various multiples for the comparable transaction group and compared such multiples to Union Bankshares' comparable multiples. The comparable transaction group's mean and median deal value/assets multiples of 0.21x and 0.20x, and range of 0.12x to 0.35x, were compared with Union Bankshares' multiple of 0.16x; the mean and median deal value/book value multiples of 2.67x and 2.64x, and range of 1.21x to 5.10x, were compared with Union Bankshares' multiple of 2.93x; the mean and median deal value/tangible book value multiples of 2.80x and 2.72x, and range of 1.29x to 5.50x, were compared with Union Bankshares' multiple of 4.48x; and the mean and median deal value/latest twelve months net income of 20.49x and 18.58x, and range of 7.67x to 62.50x, were compared with Union Bankshares' multiple of 39.61x.

   Premium Analysis. U.S. Bancorp Piper Jaffray reviewed publicly available information for selected completed transactions from January 1, 1997 to November 12, 1999 involving publicly traded banks and bank holding companies where the target was 100% acquired, was located west of the Mississippi River and had total assets between $100 million and $1 billion. U.S. Bancorp Piper Jaffray selected 38 transactions which were deemed comparable. Based on its review of the comparable transactions, U.S. Bancorp Piper Jaffray derived the mean, median and range of premiums paid in the comparable transactions and compared them to the premium to be paid to Union Bankshares' stockholders. The comparable transaction group's mean and median premiums of 23.12% and 22.63% above the trading price 1 day prior to announcement, and range of (1.80)% to 93.18%, were compared to a 63.12% premium to be paid to Union Bankshares' stockholders; and the mean and median premiums of 32.01% and 32.04% above the trading price 30 days prior to the announcement, and range of (2.75)% to 149.26%, were compared to the 45.64% premium to be paid to Union Bankshares's stockholders.

   Comparable Public Company Analysis. U.S. Bancorp Piper Jaffray reviewed information relating to 12 publicly traded companies involved in the banking industry where the company had total assets of approximately $300 million to $500 million and was located in the Rocky Mountain or Western regions of the United States. Share pricing for the publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, U.S. Bancorp Piper Jaffray derived mean and median return on average assets of 1.41% and 1.48%, and a range of 0.97% to 1.92% (compared to 0.37% for Union Bankshares); mean and median return on average equity of 14.19% and 13.64%, and a range of 7.88% to 22.15% (compared to 5.74% for Union Bankshares); mean and median Tier 1 capital ratios of 11.90% and 11.43%, and a range of 8.00% to 17.22% (compared to 10.12% for Union Bankshares); mean and median total capital ratios of 13.51% and 11.71%, and a range of 10.37% to 22.11% (compared to 13.5% for
Union Bankshares); and mean and median efficiency ratios of 62.51% and 60.44%, and a range of 51.36% to 77.60% (compared to 82.94% for Union Bankshares). U.S. Bancorp Piper Jaffray also derived mean and median latest twelve months price to earnings multiples of 14.86x and 15.45x, and a range of 11.48x to 19.07x (compared to a multiple of 32.64x for Union Bankshares); mean and median price to estimated calendar 1999 earnings multiples of 16.99x and 15.11x, and a range of 11.02x to 45.96x (compared to a multiple of 28.43x for Union Bankshares); mean and median price to estimated calendar 2000 earnings multiples of 12.37x and 13.28x, and a range of 10.00x to 13.91x (compared to a multiple of 14.81x for Union Bankshares); mean and median price to book value multiples of 1.93x and 1.80x, and a range of 1.07x to 3.25x (compared to a multiple of 2.35x for Union Bankshares); and mean and median price to tangible book value multiples of 2.14x and 2.02x, and a range of 1.55x to 3.27x (compared to a 3.65x multiple for Union Bankshares).

   In reaching its conclusions as to the fairness to Gold Banc of the consideration to be paid by Gold Banc in the merger and in its presentation to members of senior management of Gold Banc, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the opinion. The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Gold Banc, Union Bankshares or the merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

   For acting as financial advisor to Gold Banc in connection with the merger, Gold Banc has agreed to pay U.S. Bancorp Piper Jaffray a fee of $125,000. Gold Banc has also agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray, not to exceed $15,000 without Gold Banc's approval, and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of U.S. Bancorp Piper Jaffray by Gold Banc. The fees payable to U.S. Bancorp Piper Jaffray are not contingent upon consummation of the merger.

Operations And Management After The Merger

   At the effective time of the merger, the separate corporate existence of Union Bankshares will terminate as it merges into Gold Banc's acquisition subsidiary. The Articles of Incorporation and Bylaws of the acquisition subsidiary as in effect immediately prior to the effective time shall be and remain the Articles of Incorporation and Bylaws of the surviving corporation from and after the effective time until amended as provided by law. The officers and directors of Gold Banc's acquisition subsidiary will become the officers and directors of the surviving corporation from and after the effective time of the merger. At the effective time, Union Bank & Trust will become an operating subsidiary of Gold Banc's acquisition subsidiary.

   Union Bank & Trust will receive assistance in bringing new methods and systems to the bank. Gold Banc also expects to enhance the net interest margin and non-interest income of Union Bank & Trust by expanding the products and services offered.

   Gold Banc will analyze Union Bank & Trust's operations for potential efficiencies. Gold Banc anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation. The extent to which operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities.

   The board of directors of Gold Banc will consist of the seven present Gold Banc directors. Charles R. Harrison, the present Chief Executive Officer of Union Bankshares, will be added to the board. Harrison will serve as a Class II director with a term that expires in 2001. No changes will be made to Gold Banc's management in connection with the merger.

Federal Securities Laws Consequences

   The shares of Gold Banc to be issued pursuant to the merger have been registered under the Securities Act of 1933. The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by stockholders of Union Bankshares who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Union Bankshares and who do not become affiliates of Gold Banc. The shares of Gold Banc common stock to be issued to affiliates of Union Bankshares may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act.

Resale of Gold Banc Common Stock

   The shares of Gold Banc common stock issued pursuant to the merger will be freely transferable under the Securities Act, except that shares received by an affiliate of Union Bankshares may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. It is a condition to the obligations of Gold Banc to consummate the merger that Union Bankshares shall deliver to Gold Banc an affiliate letter from each affiliate in the form attached to the merger agreement. As of the date of the merger agreement, Union Bankshares has identified its affiliates as being each of its directors and executive officers.

   An affiliate letter will constitute an agreement by each affiliate with Gold Banc to the effect that such affiliate: (a) will not sell, transfer or otherwise dispose of any shares of Gold Banc common stock issued to such a person in connection with the merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act, and (b) has not made or will not make any disposition or other reduction of such person's risk relative to any Gold Banc or Union Bankshares stock during the period commencing 30 days prior to the effective time of the merger and ending at such time as the financial results covering at least 30 days of post-merger combined operations have been published by Gold. The "affiliates" of Gold Banc are also subject to the restrictions referred to in clause (a) during such risk-sharing period.

Harrison Registration Rights

   On the closing date, Gold Banc will enter into a registration rights agreement with Charles R. Harrison under which Gold Banc will, at Charles R. Harrison's request, effect a registration on Form S-3, with respect to the shares of Gold Banc common stock acquired by Charles R. Harrison in the merger, such that Charles R. Harrison may sell all of such securities acquired in the merger in brokered transactions at market prices on the Nasdaq National Market System.

Fees And Expenses of the Merger

   Each party is responsible for its own expenses in connection with the merger.

Accounting Treatment; Restrictions on Sales by Affiliates

   It is intended that the merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of Union Bankshares will be carried forward to the consolidated financial statements of Gold Banc at their recorded amounts and the consolidated earnings of Union Bankshares will be included in the earnings of Gold Banc.

   To ensure that the merger will qualify as a pooling of interests, each person who is an "affiliate" (as defined in Rule 144 adopted under the Securities Act) of Union Bankshares at the time the merger agreement is submitted for the approval of Union Bankshares' stockholders will agree in writing not to sell, pledge, transfer or otherwise dispose of, or reduce such stockholder's risk relative to, any shares of Gold Banc common stock until financial results covering at least 30 days of combined operations of Gold Banc and Union Bankshares have been published. Pursuant to the merger agreement, Gold Banc has agreed to publish such results as soon as practicable after the effective time of the merger.

Federal Income Tax Consequences

   The following discussion is based upon the provisions of the Internal Revenue Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Stinson, Mag & Fizzell, P.C. The opinion of Stinson, Mag & Fizzell will be based upon certain assumptions and representations by the management of each of Union Bankshares and Gold Banc and by certain holders of the outstanding Union Bankshares common stock. A ruling from the Internal Revenue Service concerning the tax consequences of the merger will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their Union Bankshares common stock pursuant to the exercise of an employee option or otherwise as compensation.

   In the opinion of Stinson, Mag & Fizzell, P.C., the merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Consequently:

     1. No gain or loss will be recognized by the stockholders of Union Bankshares who exchange all of their Union Bankshares common stock solely for Gold Banc common stock pursuant to the merger, except for gain or loss which may be recognized with respect to cash received in lieu of a fractional share interest in Gold Banc common stock.

     2. The tax basis of Gold Banc common stock received by the stockholders of Union Bankshares in the merger will equal the tax basis of Union Bankshares common stock exchanged therefor, adjusted to reflect the impact of the payments of cash for fractional share interests in Gold Banc common stock.

     3. The holding period of Gold Banc common stock received by the stockholders of Union Bankshares in the merger will include the holding period of Union Bankshares common stock exchanged therefor.

   The federal income tax discussion set forth above is included for general information only. Each Union Bankshares stockholder should consult his or her own tax advisor as to the specific tax consequences of the merger to him or her, including the application and effect of federal, state and local and other tax laws.

Interests of Union Bankshares' Management and Directors in the Merger

   You should be aware that certain members of Union Bankshares' management and board of directors have certain interests in the merger that differ from, and are in addition to, your interests generally. These interests, which are described below, may present these individuals with potential conflicts of interest. Gold Banc was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger.

   Employee Stock Option Plans. Union Bankshares' Employee Stock Option Plans will be assumed by Gold Banc on the same terms and conditions, except that the options will be modified to provide for issuance of shares of Gold Banc common stock, to adjust each option price by dividing the option price by the exchange ratio and to adjust the number of shares subject to each option by multiplying the number of shares by the exchange ratio. In addition, the stock options contain provisions that cause the options to become fully vested upon a change in control. Therefore, the options will vest as a result of the merger.

   Continuation of Employee Benefits. Union Bankshares' employees will be eligible to participate in all Gold Banc employee benefit plans (as defined in Sections 3(3) and 3(37) of ERISA) in accordance with their terms. Gold Banc will recognize years of service by employees with Union Bankshares in determining eligibility and vesting of benefits. Gold Banc will maintain all of Union Bankshares' welfare plans (as defined in Section 3(1) of ERISA) until Gold Banc determines it will terminate such plans.

   Employment Agreement Severance Payments from Union Bankshares. On December 31, 1992, Union Bankshares entered into employment agreements with each of Bruce E. Hall, Charles R. Harrison and Herman J. Zueck (the "Executives"). Pursuant to such employment agreements, if an Executive is terminated upon a change in control of Union Bankshares, he is entitled to receive severance payments from Union Bankshares in an amount generally equal to three times the sum of the Executive's base salary plus bonus, limited to the amount which would be deductible under Section 280G of the Code. Accordingly, under the employment agreements the Executives are entitled to receive combined severance payments from Union Bankshares of approximately $1,950,000 upon completion of the merger. The employment agreements do not contain noncompetition provisions following a termination upon change of control.

   Noncompetition Agreements with Gold Banc. On the Closing Date, Bruce E. Hall and Charles R. Harrison will each enter into one-year noncompetition agreements with Gold Banc each at $4,000 per month. On the Closing Date, Herman J. Zueck will enter into a two-year noncompetition agreement with Gold Banc at $4,000 per month. All three will agree not to compete with Gold Banc at a financial institution located in or having a branch in Denver, Boulder and Greeley, Colorado, and agree not to solicit customers or employees of Gold Banc or any of its subsidiaries.

   Indemnification of Directors and Officers and Insurance. The merger agreement requires Gold Banc to indemnify Union Bankshares' directors and officers in the same manner and to the same extent as is provided for in Union Bankshares' Certificate and Bylaws. For a period up to three years following the merger, Gold Banc will maintain the current policies of directors' and officers' liability insurance maintained by Union Bankshares with respect to matters arising before the merger is effective, so long as the total premiums do not exceed $35,000.

Dissenters' Rights

   Under the applicable Kansas and Delaware law, neither Gold Banc stockholders nor Union Bankshares stockholders have dissenters' rights with respect to the merger.

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

Conditions to the Merger

   The merger is conditioned upon the fulfillment prior to the closing of certain conditions set forth in the merger agreement, including the following:

  . Approval of the merger agreement by the holders of a majority of all the outstanding shares of Union Bankshares common stock;

  . Approval of the merger agreement by the holders of a majority of all shares of Gold Banc common stock voting at the Gold Banc stockholders' meeting;

  . The accuracy of the representations of Gold Banc, the Gold Banc acquisition subsidiary and Union Bankshares made in the merger agreement and the performance of their respective obligations thereunder;

  . The absence of a material adverse change since August 9, 1999, affecting the financial condition, properties, assets, liabilities, rights or business of Gold Banc, Union Bankshares or its subsidiary, Union Bank;

  . On the closing date of the merger, the total equity capital of Union Bank
    & Trust is not less than $23 million, the reserve for loan and lease loss of Union Bank & Trust is not less than $2.7 million, and the total indebtedness of Union Bankshares (on a nonconsolidated basis) is not more than $10.4 million;

  . The receipt by Gold Banc and Union Bankshares of letters of resignation of positions held with Union Bankshares and Union Bank & Trust from Bruce
    E. Hall, Charles R. Harrison and Herman J. Zueck (except that Mr. Zueck will remain as a director and Chairman of the Board of Union Bank), and each of these individuals will have received the severance payments they are entitled to receive under their respective employment agreements and will have entered into noncompetition agreements;

  . Union Bankshares board of directors (or a committee of the board) has not authorized any cash payment in connection with any outstanding stock option and each committee member empowered to act with respect to any stock option plan will have resigned;

  . The receipt by Gold Banc from Baird, Kurtz & Dobson, accountants for
    Union Bankshares of (1) a certified calculation of all payments due to Messrs. Hall, Harrison and Zueck in connection with the merger under their respective employment agreements, and (2) an opinion that such payments will not constitute non-deductible "parachute payments" under
    Section 280G of the Internal Revenue Code;

  . The receipt by Gold Banc and Union Bankshares of an opinion from Stinson, Mag & Fizzell, P.C. relating to certain tax matters;

  . The receipt by Gold Banc of certain tax representations from Union
    Bankshares and holders of more than 10% of the outstanding Union Bankshares common stock;

  . The receipt by Gold Banc of an opinion from Davis, Graham & Stubbs, LLP as to certain corporate matters regarding Union Bankshares and Union Bank;

  . The receipt by Union Bankshares of an opinion from Stinson, Mag & Fizzell
    P.C. as to certain corporate matters regarding Gold Banc and its acquisition subsidiary;

  . The receipt by Gold Banc of an opinion from Baird, Kurtz & Dobson and
    KPMG, LLP that the transaction will qualify for pooling of interests accounting treatment;

  . The receipt by Gold Banc of an affiliate letter from each person who is an "affiliate" of Union Bankshares and Union Bank & Trust at the time the merger agreement is submitted for approval of the stockholders of Gold Banc;

  . The absence of any pending or threatened litigation that could reasonably result in restraining, enjoining or prohibiting consummation of the merger;

  . The average closing sales price of Gold Banc common stock as reported by Nasdaq on the ten consecutive trading days immediately preceding the third trading day prior to the effective time of the merger is not less than $11.00 per share; and

  . The receipt of necessary regulatory approvals.

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

Regulatory Approval

   Pursuant to Section 3(a)(5) of the Bank Holding Company Act, the merger is subject to the approval of the Federal Reserve System. Gold Banc filed on September 9, 1999, an application for approval with the Federal Reserve Bank of Kansas City, which approval was obtained on November 4, 1999. The merger also required the approval of the Colorado Division of Banking, which approval was obtained on October 21, 1999. No other regulatory approvals are required in order to consummate the merger.

Conduct of Business Pending the Merger

   Until either the merger is completed or the merger agreement is terminated, Gold Banc, its acquisition subsidiary, Union Bankshares and Union Bank & Trust have agreed to carry on their business in the usual, regular and ordinary course in substantially the same manner as they conducted prior to the execution of the merger agreement. Union Bankshares has agreed to certain limitations on their ability to engage in material transactions. Among those limitations, Union Bankshares and Union Bank & Trust have agreed, subject to certain exceptions, to refrain from:

  . Amending its certificate of incorporation or bylaws;

  . Making any capital expenditure or entering into any material contract or commitment (except loan commitments) in excess of $25,000;

  . Making any single loan or commitment for a loan in an amount greater than $500,000;

  . Acquiring a substantial equity interest in or substantial portion of the assets in any business or entity that would be material; or

  . Entering into, modifying, amending, renewing or terminating any material contract, agreement or lease for goods, services or office space.

No Solicitation

   The merger agreement provides that, unless and until the merger agreement has been terminated, neither Union Bankshares nor Union Bank & Trust will directly or indirectly solicit or encourage or hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the transfer of all or a substantial portion of the business, assets or stock of Union Bankshares or Union Bank, except that to the extent required by the fiduciary obligations of the board of directors of Union Bankshares, it may provide information in response to an unsolicited request and participate in negotiations regarding any such unsolicited proposal. Union Bankshares is required to promptly advise Gold Banc of the receipt of, and the substance of, any such proposal or inquiry.

Waiver and Amendment

   Prior to or at the effective time of the merger, any provision of the merger agreement, including, without limitation, the conditions to consummation of the merger, may be (a) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (b) amended at any time by written agreement of the parties, whether before or after approval of the merger agreement by the stockholders of Union Bankshares and Gold Banc. However, no such amendment or modification may, after the stockholder approval, alter the amount or change the form of the consideration or alter or change any of the terms of the merger agreement if such alteration or change would adversely affect the holders of Union Bankshares' common stock. It is anticipated that a condition to consummate the merger would be waived only in those circumstances where the board of directors of Union Bankshares and Gold Banc, as the case may be, deems such waiver to be in the best interests of Union Bankshares and Gold Banc and their respective stockholders.

Termination of the Merger Agreement

   The merger agreement and the merger may be terminated at any time prior to the closing date, provided that the terminating party is not then in material breach of the merger agreement, by:

      (a) The mutual consent of Gold Banc, its acquisition subsidiary and Union Bankshares;

     (b) Gold Banc or Union Bankshares if the merger has not been consummated by May 5, 2000, unless Gold Banc and Union Bankshares agree to extend the deadline;

     (c) Gold Banc, if any regulatory approval shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     (d) Gold Banc or Union Bankshares if the other party has materially breached the merger agreement and has not cured such breach within 30 days of notice of the breach or the closing date, whichever is earlier;

     (e) Gold Banc or Union Bankshares upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the closing date of the merger;

     (f) Union Bankshares if it receives an unsolicited acquisition proposal from another party that the Union Bankshares board of directors believes is superior to the merger;

     (g) Gold Banc if Union Bankshares enters into an agreement to be acquired by another party or if Union Bankshares board of directors or a committee of the board of directors approves such a transaction to be acquired; or

     (h) Union Bankshares, within five business days after the special meeting of Union Bankshares stockholders, if the average closing sales price of Gold Banc common stock as reported by Nasdaq on the ten consecutive trading days ending on the day immediately preceding the special meeting is less than $11.00 per share.

   If the merger agreement is terminated for the reasons described in clauses
(f) or (g) above, Union Bankshares must pay Gold Banc a termination fee of $2 million.

Effective Time

   It is presently anticipated that the effective time of the merger will occur sometime during the first quarter of 2000, but no assurance can be given to that effect.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

            Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc and Union Bankshares giving effect to the merger using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements of Union Bankshares for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 67.

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the merger was effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the merger as if it had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc and Union Bankshares are substantially comparable.

   The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

            Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

                Unaudited Pro forma Consolidated Balance Sheets

                              September 30, 1999
                                (In thousands)

                                             Union
           Assets              Gold Banc   Bankshares   Dr           Cr      Pro Forma
           ------              ----------  ---------- ------       ------    ----------
Cash and due from banks......  $   39,935    14,528                 6,500(3) $   47,963
Federal funds sold and
 interest-bearing deposits...      21,255     7,200                              28,455
                               ----------   -------                          ----------
    Total cash and cash
     equivalents ............      61,190    21,728                              76,418
                               ----------   -------                          ----------
Investment securities........
  Held-to-maturity...........          25    34,045                34,045(2)         25
  Available-for-sale.........     257,593   113,677   34,045(2)       378(2)    404,937
  Trading securities.........       4,873       --                                4,873
                               ----------   -------                          ----------
    Total investment
     securities..............     262,491   147,722                             409,835
                               ----------   -------                          ----------
Mortgage and student loans
 held for sale, net .........      50,506       --                               50,506
Loans, net...................     806,930   166,440                             973,370
Premises and equipment, net..      31,415     3,245                              34,660
Goodwill, net................      29,383     6,765                              36,148
Accrued interest and other
 assets......................      36,747     5,988                              42,735
                               ----------   -------                          ----------
    Total assets.............  $1,278,662   351,888                          $1,623,672
                               ==========   =======                          ==========
Liabilities and Stockholders'
           Equity
-----------------------------
Liabilities:
  Deposits...................  $  967,295   292,159                          $1,259,454
  Securities sold under
   agreements to repurchase..      61,176       --                               61,176
  Federal funds purchased and
   other short-term
   borrowings................      20,625    28,600                              49,225
  Guaranteed preferred
   beneficial interests in
   Company's debentures......      66,300    10,304                              76,604
  Long-term debt.............      62,640       --                               62,640
  Accrued interest and other
   liabilities...............      10,336     1,314    1,444(2)(3)               10,206
                               ----------   -------                          ----------
    Total liabilities........   1,188,372   332,377                          $1,519,305
                               ----------   -------                          ----------
Stockholders' equity:
  Preferred stock, no par
   value; 50,000,000 shares
   authorized; no shares
   issued at September 30,
   1999......................         --        --                                  --
  Common stock, $1 par value;
   50,000,000 shares
   authorized; 17,181,618
   shares issued and
   outstanding at September
   30, 1999 (21,051,504 pro
   forma)....................      17,182         2        2(1)     3,870(1)     21,052
  Additional paid-in capital.      29,200     9,672    3,868(1)                  35,004
  Retained earnings..........      46,386    11,114    5,200(3)                  52,300
  Accumulated comprehensive
   income (loss), net........      (2,281)   (1,277)     234(2)                  (3,792)
  Unearned compensation......        (197)      --                                 (197)
                               ----------   -------                          ----------
    Total stockholders'
     equity..................      90,290    19,511                             104,367
                               ----------   -------                          ----------
      Total liabilities and
       stockholders' equity..  $1,278,662   351,888                          $1,623,672
                               ==========   =======                          ==========

--------
(1) Entry to reflect merger of Union Bankshares, Ltd. through exchange of stock. Exchange ratio used: 1.6464 to one.
(2) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.
(3) Gold Banc and Union Bankshares estimate they will incur direct transaction costs of approximately $6.5 million associated with the merger. These costs consist primarily of investment banking, legal, accounting, printing and severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.

            Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

                Unaudited Pro Forma Consolidated Balance Sheets

                               December 31, 1998
                                (In thousands)

                                             Union
           Assets              Gold Banc   Bankshares   Dr        Cr      Pro Forma
           ------              ----------  ---------- ------    ------    ----------
Cash and due from banks......  $   36,305    18,914                       $   55,219
Federal funds sold and
 interest-bearing deposits...      62,798    26,505                           89,303
                               ----------   -------                       ----------
    Total cash and cash
     equivalents.............      99,103    45,419                          144,522
                               ----------   -------                       ----------
Investment securities:
  Held-to-maturity...........          63    27,469      955(2) 28,424(2)         63
  Available-for-sale.........     225,606    78,582   28,424(2)              332,612
  Trading securities.........       3,851       --                             3,851
                               ----------   -------                       ----------
    Total investment
     securities..............     229,520   106,051                          336,526
                               ----------   -------                       ----------
Mortgage and student loans
 held for sale, net..........       5,425     4,285                            9,710
Loans, net...................     717,939   144,517                          862,456
Premises and equipment, net..      26,183     3,276                           29,459
Goodwill, net................      13,328     7,169                           20,497
Accrued interest and other
 assets......................      19,858     3,860                           23,718
                               ----------   -------                       ----------
    Total assets.............  $1,111,356   314,577                       $1,426,888
                               ==========   =======                       ==========
Liabilities and Stockholders'
           Equity
-----------------------------
Liabilities:
  Deposits...................  $  926,687   271,650                       $1,198,337
  Securities sold under
   agreements to repurchase..       6,644       --                             6,644
  Federal funds purchased and
   other
   short-term borrowings.....       7,568     5,000                           12,568
  Guaranteed preferred
   beneficial interests in
   Company's debentures......      28,750    10,304                           39,054
  Long-term debt.............      49,958     5,000                           54,958
  Accrued interest and other
   liabilities...............       7,938     2,279                382(2)     10,599
                               ----------   -------                       ----------
    Total liabilities........   1,027,545   294,233                        1,322,160
                               ----------   -------                       ----------
Stockholders' equity:
  Preferred stock, no par
   value; 50,000,000 shares
   authorized; no shares
   issued....................         --        --                               --
  Common stock, $1 par value;
   50,000,000 shares
   authorized; 17,181,618
   shares issued and
   outstanding (21,037,510
   pro forma)................      17,182         2        2(1)  3,856(1)     21,038
  Additional paid-in capital.      29,200     9,639    3,854(1)               34,985
  Retained earnings..........      37,235    10,060                           47,295
  Accumulated comprehensive
   income (loss), net........         391       643                573(2)      1,607
  Unearned compensation......        (197)      --                              (197)
                               ----------   -------                       ----------
    Total stockholders'
     equity..................      83,811    20,344                          104,728
                               ----------   -------                       ----------
      Total liabilities and
       stockholders' equity..  $1,111,356   314,577                       $1,426,888
                               ==========   =======                       ==========

--------
(1) Entry to reflect merger of Union Bankshares, Ltd. through exchange of stock. Exchange ratio used: 1.6464 to one.
(2) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.

             Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               September 30, 1999
                                 (In thousands)

                                                 Gold      Union      Pro
                                                 Banc    Bankshares  Forma
                                                -------  ---------- --------
Interest Income:
  Loans, including fees........................ $52,616    11,033   $663,649
  Investment securities........................  10,315     6,221     16,536
  Other .......................................   2,284       334      2,618
                                                -------    ------   --------
                                                 65,215    17,588     82,803
                                                -------    ------   --------
Interest expense:
  Deposits.....................................  28,558     5,284     33,842
  Borrowings and other.........................   6,461     1,595      8,056
                                                -------    ------   --------
                                                 35,019     6,879     41,898
                                                -------    ------   --------
Net interest income............................  30,196    10,709     40,905
Provision for loan losses......................   1,301       102      1,403
                                                -------    ------   --------
  Net interest income after provisions for loan
   losses......................................  28,895    10,607     39,502
                                                -------    ------   --------
Other Income:
  Service fees.................................   3,031       491      3,522
  Investment trading fees and commissions......   2,556       --       2,556
  Net gains on sale of mortgage loans..........   1,559       --       1,559
  Net securities gains.........................     170       266        436
  Unrealized gains (losses) on trading
   securities..................................     (22)      --         (22)
  Gain (loss) on sale of assets................      23       --          23
  Other income.................................   5,171       531      5,702
                                                -------    ------   --------
                                                 12,488     1,288     13,776
                                                -------    ------   --------
Other expense:
  Salaries and employee benefits...............  13,783     5,387     19,170
  Net occupancy expense........................   4,323       873      5,196
  Outside services.............................   1,545       613      2,158
  Data processing..............................   1,238       566      1,804
  Advertising..................................     686       271        957
  Goodwill amortization........................     721       404      1,125
  Other expense................................   3,950     2,213      6,163
                                                -------    ------   --------
                                                 26,246    10,327     36,573
                                                -------    ------   --------
Earnings before income taxes...................  15,137     1,568     16,705
Income tax expense.............................   4,945       514      5,459
                                                -------    ------   --------
Net earnings................................... $10,192     1,054   $ 11,246
                                                =======    ======   ========
Earnings per share-basic....................... $  0.59      0.45   $   0.53
                                                =======    ======   ========
Earnings per share-diluted..................... $  0.59      0.40   $   0.52
                                                =======    ======   ========
Weighted average shares outstanding (basic)....  17,182     2,349    21,049 (1)
                                                =======    ======   ========
Weighted average shares outstanding (diluted)..  17,244     2,634    21,830 (1)
                                                =======    ======   ========

--------
(1) Reflects merger of Union Bankshares through exchange of stock. Exchange ratio used: 1.6464 to one.

             Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               September 30, 1998
                                 (In thousands)

                                                  Gold      Union      Pro
                                                  Banc    Bankshares  Forma
                                                 -------  ---------- -------
Interest income:
  Loans, including fees......................... $44,309     9,385   $53,694
  Investment securities.........................   8,287     3,207    11,494
  Other.........................................   1,977       487     2,464
                                                 -------    ------   -------
                                                  54,573    13,079    67,652
                                                 -------    ------   -------
Interest expense:
  Deposits......................................  25,289     3,932    29,221
  Borrowings and other..........................   3,271       584     3,855
                                                 -------    ------   -------
                                                  28,560     4,516    33,076
                                                 -------    ------   -------
Net interest income.............................  26,013     8,563    34,576
Provision for loan losses.......................   1,801       243     2,044
                                                 -------    ------   -------
  Net interest income after provisions for loan
   losses.......................................  24,212     8,320    32,532
                                                 -------    ------   -------

Other income:
  Service fees..................................   2,275       292     2,567
  Investment trading fees and commissions.......   2,177       --      2,177
  Net gains on sale of mortgage loans...........     769       --        769
  Net securities gains..........................      92        25       117
  Unrealized gains (losses) on trading
   securities...................................    (367)      --       (367)
  Gain (loss) on sale of assets.................     (10)      --        (10)
  Other income..................................   1,054       398     1,452
                                                 -------    ------   -------
                                                   5,990       715     6,705
                                                 -------    ------   -------
Other expense:
  Salaries and employee benefits................   9,272     4,009    13,281
  Net occupancy.................................   2,743       663     3,406
  Outside services..............................   1,427       511     1,938
  Data processing...............................     417       248       665
  Advertising...................................     488       254       742
  Goodwill amortization.........................     300       170       470
  Other expense.................................   3,544     1,692     5,236
                                                 -------    ------   -------
                                                  18,191     7,547    25,738
                                                 -------    ------   -------
Earnings before income taxes....................  12,011     1,488    13,499
Income tax expense..............................   2,105       240     2,345
                                                 -------    ------   -------
Net earnings.................................... $ 9,906     1,248   $11,154
                                                 =======    ======   =======
Earnings per share-basic........................ $  0.60      0.53   $  0.55
                                                 =======    ======   =======
Earnings per share-diluted...................... $  0.60      0.47   $  0.53
                                                 =======    ======   =======
Pro forma net earnings and earnings per share
 data (2):
  Earnings before income taxes.................. $12,011     1,488   $13,499
  Pro forma income tax expense..................   3,887       240     4,127
                                                 -------    ------   -------
  Pro forma net earnings........................ $ 8,124     1,248   $ 9,372
                                                 =======    ======   =======
Pro forma earnings per common share-basic....... $  0.49      0.53   $  0.46
                                                 =======    ======   =======
Pro forma earnings per common share-diluted..... $  0.49      0.47   $  0.45
                                                 =======    ======   =======
Weighted average shares outstanding (basic).....  16,458     2,338    20,308(1)
                                                 =======    ======   =======
Weighted average shares outstanding (diluted)...  16,600     2,631    21,057(1)
                                                 =======    ======   =======

--------
(1) Reflects merger of Union Bankshares through exchange of stock. Exchange ratio used: 1.6464 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired in a pooling of interests in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

            Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               December 31, 1998
                                (In thousands)

                                                 Gold      Union      Pro
                                                 Banc    Bankshares  Forma
                                                -------  ---------- -------
Interest income:
  Loans, including fees........................ $61,017    12,585   $73,602
  Investment securities........................  11,110     4,536    15,646
  Other........................................   3,069       796     3,865
                                                -------    ------   -------
                                                 75,196    17,917    93,113
                                                -------    ------   -------
Interest expense:
  Deposits.....................................  34,931     5,519    40,450
  Borrowings and other.........................   4,657       801     5,458
                                                -------    ------   -------
                                                 39,588     6,320    45,908
                                                -------    ------   -------
Net interest income............................  35,608    11,597    47,205
Provision for loan losses......................   2,781       278     3,059
                                                -------    ------   -------
  Net interest income after provisions for loan
   losses......................................  32,827    11,319    44,146
                                                -------    ------   -------
Other income:
  Service fees.................................   3,275       405     3,680
  Investment trading fees and commissions......   3,265       --      3,265
  Net gains on sale of mortgage loans..........   1,106       --      1,106
  Net securities gains.........................      94        43       137
  Unrealized gains (losses) on trading
   securities..................................    (399)      --       (399)
  Gain (loss) on sale of assets................     (85)      --        (85)
  Other income.................................   1,522       514     2,036
                                                -------    ------   -------
                                                  8,778       962     9,740
                                                -------    ------   -------
Other expense:
  Salaries and employee benefits...............  13,307     5,311    18,618
  Net occupancy................................   3,023       884     3,907
  Outside services.............................   3,065       796     3,861
  Data processing..............................   1,115       400     1,515
  Advertising..................................   1,124       332     1,456
  Goodwill amortization........................     103       232       335
  Other expense................................   6,342     2,312     8,654
                                                -------    ------   -------
                                                 28,079    10,267    38,346
                                                -------    ------   -------
Earnings before income taxes...................  13,526     2,014    15,540
Income tax expense.............................   1,607       377     1,984
                                                -------    ------   -------
Net earnings................................... $11,919     1,637   $13,556
                                                =======    ======   =======
Earnings per share--basic...................... $  0.71      0.70   $  0.66
                                                =======    ======   =======
Earnings per share--diluted.................... $  0.71      0.62   $  0.64
                                                =======    ======   =======
Pro forma net earnings and earnings per share
 data (2):
  Earnings before income taxes................. $13,526     2,014   $15,540
  Pro forma income tax expense.................   4,404       377     4,781
                                                =======    ======   =======
  Pro forma net earnings....................... $ 9,122     1,637   $10,759
                                                =======    ======   =======
Pro forma earnings per common share--basic..... $  0.55      0.70   $  0.53
                                                =======    ======   =======
Pro forma earnings per common share--diluted... $  0.55      0.62   $  0.51
                                                =======    ======   =======
Weighted average shares outstanding (basic)....  16,566     2,339    20,417 (1)
                                                =======    ======   =======
Weighted average shares outstanding (diluted)..  16,707     2,623    21,166 (1)
                                                =======    ======   =======

--------
(1) Reflects merger of Union Bankshares through exchange of stock. Exchange ratio used: 1.6464 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired in a pooling of interests in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

             Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               December 31, 1997
                                 (In thousands)

                                                   Gold     Union      Pro
                                                   Banc   Bankshares  Forma
                                                  ------- ---------- -------
Interest income:
  Loans, including fees.......................... $44,977   11,448   $56,425
  Investment securities..........................   8,767    4,286    13,053
  Other..........................................   1,787      226     2,013
                                                  -------   ------   -------
                                                   55,531   15,960    71,491
                                                  -------   ------   -------
Interest expense:
  Deposits.......................................  26,175    4,121    30,296
  Borrowings and other...........................   1,800      997     2,797
                                                  -------   ------   -------
                                                   27,975    5,118    33,093
                                                  -------   ------   -------
Net interest income..............................  27,556   10,842    38,398
Provision for loan losses........................   2,130      360     2,490
                                                  -------   ------   -------
  Net interest income after provisions for loan
   losses........................................  25,426   10,482    35,908
                                                  -------   ------   -------
Other income:
  Service fees...................................   2,446      371     2,817
  Investment trading fees and commissions........     --       --        --
  Net gains on sale of mortgage loans............     679      --        679
  Net securities gains...........................     116      101       217
  Unrealized gains (losses) on trading
   securities....................................     229      --        229
  Gain (loss) on sale of assets..................     203      --        203
  Other income...................................   1,080      486     1,566
                                                  -------   ------   -------
                                                    4,753      958     5,711
                                                  -------   ------   -------
Other expense:
  Salaries and employee benefits.................   8,884    4,477    13,361
  Net occupancy..................................   2,145      732     2,877
  Outside services...............................   1,340      666     2,006
  Data processing................................     677      328     1,005
  Advertising....................................     728      232       960
  Goodwill amortization..........................      95      226       321
  Other expense..................................   3,609    1,792     5,401
                                                  -------   ------   -------
                                                   17,478    8,453    25,931
                                                  -------   ------   -------
Earnings before income taxes.....................  12,701    2,987    15,688
Income tax expense...............................   2,827      851     3,678
                                                  -------   ------   -------
Net earnings..................................... $ 9,874    2,136   $12,010
                                                  =======   ======   =======
Earnings per share--basic........................ $  0.64     0.92   $  0.62
                                                  =======   ======   =======
Earnings per share--diluted...................... $  0.64     0.84   $  0.60
                                                  =======   ======   =======
Pro forma net earnings and earnings per share
 data (2):
  Earnings before income taxes................... $12,701    2,987   $15,688
  Pro forma income tax expense...................   4,406      851     5,257
                                                  -------   ------   -------
  Pro forma net earnings......................... $ 8,295    2,136   $10,431
                                                  =======   ======   =======
Pro forma earnings per common share--basic....... $  0.54     0.92   $  0.54
                                                  =======   ======   =======
Pro forma earnings per common share--diluted..... $  0.54     0.84   $  0.52
                                                  =======   ======   =======
Weighted average shares outstanding (basic)......  15,482    2,317    19,297(1)
                                                  =======   ======   =======
Weighted average shares outstanding (diluted)....  15,522    2,535    19,907(1)
                                                  =======   ======   =======

--------
(1) Reflects merger of Union Bankshares through exchange of stock. Exchange ratio used: 1.6464 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired in a pooling of interests in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

             Gold Banc Corporation, Inc. and Union Bankshares, Ltd.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               December 31, 1996
                                 (In thousands)

                                                   Gold     Union      Pro
                                                   Banc   Bankshares  Forma
                                                  ------- ---------- -------
Interest income:
  Loans, including fees.........................  $34,674    9,404   $44,078
  Investment securities.........................    8,777    3,945    12,722
  Other.........................................    1,201      177     1,378
                                                  -------   ------   -------
                                                   44,652   13,526    58,178
                                                  -------   ------   -------
Interest expense:
  Deposits......................................   22,336    3,736    26,072
  Borrowings and other..........................    1,946      476     2,422
                                                  -------   ------   -------
                                                   24,282    4,212    28,494
                                                  -------   ------   -------
Net interest income.............................   20,370    9,314    29,684
Provision for loan losses.......................    1,262      285     1,547
                                                  -------   ------   -------
  Net interest income after provisions for loan
   losses.......................................   19,108    9,029    28,137
                                                  -------   ------   -------
Other income:
  Service fees..................................    1,982      368     2,350
  Investment trading fees and commissions.......      --       --        --
  Net gains on sale of mortgage loans...........    1,128      --      1,128
  Net securities gains..........................      --       162       162
  Unrealized gains (losses) on trading
   securities...................................      --       --        --
  Gain (loss) on sale of assets.................      297      --        297
  Other income..................................      772      507     1,279
                                                  -------   ------   -------
                                                    4,179    1,037     5,216
                                                  -------   ------   -------
Other expense:
  Salaries and employee benefits................    8,301    3,994    12,295
  Net occupancy.................................    1,571      701     2,272
  Outside services..............................    1,000      469     1,469
  Data processing...............................      633      339       972
  Advertising...................................      549      155       704
  Goodwill amortization.........................      551      226       777
  Other expense.................................    3,442    1,732     5,174
                                                  -------   ------   -------
                                                   16,047    7,616    23,663
                                                  -------   ------   -------
Earnings before income taxes....................    7,240    2,450     9,690
Income tax expense..............................    2,334      540     2,874
                                                  -------   ------   -------
Net earnings before extraordinary item..........    4,906    1,910     6,816
Extraordinary item:
  Loss on early extinguishment of debt (net of
   applicable taxes of $201,000)................      --       337       337
                                                  -------   ------   -------
Net earnings....................................  $ 4,906    1,573   $ 6,479
                                                  =======   ======   =======
Earnings per share-basic, before extraordinary
 item...........................................  $  0.45     0.83   $  0.45
                                                  =======   ======   =======
Extraordinary item, net.........................  $   --     (0.15)  $ (0.02)
                                                  =======   ======   =======
Earnings per share-basic........................  $  0.45     0.68   $  0.43
                                                  =======   ======   =======
Earnings per share-diluted, before extraordinary
 item...........................................  $  0.45     0.79   $  0.44
                                                  =======   ======   =======
Extraordinary item, net.........................  $   --     (0.14)  $ (0.02)
                                                  =======   ======   =======
Earnings per share-diluted......................  $  0.45     0.65   $  0.42
                                                  =======   ======   =======
Weighted average shares outstanding (basic).....   11,237    2,299    15,022 (1)
                                                  =======   ======   =======
Weighted average shares outstanding (diluted)...   11,237    2,415    15,502 (1)
                                                  =======   ======   =======

--------
(1) Reflects merger of Union Bankshares through exchange of stock. Exchange ratio used: 1.6464 to one.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares,
                                     Inc.,
CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares giving effect to the merger and the acquisition of these entities using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the mergers. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements of Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 67.

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the mergers were effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the mergers as if they had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares are substantially comparable.

   The pro forma data does not reflect the results of operations and financial position of DSP Investments, Limited for the periods presented. As of September 30, 1999 DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and year to date consolidated net earnings of $420,000. This acquisition will be accounted for as a purchase and its results of operations and financial position is immaterial to the combined group.

   The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the mergers.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

                Unaudited Pro Forma Consolidated Balance Sheets

                               September 30, 1999
                                 (In thousands)

                               Gold Banc                            First
                               and Union    American  CountryBanc  Business  Adjustments
           Assets              Bankshares  Bancshares     (4)     Bancshares   Dr (Cr)           Pro Forma
           ------              ----------  ---------- ----------- ---------- -----------         ----------
Cash and due from banks......  $   47,963    17,357      12,567      1,987     (11,900)(5)       $   67,974
Federal funds sold and
 interest-bearing deposits...      28,455        43       4,667        --                            33,165
                               ----------   -------     -------    -------                       ----------
   Total cash and cash
    equivalents..............      76,418    17,400      17,234      1,987                          101,139
                               ----------   -------     -------    -------                       ----------
Investment securities
 Held-to-maturity............          25       --        8,317        --       (8,317)(6)               25
 Available-for-sale..........     404,937    71,340     107,653     10,138       8,236 (6)          602,304
 Trading securities..........       4,873       --          --         --                             4,873
                               ----------   -------     -------    -------                       ----------
   Total investment
    securities...............     409,835    71,340     115,970     10,138                          607,202
                               ----------   -------     -------    -------                       ----------
Mortgage and student loans
 held for sale, net..........      50,506   102,220         --         --                           152,726
Loans, net...................     973,370   257,467     360,170    109,880                        1,700,887
Premises and equipment, net..      34,660    12,682      15,438      1,113                           63,893
Goodwill, net................      36,148        70      10,798        --        2,741 (2)           49,757
Accrued interest and other
 assets......................      42,735    10,280      10,631      2,000                           65,646
                               ----------   -------     -------    -------                       ----------
   Total assets .............  $1,623,672   471,459     530,241    125,118                       $2,741,250
                               ==========   =======     =======    =======                       ==========
Liabilities and Stockholders'
           Equity
-----------------------------
Liabilities:
 Deposits....................  $1,259,454   352,138     455,532    105,003                       $2,172,127
 Securities sold under
  agreements to repurchase...      61,176    29,195         --       4,638                           95,009
 Federal funds purchased and
  other short-term
  borrowings.................      49,225    17,150       3,603      2,100                           72,078
 Guaranteed preferred
  beneficial interests in
  Company's debentures.......      76,604    16,249         --         --                            92,853
 Long-term debt..............      62,640    26,000      15,090      4,008         770 (3)          106,968
 Accrued interest and other
  liabilities................      10,206     3,734       5,985        810       2,731 (5)(6)        18,004
                               ----------   -------     -------    -------                       ----------
   Total liabilities.........   1,519,305   444,466     480,210    116,559                        2,557,039
                               ----------   -------     -------    -------                       ----------
Minority interests...........         --        --          --       1,430       1,430 (2)              --
Stockholders' equity:
 Preferred stock, no par
  value; 50,000,000 shares
  authorized; no shares
  issued at September 30,
  1999.......................         --        --            5        --            5 (1)              --
                                                                                16,181
 Common stock, $1 par value;
  50,000,000 shares
  authorized; 21,051,504
  shares issued and
  outstanding at
  September 30, 1999
  (38,346,824 pro forma).....      21,052     5,913          16        181     (11,185)(1)(2)(3)     38,347
 Additional paid-in capital..      35,004    15,716      29,241      5,939       6,814 (1)(2)(3)     79,086
 Retained earnings...........      52,300     7,819      21,695      1,706       9,200 (5)           74,320
 Accumulated comprehensive
  income (loss), net.........      (3,792)   (2,455)       (926)      (122)         50 (6)           (7,345)
 Unearned compensation or
  treasury stock.............       (197)       --          --        (575)       (575)(1)             (197)
                               ----------   -------     -------    -------                       ----------
   Total stockholders'
    equity...................     104,367    26,993      50,031      7,129                          184,211
                               ----------   -------     -------    -------                       ----------
     Total liabilities and
      stockholders' equity...  $1,623,672   471,459     530,241    125,118                       $2,741,250
                               ==========   =======     =======    =======                       ==========

-------
See footnotes to pro forma data on page 43.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

                Unaudited Pro Forma Consolidated Balance Sheets

                               December 31, 1998
                                 (In thousands)

                               Gold Banc
                               and Union    American  CountryBanc First Business Adjustments
           Assets              Bankshares  Bancshares     (4)       Bancshares     Dr (Cr)           Pro Forma
           ------              ----------  ---------- ----------- -------------- -----------         ----------
Cash and due from banks......  $   55,219    20,319      21,359        5,556                         $  102,453
Federal funds sold and
 interest-bearing deposits...      89,303       --       11,663          880                            101,846
                               ----------   -------     -------      -------                         ----------
    Total cash and cash
     equivalents.............     144,522    20,319      33,022        6,436                            204,299
                               ----------   -------     -------      -------                         ----------
Investment securities
  Held-to-maturity...........          63       --        6,374          --         (6,374)(6)               63
  Available-for-sale.........     332,612    77,078     109,239       10,418         6,379 (6)          535,726
  Trading securities.........       3,851       --          --           --                               3,851
                               ----------   -------     -------      -------                         ----------
    Total investment
     securities..............     336,526    77,078     115,613       10,418                            539,640
                               ----------   -------     -------      -------                         ----------
Mortgage and student loans
 held for sale, net..........       9,710    88,158         --           --                              97,868
Loans, net...................     862,456   248,808     350,260       93,127                          1,554,651
Premises and equipment, net..      29,459    12,894      15,396          893                             58,642
Goodwill, net................      20,497        74       9,594          --          2,871 (2)           33,036
Accrued interest and other
 assets......................      23,718     7,833       9,986        2,000                             43,537
                               ----------   -------     -------      -------                         ----------
    Total assets.............  $1,426,888   455,164     533,871      112,874                         $2,531,673
                               ==========   =======     =======      =======                         ==========

Liabilities and Stockholders'
           Equity
-----------------------------

Liabilities:
  Deposits...................  $1,198,337   344,845     455,257       97,769                         $2,096,208
  Securities sold under
   agreements to repurchase..       6,644    29,592         --         4,129                             40,365
  Federal funds purchased and
   other short-term
   borrowings................      12,568     8,900       7,533          --                              29,001
  Guaranteed preferred
   beneficial interests in
   Company's debentures......      39,054    16,249         --           --                              55,303
  Long-term debt.............      54,958    26,000      18,900        2,425           770 (3)          101,513
  Accrued interest and other
   liabilities...............      10,599     2,151       5,777          867            (2)(6)           19,396
                               ----------   -------     -------      -------                         ----------
    Total liabilities .......   1,322,160   427,737     487,467      105,190                          2,341,786
                               ----------   -------     -------      -------                         ----------
Minority interests...........         --        --          --         1,351         1,351 (2)              --
Stockholders' equity:
  Preferred stock, no par
   value; 50,000,000 shares
   authorized; no shares
   issued at December 31,
   1998......................         --        --            5          --              5 (1)              --
  Common stock, $1 par value;
   50,000,000 shares
   authorized; 21,037,510
   shares issued and
   outstanding (38,112,538
   pro forma)................      21,038     5,870          16          162       (11,027)(1)(2)(3)     38,113
  Additional paid-in capital.      34,985    15,551      29,226        5,628         6,605 (1)(2)(3)     78,785
  Retained earnings..........      47,295     6,149      16,803        1,109                             71,356
  Accumulated comprehensive
   income (loss), net........       1,607      (143)        354            9            (3) (6)           1,830
  Unearned compensation......        (197)      --          --          (575)         (575)(1)             (197)
                               ----------   -------     -------      -------                         ----------
    Total stockholders'
     equity..................     104,728    27,427      46,404        6,333                            189,887
                               ----------   -------     -------      -------                         ----------
      Total liabilities and
       stockholders' equity..  $1,426,888   455,164     533,871      112,874                         $2,531,673
                               ==========   =======     =======      =======                         ==========

-------
See footnotes to pro forma data on page 43.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               September 30, 1999
                                 (In thousands)

                         Gold Banc
                         and Union   American  CountryBanc First Business
                         Bankshares Bancshares     (4)       Bancshares   Pro Forma
                         ---------- ---------- ----------- -------------- ---------
Interest income:
  Loans, including fees.  $63,649     22,272     26,451        7,293      $119,665
  Investment securities.   16,536      3,681      4,913          506        25,636
  Other.................    2,618         47        682           57         3,404
                          -------     ------     ------        -----      --------
                           82,803     26,000     32,046        7,856       148,705
                          -------     ------     ------        -----      --------
Interest expense:
  Deposits..............   33,842      9,751     12,737        3,131        59,461
  Borrowings and other..    8,056      3,580      1,102          360        13,098
                          -------     ------     ------        -----      --------
                           41,898     13,331     13,839        3,491        72,559
                          -------     ------     ------        -----      --------
Net interest income.....   40,905     12,669     18,207        4,365        76,146
Provision for loan
 losses.................    1,403      1,203        800          427         3,833
                          -------     ------     ------        -----      --------
  Net interest income
   after provisions for
   loan losses..........   39,502     11,466     17,407        3,938        72,313
                          -------     ------     ------        -----      --------
Other income:
  Service fees..........    3,522      2,102      2,408          319         8,351
  Investment trading
   fees and commissions.    2,556        --         --           --          2,556
  Net gains on sale of
   mortgage loans.......    1,559        825        --           --          2,384
  Net securities gains..      436         28         71          --            535
  Unrealized gains
   (losses) on trading
   securities...........      (22)       --         --           --            (22)
  Gain (loss) on sale of
   assets...............       23        206         (8)         --            221
  Other income..........    5,702      1,447        805          --          7,954
                          -------     ------     ------        -----      --------
                           13,776      4,608      3,276          319        21,979
                          -------     ------     ------        -----      --------
Other expense:
  Salaries and employee
   benefits.............   19,170      6,124      7,252        1,645        34,191
  Net occupancy expense.    5,196      1,916      1,963          342         9,417
  Outside services......    2,158        574        522          107         3,361
  Data processing.......    1,804        674        379          207         3,064
  Advertising...........      957        206        302           48         1,513
  Goodwill amortization.    1,125          4        643          --          1,772
  Other expense.........    6,163      3,945      1,756          846        12,710
                          -------     ------     ------        -----      --------
                           36,573     13,443     12,817        3,195        66,028
                          -------     ------     ------        -----      --------
Earnings before income
 taxes..................   16,705      2,631      7,866        1,062        28,264
Income tax expense......    5,459        961      2,978          466         9,864
                          -------     ------     ------        -----      --------
Net earnings............  $11,246      1,670      4,888          596      $ 18,400
                          =======     ======     ======        =====      ========
Earnings per share--
 basic..................  $  0.53       0.33       3.09         3.65      $   0.50
                          =======     ======     ======        =====      ========
Earnings per share--
 diluted................  $  0.52       0.33       2.72         2.86      $   0.47
                          =======     ======     ======        =====      ========
Weighted average shares
 outstanding (basic)....   21,049      5,024      1,580          163        37,071
                          =======     ======     ======        =====      ========
Weighted average shares
 outstanding (diluted)..   21,830      5,031      1,795          221        39,315
                          =======     ======     ======        =====      ========

--------
See footnotes to pro forma data on page 43.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               September 30, 1998
                                 (In thousands)

                         Gold Banc
                         and Union   American  CountryBanc First Business
                         Bankshares Bancshares     (4)       Bancshares   Pro Forma
                         ---------- ---------- ----------- -------------- ---------
Interest income:
  Loans, including fees.  $53,694     19,136     24,771        6,365      $103,966
  Investment securities.   11,494      3,488      5,332          382        20,696
  Other.................    2,464        200      1,082          255         4,001
                          -------     ------     ------        -----      --------
                           67,652     22,824     31,185        7,002       128,663
                          -------     ------     ------        -----      --------
Interest expense:
  Deposits..............   29,221      9,823     13,214        2,908        55,166
  Borrowings and other..    3,855      1,962        902          230         6,949
                          -------     ------     ------        -----      --------
                           33,076     11,785     14,116        3,138        62,115
                          -------     ------     ------        -----      --------
Net interest income.....   34,576     11,039     17,069        3,864        66,548
Provision for loan
 losses.................    2,044        429        784          242         3,499
                          -------     ------     ------        -----      --------
  Net interest income
   after provisions for
   loan losses..........   32,532     10,610     16,285        3,622        63,049
                          -------     ------     ------        -----      --------
Other income:
  Service fees..........    2,567      1,352      1,789          184         5,892
  Investment trading
   fees and commissions.    2,177        --         --           --          2,177
  Net gains on sale of
   mortgage loans.......      769      1,036        --           --          1,805
  Net securities gains..      117        186         17          --            320
  Unrealized gains
   (losses) on trading
   securities...........     (367)       --         --           --           (367)
  Gain (loss) on sale of
   assets...............      (10)        87         (2)         --             75
  Other income..........    1,452      1,092        668          162         3,374
                          -------     ------     ------        -----      --------
                            6,705      3,753      2,472          346        13,276
                          -------     ------     ------        -----      --------
Other expense:
  Salaries and employee
   benefits.............   13,281      5,131      6,449        1,415        26,276
  Net occupancy.........    3,406      1,376      1,599          506         6,887
  Outside services......    1,938      1,055        516          119         3,628
  Data processing.......      665        707        264          174         1,810
  Advertising...........      742        224        284           90         1,340
  Goodwill amortization.      470          4        500          --            974
  Other expense.........    5,236      3,969      1,895          470        11,570
                          -------     ------     ------        -----      --------
                           25,738     12,466     11,507        2,774        52,485
                          -------     ------     ------        -----      --------
Earnings before income
 taxes..................   13,499      1,897      7,250        1,194        23,840
Income tax expense......    2,345        664      2,625          543         6,177
                          -------     ------     ------        -----      --------
Net earnings............  $11,154      1,233      4,625          651      $ 17,663
                          =======     ======     ======        =====      ========
Earnings per share--
 basic..................  $  0.55       0.25       3.00         4.02      $   0.49
                          =======     ======     ======        =====      ========
Earnings per share--
 diluted................  $  0.53       0.25       2.63         2.99      $   0.46
                          =======     ======     ======        =====      ========
Pro forma net earnings
 and earnings per share
 data:
  Earnings before income
   taxes................  $13,499      1,897      7,256        1,194      $ 23,840
  Pro forma income tax
   expense..............    4,127        664      2,631          543         7,959
                          -------     ------     ------        -----      --------
  Pro forma net
   earnings.............  $ 9,372      1,233      4,625          651      $ 15,881
                          -------     ------     ------        -----      --------
Pro forma earnings per
 common share--basic....  $  0.46       0.25       3.00         4.02      $   0.44
                          =======     ======     ======        =====      ========
Pro forma earnings per
 common share--diluted..  $  0.45       0.25       2.63         2.99      $   0.41
                          =======     ======     ======        =====      ========
Weighted average shares
 outstanding (basic)....   20,308      4,995      1,542          162        36,180
                          =======     ======     ======        =====      ========
Weighted average shares
 outstanding (diluted)..   21,057      5,022      1,756          229        38,394
                          =======     ======     ======        =====      ========

--------
See footnotes to pro forma data on page 43.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               December 31, 1998
                                 (In thousands)

                         Gold Banc
                         and Union   American  CountryBanc First Business
                         Bankshares Bancshares     (4)       Bancshares   Pro Forma
                         ---------- ---------- ----------- -------------- ---------
Interest income:
  Loans, including fees.  $73,602     26,250     32,861        8,738      $141,451
  Investment securities.   15,646      4,670      7,047          530        27,893
  Other.................    3,865        265      1,554          409         6,093
                          -------     ------     ------        -----      --------
                           93,113     31,185     41,462        9,677       175,437
                          -------     ------     ------        -----      --------
Interest expense:
  Deposits..............   40,450     13,142     17,487        3,995        75,074
  Borrowings and other..    5,458      3,030      1,169          309         9,966
                          -------     ------     ------        -----      --------
                           45,908     16,172     18,656        4,304        85,040
                          -------     ------     ------        -----      --------
Net interest income.....   47,205     15,013     22,806        5,373        90,397
Provision for loan
 losses.................    3,059      1,180        836          319         5,394
                          -------     ------     ------        -----      --------
  Net interest income
   after provisions for
   loan losses..........   44,146     13,833     21,970        5,054        85,003
                          -------     ------     ------        -----      --------
Other income:
  Service fees..........    3,680      1,878      2,420          298         8,276
  Investment trading
   fees and commissions.    3,265        --         --           --          3,265
  Net gains on sale of
   mortgage loans.......    1,106      1,321        --           --          2,427
  Net securities gains..      137        410         17          --            564
  Unrealized gains
   (losses) on trading
   securities...........     (399)       --         --           --           (399)
  Gain (loss) on sale of
   assets...............      (85)       --         --           --            (85)
  Other income..........    2,036      1,636        910           63         4,645
                          -------     ------     ------        -----      --------
                            9,740      5,245      3,347          361        18,693
                          -------     ------     ------        -----      --------
Other expense:
  Salaries and employee
   benefits.............   18,618      7,015      8,797        1,884        36,314
  Net occupancy expense.    3,907      1,953      1,919          676         8,455
  Outside services......    3,861        634        655          110         5,260
  Data processing.......    1,515        946        381          229         3,071
  Advertising...........    1,456        487        392          102         2,437
  Goodwill amortization.      335          5        684          --          1,024
  Other expense.........    8,654      5,534      2,817          657        17,662
                          -------     ------     ------        -----      --------
                           38,346     16,574     15,645        3,658        74,223
                          -------     ------     ------        -----      --------
Earnings before income
 taxes..................   15,540      2,504      9,672        1,757        29,473
Income tax expense......    1,984        877      3,514          795         7,170
                          -------     ------     ------        -----      --------
Net earnings............  $13,556      1,627      6,158          962      $ 22,303
                          =======     ======     ======        =====      ========
Earnings per share--
 basic..................  $  0.66       0.33       3.97         5.94      $   0.61
                          =======     ======     ======        =====      ========
Earnings per share--
 diluted................  $  0.64       0.32       3.49         4.41      $   0.58
                          =======     ======     ======        =====      ========
Pro forma net earnings
 and earnings per share
 data:
  Earnings before income
   taxes................  $15,540      2,504      9,672        1,757      $ 29,473
  Pro forma income tax
   expense..............    4,781        877      3,514          795         9,967
                          -------     ------     ------        -----      --------
  Pro forma net
   earnings.............  $10,759      1,627      6,158          962      $ 19,506
                          =======     ======     ======        =====      ========
Pro forma earnings per
 common share--basic....  $  0.53       0.33       3.97         5.94      $   0.54
                          =======     ======     ======        =====      ========
Pro forma earnings per
 common share--diluted..  $  0.51       0.32       3.49         4.41      $   0.51
                          =======     ======     ======        =====      ========
Weighted average shares
 outstanding (basic)....   20,417      4,995      1,551          162        36,319
                          =======     ======     ======        =====      ========
Weighted average shares
 outstanding (diluted)..   21,166      5,019      1,766          229        38,583
                          =======     ======     ======        =====      ========

-------
See footnotes to pro forma data on page 43.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               December 31, 1997
                                 (In thousands)

                          Gold Banc
                          and Union   American  CountryBanc First Business
                          Bankshares Bancshares     (4)       Bancshares   Pro Forma
                          ---------- ---------- ----------- -------------- ---------
Interest income:
 Loans, including fees..   $56,425     20,101     29,552        7,018      $113,096
 Investment securities..    13,053      3,996      6,373          427        23,849
 Other..................     2,013        534        843          343         3,733
                           -------     ------     ------        -----      --------
                            71,491     24,631     36,768        7,788       140,678
                           -------     ------     ------        -----      --------
Interest expense:
 Deposits...............    30,296     11,905     15,319        3,199        60,719
 Borrowings and other...     2,797      1,012      1,018          202         5,029
                           -------     ------     ------        -----      --------
                            33,093     12,917     16,337        3,401        65,748
                           -------     ------     ------        -----      --------
Net interest income.....    38,398     11,714     20,431        4,387        74,930
Provision for loan
 losses.................     2,490        921      1,596          274         5,281
                           -------     ------     ------        -----      --------
 Net interest income
  after provisions for
  loan losses...........    35,908     10,793     18,835        4,113        69,649
                           -------     ------     ------        -----      --------
Other income:
 Service fees...........     2,817      1,812      2,534          274         7,437
 Investment trading fees
  and commissions.......       --         --         --           --            --
 Net gains on sale of
  mortgage loans........       679        870        --           --          1,549
 Net securities gains...       217        140        --           --            357
 Unrealized gains
  (losses) on trading
  securities............       229        --         --           --            229
 Gain (loss) on sale of
  assets................       203        --         --           --            203
 Other income...........     1,566      1,334        887           58         3,845
                           -------     ------     ------        -----      --------
                             5,711      4,156      3,421          332        13,620
                           -------     ------     ------        -----      --------
Other expense:
 Salaries and employee
  benefits..............    13,361      5,181      7,669        1,783        27,994
 Net occupancy..........     2,877      1,627      1,492          522         6,518
 Outside services.......     2,006        534        656          126         3,322
 Data processing........     1,005        917        316          145         2,383
 Advertising............       960        307        346          169         1,782
 Goodwill amortization..       321          4        478          --            803
 Other expense..........     5,401      3,342      2,890          590        12,223
                           -------     ------     ------        -----      --------
                            25,931     11,912     13,847        3,335        55,025
                           -------     ------     ------        -----      --------
Earnings before income
 taxes..................    15,688      3,037      8,409        1,110        28,244
Income tax expense......     3,678      1,117      3,244          550         8,589
                           -------     ------     ------        -----      --------
Net earnings............   $12,010      1,920      5,165          560      $ 19,655
                           =======     ======     ======        =====      ========
Earnings per share--
 basic..................   $  0.62       0.38       3.46         3.48      $   0.56
                           =======     ======     ======        =====      ========
Earnings per share--
 diluted................   $  0.60       0.38       3.02         2.70      $   0.53
                           =======     ======     ======        =====      ========
Pro forma net earnings
 and earnings per share
 data:
 Earnings before income
  taxes.................   $15,688      3,037      8,409        1,110      $ 28,244
 Pro forma income tax
  expense...............     5,257      1,117      3,244          550        10,168
                           -------     ------     ------        -----      --------
 Pro forma net earnings.   $10,431      1,920      5,165          560      $ 18,076
                           =======     ======     ======        =====      ========
Pro forma earnings per
 common share--basic....   $  0.54       0.38       3.46         3.48      $   0.52
                           =======     ======     ======        =====      ========
Pro forma earning per
 common share--diluted..   $  0.52       0.38       3.02         2.70      $   0.49
                           =======     ======     ======        =====      ========
Weighted average shares
 outstanding (basic)....    19,297      4,988      1,493          161        34,949
                           =======     ======     ======        =====      ========
Weighted average shares
 outstanding (diluted)..    19,907      5,019      1,708          225        37,010
                           =======     ======     ======        =====      ========

-------
See footnotes to pro forma data on page 43.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings

                               December 31, 1996
                                 (In thousands)

                          Gold Banc              (90 DAYS)
                          and Union   American  CountryBanc First Business
                          Bankshares Bancshares     (4)       Bancshares   Pro Forma
                          ---------- ---------- ----------- -------------- ---------
Interest income:
  Loans, including fees.   $44,078     16,150      7,140        6,430       $73,798
  Investment securities.    12,722      2,945      1,382          386        17,435
  Other.................     1,378        336        346          580         2,640
                           -------     ------      -----        -----       -------
                            58,178     19,431      8,868        7,396        93,873
                           -------     ------      -----        -----       -------
Interest expense:
  Deposits..............    26,072      9,475      3,851        3,170        42,568
  Borrowings and other..     2,422        490        209          166         3,287
                           -------     ------      -----        -----       -------
                            28,494      9,965      4,060        3,336        45,855
                           -------     ------      -----        -----       -------
Net interest income.....    29,684      9,466      4,808        4,060        48,018
Provision for loan
 losses.................     1,547        515      1,196           41         3,299
                           -------     ------      -----        -----       -------
  Net interest income
   after provisions for
   loan losses..........    28,137      8,951      3,612        4,019        44,719
                           -------     ------      -----        -----       -------
Other income:
  Service fees..........     2,350      1,192        825          409         4,776
  Investment trading
   fees and commissions.       --         --         --           --            --
  Net gains on sale of
   mortgage loans.......     1,128        514        --           --          1,642
  Net securities gains..       162        107        --           --            269
  Unrealized gains
   (losses) on trading
   securities...........       --         --         --           --            --
  Gain (loss) on sale of
   assets...............       297        --         --           --            297
  Other income..........     1,279        335        227           88         1,929
                           -------     ------      -----        -----       -------
                             5,216      2,148      1,052          497         8,913
                           -------     ------      -----        -----       -------
Other expense:
  Salaries and employee
   benefits.............    12,295      4,361      1,904        1,605        20,165
  Net occupancy.........     2,272      1,184        480          500         4,436
  Outside services......     1,469        244        736          247         2,696
  Data processing.......       972        925         67          104         2,068
  Advertising...........       704        351         49           97         1,201
  Goodwill amortization.       777        --         125          --            902
  Other expense.........     5,174      2,791        785          766         9,516
                           -------     ------      -----        -----       -------
                            23,663      9,856      4,146        3,319        40,984
                           -------     ------      -----        -----       -------
Earnings before income
 taxes..................     9,690      1,243        518        1,197        12,648
Income tax expense
 (benefit)..............     2,874        461        205         (261)        3,279
                           -------     ------      -----        -----       -------
Net earnings before
 extraordinary item.....     6,816        782        313        1,458         9,369
Extraordinary item:
  Loss on early
   extinguishment of
   debt (net of
   applicable taxes of
   $201,000)............       337        --         --           --            337
                           -------     ------      -----        -----       -------
Net earnings............   $ 6,479        782        313        1,458       $ 9,032
                           =======     ======      =====        =====       =======
Earnings per share--
 basic, before
 extraordinary items....   $  0.45       0.17       0.85         9.11       $  0.37
                           =======     ======      =====        =====       =======
Extraordinary item, net.   $ (0.02)       --         --           --        $ (0.01)
                           =======     ======      =====        =====       =======
Earnings per share--
 basic..................   $  0.43       0.17       0.85         9.11       $  0.36
                           =======     ======      =====        =====       =======
Earnings per share--
 diluted, before
 extraordinary item.....   $  0.44       0.17       0.75         6.77       $  0.35
                           =======     ======      =====        =====       =======
Extraordinary item, net.   $ (0.02)       --         --           --        $ (0.01)
                           =======     ======      =====        =====       =======
Earnings per share--
 diluted................   $  0.42       0.17       0.75         6.77       $  0.34
                           =======     ======      =====        =====       =======
Weighted average shares
 outstanding (basic)....    15,022      4,638        376          160        25,221
                           =======     ======      =====        =====       =======
Weighted average shares
 outstanding (diluted)..    15,502      4,692        430          222        26,409
                           =======     ======      =====        =====       =======

-------
See footnotes to pro forma data on page 43.

  Footnotes to Gold Banc Corporation, Inc., Union Bankshares, Ltd., American
                               Bancshares, Inc.,
CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.
                           Pro Forma Financial Data

   1) Entry to reflect merger of American Bancshares, CountryBanc and First Business Bancshares through exchange of stock using the midpoints of the floating exchange conversion prices based upon Gold Banc's share price at closing as follows:

     a) American Bancshares exchange ratio of 1.4544 Gold Banc shares to 1.0 American shares at a Gold Banc share price of $12.50 per share.

     b) First Business Bancshares exchange ratio of 8.9624 Gold Banc shares to 1.0 First Business shares at a Gold Banc share price of $12.25 per share.

Entry includes exchange of 4.441 shares of Gold Banc stock for 1 share of CountryBanc.

   2) Entry to reflect exchange of Gold Banc shares to purchase the minority interest of First Business Bank of Kansas City, N.A. an 86% owned subsidiary of First Business Bancshares. Exchange ratio of 8.3049 Gold Banc shares to 1.0 First Business Bank, N.A. shares at a Gold Banc share price of $12.25 per share. The acquisition of the minority interest is accounted for as a purchase.

   3) As of September 30, 1999, First Business Bancshares had convertible debentures outstanding totaling $770,000. The debentures are convertible to 55,197 nonvoting common shares of First Business Bancshares. Contractually all the debenture holders are required to convert to nonvoting common stock prior to closing. Entry reflects this conversion prior to the stock-for-stock exchange with Gold Banc.

   4) CountryBanc amounts have been restated on a pro forma basis to include its acquisition of American Heritage Bancorp which will be accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total equity of $9.8 million and year-to-date earnings of $1.1 million. The companies incurred direct transaction costs of approximately $1.8 million associated with the merger.

   5) Gold Banc, American Bancshares, CountryBanc and First Business Bancshares estimate they will incur direct transaction costs of approximately $11.9 million associated with the merger. These costs consist primarily of investment banking, legal, accounting, printing and severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.

   6) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.

                    INFORMATION REGARDING UNION BANKSHARES

Business

   Union Bankshares is an independent bank holding company whose predecessor was incorporated as a Colorado corporation in 1984. Union Bankshares was reincorporated in Delaware in 1992. Union Bankshares' principal asset is the common stock of Union Bank & Trust, a state chartered commercial bank located in Denver, Colorado. The operations of Union Bank & Trust and its predecessors date back to 1917. Union Bankshares acquired Union Bank & Trust in 1985. Union Bank & Trust attracts FDIC-insured deposits, and focuses on providing relationship banking based on personal attention and professional service to small and medium-sized businesses and individuals. This operating strategy has resulted in sustained growth in Union Bank's asset and deposit base and loan portfolio, with strong operating results.

   Union Bank & Trust has maintained its emphasis on asset quality and capital preservation by following conservative loan underwriting standards that have allowed it to avoid excessive loan losses. Union Bank's ratios of nonperforming assets to total assets were 0.06% at December 31, 1998, and 0.06% at September 30, 1999.

   Union Bankshares has continued to seek to take advantage of the opportunities in the Colorado banking market which have resulted from the relaxation of historical regulatory limitations on branch banking. In addition, recent acquisition activity in the industry has led to lapses in coverage of different customer needs and reduction in customer services, as well as disruption of existing account relationships. Union Bankshares believes that this continues to afford Union Bank & Trust an opportunity for internal growth through attracting new customers and quality personnel with existing customer relationships.

   Union Bankshares' strategy for growth has been based primarily on developing startup branches that are strategically located around the Denver metropolitan area to serve Union Bank's focus market of small and medium-sized businesses and individuals. Union Bankshares has opened five branches in the last several years, the first in the Lakeside area in July 1994, the second in the University Hills area in March 1995, the third in the Lakewood area in December 1995, the fourth in the Littleton area in May 1998 and the fifth in the Golden area in October 1998. Each of these are full service branches, having the appearance of stand alone banks. In addition, Union Bankshares acquired Lakewood State Bank in December 1998 and established it as Union Bankshares' sixth branch. Union Bankshares views the acquisition of Lakewood State Bank as an opportunistic enhancement of its branching strategy. Union Bankshares continues to analyze opportunities to open additional full-service branches in the metropolitan Denver area, subject to identification of an appropriate market and branch location, negotiation of an acceptable lease and approval of the various regulatory bodies and branching restrictions under Colorado law. Union Bankshares also assesses additional acquisition opportunities as they present themselves.

            UNION BANKSHARES' MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

   The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements of Union Bankshares and the related notes.

   Union Bankshares' Consolidated Financial Statements show its financial condition and information on a consolidated basis. Union Bank & Trust is the only operating unit of Union Bankshares. The differences between Union Bankshares' financial condition and results of operations and those of Union Bank & Trust have historically consisted primarily of the $10 million loan obtained by Union Bankshares upon the acquisition of Union Bank & Trust (the "Acquisition Loan"), the $6.9 million in 8.3% convertible notes due 2003 (the "Convertible Notes") issued as part of Union Bankshares' initial public offering in 1993 and principal and interest payments thereon, the $4.0 million loan obtained in March 1996 in connection with the redemption of the remaining Convertible Notes outstanding, and the amortization of the values assigned to Union Bank's core deposits and goodwill in the acquisition of Union Bank. In 1993, Union Bankshares began amortizing the remaining goodwill relating to the acquisition at the rate of approximately $226,000 per year through 2009.

   On March 1, 1996, Union Bankshares called the Convertible Notes for redemption. The redemption on April 1, 1996 caused Union Bankshares to accelerate the amortization of the debt issuance costs which were being amortized over a ten-year period. On March 31, 1996, there was a write-off of the $473,000 balance of the debt issuance costs and the $65,000 call premium. The after-tax effect of this transaction was a $337,000 non-cash charge to income in the first quarter of 1996. This is reported as an extraordinary item in Union Bankshares' financial statements.

   On December 17, 1998, Union Bankshares' Capital Trust I, a newly-formed Delaware business trust, issued approximately $10.3 million of its 9% Cumulative Trust Preferred Securities guaranteed on a subordinated basis by Union Bankshares. Union Bankshares contributed approximately $7 million of the proceeds of the public offering to Union Bank & Trust to finance the acquisition of Lakewood State Bank. The remainder of the net proceeds was used for general corporate purposes including the payoff of all outstanding amounts of the $4.0 million loan obtained in March 1996. Currently, the differences between Union Bankshares' financial condition and results of operations and those of Union Bank & Trust consist of the interest expense relating to the 9% Cumulative Trust Preferred Securities, and the amortization of the remaining goodwill relating to the acquisition of Union Bank.

   Union Bankshares has opened five branches since July 1994 and acquired Lakewood State Bank in December 1998. As expected, the branches have all experienced greater expenses than income during the early stages of operations. As the deposit and loan balances have grown, however, the monthly net losses have become smaller. During the last quarter of 1997 and all of 1998, each of the first three branches opened had an excess of income over direct costs. Management expects the Littleton and Golden branches opened in 1998 to follow a similar pattern.

Net Interest Income

   For most financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. During the fiscal years ended December 31, 1998, 1997 and 1996 and the nine month periods ending September 30, 1999 and 1998, average interest-earning assets were $218.4 million, $181.5 million, $157.5 million, $301.4 million and $208.9 million, respectively. During these same periods, net interest margin, computed on a full tax equivalent basis, was 5.60%, 6.25%, 6.29%, 5.77% and 4.96% respectively. See "Results of Operations."

   The following tables set forth for the periods indicated information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Net interest income is computed on a full tax equivalent basis to reflect the effect of tax exempt income earned on municipal obligations in the investment securities portfolio. Full tax equivalent interest income on tax exempt securities is the amount of income that would have to be earned on taxable securities to yield the same after tax return. A 34% tax rate was used.

                                                          December 31,
                          ----------------------------------------------------------------------------------
                                    1998                        1997                        1996
                          --------------------------  --------------------------  --------------------------
                                             Average                     Average                     Average
                          Average   Interest  yield   Average   Interest  yield   Average   Interest  yield
                          balance    earned    or     balance    earned    or     balance    earned    or
         ASSETS             (1)     or paid   cost      (1)     or paid   cost      (1)     or paid   cost
         ------           --------  -------- -------  --------  -------- -------  --------  -------- -------
                                                     (Dollars in thousands)
Loans:
 Commercial loans.......  $ 90,585  $ 8,879    9.80%  $ 79,626  $ 8,041   10.10%  $ 61,684  $ 6,359   10.31%
 Real estate mortgage...     5,446      508    9.33%     4,892      465    9.51%     6,917      681    9.85%
 Real estate
  construction..........    11,559    1,371   11.86%     8,251    1,050   12.73%     7,296      889   12.18%
 Consumer loans.........    19,672    1,828    9.29%    20,274    1,892    9.33%    15,689    1,475    9.40%
                          --------  -------  ------   --------  -------  ------   --------  -------   -----
   Total loans..........   127,262   12,585    9.89%   113,043   11,448   10.13%    91,586    9,404   10.27%
Allowance for loan loss.    (2,250)                     (1,934)                     (1,569)
Securities:
 U.S. Government........    52,160    3,121    5.98%    41,479    2,887    6.96%    33,222    2,215    6.67%
 Municipal--nontaxable..    21,418    1,879    8.77%    17,250    1,479    8.58%    21,065    1,753    8.34%
 Municipal--taxable.....     2,547      173    6.79%     5,561      416    7.48%     8,337      571    6.85%
                          --------  -------  ------   --------  -------  ------   --------  -------   -----
   Total securities.....    76,125    5,173    6.80%    64,290    4,782    7.44%    62,624    4,539    7.25%
Interest-bearing
 deposits in other
 banks..................       --       --     0.00%       --       --     0.00%       --       --     0.00%
Federal funds sold......    15,012      796    5.30%     4,134      226    5.47%     3,259      177    5.34%
                          --------  -------  ------   --------  -------  ------   --------  -------   -----
   Total interest-
    earning assets......   218,399   18,554    8.50%   181,467   16,456    9.07%   157,469   14,120    8.97%
Noninterest-earning
 assets:
 Excess of investment
  in subsidiary over
  net assets acquired...     2,770                       2,841                       3,067
Other assets............    19,921                      15,138                      14,345
                          --------                    --------                    --------
   Total noninterest-
    earning assets......    22,691                      17,979                      17,412
                          --------                    --------                    --------
   Total assets.........  $238,840                    $197,512                    $173,312
                          ========                    ========                    ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Liabilities:
 Interest-bearing
  demand accounts.......  $ 83,040  $ 2,350    2.83%  $ 72,494  $ 2,096    2.89%  $ 73,722  $ 2,195    2.98%
 Certificates of
  deposit...............    50,982    2,869    5.63%    32,195    1,740    5.40%    24,820    1,295    5.22%
 Savings accounts.......    11,932      300    2.51%    10,903      285    2.61%     9,313      246    2.64%
                          --------  -------  ------   --------  -------  ------   --------  -------   -----
   Total interest-
    bearing accounts....   145,954    5,519    3.78%   115,592    4,121    3.57%   107,855    3,736    3.46%
 Notes payable..........    11,469      799    6.97%    12,825      887    6.92%     4,602      385    8.34%
 Federal funds
  purchased.............        32        2    6.25%     1,943      110    5.66%     1,991       91    4.57%
                          --------  -------  ------   --------  -------  ------   --------  -------   -----
   Total interest-
    bearing liabilities.   157,455    6,320    4.01%   130,360    5,118    3.93%   114,448    4,212    3.68%
Noninterest-bearing
 demand accounts........    59,648                      49,438                      43,042
                          --------                    --------                    --------
   Total deposits and
    interest-bearing
    liabilities.........   217,103                     179,798                     157,490
Other noninterest-
 bearing liabilites.....     2,532                         865                         745
                          --------                    --------                    --------
   Total liabilities....   219,635                     180,663                     158,235
Stockholders' equity....    19,205                      16,849                      15,077
                          --------                    --------                    --------
   Total liabilities and
    stockholders'
    equity..............  $238,840                    $197,512                    $173,312
                          --------  -------           --------  -------           --------  -------
Net interest income.....            $12,234                     $11,338                     $ 9,908
                                    =======                     =======                     =======
Net interest spread.....                       4.49%                       5.14%                       5.29%
                                             ======                                                   =====
Net interest margin.....                       5.60%                       6.25%                       6.29%
                                             ======                      ======                       =====
Ratio of average
 interest-earning assets
 to average total
 deposits and interest-
 bearing liabilities....                     100.60%                     100.93%                      99.99%
                                             ======                      ======                       =====
Return on average
 assets.................                       0.69%                       1.08%                       0.91%
                                             ======                      ======                       =====
Return on average
 equity.................                       8.52%                      12.68%                      10.44%
                                             ======                      ======                       =====
Dividend payout ratio...                       0.00%                       0.00%                       0.00%
                                             ======                      ======                       =====
Ratio of average equity
 to average assets......                       8.04%                       8.53%                       8.70%
                                             ======                      ======                       =====

-------
(1) Average balances are based on daily averages and include nonaccrual loans. Loan fees are included in interest income as follows: 1998--$560,000; 1997--$602,000; 1996--$589,000.

   The following table illustrates the changes in Union Bankshares' net interest income due to changes in volume and changes in interest rate on a full tax equivalent basis. Changes attributable to the combined effect of volume and interest rate have been allocated proportionately to the change due to volume and the change due to interest rate.

                          Year ended December 31, 1998    Year Ended December 31, 1997
                                      vs.                             vs.
                          Year Ended December 31, 1997    Year Ended December 31, 1996
                              Increase (decrease)             Increase (decrease)
                             in net interest income          in net interest income
                          ------------------------------  ------------------------------
                           Volume      Rate      Total     Volume      Rate      Total
                          ---------- --------  ---------  ---------- --------  ---------
                                           (Dollars in thousands)
INTEREST-EARNING ASSETS
Loans:
  Commercial Loans......  $   1,107  $   (270) $     837  $   1,849  $   (167) $   1,682
  Real estate--mortgage.         53       (10)        43       (199)      (17)      (216)
  Real estate--
   construction.........        421      (100)       321        116        45        161
  Consumer loans........        (56)       (8)       (64)       431       (14)       417
                          ---------  --------  ---------  ---------  --------  ---------
    Total loans.........      1,525      (388)     1,137      2,197      (153)     2,044
Securities:
  U.S. government
   securities...........        743      (509)       234        551       121        672
  Municipal--nontaxable.        357        43        400       (315)       42       (273)
  Municipal--taxable....       (225)      (18)      (243)      (190)       35       (155)
                          ---------  --------  ---------  ---------  --------  ---------
    Total securities....        875      (484)       391         46       198        244
Interest-bearing
 deposits at other
 banks..................        --        --         --         --        --         --
Federal funds sold......        595       (25)       570         43         6         49
                          ---------  --------  ---------  ---------  --------  ---------
    Total interest-
     earning assets.....      2,995      (897)     2,098      2,286        51      2,337
                          ---------  --------  ---------  ---------  --------  ---------
INTEREST-BEARING
 LIABILITIES
Deposits:
  Interest-bearing
   demand deposits......        305       (51)       254        (37)      (61)       (98)
  Certificates of
   deposit..............      1,015       114      1,129        385        60        445
  Savings deposits......         27       (12)        15         42        (3)        39
                          ---------  --------  ---------  ---------  --------  ---------
    Total interest-
     bearing accounts...      1,347        51        398        390        (4)       386
                          ---------  --------  ---------  ---------  --------  ---------
Notes payable...........        (94)        6        (88)       686      (184)       502
Federal funds purchased.       (108)        0       (108)        (2)       21         19
                          ---------  --------  ---------  ---------  --------  ---------
    Total interest-
     bearing
     liabilities........      1,145        57      1,202      1,074       (67)       907
                          ---------  --------  ---------  ---------  --------  ---------
    Total increase
     (decrease) in net
     interest income....  $   1,850  $   (954) $     896  $   1,212  $    218  $   1,430
                          =========  ========  =========  =========  ========  =========

--------
(1) This table is calculated on a full tax-equivalent basis.

Market Risk Management

   Market risk arises from changes in interest rates. Union Bankshares has risk management policies to monitor and limit exposure to market risk as discussed below. See "Asset/Liability Management." Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 20 of Notes to Consolidated Financial Statements.

Asset/Liability Management

   Union Bankshares' results of operations depend substantially on its net interest income. Like most financial institutions, Union Bankshares' interest income and cost of funds are affected by general economic conditions and by competition in the marketplace.

   The function of asset/liability management is to manage the risk/return relationships between capital adequacy, market risk, liquidity and interest rate risk. To manage these relationships, Union Bank & Trust uses the following items: equity, free capital, debt/capital, liquidity, volatile liability coverage, portfolio maturities, maturing assets and maturing liabilities. In addition, in reviewing the needs of Union Bank & Trust with regard to proper management of its asset/liability program, Union Bankshares' management has projected its needs into the future, taking into consideration historical periods of high loan demand, low deposit balances, projected loan increases (due to increased demand through marketing), and interest rate changes (as projected by consulting economists). Union Bank's Asset and Liability Management Committee is responsible for establishing procedures that enable Union Bankshares to achieve its goals while adhering to prudent banking practices and existing loan and investment policies.

   The excess of Union Bank's interest-earning assets over its interest-bearing liabilities have generally been invested in securities when suitable lending opportunities have not been sufficient to use such excess funds. Union Bank's securities portfolio plays an important part in the overall asset/liability management program and is a major contributor to Union Bankshares' financial results. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, interest rate risk and pledging for public deposits.

   The securities designated as available for sale generally are more liquid and have a shorter term than those designated as held to maturity. In connection with the preparation of its December 31, 1998, Consolidated Financial Statements, Union Bankshares has designated securities with a carrying value of $77,594,000 as available for sale. These securities are to be available for sale to assist management in providing an adequate asset/liability and liquidity management program for Union Bank. Securities designated as held to maturity typically have less liquidity and also have less call protection than those held for sale.

   A critical element of Union Bankshares' asset/liability management program is management of exposure to interest rate risk. Exposure to interest rate risk arises from volatile interest rates and changes in the balance sheet mix. Union Bank's policy is to control the exposure of its earnings to changing interest rates by generally maintaining a position within a narrow range around an "earnings neutral position," which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes. Union Bank & Trust uses a measurement tool known as dollar duration to help maintain an earnings neutral position. Dollar duration measures the percentage of loss or gain that the portfolio would sustain with a 100 basis point parallel shift in applicable interest rates.

   In order to control interest rate risk in a rising interest rate environment, or when management believes there is a significant risk of rising interest rates, management's philosophy is generally to reduce the dollar duration of the investment portfolio in order to achieve a more asset sensitive position, thereby allowing quicker repricings and maximizing net interest margin. Conversely, in a declining interest rate environment, management's philosophy is to increase the dollar duration of the investment portfolio, thereby becoming more liability sensitive. Management would ideally take steps to increase dollar duration at the time of a peak in interest rates or during the stabilization period prior to the anticipated decline of rates. This strategy provides that rates on the investments are locked in at higher levels and enhances the effect on net interest margin. Union Bank & Trust decreases the dollar duration of its investment portfolio by taking steps to increase the coupon rate and decrease the average life (the period for which a security is actually held as opposed to its stated maturity) of the securities held in the portfolio. Union Bank & Trust increases the dollar duration of its investment portfolio by taking steps to decrease the coupon rate and increase the average life of the securities held in the portfolio.

   Union Bank & Trust anticipates that the Federal Reserve Board will not encourage any further substantial change in interest rates in 1999. As of December 31, 1998, the dollar duration of the investment portfolio was 3.50 years compared to 3.20 years at December 31, 1997. The increase in dollar duration during 1998 reflects Management's replacement of investments which matured with investments that had slightly lower yields and longer maturities, which lower yields and long maturities were due to stable interest rates in the first three quarters of 1998 and slightly lower rates in the fourth quarter of 1998. The decision resulted in increasing the dollar duration of the portfolio, and decreasing the gross yield on the portfolio from 7.44% to 6.80%. Union Bankshares may also engage in hedging transactions to control interest rate risk. The effect of these efforts in any given period may be to negatively impact reported net non-interest income and the interest earned on the securities.

   Although analysis of interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is one standard tool for the measurement of exposure to interest rate risk, Union Bankshares believes that because interest rate gap analysis does not address all factors that can affect earnings performance, such as early withdrawal of time deposits and prepayment of loans, it should not be used as the primary indicator of exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment. Interest rate gap analysis is primarily a measure of liquidity based upon the amount of change in principal amounts of assets and liabilities outstanding, as opposed to a measure of changes in the overall net interest margin. Union Bankshares believes that since interest rate risk is caused by a combination of (a) differing volumes of repricing assets and liabilities (i.e.
gaps), (b) variability of interest rate changes (i.e. multiples) and (c) variability of occurrence of rate changes for various classes of assets and liabilities (i.e. lags), that its system of measuring the effect of each of these factors is a preferable tool for management of interest rate risk.

   Union Bank & Trust has contracted with a consulting firm to assist it with economic outlook, interest rate forecasting, asset/liability management and purchase and/or sale of securities. This firm does not have discretionary authority to act on behalf of Union Bankshares.

   The following table sets forth the estimated maturity or repricing, and the resulting interest rate gap, of Union Bankshares' interest-earning assets and interest-bearing liabilities at December 31, 1998. The amounts in the table are derived from internal data from Union Bankshares. The amounts are based upon regulatory reporting formats and, therefore, may not be consistent with financial information appearing elsewhere herein that has been prepared in accordance with generally accepted accounting principles. The amounts could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

                                            December 31, 1998
                                     Estimated maturity or repricing
                               ------------------------------------------------
                                 Less                  One
                                 than       Three    year to   Over
                                three     months to   five     five
                                months    one year    years    years    Total
                               --------   ---------  -------  -------  --------
                                         (Dollars in thousands)
Interest-earnings assets:
  Fixed rate loans............ $  8,859    $13,368   $19,547  $19,064  $ 60,838
  Floating rate loans.........   86,291      1,987       349    2,016    90,643
  Investment securities.......    7,233     15,025    36,505   46,300   105,063
  FHLB stock..................      988        --        --       --        988
  Federal funds sold..........   26,505        --        --       --     26,505
                               --------    -------   -------  -------  --------
    Total interest-earning
     assets................... $129,876    $30,380   $56,401  $67,380  $284,037
Interest-bearing liabilities:
  Interest-bearing demand
   deposits................... $ 25,852    $   --    $   --   $   --   $ 25,852
  Money market deposits.......   65,453        --        --       --     65,453
  Certificates of deposits
   under $100,000.............    6,293     10,677    11,347    9,804    38,121
  Certificates of deposits
   over $100,000..............   27,211      7,244     7,199    3,333    44,987
  Savings deposits............   19,221        --        --       --     19,221
  Notes payable...............    5,000        --      5,000   10,304    20,304
  Federal funds purchased.....      --         --        --       --        --
    Total interest-bearing
     liabilities..............  149,030     17,921    23,546   23,441   213,938
                               --------    -------   -------  -------  --------
Interest rate gap............. $(19,154)   $12,459   $32,855  $43,939
                               ========    =======   =======  =======
Cumulative interest rate gap.. $(19,154)   $(6,695)  $26,160  $70,099  $ 70,099
                               ========    =======   =======  =======  ========
Cumulative interest rate gap
 to total assets..............    (6.08)%    (2.12)%    8.30%   22.24%
                               ========    =======   =======  =======
Total consolidated assets..... $314,577
                               ========

   The following table presents at the date indicated (a) the aggregate loans by maturity in each major category of Union Bankshares' loan portfolio and (b) the aggregate amounts of variable and fixed rate loans that mature after one year. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments. Management estimates that approximately $16 million of loans maturing during the year ending December 31, 1999 will actually be paid off in cash during that period.

                                                 December 31, 1998
                         ------------------------------------------------------------------
                         Less than one year One year to five years Over five years  Total
                         ------------------ ---------------------- --------------- --------
                                               (Dollars in thousands)
Commercial Loans........      $ 78,710             $12,942             $13,967     $105,619
Real estate--
 construction loans.....        12,881                 --                  --        12,881
Real estate--mortgage
 loans..................         6,480                 575               1,331        8,386
Consumer loans..........        12,434               6,379               5,782       24,595
                              --------             -------             -------     --------
  Total.................      $110,505             $19,896             $21,080     $151,481
                              ========             =======             =======     ========
Fixed rate loans........                           $19,547             $19,064
Floating rate loans.....                               349               2,016
                                                   -------             -------
  Total.................                           $19,896             $21,080
                                                   =======             =======

Liquidity and Sources of Funds

   Union Bankshares' total assets increased 11.9% to $351.9 million at September 30, 1999 from $314.6 million at December 31, 1998. During the nine months ended September 30, 1999 deposits increased $20.5 million to $292.2 million at September 30, 1999 from $271.7 million at December 31, 1998. None of Union Bankshares' deposits at September 30, 1999 were brokered deposits.

   Union Bankshares' primary sources of funds are customer deposits, sales and maturities of investment securities and loan repayments. These funds are used to make loans, to acquire investment securities and other assets and to fund continuing operations. During the year ended December 31, 1998, deposits increased to $271.7 million from $190.1 million and $156.4 million at December 31, 1997 and 1996, respectively. None of the deposits at December 31, 1998, 1997 or 1996 were brokered deposits. Management believes that the increases in deposits in 1997 and 1998 were the result of (a) the successful opening of Union Bank's two new branches in 1998 and the resulting increase in new customers at each branch and the acquisition of Lakewood State Bank in December of 1998; (b) referrals from existing customers; (c) continued success of Union Bank's Officer Call Program; and (d) recent bank acquisition activity in Colorado which has improved Union Bank's opportunities to attract new business from customers in its small and medium-sized business focus area.

   Union Bankshares' Acquisition Loan was paid off on March 17, 1993 with the proceeds from the sale of Convertible Notes. The Convertible Notes required semi-annual interest only payments, with no principal due until maturity at March 17, 2003. On March 1, 1996, Union Bankshares exercised the optional redemption provision of the Convertible Notes. On the redemption date, April 1, 1996, Union Bankshares paid 101% of the principal amount of each Convertible Note redeemed, plus accrued and unpaid interest. Prior to the redemption date holders of the Convertible Notes had the right to convert the Convertible Notes into Union Bankshares' common stock at a rate of 78.68 shares for each $1,000 principal amount of Convertible Notes (a conversion price of $12.71 per share). There were $6,512,000 in principal amount of Convertible Notes outstanding and all except $26,000 were tendered for redemption. Union Bankshares entered into a loan agreement (the "Loan Agreement") with NationsBank, formerly Boatmen's First National Bank of Kansas City, to borrow up to $4 million to fund the redemption. The remainder of the funds needed to pay off the Convertible Notes was taken from the investments which Union Bankshares held in its available for sale portfolio.

   In December 1998, Union Bankshares Capital Trust I, a newly formed Delaware business trust completed the sale of $10.3 million of 9% Cumulative Trust Preferred Securities, guaranteed on a subordinated basis by Union Bankshares. Union Bankshares contributed $7 million of the proceeds of the offering to Union Bank & Trust to finance the acquisition of Lakewood State Bank. The remainder of the proceeds was used for general corporate purposes, including the payoff of all outstanding amounts to NationsBank under the Loan Agreement. Union Bankshares also terminated the revolving line of credit it maintained with NationsBank.

   Union Bankshares has successfully negotiated with Gold Bank for a revolving line of credit in an amount not to exceed $3 million. Any monies advanced under this line would be used solely for capital needs of Union Bankshares or to purchase the stock of banks or bank holding companies. This line of credit is available for one year only, with renewals to be negotiated each year. If any principal is advanced on this line, the terms of the repayment would also be negotiated depending upon the use of proceeds. Interest would be due quarterly. There is currently no amount outstanding under this line of credit. The line of credit is secured by the pledge of all of the shares of capital stock of Union Bank, and contains standard representations, warranties and covenants.

   Annual renewal of the line of credit is based on the compliance by Union Bank & Trust with the following criteria:

     1. Capital Ratio of not less than 6.25%;

     2. Return on Average Assets of not below 1.00%;

     3. Loan Loss Reserve/Total Loans Ratio of not below 1.00%;

     4. Non-Performing Loans/Total Loans Ratio of not greater than 2.00%;

     5. Debt Service Coverage Ratio of not less than 2:1; and

     6. Absence of regulatory dividend restrictions.

   In the event Union Bank & Trust does not meet any of these criteria calculated as of December 31 of each year and based on its financial statements, Union Bankshares will have 90 days from the delivery of the financial statements to cure the deficiency.

   On January 14, 1998, Union Bank & Trust borrowed $10 million from the Federal Home Loan Bank of Topeka in the form of two $5 million loans. The purpose of securing these loans were primarily to provide liquidity and allow Union Bank & Trust to limit its exposure relative to the Available for Sale portion of its securities portfolio, as discussed below. The first $5 million enabled management to reduce its current daily purchase of Federal Funds from approximately $8 million to $3 million. With the remaining $5 million, Union Bank & Trust purchased approximately $5 million in short-term U.S. Government securities, which were placed in the Available for Sale portfolio. This allowed Union Bank & Trust to transfer approximately $5 million in long-term GNMA mortgage pool securities with relatively high coupon yields to Held to Maturity, which limits Union Bank's capital exposure should interest rates increase. The loans are structured as follows: $5 million at 6.34%, maturing January 14, 1999; and $5 million at 6.50%, maturing January 14, 2000. The loans cannot be prepaid without a prepayment penalty. Interest on these notes is due monthly. Union Bankshares expects that maturities of securities held in the Available for Sale portfolio will be adequate to fund repayment of these loans. On January 14, 1999, Union Bank & Trust repaid the $5 million which matured.

   During the second quarter of 1999, Union Bank & Trust borrowed $33.6 million from the Federal Home Loan Bank of Topeka with rates ranging from 4.90% to 5.11% and maturities ranging from one day to six months. The purpose for these loans was to use an alternative source of funding to fund current loan growth at a time when Union Bank's deposits have not increased and liquidation of a portion of Union Bank's bond portfolio was not prudent. Union Bankshares expects that these loans will be repaid with liquidity from normal increases in deposits coupled with liquidity from Union Bank's bond portfolio.

   During the third quarter of 1999, Union Bank & Trust repaid $10.0 million of the Federal Home Loan Bank of Topeka loans.

   Management anticipates that Union Bankshares will continue to rely primarily on customer deposits, sales and maturities of investment securities, loan sales, and loan repayments to provide liquidity and will use funds so provided primarily to make loans and to purchase securities. Union Bankshares believes that its customer deposits provide a strong source of liquidity because of the high percentage of core deposits, many of which are held as compensating balances under long-standing loan relationships. As a secondary source of funds, management uses federal funds and its membership in the Federal Home Loan Bank of Topeka.

Results of Operations

 Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

   Overview. Union Bankshares reported net income of $1,054,000 for the nine months ended September 30, 1999, a decrease of 15.5% from net income of $1,248,000 for the first nine months of 1998. Earnings were positively impacted in the first nine months of 1999 by a $2,146,000 increase in net interest income, a $141,000 decrease in provision for loan loss, a $241,000 increase in gain on sale of securities available for sale, and a $332,000 increase in other noninterest income. These improvements were offset by a $2,780,000 increase in noninterest expense and a $274,000 increase in income tax expense for the nine months ended September 30, 1999. Net income per share (diluted) was $.40 for the nine months ended September 30, 1999 compared to $.47 per share for the 1998 period. Return on average assets and average equity were .43% and 6.94%, respectively, for the nine months ended September 30, 1999 compared to .73% and 8.79%, respectively, for the nine months of 1998.

   During the nine months of 1999, Union Bankshares' cash and Federal Funds sold decreased $23.7 million, its securities portfolio increased $41.7 million, its net loan portfolio increased $21.9 million, its deposits increased $20.5 million, and its notes payable to the Federal Home Loan Bank of Topeka (FHLB) increased $18.6 million.

   Interest Income. Interest income increased $4,509,000, or 34.5%, to $17,588,000 for the period ended September 30, 1999 from $13,079,000 for the comparable 1998 period. This increase results from the increase in Union Bankshares' interest earning assets from operations and the acquisition of Lakewood State Bank in December, 1998. Union Bankshares' net yield on interest earning assets on a fully tax equivalent basis was 8.01% for the nine months of 1999, which reflects a decrease of 65 basis points (each basis point equals 1/100 of 1%) from the comparable 1998 period. The average yield on loans decreased from 9.98% in the 1998 period to 9.56% in the 1999 period, and the average yield on securities held by Union Bankshares decreased from 6.84% in the 1998 period to 6.49% in the 1999 period. Interest income on loans was $1,648,000 greater in the 1999 period and interest income on securities increased $3,014,000 in the 1999 period.

   Interest Expense. Interest expense increased $2,363,000, or 52.3%, to $6,789,000 for the nine months ended September 30, 1999 from $4,516,000 for the nine months ended September 30, 1998. This increase is primarily due to a $59.2 million increase in average interest bearing deposit accounts ($30.0 million from the acquisition of Lakewood State Bank), a $10.3 million increase in notes payable due to the issuance of the trust preferred securities in December, 1998, a $3.9 million increase in average Federal Funds purchased, an $8.1 million increase in average notes payable to FHLB, offset by a $1.3 million decrease in average notes payable to NationsBank (which was paid off in December, 1998). Average rates paid on interest bearing deposits decreased 21 basis points to 3.55% in the nine months of 1999 from 3.76% in the nine months of 1998.

   Net Interest Income. Net interest income before provision for loan loss was $10,709,000 for the nine months ended September 30, 1999, an increase of $2,146,000, or 25.1%, over the nine months of 1998. Net interest margin decreased 81 basis points from 5.77% in the 1998 period to 4.96% in the 1999 period. The increase in net interest income is primarily due to an $1,648,000 increase in interest income on loans and a $3,014,000 increase in interest income on securities, partially offset by a $153,000 decrease in interest income on Federal Funds sold and a $2,363,000 increase in interest expense. Union Bankshares' average cost of funds for the nine months ended September 30, 1999 was 1 basis point lower than the comparable 1998 period. Union Bankshares' average yield on interest earning assets decreased 65 basis points in the 1999 period compared to the 1998 period, from 8.66% to 8.01%.

   Noninterest Income. Noninterest income increased $573,000, or 80.1%, for the nine months ended September 30, 1999 to $1,288,000 from $715,000 for the nine months ended September 30, 1998. This increase was due to: (a) a $241,000 increase in the gain on sale of securities available for sale ($7,000 due to the acquisition of Lakewood State Bank); (b) a $199,000 increase in service charge income ($136,000 due to the acquisition of Lakewood State Bank); and
(c) a $133,000 increase in other noninterest income ($68,000 due to the acquisition of Lakewood State Bank).

   Noninterest Expense. Noninterest expense increased $2,780,000, or 36.8%, for the nine months of 1999 to $10,327,000 compared to $7,547,000 in the nine months of 1998. This increase is primarily the result of: (a) increases in salaries and benefits relating primarily to staffing expenses for the two new branches and the branch resulting from the acquisition of Lakewood State Bank, and annual merit increases; (b) increases in occupancy and equipment relating to the new branches and the acquisition of Lakewood State Bank; (c) increase in goodwill expense due to the acquisition of Lakewood State Bank; and (d) increases in other miscellaneous noninterest expenses relating to the new branches and the acquisition of Lakewood State Bank.

   Income Tax Expense. Income tax expense increased $274,000, or 114.2%, for the nine months of 1999. This increase is primarily the result of an increase in pretax earnings.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Overview. Net income decreased $499,000 for 1998 to $1,637,000 from $2,136,000. This decrease was primarily as a result of a $1,814,000 increase in noninterest expense, which was partially offset by a $755,000 increase in net interest income, an $82,000 decrease in provision for loan loss and a $474,000 decrease in income tax expense. Return on average assets and return on average equity were .69% and 8.52%, respectively, for 1998 compared to 1.08% and 12.68%, respectively, for 1997.

   Interest Income. Interest income increased $1,957,000 to $17,917,000 for 1998 from $15,960,000 for 1997. In 1998, interest income from loans increased $1,137,000, interest income on securities increased $250,000 and interest income on federal funds sold increased $570,000. The increase in interest income from loans was primarily a result of an increase in consumer loans made by Union Bank & Trust bearing slightly higher interest rates. The increases in interest income on securities and interest income on federal funds sold were primarily a result of the investment by Union Bank & Trust of excess customer deposits.

   Interest Expense. Interest expense increased $1,202,000 to $6,320,000 for 1998 from $5,118,000 in 1997. Interest expense on interest-bearing deposits increased $1,398,000, interest expense on federal funds purchased decreased $108,000, and interest expense on notes payable decreased $88,000 in 1998. The increase in interest expense on interest-bearing deposits was primarily due to greater deposit volume in 1998. The rates paid on interest bearing deposits was relatively unchanged between 1997 and 1998. The decrease in interest expense on notes payable was due to the $2.0 million reduction of the NationsBank note.

   Net Interest Income. Net interest income increased $755,000 to $11,597,000 for 1998 from $10,842,000 for 1997. During 1998 average loans outstanding increased $14,219,000, average securities owned increased $11,835,000, average federal funds sold increased $10,878,000 and the net interest spread decreased from 5.14% for 1997 to 4.49% for 1998. The increase in net interest income resulted primarily from the increase in the volume of interest earning assets, partially offset by the increase in the volume of interest-bearing deposits.

   Noninterest Income. Noninterest income increased $4,000 to $962,000 for 1998 from $958,000 for 1997.

   Noninterest Expense. Noninterest expense increased $1,814,000 to $10,267,000 for 1998 from $8,453,000 for 1997. This increase is a result of the following factors: (a) salary/benefit expense increased $834,000 primarily due to increased staffing (at Union Bank & Trust and the six branches) and yearly salary increases; (b) occupancy and equipment expense increased $305,000 primarily due to the opening of two new branches and Year 2000 equipment expenses; and (c) other operating expenses increased $669,000 primarily as a result of higher costs associated with the opening of two new branches and acquiring Lakewood State Bank.

   Income Taxes. Union Bankshares' income tax expense for the years ended December 31, 1998, 1997 and 1996 was $377,000, $851,000, and $339,000 (which is net of the $201,000 tax effect of the extraordinary item), respectively. Union Bankshares' effective tax rate typically differs from the expected 34% enacted tax rate due to interest income received on tax-exempt securities, which is partially offset by the amortization of excess of investment in subsidiary over net assets acquired.

 Year ended December 31, 1997 Compared to Year Ended December 31, 1996

   Overview. Net income increased $563,000 for 1997 to $2,136,000 from $1,573,000, primarily as a result of a $1,528,000 increase in net interest income. The positive change in net interest income was partially offset by a decrease in gain on sale of securities of $61,000 and an $837,000 increase in noninterest expense. Return on average assets and return on average equity were 1.08% and 12.68%, respectively, for 1997, compared to .91% and 10.44%, respectively, for 1996.

   Interest Income. Interest income increased $2,434,000 to $15,960,000 for 1997 from $13,526,000 for 1996. In 1997, interest income from loans increased $2,044,000, interest income on securities increased $341,000 and interest income on federal funds sold increased $49,000. This increase in interest income from loans was primarily due to the increase in the size of the loan portfolio, as the interest rates were relatively stable in 1997, compared to 1996.

   Interest Expense. Interest expense increased $906,000 to $5,118,000 for 1997 from $4,212,000 in 1996. Interest expense on interest-bearing deposits increased $385,000, interest expense on federal funds purchased increased $19,000, and interest expense on the notes payable increased $502,000 in 1997. The increase in interest expense on interest-bearing deposits was primarily due to greater deposit volume in 1997 as the rates paid on interest-bearing deposits was relatively unchanged between 1996 and 1997. The increase in interest expense on the notes payable was due to the $10.0 million increase in notes payable to the FHLB, offset by the $1.5 million reduction of the NationsBank note.

   Net Interest Income. Net interest income increased $1,528,000 to $10,842,000 for 1997 from $9,314,000 for 1996. During 1997, average loans outstanding increased $21,457,000, average securities owned increased $1,666,000 and the net interest spread decreased from 5.29% for 1996 to 5.14% for 1997. The increase in net interest income resulted primarily from the Bank's ability to increase the percentage of its assets employed in its loan portfolio.

   Noninterest Income. Noninterest income decreased $79,000 to $958,000 for 1997 from $1,037,000 for 1996. This decrease is primarily due to a $61,000 decrease in gains on sale of investment securities.

   Noninterest Expense. Noninterest expense increased $837,000 to $8,453,000 for 1997 from $7,616,000 for 1996. This increase is a net result of the following factors: (a) salary/benefit expense increased $483,000, primarily due to increased staffing (at the Bank and the three branches) and yearly salary increases; and (b) other operating expenses increased $345,000, primarily as a result of a $56,000 increase in advertising and marketing expense, a $157,000 increase in legal fees, primarily due to expenses on a problem credit, and the absence of a $100,000 accrual reversal of a 1995 claim made against the Company, which was settled favorably in February, 1996.

   Extraordinary Item. On March 1, 1996, the Company called the Convertible Notes for redemption. The redemption on April 1, 1996 caused the Company to accelerate the amortization of the debt issuance costs which were being amortized over a ten-year period. On March 31, 1996, there was a write-off of the $473,000 balance of the debt issuance costs and the $65,000 call premium. The after-tax effect of this transaction was a $337,000 non-cash charge to income in the first quarter of 1996.

Provision For Loan Losses

   Union Bankshares' provisions for loan losses in the years ended December 31, 1998, 1997 and 1996 were $278,000, $360,000, and $285,000, respectively.

   Union Bankshares charged $102,000 to provision for loan loss in the nine months of 1999 and $243,000 for the same period in 1998. The ratio of loan loss reserve to total loans was 1.63% at September 30, 1999 and 1.80% at September 30, 1998. Union Bankshares sets its loan loss reserve at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio. These factors include a review of problem loans, business conditions, loan loss experience and an overall evaluation of the quality of the collateral, holding and disposal costs and costs of capital. Provision for loan loss is a direct charge against income and is determined by management based on the adequacy of the loan loss reserve.

Asset Quality

   Union Bankshares' lending activities are guided by its Statement of Lending Policies and Procedures. These policies are annually reviewed and approved by Union Bank's board of directors. Union Bank & Trust employs an internal auditor to monitor its internal supervision and audits of its lending operation and Union Bankshares supplements these internal procedures with independent examinations performed by professional consultants and auditors. Union Bankshares monitors concentrations of loans by collateral, purpose and industry. Union Bankshares has no significant exposure to highly leveraged transactions and has no foreign credits in its loan portfolio.

   Total nonperforming assets were $206,000 and $15,000 at September 30, 1999 and December 31, 1998, respectively. The Company had no Other Real Estate Owned (OREO) at either September 30, 1999 or December 31, 1998. At September 30, 1999, securities held to maturity were $34.0 million, or 23.1% of the total portfolio, and securities available for sale totaled $111.7 million, or 75.6% of the total portfolio. Other securities (investment in FHLB stock) totaled $1.9 million, or 1.3% of the total portfolio. Securities available for sale are those securities which may be sold in response to changes in interest rates, changes in Union Bankshares' short term liquidity needs or changes in prepayment risk, and are stated at the lower of cost or estimated market value. At September 30, 1999, the amortized cost of investments available for sale exceeded fair value by approximately $1,960,000.

   Securities held to maturity are considered longer term assets which are normally held until maturity and are carried at amortized cost. The market value of securities designated as held to maturity exceeded carrying value by approximately $82,000 at September 30, 1999. U.S. government securities make up $76.7 million, or 51.9% of the investment portfolio, mortgage backed securities make up $44.6 million, or 30.2% of the investment portfolio, obligations of states and political subdivisions (municipal securities), comprise $24.5 million, or 16.6% of the investment portfolio, and other investments make up $1.9 million, or 1.3% of the investment portfolio at September 30, 1999.

   Management has generally sought to control the exposure of Union Bankshares' securities portfolio to rising interest rates by maintaining a position within a narrow range around an "earnings neutral position" (i.e., the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes). Union Bankshares uses a measurement tool known as dollar duration to help maintain an earnings neutral position. As of September 30, 1999, the dollar duration of the investment portfolio was
5.10 years compared to 3.50 years at December 31, 1998. This increase in dollar duration resulted from the partial replacement of securities which were sold, matured or called during the first nine months of 1999 and the net addition of $41.7 million of securities with the same or lower yields but with longer maturities. Union Bankshares may also engage in hedging transactions to control interest rate risk. The effect of these efforts in any given period may be to negatively impact reported net noninterest income and the interest earned on the securities.

Capital Resources

   Union Bankshares' capital adequacy is a direct measurement of the overall financial strength of Union Bankshares and its ability to absorb a diverse market conditions. In addition, the capital position of Union Bankshares provides a mechanism to promote public confidence in Union Bankshares and Union Bank.

   Union Bankshares' total stockholders' equity decreased $833,000 to $19.5 million at September 30, 1999 from $20.3 million at December 31, 1998. This decrease in stockholders' equity was due to the net effect of FAS 115 which requires financial institutions to mark their available for sale securities portfolio to market, offset by the retention of earnings in the current year and the exercise of options to purchase 6,000 shares of common stock.

   The Federal Reserve Board and FDIC guidelines require a minimum of a 4% Tier 1 core capital to risk-weighted assets ratio and an 8% total qualifying capital to risk-weighted assets ratio. Due to Union Bankshares' high level of capital and the level of risk in its current asset mix, Union Bankshares' risk based capital ratios exceed the regulatory minimum ratios. Union Bankshares' Tier 1 core capital to risk weighted assets was 9.62% at September 30, 1999 and its total qualifying capital to risk weighted assets was 12.42%. As of September 30, 1999 Union Bank & Trust also exceeded the minimum regulatory risk based capital ratios.

   The following table sets forth Union Bankshares' and Union Bank's capital ratios at December 31, 1998.

                                                            December 31, 1998
                                                          ----------------------
                                                          (Dollars in thousands)
      Company
        Tier I Capital...................................        $ 23,357
        Total Capital....................................          25,387
        Risk-Weighted....................................         166,837
        Tier I Capital to Risk-Weighted Assets...........           14.00%
        Total Capital to Risk-Weighted Assets............           15.22%
        Leverage Ratio...................................            8.30%
      Bank
        Tier I Capital...................................        $ 17,752
        Total Capital....................................          19,860
        Risk-Weighted Assets.............................         168,046
        Tier I Capital to Risk-Weighted Assets...........           10.56%
        Total Capital to Risk-Weighted Assets............           11.82%
        Leverage Ratio...................................            6.79%


   Union Bank & Trust management is anticipating 1999 capital expenditures of approximately $750,000 in connection with updating its internal operating systems and expenditures of approximately $170,000 for the conversion of the Lakewood State Bank internal operating system. Union Bank & Trust intends to use part of its anticipated income in 1999 to finance these expenditures.

   Management expects that the current capital levels, together with internally generated funds, will be sufficient to support Union Bankshares' operations for the foreseeable future. However, depending upon the nature and scale of Union Bankshares' acquisition opportunities, Union Bankshares may be required to obtain additional capital resources through borrowing or the issuance of additional securities. Union Bankshares' ability to incur additional indebtedness may be limited by government regulations.

Effects of Inflation and Changing Prices

   The primary impact of inflation on Union Bankshares' operations is increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation, however, can magnify the growth of assets in the banking industry. If significant, this would require that equity capital increase at a faster rate than would otherwise be necessary.

Impact of Year 2000

   Some computer programs are written using two digits rather than four to define the applicable years. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than 2000. This could cause a system failure or miscalculation causing disruption of operation including, among other things, a temporary inability to process transactions, pay invoices or engage in similar, normal business activities.

   In February 1998, Union Bankshares adopted a Year 2000 Project Management Plan in recognition of the potential problems that all computer systems may have when the date January 1, 2000 arrives. As part of the implementation of this plan, in April 1998, Union Bankshares completed an assessment to determine whether it would have to modify or replace portions of its hardware and software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. By June 1998, Union Bankshares had completed all required renovations of its critical internal information technology ("IT") systems and by March 1999, had completed compliance testing of such systems. All critical IT and non-IT systems have tested Year 2000 compliant. Testing is continuing on non-critical systems and all reasonable steps required to achieve compliance of such systems will be taken. The steps remaining in the total Year 2000 project are not estimated to have a material impact on Union Bankshares' financial position or the results of its operations. Union Bankshares estimates that its total Year 2000 project cost will be approximately $500,000. These costs will be expensed as incurred and approximately $485,000 has been incurred as of September 30, 1999.

   Union Bankshares has initiated formal communications with all of its significant suppliers and large customers and is continuing its assessment of the extent to which Union Bankshares is vulnerable to those third parties' failure to remediate their own Year 2000 issues. Union Bankshares' total Year 2000 project cost and estimates for completion include the estimated costs and time associated with the impact of a third party's Year 2000 issue and are based on presently available information. However, there can be no guarantee that the systems of other companies on which Union Bankshares' systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with Union Bankshares' systems, would not have a material adverse affect on Union Bankshares.

   Union Bankshares has adopted a contingency plan in the event that third parties significant to Union Bankshares are not timely Year 2000 compliant. Union Bankshares has determined that the most reasonably likely worst-case scenario would include power and communications failures. Under the contingency plan, Union Bankshares believes that it could carry out its core-business activities for an indefinite period in such an event. Union Bankshares' plan also addresses contingencies related to liquidity and currency demands which may arise.

   The costs of the project and the date on which Union Bankshares believes it will complete the Year 2000 modifications are based on management's best estimates which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, the ability to locate and correct all relevant computer codes and similar uncertainties. Therefore, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

New Accounting Principles

   The Financial Accounting Standards Board recently issued Statement No. 130 (Statement No. 130), "Reporting Comprehensive Income." Statement No. 130, which became effective for periods beginning after December 31, 1997, establishes standards for reporting and display of comprehensive income. This statement required that all items that are to be recognized under accounting standard as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

   The Financial Accounting Standards Board recently issued Statement No. 131 (Statement No. 131), "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131, which became effective for periods beginning after December 15, 1997, requires that business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of Statement No. 131 had no significant impact on Union Bankshares' financial statements.

   The Financial Accounting Standards Board recently issued Statement No. 133 (Statement No. 133) "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133, as amended for Statement No. 137, which becomes effective for periods beginning after June 15, 2000, requires that business enterprises recognize all derivative instruments either as assets or liabilities in the financial statements and record those instruments at fair value. Changes in fair value of these derivatives is recognized in the statement of comprehensive income in the period of change. Management has adopted Statement No. 133 effective the first quarter of 1999. In connection with this adoption, they have transferred $6,592,000 of held-to-maturity securities to available-for-sale. The adoption of Statement No. 133 had no material impact on Union Bankshares' financial position and results of operations.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

   The rights of Union Bankshares stockholders are currently governed by the Delaware General Corporation Law and Union Bankshares' Certificate of Incorporation and Bylaws adopted thereunder. As a result of the merger, the stockholders of Union Bankshares will become stockholders of Gold Banc, whose rights are governed by Kansas law and Gold Banc's Articles of Incorporation and Bylaws adopted thereunder. The following discussion is intended only to highlight certain differences between the rights of corporate stockholders under Kansas law and Delaware law generally and specifically with respect to the stockholders of Union Bankshares and Gold Banc. The discussion is not intended as a complete statement of all such differences, and Union Bankshares stockholders are referred to those laws and governing documents for a definitive treatment of the subject matter.

Authorized and Outstanding Capital Stock

   Both Kansas and Delaware law require a corporation's governing corporate documents to set forth the total number of shares of stock which the corporation has the authority to issue. The authorized capital stock of Union Bankshares consists of 100,000,000 shares of common stock, of which approximately 2,348,014 shares are currently outstanding, and 500,000 shares
of preferred stock, of which no shares will be outstanding as of            ,
2000. The authorized capital stock of Gold Banc consists of 50,000,000 shares
of common stock, of which approximately            shares are currently
outstanding, and 10,000,000 shares of preferred stock, of which no shares will
be outstanding as of            , 2000.

Election of Directors

   Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The Certificate and Bylaws of Union Bankshares have set the number of directors at between three and eleven persons, subject to change within these limits by a majority of the entire board of directors.

   The Union Bankshares Certificate has established three classes of directors, to serve staggered terms. Newly created directorships and vacancies on the Union Bankshares board maybe filled by the affirmative vote of a majority of the remaining directors then in office. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The Union Bankshares Certificate does not provide for cumulative voting.

   The former stockholders of Union Bankshares will have rights under Kansas law in the election of directors similar, though not identical, to those provided by Delaware law. Directors, unless their terms are staggered, are elected at each annual stockholder meeting under Kansas law. Vacancies on the board of directors may be filled (1) by a majority of directors then in office or (2) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the articles of incorporation, by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case an amendment to the articles is required to change the number of directors.

   The Gold Banc Articles fix the number of members of the board of directors at between three and fifteen persons, subject to change within these limits by a majority of the entire board of directors. The board of directors is divided into three classes, serving staggered terms. The Gold Banc Articles provides that vacancies on the board are to be filled by the remaining members and any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen. Under Kansas law, stockholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The Gold Banc Articles do not provide for cumulative voting.

Removal of Directors

   Under Delaware law, directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless the corporation's board is classified. In the case of a classified board, unless the certificate of incorporation otherwise provides, stockholders may effect such removal only for cause, or in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board, or if there are classes of directors, at an election of the class of directors of which such director is a part. Neither the Union Bankshares Certificate of Incorporation nor the Union Bankshares Bylaws address the removal of a director.

   Kansas law provides that any director may be removed with or without cause by a majority of the shares then entitled to vote at an election of directors unless director terms are staggered. In the case of staggered terms, unless the articles of incorporation provide otherwise, stockholders may remove directors only for cause or, in the case of a corporation having cumulative voting for directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part. The Gold Banc Articles provides that a director may be removed from office at anytime, but only for cause by the holders of a majority of the voting power of all of the shares of the corporation entitled to vote in the election of directors, or only for cause by a majority of the board of directors.

Amendments to Charter

   Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Union Bankshares Certificate requires the affirmative vote of the holders of at least two-thirds of the voting power of all shares entitled to vote in the election of directors to approve certain amendments to its charter.

   Kansas law provides that an amendment to the articles of incorporation of a corporation must be approved by at least a majority of the outstanding stock entitled to vote upon the proposed amendment, and by at least a majority of the outstanding stock of each class entitled to vote thereon as a class. The articles of incorporation may state a greater number or proportion required for approval. The Gold Banc Articles requires a vote of two-thirds of the outstanding shares of the common stock of the corporation to amend Articles Four, Five, Six, Seven, Eight, Nine, Ten, Twelve or Thirteen of its Articles of Incorporation.

Amendments to Bylaws

   Delaware law provides that a corporation's bylaws may be amended by that corporation's stockholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The Union Bankshares Certificate provides that Union Bankshares's directors may amend Union Bankshares's Bylaws, except that Articles II and III of the bylaws cannot be amended without the affirmative vote of at least two-thirds of all of the shares entitled to vote in the election of directors.

   Kansas law provides that the right to adopt, amend or repeal bylaws of a corporation shall be vested in the corporation's board of directors, unless otherwise provided in such corporation's articles of incorporation and subject to the right of the stockholders to adopt, amend or repeal the bylaws. The Gold Banc Articles require the affirmative vote of at least two-thirds of the outstanding stock to amend or repeal Articles II, III and VI of the bylaws of Gold Banc.

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Special Meetings of Stockholders

   Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The Union Bankshares Bylaws provide that special meetings of Union Bankshares's stockholders may only be called by the Chairman of the Board, the President and Chief Executive Officer or the majority of the board of directors.

   Kansas law provides that special meetings of stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's articles of incorporation or bylaws. The Gold Banc Bylaws provide that a special meeting may be called by the chief executive officer, a majority of the board of directors, and shall be called at any time by the Chairman of the Board, the Chief Executive Officer, or the Secretary upon the request of stockholders owning 55 percent of the outstanding stock of the corporation entitled to vote at such meeting.

Stockholder Action by Written Consent

   Union Bankshares' stockholders may take any action by written consent of the holders of two-thirds of the outstanding shares entitled to vote thereon without a meeting only if there are ten or less stockholders. Under Gold Banc's Articles, however, Gold Banc's stockholders may not take any action without a meeting.

Notice of Stockholder Proposals

   Union Bankshares's Bylaws provide that a stockholder is allowed to address any business at an annual meeting if the procedural requirements are met. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than thirty days nor more than fifty days prior to the meeting; provided, however, that in the event that less than forty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting,
(b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

   Gold Banc's Bylaws provide that at any special meeting of the stockholders, only the business specified in the notice of a special meeting may be addressed at the meeting, but a stockholder is allowed to address any business at an annual meeting if the procedural requirements are met. In order for a matter to be properly brought before the annual meeting by a stockholder, the stockholder must provide notice of the matter to Gold Banc not less than 120 days prior to the meeting and delivery of specified information of the type customarily required by such provisions.

Vote on Extraordinary Corporate Transactions

   Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets or a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to Union Bankshares and its stockholders.

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

   Kansas law is similar to Delaware law in that, except as described below with respect to "business combinations," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon. The foregoing provisions apply to Gold Banc and its stockholders.

Dividends

   Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of a surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Union Bankshares Certificate contains no additional restrictions on the declaration or payment of dividends, except that certain guidelines are outlined for dividends on preferred stock.

   Kansas law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's stockholders either
(1) out of its surplus or (2) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. Provided, however, that no such dividend may be paid out of net profits if the capital of the corporation shall have been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until such deficiency is repaired. Other than the restrictions imposed by Kansas law, the Bylaws and Articles of Gold Banc contain no additional restrictions on the declaration or payment of dividends, other than certain guidelines are outlined for dividends on common and preferred stock.

Appraisal Rights of Dissenting Stockholders

   Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal of and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he holds, is a party. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares held by the stockholders are of a class or series registered on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation.

   Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares of the corporations described in (1) and (2); or (4) any combination of the shares of stock and cash in lieu of fractional shares described in (1), (2) and (3). A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or a sale of all or substantially all of the assets of the corporation.

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

   Kansas law requires the corporation surviving or resulting from any merger or consolidation to provide stockholders notice of the effectiveness of the merger or consolidation if such stockholders filed with the corporation a written objection to the merger or consolidation before the taking of the vote on the merger or consolidation, and whose shares were either not entitled to vote or were not voted in favor of the merger or consolidation. Such stockholders then have twenty days from the mailing date of such notice to demand in writing from the corporation payment of the value of their stock as of the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation. If such demand is made, the corporation shall pay to the stockholder such value within thirty days from the end of the twenty day period. If the corporation and stockholder fail to agree upon the value of such stock, the stockholder or the corporation may demand a determination of the value of such stock by an appraiser appointed by the district court.

   However, this right to demand an appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares were registered on a national securities exchange, or (3) the shares were held of record by not less than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation, unless the articles of incorporation provide otherwise.

   Neither Union Bankshares nor Gold Banc stockholders are entitled to dissenters' or appraisal rights in connection with the merger.

Stockholder Inspection

   Under both Kansas and Delaware law, any stockholder may inspect a corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to the person's interest as a stockholder. Both Kansas and Delaware law specifically provide that a stockholder may appoint an agent for the purpose of examining the corporation's books and records.

   Gold Banc's bylaws provide that Gold Banc's stockholders have the right to inspect the books and records of the corporation to the extent and in the manner provided by Kansas law, subject to reasonable restrictions as may be determined by the board of directors or the officers of the corporation, from time to time or with respect to any request for such inspection.

Indemnification and Limitation of Liability of Directors and Officers

   Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) liability under Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. The Union Bankshares certificate limits the personal liability of Union Bankshares's directors for monetary damages to the fullest extent permissible under applicable law.

   Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any

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threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

   The Union Bankshares Certificate provide for the indemnification of and the advancement of defense costs to Union Bankshares's directors, officers and employees to the fullest extent permitted by Delaware law.

   Under the merger agreement, Gold Banc has agreed to provide indemnification to Union Bankshares's officers and directors in certain circumstances. See "The Proposed Merger -- Interests of Union Bankshares' Management and Directors in the Merger-- Indemnification of Directors and Officers and Insurance" on page 23."

   Kansas law grants a corporation power to indemnify an officer, director, employee or agent made a party to a proceeding as a result of his status as an officer, director, employee or agent against such expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, in the case of a criminal proceeding, such director had no reasonable grounds to believe his actions were unlawful. The determination of whether the director has met the requisite standard of conduct for indemnification may be made by (1) a majority vote of a quorum consisting of directors not at that time parties to the suit; (2) independent legal counsel directed by a quorum of disinterested directors; or (3) by the stockholders. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   A corporation can indemnify an officer, director, employee or agent for expenses actually and reasonably incurred by such person in connection with the defense or settlement of a suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, if such person is adjudged to be liable to the corporation in a suit brought by or in the right of the corporation, no indemnification shall be made unless the court in which such proceeding was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   The Gold Banc's Articles limit the liability of its directors for monetary damages to the fullest extent permissible under applicable law and indemnify each officer and director to the fullest extent permitted by applicable law.

Preemptive Rights

   Neither Delaware nor Kansas law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate or articles of incorporation. Neither the Union Bankshares Certificate nor the Gold Banc Articles provides for preemptive rights.

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Business Combination Restrictions

   In general, Delaware law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (1) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (2) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all stockholders of the corporation; (3) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Stockholder); or (4) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

   The three-year moratorium may be avoided if: (1) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

   The Business Combination restrictions described above do not apply if, among other things: (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (2) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (3) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders.

   The statute also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with board of director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years.

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   In addition to any action required by law, the Union Bankshares'
Certificate contains a provision that requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of capital stock of Union Bankshares entitled to vote generally in the election of directors as a condition for Business Combinations (defined below) involving Union Bankshares and an Interested Stockholder (defined below). For purposes of the Union Bankshares Articles, "Business combination" is defined to mean: (1) any merger or consolidation involving Union Bankshares or any of its subsidiaries;
(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by Union Bankshares or any of its subsidiaries of assets with a fair market value of $3 million or more; (3) the issuance or transfer by Union Bankshares or any subsidiary of any securities of Union Bankshares or any subsidiary to an Interested Stockholder in exchange for cash, securities or other properties having a fair market value of $3 million or more; or (4) any reclassification of securities, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which would have the effect of increasing the voting power of an Interested Stockholder or any Affiliate of any Interested Stockholder.

   An "Interested Stockholder" is defined to mean any person (other than the corporation or any of its subsidiaries, Charles R. Harrison, Bruce E. Hall or Herman J. Zueck and any affiliate thereof) who or which: (1) is the beneficial owner of 5 percent or more of Union Bankshares' voting stock; or (2) is an Affiliate (defined below) of the corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner of 5 percent or more of the voting stock; or (3) is an assignee or has otherwise succeeded to any shares of voting stock which were at any time within the two year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

   The requirement of the affirmative vote of the holders of at least two-thirds of the then outstanding shares of capital stock of Union Bankshares entitled to vote generally in the election of directors can be waived in the following circumstances: (a) the Business Combination is approved by a majority of the Disinterested Directors (defined below); or (b) certain minimum price and procedural requirements are met. A "Disinterested Director" is a director of Union Bankshares who is either (1) unaffiliated with the Interested Stockholder and was a member of the board prior to the time that the Interested Stockholder became an Interested Stockholder, or (2) a successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Disinterested Director by a majority of Disinterested Directors then on the board of directors.

   Kansas law relating to Business Combinations is virtually identical to Delaware law (refer to discussion of Delaware law, above). The Gold Banc Articles expressly elect to be covered by the Business Combinations restrictions.

Shareholder Rights Plan

   Gold Banc has in effect a shareholder rights plan and has entered into a rights agreement with American Stock Transfer & Trust Company, as Rights Agent. The rights plan provides for a dividend distribution of one one-thousandth of a share of Series A Preferred Stock (a "Right") to be attached to each outstanding share of Gold Banc common stock. As a result of the merger, each share of Gold Banc common stock received in the merger will also represent one Right. The Rights are not currently exercisable or transferable apart from the Gold Banc common stock.

   The Rights will become exercisable if a person or group acquires 15% or more of the Gold Banc common stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Gold Banc common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Gold Banc common stock that has a market value of two times the exercise price of the Right. If Gold Banc is acquired in a merger or other business transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right.

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   The Rights issued under the Gold Banc shareholder rights plan may make any merger not approved by Gold Banc's board of directors prohibitively expensive, because the Rights allow Gold Banc shareholders to purchase the voting securities of Gold Banc or a potential acquirer at one-half of the fair market value.

   Union Bankshares does not have a shareholders rights plan.

                                    EXPERTS

   The financial statements included in the Gold Banc Annual Report on Form 10-K for the year ended December 31, 1998, that are incorporated herein by reference, have been audited by KPMG LLP, independent public accountants, as stated in their reports included in the Form 10-K, and have been incorporated by reference herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The financial statements of American Bancshares, Inc., included in the Gold Banc Current Report on Form 8-K, dated November 19, 1999, that are incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their reports included in the Form 8-K, and have been incorporated by reference herein in reliance upon such reports given upon authority of that firm as experts in accounting and auditing.

   The audited financial statements of CountryBanc Holding Company, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of First Business Bancshares of Kansas City, Inc., incorporated by reference, have been audited by Baird, Kurtz & Dobson, independent public accountants, as indicated in their reports included in Form 8-K, and have been incorporated by reference in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.

   The audited financial statements of Union Bankshares included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated by their report with respect thereto, and are included herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The legality of the Gold Banc common stock to be issued pursuant to the merger has been passed upon for Gold Banc by Stinson, Mag & Fizzell, P.C. Stinson, Mag & Fizzell, P.C. also will pass upon federal income tax matters in connection with the merger. See "The Proposed Merger--Federal Income Tax Consequences" on page 21. Davis, Graham, Stubbs LLP, Denver, Colorado, will pass on certain matters related to the merger for Union Bankshares.

                         FUTURE STOCKHOLDER PROPOSALS

If the Merger is Consummated, or the Merger is Not Consummated and You Are a Gold Banc Stockholder:

   A stockholder proposal may be considered at Gold Banc's 2000 Annual Meeting of Stockholders only if it meets the following requirements set forth in Gold Banc's Bylaws. First, the stockholder making the proposal must be a stockholder of record on the record date for such meeting, must continue to be a stockholder of record at the time of such meeting, and must be entitled to vote thereat. Second, the stockholder must deliver or cause

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to be delivered a written notice to Gold Banc's Secretary. The Secretary must receive such notice no later than December 2, 1999.

   The notice shall specify: (a) the name and address of the stockholder as they appear on the books of Gold Banc; (b) the class and number of shares of Gold Banc's stock that are beneficially owned by the stockholder; (c) any material interest of the stockholder in the proposed business described in the notice; (d) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about him or her that is required by the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be disclosed in the proxy materials for the meeting involved if he or she were a nominee of Gold Banc for election as one of its directors; (e) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the stockholders and if and why it is deemed by the stockholder to be beneficial to Gold Banc; and (f) if so requested by Gold Banc, all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Notwithstanding satisfaction of the above, the proposed business may be deemed not properly before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a stockholder proposal and was omitted from the proxy materials for the meeting.

   For stockholder proposals to be considered for inclusion in Gold Banc's proxy materials for the 2000 Annual Meeting of Stockholders, the Secretary of Gold Banc must receive such proposals no later than December 2, 1999.

If the Merger is Not Consummated and You Are a Union Bankshares Stockholder:

   Union Bankshares stockholders who intend to present proposals at the 2000 annual meeting, which Union Bankshares currently expects to hold in May 2000 if the merger is not consummated, must deliver them to Union Bankshares at its principal executive offices at least 150 days prior to the meeting or by December 23, 1999, whichever is earlier, for inclusion in the proxy statement and form of proxy relating to that meeting. All proposals must comply with the applicable requirements of the federal securities laws and Union Bankshares' Bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

   Gold Banc. Gold Banc files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information Gold Banc files at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Gold Banc's filings are also available to the public on the SEC Internet site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC at http\\www.sec.gov.

   Union Bankshares. Union Bankshares files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information Union Bankshares files at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange

Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Union Bankshares' filings are also available to the public on the SEC Internet site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC at http\\www.sec.gov.

   Gold Banc has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Gold Banc common stock to be issued to holders of Union Bankshares common stock in connection with the merger. This document is part of the registration statement and constitutes a prospectus of Gold Banc in addition to being a proxy statement of Gold Banc and Union Bankshares for their respective special meetings. This document does not contain all of the information contained in the registration statement or the exhibits to the registration statement as allowed by the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

   The Securities and Exchange Commission permits Gold Banc to incorporate by reference information that is not contained in this document. This means that Gold Banc can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the following documents previously filed with the Securities and Exchange Commission:

Gold Banc SEC Filings (File No. 0-28936)       Period or Date of Event
----------------------------------------       -----------------------
Current Report on Form 8-K, filed November
19, 1999                                       November 19, 1999
Current Report on Form 8-K, filed November
19, 1999                                       November 19, 1999
Current Report on Form 8-K, filed November
19, 1999                                       November 19, 1999
Current Report on Form 8-K, filed November
10, 1999                                       November 10, 1999
Proxy Statement on Schedule 14A, filed April
1, 1999                                        Annual Meeting on April 28, 1999
Annual Report on Form 10-K, filed April 1,
1999                                           Year ended December 31, 1998
Quarterly Report on Form 10-Q, filed May 14,
1999                                           Quarter ended March 31, 1999
Quarterly Report on Form 10-Q, filed August
11, 1999                                       Quarter ended June 30, 1999
Quarterly Report on Form 10-Q, filed November
8, 1999                                        Quarter ended September 30, 1999

Union Bankshares SEC Filings (File No. 0-
21078)                                         Period or Date of Event
-----------------------------------------      -----------------------
Current Report on Form 8-K, filed August 24,
1999                                           August 9, 1999
Proxy Statement on Schedule 14A, filed April
23, 1999                                       Annual Meeting on May 27, 1999
Annual Report on Form 10-KSB, filed March 31,
1999                                           Year ended December 31, 1998
Quarterly Report on Form 10-QSB, filed May
13, 1999                                       Quarter ended March 31, 1999
Quarterly Report on Form 10-QSB, filed August
13, 1999                                       Quarter ended June 30, 1999
Quarterly Report on Form 10-QSB, filed
November 5, 1999                               Quarter ended September 30, 1999

   Gold Banc is also incorporating by reference additional documents filed with Securities and Exchange Commission after the date of this document, but prior to the date of the meetings.

   Gold Banc has supplied all information contained or incorporated in this document relating to Gold Banc. Union Bankshares has supplied all such information relating to Union Bankshares.

   Gold Banc and Union Bankshares stockholders may obtain documents incorporated by reference through Gold Banc or the Securities and Exchange Commission. Documents incorporated by reference are available from Gold Banc without charge, by requesting such documents in writing or by telephone from Gold Banc at:

                           Gold Banc Corporation, Inc.
                           11301 Nall Avenue
                           Leawood, Kansas 66211
                           Telephone Number: (913) 451-8050
                           Attention: Keith E. Bouchey

   If you would like to request documents from us, please do so by
                , 2000 in order to receive them before the meetings. Documents will be sent first class mail within one day upon receipt of a request.

   You should rely only on the information contained or incorporated by reference in this document to vote on the Gold Banc proposal and the Union Bankshares proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This
document is dated             , 2000. You should not assume that the
information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Gold Banc or Union Bankshares not the issuance of Gold Banc common stock in the merger shall create any implication to the contrary.

                             UNION BANKSHARES, LTD.

                        DECEMBER 31, 1998, 1997 AND 1996
                                   (Audited)
                          SEPTEMBER 30, 1999 AND 1998
                                  (Unaudited)

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INDEPENDENT ACCOUNTANTS' REPORT............................................ F-2

CONSOLIDATED FINANCIAL STATEMENTS

  Balance Sheets........................................................... F-3

  Statements of Income..................................................... F-4

  Statements of Comprehensive Income (Loss)................................ F-5

  Statements of Stockholders' Equity....................................... F-6

  Statements of Cash Flows................................................. F-7

  Notes to Financial Statements............................................ F-8

                        Independent Accountants' Report

The Board of Directors
Union Bankshares, Ltd.
Denver, Colorado

   We have audited the accompanying consolidated balance sheets of UNION BANKSHARES, LTD. as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of UNION BANKSHARES, LTD. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

   As described in Note 1, in 1997, the Company retroactively changed its method of computing earnings per share to adopt the provisions of Financial Accounting Standards Board Statement No. 128.

                                          /s/ BAIRD, KURTZ & DOBSON
Denver, Colorado
January 20, 1999

                             UNION BANKSHARES, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                 September 30,              December 31,
                           -------------------------- -------------------------
                               1999          1998         1998         1997
                           ------------  ------------ ------------ ------------
                                  (Unaudited)
Cash and due from banks..  $ 14,528,000  $ 17,140,000 $ 18,914,000 $ 15,314,000
Federal funds sold.......     7,200,000    11,000,000   26,505,000   11,400,000
                           ------------  ------------ ------------ ------------
   Total Cash and Cash
    Equivalents..........    21,728,000    28,140,000   45,419,000   26,714,000
Held-to-maturity
 securities .............    34,045,000    25,786,000   27,469,000   27,929,000
Available-for-sale
 securities..............   111,728,000    58,515,000   77,594,000   37,180,000
Other investments........     1,949,000       970,000      988,000      916,000
Loans, net...............   166,440,000   125,625,000  144,517,000  120,659,000
Mortgage loans held for
 sale....................           --      2,504,000    4,285,000    1,253,000
Excess of cost over fair
 value of net assets
 acquired, net of
 amortization............     6,765,000     2,551,000    7,169,000    2,720,000
Premises and equipment...     3,245,000     2,030,000    3,276,000    1,378,000
Accrued interest
 receivable..............     2,451,000     1,636,000    1,542,000    1,353,000
Other assets.............     3,537,000     1,641,000    2,318,000    1,403,000
                           ------------  ------------ ------------ ------------
   Total Assets..........  $351,888,000  $249,398,000 $314,577,000 $221,505,000
                           ============  ============ ============ ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
 Demand..................  $ 85,095,000  $ 67,038,000 $ 78,017,000 $ 57,565,000
 NOW.....................    26,865,000    18,009,000   25,852,000   18,914,000
 Money Market............    82,246,000    61,245,000   65,452,000   65,074,000
 Savings.................    18,702,000    11,836,000   19,221,000   10,798,000
 Time....................    79,251,000    58,935,000   83,108,000   37,725,000
                           ------------  ------------ ------------ ------------
   Total Deposits........   292,159,000   217,063,000  271,650,000  190,076,000
Notes payable............    28,600,000    11,000,000   10,000,000   12,000,000
Guaranteed Preferred
 Beneficial Interests in
 Company's Debentures....    10,304,000           --    10,304,000          --
Accrued interest payable.       338,000       252,000      471,000      187,000
Other liabilities........       976,000     1,224,000    1,808,000    1,020,000
                           ------------  ------------ ------------ ------------
   Total Liabilities.....   332,377,000   229,539,000  294,233,000  203,283,000
                           ------------  ------------ ------------ ------------
STOCKHOLDERS' EQUITY
Preferred stock, $.001
 par value; authorized
 1,355,790 shares; issued
 and outstanding -0-
 shares..................           --            --           --           --
Common stock, $.001 par
 value; authorized
 10,000,000 shares;
 issued and outstanding
 1998--2,342,014 shares;
 1997--2,332,014 shares..         2,000         2,000        2,000        2,000
Additional paid-in
 capital.................     9,672,000     9,610,000    9,639,000    9,583,000
Retained earnings........    11,114,000     9,631,000   10,060,000    8,384,000
Accumulated other
 comprehensive income:
 Unrealized
  (depreciation)
  appreciation on
  available-for-sale
  securities, net of
  applicable income
  taxes of $(683,000);
  $347,000; $365,000 and
  $116,000 in 1999,
  1998, 1998 and 1997,
  respectively...........    (1,277,000)      616,000      643,000      253,000
                           ------------  ------------ ------------ ------------
   Total Stockholders'
    Equity...............    19,511,000    19,859,000   20,344,000   18,222,000
                           ------------  ------------ ------------ ------------
   Total Liabilities and
    Stockholders' Equity.  $351,888,000  $249,398,000 $314,577,000 $221,505,000
                           ============  ============ ============ ============

                 See Notes to Consolidated Financial Statements

                             UNION BANKSHARES, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME

                             Nine Months Ended
                               September 30,
                                (Unaudited)             Year Ended December 31,
                          ----------------------- -----------------------------------
                             1999        1998        1998        1997        1996
                          ----------- ----------- ----------- ----------- -----------
INTEREST INCOME
Interest and fees on
 loans..................  $11,033,000 $ 9,385,000 $12,585,000 $11,448,000 $ 9,404,000
Interest on investment
 securities:
 U.S. government
  agencies and
  corporations..........    5,201,000   2,189,000   3,121,000   2,887,000   2,215,000
 State and other
  political
  subdivisions..........    1,020,000   1,018,000   1,415,000   1,399,000   1,730,000
 Interest on federal
  funds sold and
  interest-bearing
  deposits in other
  banks.................      334,000     487,000     796,000     226,000     177,000
                          ----------- ----------- ----------- ----------- -----------
   Total Interest
    Income..............   17,588,000  13,079,000  17,917,000  15,960,000  13,526,000
                          ----------- ----------- ----------- ----------- -----------
INTEREST EXPENSE
Deposits................    5,284,000   3,932,000   5,519,000   4,121,000   3,736,000
Federal funds purchased.      137,000       2,000       2,000     110,000      91,000
Notes payable...........    1,458,000     582,000     799,000     887,000     385,000
                          ----------- ----------- ----------- ----------- -----------
   Total Interest
    Expense.............    6,879,000   4,516,000   6,320,000   5,118,000   4,212,000
                          ----------- ----------- ----------- ----------- -----------
NET INTEREST INCOME.....   10,709,000   8,563,000   11,597,00  10,842,000   9,314,000
PROVISION FOR LOAN
 LOSSES.................      102,000     243,000     278,000     360,000     285,000
                          ----------- ----------- ----------- ----------- -----------
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN LOSSES............   10,607,000   8,320,000  11,319,000  10,482,000   9,029,000
                          ----------- ----------- ----------- ----------- -----------
NONINTEREST INCOME
Service charges.........      491,000     292,000     405,000     371,000     368,000
Gain on sale of
 available-for-sale
 securities, net........      266,000      25,000      43,000     101,000     162,000
Other...................      531,000     398,000     514,000     486,000     507,000
                          ----------- ----------- ----------- ----------- -----------
   Total Noninterest
    Income..............    1,288,000     715,000     962,000     958,000   1,037,000
                          ----------- ----------- ----------- ----------- -----------
NONINTEREST EXPENSE
Salaries and employee
 benefits...............    5,387,000   4,009,000   5,311,000   4,477,000   3,994,000
Amortization of excess
 of cost over fair value
 of net assets acquired.      404,000     170,000     232,000     226,000     226,000
Occupancy and equipment.    1,513,000   1,095,000   1,537,000   1,232,000   1,223,000
Other operating
 expenses...............    3,023,000   2,273,000   3,187,000   2,518,000   2,173,000
                          ----------- ----------- ----------- ----------- -----------
   Total Noninterest
    Expense.............   10,327,000   7,547,000  10,267,000   8,453,000   7,616,000
                          ----------- ----------- ----------- ----------- -----------
INCOME BEFORE INCOME
 TAXES AND EXTRAORDINARY
 ITEM...................    1,568,000   1,488,000   2,014,000   2,987,000   2,450,000
INCOME TAXES............      514,000     240,000     377,000     851,000     540,000
                          ----------- ----------- ----------- ----------- -----------
INCOME BEFORE
 EXTRAORDINARY ITEM.....    1,054,000   1,248,000   1,637,000   2,136,000   1,910,000
EXTRAORDINARY ITEM
Loss on early
 extinguishment of debt
 (net of applicable
 income taxes of
 $201,000)..............          --          --          --          --      337,000
                          ----------- ----------- ----------- ----------- -----------
NET INCOME..............  $ 1,054,000 $ 1,248,000 $ 1,637,000 $ 2,136,000 $ 1,573,000
                          =========== =========== =========== =========== ===========
EARNINGS PER SHARE
 BASIC
 Income before
  extraordinary item....  $       .45 $       .53 $       .70 $       .92 $       .83
 Extraordinary item,
  net...................  $       --  $       --  $       --  $       --  $      (.15)
 Net income.............  $       .45 $       .53 $       .70 $       .92 $       .68
 Weighted average
  number of common
  shares outstanding....    2,348,875   2,338,446   2,339,119   2,317,056   2,298,804
 DILUTED
 Income before
  extraordinary item....  $       .40 $       .47 $       .62 $       .84 $       .79
 Extraordinary item,
  net...................  $       --  $       --  $       --  $       --  $      (.14)
 Net income.............  $       .40 $       .47 $       .62 $       .84 $       .65
 Weighted average
  number of common
  shares outstanding....    2,634,270   2,630,620   2,622,753   2,534,904   2,415,488

                 See Notes to Consolidated Financial Statements

                             UNION BANKSHARES, LTD.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                            Nine Months Ended
                              September 30,           Year Ended December 31,
                          ----------------------- ----------------------------------
                             1999         1998       1998        1997        1996
                          -----------  ---------- ----------  ----------  ----------
                               (Unaudited)
NET INCOME..............  $ 1,054,000  $1,248,000 $1,637,000  $2,136,000  $1,573,000

OTHER COMPREHENSIVE
 INCOME (LOSS)
Unrealized appreciation
 (depreciation) on
 available-for-sale
 securities, net of
 income taxes of
 $(1,194,000), $221,000,
 $195,000, $-0-, and
 $(214,000) for
 September 30, 1999 and
 1998 and December 31,
 1998, 1997, and 1996,
 respectively...........   (2,087,000)    347,000    416,000         --     (360,000)

Unrealized appreciation
 on investment
 securities transferred
 from available-for-sale
 to held-to-maturity
 including amortization.          --          --         --      (32,000)    (42,000)
                          -----------  ---------- ----------  ----------  ----------
LESS: reclassification
 adjustment for realized
 (gain) losses included
 in net income, net of
 income taxes of
 $91,000, $10,000,
 $15,000, $38,000, and
 $60,000, for September
 30, 1999 and 1998 and
 December 31, 1998,
 1997, and 1996,
 respectively...........      167,000      16,000    (26,000)    (63,000)   (102,000)
COMPREHENSIVE INCOME
 (LOSS).................  $  (866,000) $1,611,000 $2,207,000  $2,041,000  $1,069,000
                          ===========  ========== ==========  ==========  ==========



                 See Notes to Consolidated Financial Statements

                             UNION BANKSHARES, LTD.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                       Accumulated
                                                          Other
                                                      Comprehensive
                                                          Income
                                                      --------------
                                                        Unrealized
                                                       Appreciation
                                                      (Depreciation)
                                           Additional on Available-
                                            Paid-in      for-Sale     Retained
                           Shares   Amount  Capital     Securities    Earnings      Total
                          --------- ------ ---------- -------------- ----------- -----------
BALANCE, DECEMBER 31,
 1995...................  2,291,340 $2,000 $9,383,000  $   852,000   $ 4,675,000 $14,912,000
 Shares issued for stock
  option plan...........      4,540    --      25,000          --            --       25,000
 Shares issued upon
  conversion and
  retirement of notes...      4,084    --      26,000          --            --       26,000
 Net change in
  unrealized
  appreciation of
  available-for-sale
  securities, net of
  income taxes of
  $238,000..............        --     --         --      (462,000)          --     (462,000)
 Unrealized appreciation
  on investment
  securities transferred
  from available-for-
  sale to held-to-
  maturity including
  amortization..........        --     --         --       (42,000)          --      (42,000)
 Net income.............        --     --         --           --      1,573,000   1,573,000
                          --------- ------ ----------  -----------   ----------- -----------
BALANCE, DECEMBER 31,
 1996...................  2,299,964  2,000  9,434,000      348,000     6,248,000  16,032,000
 Shares issued for stock
  option plan...........     32,050    --     149,000          --            --      149,000
 Net change in
  unrealized
  appreciation of
  available-for-sale
  securities, net of
  income taxes of
  $33,000...............        --     --         --       (63,000)          --      (63,000)
 Net change in
  unrealized
  appreciation on
  investment securities
  transferred from
  available-for-sale to
  held-to-maturity
  including
  amortization..........        --     --         --       (32,000)          --      (32,000)
 Net income.............        --     --         --           --      2,136,000   2,136,000
                          --------- ------ ----------  -----------   ----------- -----------

BALANCE, DECEMBER 31,
 1997...................  2,332,014 $2,000 $9,583,000  $   253,000   $ 8,384,000 $18,222,000
 Shares issued for stock
  option plan...........     10,000    --      56,000          --            --       56,000
 Net change in
  unrealized
  appreciation of
  available-for-sale
  securities, net of
  income taxes of
  $249,000..............        --     --         --       390,000           --      390,000
 Increase in retained
  earnings due to stock
  option plans..........        --     --         --           --         39,000      39,000
 Net income.............        --     --         --           --      1,637,000   1,637,000
                          --------- ------ ----------  -----------   ----------- -----------
BALANCE, DECEMBER 31,
 1998...................  2,342,014  2,000  9,639,000      643,000    10,060,000  20,344,000
 Shares issued for stock
  option plan...........      6,000    --      33,000          --            --       33,000
 Net change in
  unrealized
  appreciation of
  available-for-sale
  securities, net of
  income taxes of
  $(1,103,000)..........        --     --         --    (1,920,000)          --   (1,920,000)
 Net income.............        --     --         --           --      1,054,000   1,054,000
                          --------- ------ ----------  -----------   ----------- -----------
BALANCE, SEPTEMBER 30,
 1999...................  2,348,014 $2,000 $9,672,000  $(1,277,000)  $11,114,000 $19,511,000
                          ========= ====== ==========  ===========   =========== ===========


                 See Notes to Consolidated Financial Statements

                             UNION BANKSHARES, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Nine Months Ended
                               September 30,
                                (Unaudited)                Year Ended December 31,
                         --------------------------  -------------------------------------
                             1999          1998         1998         1997         1996
                         ------------  ------------  -----------  -----------  -----------
Cash Flows from
 Operating Activities
 Net income............  $  1,054,000  $  1,248,000  $ 1,637,000  $ 2,136,000  $ 1,573,000
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in)
  operating
  activities:
   Gain on sale of
    securities.........      (266,000)      (25,000)     (41,000)    (101,000)    (162,000)
   Extraordinary item..           --            --           --           --       337,000
   Federal Home Loan
    Bank stock
    dividend...........       (54,000)      (54,000)     (72,000)     (53,000)         --
   Amortization
    (accretion) of
    premium/discount on
    investments........       349,000        92,000      455,000     (140,000)  (2,323,000)
   Amortization of
    deferred loan fees,
    net of costs.......    (1,152,000)     (752,000)  (1,296,000)    (955,000)    (395,000)
   Deferred income
    taxes..............    (1,168,000)      (59,000)    (230,000)    (216,000)    (125,000)
   Provision for loan
    losses.............       102,000       243,000      278,000      360,000      285,000
   Depreciation and
    amortization.......       569,000       327,000      491,000      415,000      429,000
   Amortization of
    excess of cost over
    fair value of net
    assets acquired....       404,000       169,000      232,000      226,000      226,000
 Changes in:
   Mortgage loans held
    for sale...........     4,285,000    (1,251,000)  (3,032,000)  (1,253,000)         --
   Accrued interest
    receivable.........      (909,000)     (283,000)      72,000     (246,000)     (22,000)
   Prepaid expenses and
    other assets.......       144,000      (179,000)    (581,000)       7,000      (83,000)
   Accrued interest
    payable............      (133,000)       65,000       97,000       92,000     (135,000)
   Other liabilities...      (531,000)      204,000      671,000      103,000      (13,000)
                         ------------  ------------  -----------  -----------  -----------
     Net cash provided
      by (used in)
      operating
      activities.......  $  2,694,000     (255,000)   (1,319,000)     375,000     (408,000)
                         ------------  ------------  -----------  -----------  -----------
Cash Flows from
 Investing Activities
 Proceeds from
  maturities of
  available-for-sale
  securities...........    12,639,000    19,295,000   24,932,000    8,809,000    8,600,000
 Proceeds from
  maturities of held-
  to-maturity
  securities...........     5,996,000     5,236,000    6,995,000    8,652,000    3,473,000
 Proceeds from sale of
  available-for-sale
  securities...........    17,149,000     2,207,000    2,312,000   13,161,000   34,111,000
 Purchase of
  available-for-sale
  securities...........   (75,320,000)  (42,343,000) (55,426,000) (24,077,000) (38,731,000)
 Purchase of held-to-
  maturity securities..    (3,958,000)   (3,237,000)  (6,710,000)  (7,003,000)  (1,010,000)
 Purchase of other
  investments..........      (961,000)      (54,000)          --     (369,000)     (85,000)
 Net decrease
  (increase) in loans..   (20,674,000)   (4,457,000)     104,000  (21,086,000) (19,004,000)
 Purchase of Lakewood
  State Bank, net of
  cash acquired........           --            --       520,000          --           --
 Purchase of premises
  and equipment........      (548,000)     (979,000)  (1,306,000)    (220,000)    (295,000)
 Proceeds from sale of
  other real estate
  owned................       150,000           --           --           --           --
                         ------------  ------------  -----------  -----------  -----------
     Net cash used in
      investing
      activities.......   (65,527,000)  (24,332,000) (28,579,000) (22,133,000) (12,941,000)
                         ------------  ------------  -----------  -----------  -----------
Cash Flows from
 Financing Activities
 Net increase in
  demand deposits,
  money market, NOW,
  and savings
  accounts.............    24,366,000     5,777,000    8,700,000   23,547,000   11,665,000
 Net increase
  (decrease) in time
  deposits.............    (3,857,000)   21,210,000   31,543,000   10,120,000    4,569,000
 Change in federal
  funds purchased......           --            --           --    (6,200,000)   2,200,000
 Proceeds from
  issuance of notes
  payable..............    33,600,000           --           --    10,000,000    4,000,000
 Principal repayments
  of notes payable.....   (15,000,000)   (1,000,000)  (2,000,000)  (1,500,000)  (7,077,000)
 Proceeds from
  issuance of common
  stock................        33,000        26,000       56,000      149,000       51,000
 Proceeds from
  issuance of
  Guaranteed
  Preferred Beneficial
  Interests in
  Company's
  Debentures...........           --            --    10,304,000          --           --
                         ------------  ------------  -----------  -----------  -----------
     Net cash provided
      by financing
      activities.......    39,142,000    26,013,000   48,603,000   36,116,000   15,408,000
                         ------------  ------------  -----------  -----------  -----------
Net (Decrease) Increase
 in Cash and Cash
 Equivalents...........   (23,691,000)    1,426,000   18,705,000   14,358,000    2,059,000
Cash and Cash
 Equivalents, Beginning
 of Year...............    45,419,000    26,714,000   26,714,000   12,356,000   10,297,000
                         ------------  ------------  -----------  -----------  -----------
Cash and Cash
 Equivalents, End of
 Year..................  $ 21,728,000   $28,140,000  $45,419,000  $26,714,000  $12,356,000
                         ============  ============  ===========  ===========  ===========

                 See Notes to Consolidated Financial Statements

                            UNION BANKSHARES, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1997 AND 1996

Note 1: Nature of Operations and Summary of Significant Accounting Policies

 Nature of Operations

   Union Bank and Trust (Bank) is a wholly-owned subsidiary of Union Bankshares, Ltd. (Bankshares) (collectively referred to as Company). The Bank provides a full range of banking services to customers, primarily living in the Denver metropolitan area, through its home office and three branch facilities located in the Denver area. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

   Management believes that the allowance for loan losses and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgments of information available to them at the time of their examination.

 Principles of Consolidation

   The consolidated financial statements include the accounts of Union Bankshares, Ltd. and its wholly-owned subsidiary, Union Bank and Trust. All significant intercompany balances and transactions have been eliminated.

 Operating Segments

   The Bank is organized on a branch by branch basis, upon which management makes decisions regarding how to allocate resources and assess performance. Each of the branch banks provides a group of similar community banking services, including such core products and services as loans, time deposits, checking and saving accounts, as well as products that compliment these core products.

 Cash and Cash Equivalents

   The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consisted of federal funds sold.

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


   Pursuant to normal banking practices, the Bank is required to maintain certain balances (reserves) with the Federal Reserve Bank. Included in cash and due from banks in the accompanying consolidated balance sheets are required reserve balances of approximately $4,263,000 and $1,525,000 at December 31, 1998 and 1997, respectively.

   As of December 31, 1998, the Company had approximately $5,330,000 on deposit in one financial institution.

 Investments in Debt and Equity Securities

   Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

   Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

   Interest and dividends on investments in debt and equity securities are included in income when earned.

 Fee Income

   Loan origination fees, net of direct origination costs, are recognized as income using the level-yield method over the term of the loans.

 Loans

   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

 Allowance for Loan Losses

   The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories, including consumer loans and real estate mortgage loans that are collectively evaluated. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value for loan collateral using a single risk category method of identification.

   A loan is considered impaired when it is probable that the Bank will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent 90 days or more (nonaccrual loans)

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

and certain other loans identified by management. Accrual of interest is generally discontinued, and interest accrued and unpaid is removed, at the time such amounts are delinquent 90 days. Interest is recognized for nonaccrual loans only upon receipt, and only after all principal amounts are current according to the terms of the contract. Loans are charged off when, in the opinion of management, all or a portion of the principal outstanding is no longer collectible.

 Mortgage Loans Held for Sale

   Mortgage loans held for sale are normally sold within 120 days of origination and are carried at the lower of cost or market. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.

 Premises and Equipment

   Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

 Excess of Cost Over Fair Value of Net Assets Acquired

   Excess costs of the purchased subsidiary acquired by the Company in 1985 in excess of the fair value of underlying net tangible assets is amortized on a straight-line basis over a 25 year period. The remaining balance is being amortized through 2009 at a rate of approximately $226,000 per year. The excess cost over purchase price of the branch bank acquired in 1998 is also being amortized on a straight-line basis over a 15 year life at an annual rate of $312,000 through 2014. Amortization expense related to the purchased subsidiary and branch bank in 1998 was $232,000.

 Foreclosed Assets Held for Sale

   Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value as of the date of foreclosure, and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in fair value. Increases in the valuation allowance and gains/losses on sales of foreclosed assets are included in noninterest expense, net.

 Debt Issuance Costs

   Debt issuance costs associated with the issuance of the 9.0% Cumulative Trust Preferred Securities are being amortized over a ten year period.

 Income Taxes

   Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

 Earnings Per Common Share

   Basic earnings per share is computed based on the weighted average number of common shares outstanding during each period.

   Diluted earnings per share is computed assuming exercise of all stock options having exercise prices less than the average market price of the common stock using the treasury stock method.

   All share and per share amounts have been restated to reflect the two-for-one stock split which was voted on and approved by stockholders on May 27, 1998.

Note 2: Investments in Debt and Equity Securities

   The amortized cost and approximate fair value of held-to-maturity securities was as follows at September 30, 1999 (unaudited), December 31, 1998 and 1997:

                                                Gross      Gross
                                   Amortized  Unrealized Unrealized Approximate
                                     Cost       Gains      Losses   Fair Value
                                  ----------- ---------- ---------- -----------
September 30, 1999 (unaudited)
  U.S. Government agencies and
   corporations.................. $30,313,000  $    --    $(68,000) $30,245,000
  Obligations of state and
   political subdivisions........   3,732,000   150,000        --     3,882,000
                                  -----------  --------   --------  -----------
                                  $34,045,000  $150,000   $(68,000) $34,127,000
                                  ===========  ========   ========  ===========
1998:
  U.S. Government agencies and
   corporations.................. $21,591,000  $501,000   $(12,000) $22,080,000
  Obligations of state and
   political subdivisions........   5,878,000   462,000        --     6,340,000
                                  -----------  --------   --------  -----------
                                  $27,469,000  $963,000   $(12,000) $28,420,000
                                  ===========  ========   ========  ===========
1997:
  U.S. Government agencies and
   corporations.................. $21,989,000  $383,000   $ (1,000) $22,371,000
  Obligations of state and
   political subdivisions........   5,940,000   370,000        --     6,310,000
                                  -----------  --------   --------  -----------
                                  $27,929,000  $753,000   $ (1,000) $28,681,000
                                  ===========  ========   ========  ===========

   Maturities of held-to-maturity securities at December 31, 1998:

                                                         Amortized  Approximate
                                                           Cost     Fair Value
                                                        ----------- -----------
One year or less....................................... $       --  $       --
After one year through five years......................   4,439,000   4,552,000
After five years through ten years.....................   3,735,000   3,919,000
After ten years........................................   1,538,000   1,710,000
Mortgage-backed and other debt securities..............  17,757,000  18,239,000
                                                        ----------- -----------
                                                        $27,469,000 $28,420,000
                                                        =========== ===========

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


   The amortized cost and approximate fair value of available-for-sale securities was as follows at September 30, 1999 (unaudited), December 31, 1998 and 1997:

                                             Gross       Gross
                               Amortized   Unrealized Unrealized   Approximate
                                  Cost       Gains      Losses      Fair Value
                              ------------ ---------- -----------  ------------
September 30, 1999
 (unaudited)
  U.S. Government agencies
   and corporations.......... $ 92,533,000 $   91,000 $(1,949,000) $ 90,675,000
  U.S. Treasury securities...          --         --          --            --
  Obligations of state and
   political subdivisions....   21,155,000    235,000    (337,000)   21,053,000
                              ------------ ---------- -----------  ------------
                              $113,688,000 $  326,000 $(2,286,000) $111,728,000
                              ============ ========== ===========  ============
1998:
  U.S. Government agencies
   and corporations.......... $ 54,438,000 $  276,000 $   (10,000) $ 54,704,000
  U.S. Treasury securities...    3,611,000     48,000         --      3,659,000
  Obligations of state and
   political subdivisions....   18,482,000    774,000     (25,000)   19,231,000
                              ------------ ---------- -----------  ------------
                              $ 76,531,000 $1,098,000 $   (35,000) $ 77,594,000
                              ============ ========== ===========  ============
1997:
  U.S. Government agencies
   and corporations.......... $ 12,804,000 $    7,000 $   (30,000) $ 12,781,000
  U.S. Treasury securities...    6,027,000     43,000         --      6,070,000
  Obligations of state and
   political subdivisions....   16,981,000    388,000     (39,000)   17,330,000
  Commercial paper...........      999,000        --          --        999,000
                              ------------ ---------- -----------  ------------
                              $ 36,811,000 $  438,000 $   (69,000) $ 37,180,000
                              ============ ========== ===========  ============

   Maturities of available-for-sale securities at December 31, 1998:

                                                         Amortized  Approximate
                                                           Cost     Fair Value
                                                        ----------- -----------
      One year or less................................. $ 8,286,000 $ 8,295,000
      After one year through five years................  14,292,000  14,508,000
      After five years through ten years...............  19,391,000  19,763,000
      Due after ten years..............................   7,014,000   7,337,000
      Mortgage-backed and other debt securities........  27,548,000  27,691,000
                                                        ----------- -----------
                                                        $76,531,000 $77,594,000
                                                        =========== ===========

   The book value of securities pledged as collateral, to secure notes payable, public deposits, and for other purposes, amounted to $55,125,000 at December 31, 1998 and $29,008,000 at December 31, 1997. The approximate fair value of pledged securities amounted to $56,249,000 at December 31, 1998 and $29,725,000 at December 31, 1997.

   Gross gains of $43,000, $131,000, and $349,000 and gross losses of $2,000,
$46,000, and $187,000 resulting from sales of available-for-sale securities were realized for 1998, 1997 and 1996, respectively.

   The Company redesignated available-for-sale securities with an aggregate amortized cost of $5,061,000 and $8,830,000 to the held-to-maturity portfolio during 1997 and 1996, respectively.

   The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB. As a member, the Bank has access to a $19,396,000 credit line which is secured by investment securities. No ready market exists for the FHLB stock, and it has no quoted market

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

value. Such stock is recorded at cost and reported as other investments. As discussed in Note 6, the Bank had advances outstanding at September 30, 1999 and December 31, 1998, of $28,600,000 and $10,000,000, respectively.

Note 3: Loans and Allowance for Loan Losses

   Categories of loans at December 31, 1998 and 1997, include:

                                                         1998          1997
                                                     ------------  ------------
      Commercial.................................... $105,618,000  $ 87,929,000
      Real estate mortgage..........................    4,101,000     4,297,000
      Real estate construction......................   12,881,000     9,625,000
      Consumer......................................   24,595,000    20,933,000
                                                     ------------  ------------
                                                      147,195,000   122,784,000
      Allowance for loan losses.....................   (2,678,000)   (2,125,000)
                                                     ------------  ------------
      Net loans..................................... $144,517,000  $120,659,000
                                                     ============  ============

   Transactions in the allowance for loan losses were as follows:

                                                1998        1997        1996
                                             ----------  ----------  ----------
      Balance, beginning of year...........  $2,125,000  $1,754,000  $1,448,000
                                             ----------  ----------  ----------
      Allowance for loan losses of acquired
       institution.........................     350,000         --          --
                                             ----------  ----------  ----------
      Charge offs..........................     (86,000)    (24,000)    (29,000)
      Recoveries...........................      11,000      35,000      50,000
                                             ----------  ----------  ----------
      Net (charge offs) recoveries.........     (75,000)     11,000      21,000
      Provision charged to operating
       expenses............................     278,000     360,000     285,000
                                             ----------  ----------  ----------
      Balance, end of year.................  $2,678,000  $2,125,000  $1,754,000
                                             ==========  ==========  ==========

   Impaired loans totaled $2,380,000 and $73,000 at December 31, 1998 and 1997, respectively. An allowance for loan losses totaled $362,000 and $19,000 related to impaired loans at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, all impaired loans had allocated allowances.

   Interest of $158,000 and $8,000 was recognized on average impaired loans of $1,612,000 and $98,000 for 1998 and 1997, respectively. No interest was recognized on impaired loans on a cash basis during 1998 and 1997.

Note 4: Premises and Equipment

   Major classifications of premises and equipment, stated at cost, at December 31, were as follows:

                                                            1998        1997
                                                         ----------  ----------
      Land.............................................. $  150,000  $      --
      Building..........................................    750,000         --
      Leasehold improvements............................  2,056,000   1,485,000
      Furniture and equipment...........................  3,082,000   2,162,000
                                                         ----------  ----------
                                                          6,038,000   3,647,000
      Less accumulated depreciation and amortization.... (2,762,000) (2,269,000)
                                                         ----------  ----------
      Net premises and equipment........................ $3,276,000  $1,378,000
                                                         ==========  ==========

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

Note 5: Deposits

   Interest bearing deposits in denominations of $100,000 or more were $44,231,000 on December 31, 1998, and $19,969,000 on December 31, 1997.

   At December 31, 1998, the scheduled maturities of time deposits were as follows:

      1999.......................................................... $51,424,000
      2000..........................................................  10,923,000
      2001..........................................................   7,566,000
      2002..........................................................      57,000
      2003 and thereafter...........................................  13,138,000
                                                                     -----------
                                                                     $83,108,000
                                                                     ===========

Note 6: Notes Payable

   Notes payable at September 30, 1999 (unaudited), December 31, 1998 and 1997, consisted of the following components:

                                             September
                                             30, 1999
                                            (unaudited)    1998        1997
                                            ----------- ----------- -----------
      Advances from FHLB................... $28,600,000 $10,000,000 $10,000,000
      Note payable to financial
       institution.........................         --          --    2,000,000
                                            ----------- ----------- -----------
      Total notes payable.................. $28,600,000 $10,000,000 $12,000,000
                                            =========== =========== ===========

   The Bank entered into two $5,000,000 advance agreements with the FHLB on January 21, 1997. One advance has an interest rate of 6.34% and matured
January 14, 1999. The other advance has an interest rate of 6.5% and matures
January 14, 2000. During 1999, the Bank entered into two additional $5,000,000 advance agreements with the FHLB at interest rates of 5.44% and 5.11% that mature on October 1, 1999 and November 5, 1999, respectively. The Bank also entered into a $10,000,000 FHLB advance agreement at an interest rate of 5.39%, maturing October 15, 1999. Additionally, the Bank entered into a line-of-credit agreement with the FHLB with outstanding borrowings as of September
30, 1999 of $3,600,000 bearing interest at a daily floating rate, repayable at any time. The advances are secured by pledges of securities as discussed in
Note 2.

Note 7: Guaranteed Preferred Beneficial Interests in Company's Debentures

                                                           1998        1997
                                                        ----------- -----------
      Guaranteed Preferred Beneficial Interests In
       Company's Debentures............................ $10,304,000 $         0
                                                        =========== ===========

   On October 14, 1998, the Company formed a wholly-owned business trust (the Trust) to issue preferred securities representing undivided beneficial interests in the assets of the Trust. The sole assets of the Trust are $10.3 million aggregate principal amount of the Company's 9.00% Subordinated Debenture Notes due December 17, 2028, which are redeemable on or after December 17, 2003. Such securities qualify as Tier I Capital for regulatory purposes.

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


Note 8: Income Taxes

   The provision for income taxes consists of:

                                                 1998        1997       1996
                                               ---------  ----------  ---------
      Taxes currently payable................. $ 607,000  $1,067,000  $ 464,000
      Deferred income taxes...................  (230,000)   (216,000)  (125,000)
                                               ---------  ----------  ---------
                                               $ 377,000  $  851,000  $ 339,000
                                               =========  ==========  =========

   The tax effects of temporary differences related to deferred taxes shown in the December 31, balance sheets are:

                                                            1998       1997
                                                         ----------  ---------
      Deferred tax assets:
        Allowance for loan losses....................... $  761,000  $ 572,000
        Accrued expenses................................    160,000     96,000
        Deferred loan fees..............................    167,000    134,000
        Deferred compensation...........................     37,000     24,000
        Furniture, equipment, and improvements..........        --      52,000
        Other real estate owned.........................     94,000        --
        Other...........................................        --       9,000
                                                         ----------  ---------
                                                          1,219,000    887,000
                                                         ----------  ---------
      Deferred tax liabilities:
        Federal Home Loan Bank Stock....................    (47,000)   (20,000)
        Furniture, equipment, and improvements..........    (65,000)       --
        Unrealized gains on available-for-sale
         securities.....................................   (365,000)  (116,000)
        Other...........................................    (27,000)       --
                                                         ----------  ---------
                                                          (504,000)   (136,000)
                                                         ----------  ---------
          Net deferred tax asset........................ $  715,000  $ 751,000
                                                         ==========  =========

   A reconciliation of income tax expenses at the statutory rate to the Company's actual income tax is shown below:

                                                   1998       1997       1996
                                                 --------  ----------  --------
      Computed at the statutory rate (34%).....  $685,000  $1,016,000  $651,000
      Increase (decrease) in income taxes
       resulting from:
        Tax-exempt interest....................  (367,000)   (328,000) (406,000)
        Amortization of excess of investment in
         subsidiary over net assets acquired...    79,000      79,000    79,000
        State income taxes, net of federal tax
         benefit...............................    16,000      17,000    24,000
        Nondeductible interest.................    42,000      30,000    25,000
        Other, net.............................   (78,000)     37,000   (34,000)
                                                 --------  ----------  --------
      Income tax expense.......................  $377,000  $  851,000  $339,000
                                                 ========  ==========  ========

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


Note 9: Earnings Per Share

   A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculation for income before extraordinary item is shown below for the years ended December 31, 1998, 1997 and 1996:

                                               Income       Shares     Per-Share
                                             (Numerator) (Denominator)  Amount
                                             ----------- ------------- ---------
1998
Income before extraordinary item............ $1,637,000    2,339,119
  Basic earnings per share..................                             $.70
                                                                         ====
Effect of dilutive securities:
  Stock options.............................        --       283,634
                                             ----------    ---------
Diluted earnings per share.................. $1,637,000    2,622,753     $.62
                                             ==========    =========     ====

1997
Income before extraordinary item............ $2,136,000    2,317,056
  Basic earnings per share..................                             $.92
                                                                         ====
Effect of dilutive securities:
  Stock options.............................        --       217,848
                                             ----------    ---------
Diluted earnings per share.................. $2,136,000    2,534,904     $.84
                                             ==========    =========     ====

1996
Income before extraordinary item............ $1,910,000    2,298,804
  Basic earnings per share..................                             $.83
                                                                         ====
Effect of dilutive securities:
  Stock options.............................        --       116,684
                                             ----------    ---------
Diluted earnings per share.................. $1,910,000    2,415,488     $.79
                                             ==========    =========     ====

Note 10: Commitments and Credit Risks

   The Bank grants commercial, residential, and other installment loans to customers throughout the state of Colorado and, in addition, invests in municipal obligations of various entities in the state.

   Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate, and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on balance sheet instruments.

   At December 31, 1998 and 1997, the Bank had granted unused lines of credit to borrowers aggregating approximately $58,719,000 and $45,875,000, respectively. At December 31, 1998, unused lines of credit consisted of approximately $57,771,000 for commercial lines and $948,000 for open-end consumer lines.

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


   Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

   The Bank had total outstanding letters of credit amounting to $1,318,000 and $948,000 at December 31, 1998 and 1997, respectively, with terms ranging from 15 days to two years.

   At December 31, 1998 and 1997, the Bank had outstanding commitments to originate loans aggregating approximately $12,780,000 and $9,468,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Note 11: Operating Leases

   The Bank leases premises under a noncancelable lease which expires in 2001. The lease contains a renewal option clause for an additional five-year term and provides for periodic rental adjustment based on the Consumer Price Index.

   The estimated future minimum lease payments under noncancelable operating leases at December 31, 1998, were as follows:

      1999.......................................................... $  597,000
      2000..........................................................    600,000
      2001..........................................................    582,000
      2002..........................................................    560,000
      2003..........................................................    556,000
      Thereafter....................................................    640,000
                                                                     ----------
        Total future minimum lease payment.......................... $3,535,000
                                                                     ==========

   Total rental expense for all operating leases (net of month-to-month sublease rental income in 1995), including certain cancelable equipment leases, was $614,000, $509,000, and $458,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Note 12: Employee Benefit Plans and Stock Options

   The Company provides a 401(k) profit sharing plan for its employees, contributing annually to a profit sharing trust. All employees who are at least 21 years old and who have been employed by the Company for at least one year are eligible to participate. Total contributions were approximately $226,000, $195,000, and $174,000 in 1998, 1997 and 1996, respectively. The
Company matches 50% of the first 6% of the participants' contributions; additional contributions may be made at the discretion of the Board of Directors. Company contributions are 20% vested after the participant has completed two years of service, with 20% incremental increases in vesting for each of the next four years.

   During the year ended December 31, 1994, the Company adopted a Non-Employee Director Equity Compensation Plan (Compensation Plan) effective January 1, 1995. The Compensation Plan provides for the initial authorization of 50,000 shares of common stock. Under the provisions of the Compensation Plan, the directors are compensated $6,000 annually provided certain performance measures are met. The directors have

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

the option of accepting the Company's common stock in lieu of cash compensation. If the director opts for common stock, the number of shares issued is determined on the first business day of the year. The director has voting rights on the common stock issued as compensation; however, the common stock is restricted until the director has met all performance measures. In January 1998 and 1997, the Company issued 2,000, and 3,750 common shares, respectively, pursuant to the Compensation Plan at exercise prices of $24.00 and $16.00, respectively.

   The Company adopted the Equity Incentive Plan (Incentive Plan) in December 1992 for certain key employees of the Company. The Incentive Plan provides for the authorization of 624,000 shares of common stock, plus an additional authorization of one-half percent of the outstanding shares of common stock as of each succeeding annual anniversary of the effective date of the Incentive Plan. Options issued within the Incentive Plan vest in three equal increments on the date of grant and the first two anniversaries thereof, and expires ten years after date of grant.

   A summary of the status of the Incentive Plan at December 31, and changes during the year is presented below:

                                 1998        (Restated) 1997   (Restated) 1996
                           ----------------- ----------------- ----------------
                                    Weighted          Weighted         Weighted
                                    Average           Average          Average
                                    Exercise          Exercise         Exercise
                           Shares    Price   Shares    Price   Shares   Price
                           -------  -------- -------  -------- ------- --------
Outstanding, beginning of
 year..................... 443,400   $ 5.61  429,200   $ 4.92  401,500  $4.78
Granted...................  43,700    11.38   40,600    11.75   27,700   7.63
Exercised.................  (6,500)    3.97  (22,800)    4.16      --     --
Forfeited.................  (1,400)    5.19   (3,600)    6.13      --     --
                           -------   ------  -------   ------  -------  -----
Outstanding, end of year.. 479,200   $ 6.16  443,400   $ 5.61  429,200  $4.92
                           =======   ======  =======   ======  =======  =====
Options exercisable, end
 of year.................. 436,734           407,500           351,400

   The following table summarizes information about stock options under the Incentive Plan outstanding at December 31, 1998:

                        Options Outstanding              Options Exercisable
                 -------------------------------------  -----------------------
                                Weighted
                                 Average     Weighted                 Weighted
   Range of                     Remaining    Average                  Average
   Exercise        Number      Contractual   Exercise     Number      Exercise
    Prices       Outstanding      Life        Price     Exercisable    Price
   --------      -----------   -----------   --------   -----------   --------
         $4.50   154,000        4 years      $ 4.50     154,000       $ 4.50
         $4.00    20,000        5 years      $ 4.00      20,000       $ 4.00
$3.75 to $3.81    28,000        6 years      $ 3.76      28,000       $ 3.76
         $5.38   166,800        7 years      $ 5.38     166,800       $ 5.38
         $7.63    26,300        8 years      $ 7.63      26,300       $ 7.63
        $11.75    40,400        9 years      $11.75      27,067       $11.75
        $11.38    43,700       10 years      $11.38      14,567       $11.38

   The Company also adopted a Nonemployee Directors' Stock Option Plan (Directors' Plan) in December 1992. An aggregate of 22,000 shares of common stock are reserved for issuance under the Directors' Plan. Nonemployee directors are automatically granted options to purchase 500 common shares during each fiscal year following election to the Board. The Board of Directors, or a committee consisting of such Board members or other persons as may be appointed by the Board, administer the Directors' Plan. The Directors' Plan is currently administered by the Board of Directors. Each option under the Directors' Plan expires five years from the date of grant.

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


   A summary of the status of the Directors' Plan at December 31, and changes during the year is presented below:

                                                 (Restated)       (Restated)
                                   1998             1997             1996
                              ---------------- ---------------- ---------------
                                      Weighted         Weighted        Weighted
                                      Average          Average         Average
                                      Exercise         Exercise        Exercise
                              Shares   Price   Shares   Price   Shares  Price
                              ------  -------- ------  -------- ------ --------
Outstanding, beginning of
 year........................  9,000   $ 7.14  12,500   $10.17  10,000 $  4.47
Granted......................  2,000    12.50   2,000    12.07   2,500    8.00
Exercised.................... (1,500)    4.13  (5,500)    4.48     --      --
Forfeited....................    --       --      --       --      --      --
                              ------   ------  ------   ------  ------ -------
Outstanding, end of year.....  9,500   $ 8.74   9,000   $ 7.14  12,500 $ 10.17
                              ======   ======  ======   ======  ====== =======
Options exercisable, end of
 year........................  7,500            7,000           10,000

   The following table summarizes information about stock options under the Directors' Plan outstanding at December 31, 1998:

                         Options Outstanding              Options Exercisable
                  -------------------------------------  -----------------------
                                 Weighted
                                  Average     Weighted                 Weighted
      Range of                   Remaining    Average                  Average
      Exercise      Number      Contractual   Exercise     Number      Exercise
       Prices     Outstanding      Life        Price     Exercisable    Price
      --------    -----------   -----------   --------   -----------   --------
      $ 3.75         1,500        1 years      $ 3.75       1,500       $ 3.75
      $ 5.50         1,500        2 years      $ 5.50       1,500       $ 5.50
      $ 8.00         2,500        3 years      $ 8.00       2,500       $ 8.00
      $12.07         2,000        4 years      $12.07       2,000       $12.07
      $12.50         2,000        5 years      $12.50         --        $  --

   In May 1996, the Company adopted an "Option Bonus Plan" (Bonus Plan). The exercise price on all options is equal to the market price of the common stock on the date of grant. The option period expires ten years from the date the options were granted. The options vest and are exercisable six months after they are granted. The maximum number of shares that may be issued pursuant to the exercise of these options is 300,000 shares.


   A summary of the status of the Bonus Plan at December 31, and changes during the year is presented below:

                                                      1998            1997
                                                ---------------- ---------------
                                                        Weighted        Weighted
                                                        Average         Average
                                                        Exercise        Exercise
                                                Shares   Price   Shares  Price
                                                ------- -------- ------ --------
Outstanding, beginning of year.................  78,586 $  7.93  72,802  $ 7.63
Granted........................................ 129,129   11.38   5,784   11.75
Exercised......................................     --      --      --      --
Forfeited......................................     --      --      --      --
                                                ------- -------  ------  ------
Outstanding, end of year....................... 207,715 $ 10.07  78,586  $ 7.93
                                                ======= =======  ======  ======
Options exercisable, end of year...............  78,586     --

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


   The following table summarizes information about stock options under the Bonus Plan outstanding at December 31, 1998:

                              Options Outstanding        Options Exercisable
                        -------------------------------- --------------------
                                     Weighted
                                      Average   Weighted             Weighted
                                     Remaining  Average              Average
         Range of         Number    Contractual Exercise   Number    Exercise
      Exercise Prices   Outstanding    Life      Price   Exercisable  Price
      ---------------   ----------- ----------- -------- ----------- --------
          $ 7.63           72,802     8 years    $ 7.63    72,802     $ 7.63
          $11.75            5,784     9 years    $11.75     5,784     $11.75
          $11.38          129,129    10 years    $11.38       --      $  --

   The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plans, and no compensation cost has been recognized for the plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by approximately $368,000, $172,000, and $323,000 in 1998, 1997 and 1996, respectively. In addition, the Company's basic earnings per share would have decreased by $.16 per share, $.07 per share, and $.14 per share in 1998, 1997 and 1996, respectively. Diluted earnings per share would have decreased $.14 per share, $.07 per share, and $.14 per share, respectively.

Note 13: Other Operating Expenses

   Other operating expenses consist of the following:

                                                   1998       1997       1996
                                                ---------- ---------- ----------
      Professional services.................... $  729,000 $  586,000 $  618,000
      Credit card..............................    352,000    309,000    247,000
      Legal and accounting.....................    253,000    271,000     91,000
      Advertising and promotion................    286,000    200,000    144,000
      Postage and delivery.....................    176,000    150,000    114,000
      Software maintenance and amortization....    164,000    140,000    124,000
      Service charges..........................    131,000    129,000    140,000
      Supplies.................................    191,000    112,000    138,000
      Insurance and bonds......................    127,000    106,000     88,000
      Telephone................................    107,000     88,000     89,000
      Printing.................................    124,000     86,000     93,000
      Travel and entertainment.................    114,000     67,000    104,000
      Dues and subscriptions...................     80,000     67,000     76,000
      Deposit insurance........................     23,000     19,000      2,000
      Amortization of debt issuance costs......      2,000        --      17,000
      Other operating expenses.................    332,000    188,000     88,000
                                                ---------- ---------- ----------
                                                $3,191,000 $2,518,000 $2,173,000
                                                ========== ========== ==========

Note 14: Business Acquisitions

   On December 17, 1998, the Company acquired all the outstanding shares of Lakewood State Bank common stock for $8,350,000, including $7,515,000 in cash and $835,000 held on deposit at the Bank. The acquisition has been accounted for as a purchase by recording the assets and liabilities of the acquiree at their estimated

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

market values at the acquisition date. The consolidated operations of the Company include the operations of the acquiree, which was liquidated into another branch bank from the acquisition date. Unaudited Pro Forma consolidated operations assuming the purchase was made at the beginning of each year are shown below:

                                               1998        1997        1996
                                            ----------- ----------- -----------
      Net Interest Income.................. $12,580,000 $12,099,000 $10,399,000
      Net Income........................... $ 1,386,000 $ 1,795,000 $ 1,285,000
      Basic earnings per share.............        0.57        0.77        0.56

   The Pro Forma results are not necessarily indicative of what would have occurred had the acquisition been on those date, nor are they necessarily indicative of future operations.

   Pro Forma data reflect the amortization expense from revaluing Lakewood State Bank's investment portfolio, additional interest expense related to the financing of the purchase, and amortization expense related to debt issuance costs and the excess of cost over the fair value of assets acquired. These items each affect income tax expense proportionally.

Note 15: Transactions With Related Parties

   At December 31, 1998 and 1997, the Bank had loans outstanding to shareholders, executive officers, and directors of the Company and their affiliates, in the amount of $3,341,000 and $2,175,000, respectively. New loans made to shareholders, executive officers, and directors of the Company and their affiliates approximated $1,510,000 and $716,000, and repayments approximated $344,000 and $221,000 for the years ended December 31, 1998 and 1997, respectively.

   In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time of comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

   From time to time, the Bank purchases loans from a locally owned mortgage company until the mortgage company sells the loans into the secondary mortgage market. The loans are then sold back to the mortgage company. Initially, the Bank receives interest during its holding period of prime plus .50%. All origination fees and interest on the loan in excess of the rate payable to the Bank are retained by the mortgage company. If the mortgage is not sold within specified periods, the Bank is entitled to receive all of the interest paid on the mortgage from inception and may be entitled to receive all or a portion of the origination fees. The mortgage company provides loan servicing during the period that the mortgage is held by the Bank. During the years ended December 31, 1998, 1997 and 1996, the Bank earned interest income on such loans of $276,000, $59,000, and $6,000, respectively. During the years ended December 31, 1998, 1997 and 1996, the Bank purchased loans in the amounts of $48,364,000, $5,762,000, and $4,106,000 and sold loans in the amount of
$44,079,000, $4,509,000, and $4,106,000, respectively. All loans sold back to the mortgage company are without recourse to the Bank. The Chairman of the Board of the Bank is a director and treasurer of the mortgage company.

Note 16: Subsequent Events

   On January 14, 1999, the Bank transferred $15,405,000 of available-for-sale securities to held-to-maturity.

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

Note 17: Additional Cash Flow Information

   The Company purchased all of the capital stock of Lakewood State Bank for $8,350,000 ($7,515,000 in cash and $835,000 held on deposit at the Bank). In conjunction with the acquisition, assets acquired and liabilities assumed are as follows:

      Fair value of assets acquired................................ $50,020,000
      Cash paid for the capital stock..............................  (7,515,000)
                                                                    -----------
        Liabilities assumed........................................ $42,505,000
                                                                    ===========

 Additional Cash Payment Information

                                                  1998       1997       1996
                                               ---------- ---------- ----------
      Income taxes paid....................... $  638,000 $  819,000 $  397,000
                                               ========== ========== ==========
      Interest paid........................... $5,900,000 $5,012,000 $4,347,000
                                               ========== ========== ==========

 Non-cash Investing Activities

      Reclassification of securities from
       available-for-sale to held-to-maturity
       at fair value.......................... $      --  $5,092,000 $8,808,000
                                               ========== ========== ==========

                             UNION BANCSHARES, LTD.

                        DECEMBER 31, 1998, 1997 and 1996


Note 18: Condensed Financial Information--Parent Company Only

   Financial statements of the parent company, Union Bankshares, Ltd., are shown below and should be read in conjunction with the consolidated financial statements.

                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 1998 and 1997

                        ASSETS                             1998        1997
                        ------                          ----------- -----------
Cash................................................... $ 2,432,000 $   311,000
Available-for-sale securities..........................   2,685,000   3,700,000
Excess of cost over fair value of net assets acquired,
 net of amortization...................................   2,494,000   2,720,000
Investment in subsidiary...............................  22,550,000  13,757,000
Accrued interest receivable............................      37,000      40,000
Income taxes receivable................................      33,000         --
Deferred income taxes..................................         --       26,000
Other assets...........................................     577,000         --
                                                        ----------- -----------
    Total Assets....................................... $30,808,000 $20,554,000
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
LIABILITIES
  Cumulative Trust Preferred Securities................ $10,304,000 $        --
  Note payable.........................................         --    2,000,000
  Accrued interest payable.............................      36,000         --
  Other liabilities....................................     124,000     332,000
                                                        ----------- -----------
    Total Liabilities..................................  10,464,000   2,332,000
                                                        ----------- -----------
STOCKHOLDERS' EQUITY
  Common stock.........................................       1,000       1,000
  Additional paid-in capital...........................   9,640,000   9,584,000
  Unrealized gains on subsidiary's available-for-sale
   securities..........................................     643,000     253,000
  Retained earnings....................................  10,060,000   8,384,000
                                                        ----------- -----------
    Total Stockholders' Equity.........................  20,344,000  18,222,000
                                                        ----------- -----------
    Total Liabilities and Stockholders' Equity......... $30,808,000 $20,554,000
                                                        =========== ===========

                             UNION BANCSHARES, LTD.

                        DECEMBER 31, 1998, 1997 and 1996


                         CONDENSED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1998, 1997 and 1996

                                              1998         1997        1996
                                           -----------  ----------- -----------
OPERATING INCOME
  Dividends from subsidiary............... $ 1,000,000  $ 1,600,000 $ 1,250,000
  Interest income.........................     157,000      224,000     241,000
                                           -----------  ----------- -----------
    Total operating income................   1,157,000    1,824,000   1,491,000
                                           -----------  ----------- -----------
OPERATING EXPENSES
  Interest................................     157,000      268,000     385,000
  Amortization of excess of investment in
   subsidiary over net assets acquired....     228,000      226,000     226,000
  Salaries and employee benefits..........     374,000      479,000     354,000
  Occupancy and equipment.................      36,000       13,000      13,000
  Other...................................     516,000      305,000     321,000
                                           -----------  ----------- -----------
    Total operating expenses..............   1,311,000    1,291,000   1,299,000
                                           -----------  ----------- -----------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
 EARNINGS OF SUBSIDIARY, INCOME TAX
 BENEFIT, AND EXTRAORDINARY ITEM..........    (154,000)     533,000     192,000
EQUITY IN UNDISTRIBUTED EARNINGS OF
 SUBSIDIARY...............................   1,424,000    1,337,000   1,398,000
INCOME TAX BENEFIT........................     367,000      266,000     320,000
                                           -----------  ----------- -----------
INCOME BEFORE EXTRAORDINARY ITEM..........   1,637,000    2,136,000   1,910,000
EXTRAORDINARY ITEM
  Loss on early extinguishment of debt
   (net of applicable income taxes of
   $201,000)..............................         --           --      337,000
                                           -----------  ----------- -----------
NET INCOME................................ $ 1,637,000  $ 2,136,000 $ 1,573,000
                                           ===========  =========== ===========

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996


                      CONDENSED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                             1998         1997         1996
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................  $ 1,637,000  $ 2,136,000  $ 1,573,000
  Adjustments to reconcile net income to
   net cash provided by (used in)
   operating activities:
    (Gains) losses on repurchase of
     notes payable......................          --           --        65,000
    Amortization........................      229,000      206,000      617,000
    Deferred taxes......................       26,000       (3,000)     (12,000)
  Change in:
    Other assets........................     (573,000)      26,000      (26,000)
    Accrued interest receivable.........        2,000       (4,000)      16,000
    Due from subsidiary.................          --         7,000       41,000
    Equity in undistributed earnings of
     subsidiary.........................   (1,403,000)  (1,337,000)  (1,398,000)
    Other liabilities...................     (170,000)     164,000     (228,000)
                                          -----------  -----------  -----------
      Net cash (used in) provided by
       operating activities.............     (252,000)   1,195,000      648,000
                                          -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available-for-sale
   securities...........................   (2,686,000)  (3,704,000)  (6,351,000)
  Capital contribution to banking
   subsidiary...........................   (7,000,000)         --           --
  Proceeds from sales of available-for-
   sale securities......................          --           --     4,890,000
  Proceeds from maturities of available-
   for-sale securities..................    3,700,000    3,460,000    3,830,000
                                          -----------  -----------  -----------
      Net cash provided by (used in)
       investing activities.............   (5,986,000)    (244,000)   2,369,000
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of trust
   preferred securities.................   10,304,000          --           --
  Proceeds from notes payable...........          --           --     4,000,000
  Principal repayments of notes payable.   (2,000,000)  (1,500,000)  (7,077,000)
  Proceeds from issuance of common
   stock................................       56,000      149,000       51,000
                                          -----------  -----------  -----------
      Net cash used in financing
       activities.......................    8,360,000   (1,351,000)  (3,026,000)
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................    2,122,000     (400,000)      (9,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR...................................      311,000      711,000      720,000
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..  $ 2,433,000  $   311,000  $   711,000
                                          ===========  ===========  ===========

Note 19: Regulatory Capital Requirements

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighing, and other factors.

                             UNION BANCSHARES, LTD.

                        DECEMBER 31, 1998, 1997 and 1996


   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table following) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted total assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

   The Company's and the Bank's actual capital amounts and ratios are also presented in the table. In accordance with FDIC regulations, no amount has been deducted from capital for interest rate risk.

                                                                  To be Well
                                                               Capitalized Under
                                                For Capital    Prompt Corrective
                               Actual        Adequacy Purposes Action Provisions
                          -----------------  ----------------- -----------------
                            Amount    Ratio    Amount    Ratio   Amount    Ratio
                          ----------- -----  ----------- ----- ----------- -----
As of December 31, 1998:
  Total risk-based
   capital (to risk-
   weighted assets):
    Consolidated......... $25,387,000 15.2%  $13,347,000  8.0% $16,684,000 10.0%
    Bank................. $19,860,000 11.8%  $13,444,000  8.0% $16,805,000 10.0%
  Tier I risk-based
   capital (to risk-
   weighted assets):
    Consolidated......... $23,357,000 14.0%  $ 6,673,000  4.0% $10,010,000  6.0%
    Bank................. $17,752,000 10.6%  $ 6,722,000  4.0% $10,083,000  6.0%
  Tier I leverage capital
   (to adjusted total
   assets):
    Consolidated......... $23,357,000  8.3%  $11,261,000  4.0% $14,076,000  5.0%
    Bank................. $17,752,000  6.8%  $10,457,000  4.0% $13,072,000  5.0%
As of December 31, 1997:
  Total risk-based
   capital (to risk-
   weighted assets):
    Consolidated......... $17,208,000 11.2%  $12,308,000  8.0% $15,386,000 10.0%
    Bank................. $15,415,000 10.1%  $12,216,000  8.0% $15,270,000 10.0%
  Tier I risk-based
   capital (to risk-
   weighted assets):
    Consolidated......... $15,249,000  9.9%  $ 6,154,000  4.0% $ 9,231,000  6.0%
    Bank................. $13,504,000  8.8%  $ 6,108,000  4.0% $ 9,162,000  6.0%
  Tier I leverage capital
   (to adjusted total
   assets):
    Consolidated......... $15,249,000  6.9%  $ 8,866,000  4.0% $11,083,000  5.0%
    Bank................. $13,504,000  6.6%  $ 8,230,000  4.0% $10,287,000  5.0%

   The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1998, approximately $2,740,000 of retained earnings were available for dividend declaration without prior regulatory approval.

                             UNION BANCSHARES, LTD.

                        DECEMBER 31, 1998, 1997 and 1996


Note 20: Disclosures About Fair Value of Financial Instruments

   The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

 Cash and Cash Equivalents

   For these short-term instruments, the carrying amount approximates fair value.

 Investment Securities

   Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

 Loans

   The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

 Mortgage Loans Held for Sale

   Fair values of mortgage loans held for sale is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

 Deposits

   The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

 Notes Payable

   Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

 Guaranteed Preferred Beneficial Interests in Company's Debentures

   Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

 Commitments to Extend Credit and Letters of Credit

   The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates

                            UNION BANCSHARES, LTD.

                       DECEMBER 31, 1998, 1997 and 1996

and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

   The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                December 31, 1998         December 31, 1997
                            ------------------------- -------------------------
                              Carrying                  Carrying
                               Amount     Fair Value     Amount     Fair Value
                            ------------ ------------ ------------ ------------
FINANCIAL ASSETS
  Cash and due from banks.. $ 18,914,000 $ 18,914,000 $ 15,314,000 $ 15,314,000
  Federal funds sold.......   26,505,000   26,505,000   11,400,000   11,400,000
  Available-for-sale
   securities..............   77,594,000   77,594,000   37,180,000   37,180,000
  Held-to-maturity
   securities..............   27,469,000   28,420,000   27,929,000   28,681,000
  Other investments........      988,000      988,000      916,000      916,000
  Interest receivable......    1,542,000    1,542,000    1,353,000    1,353,000
  Loans, net of allowance
   for loan losses.........  144,518,000  152,234,000  120,659,000  123,906,000
  Mortgage loans held for
   sale....................    4,285,000    4,285,000    1,253,000    1,253,000
FINANCIAL LIABILITIES
  Deposits.................  271,650,000  267,851,000  190,076,000  186,829,000
  Notes payable............   10,000,000   10,000,000   12,000,000   12,137,000
  Guaranteed Preferred
   Beneficial Interests in
   Company's Debentures....   10,304,000   10,304,000
  Interest payable.........      471,000      471,000      187,000      187,000
UNRECOGNIZED FINANCIAL
 INSTRUMENTS (net of
  contract amount):
  Commitments to extend
   credit..................          --           --           --           --
    Letters of credit......          --           --           --           --
    Lines of credit........          --           --           --           --

Note 21: Future Changes In Accounting Principles

   The Financial Accounting Standards Board recently issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133, which becomes effective for periods beginning after June 15, 1999, requires that business enterprises recognized all derivative instruments either as assets or liabilities in the financial statements and record those instruments at fair value. Changes in fair value of these derivatives are recognized in the statement of income or comprehensive income in the period of change. Management has not yet determined the impact on the Company's financial position and results of operations of adopting Statement No. 133.

                                                                     APPENDIX A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 By and Among

                          GOLD BANC CORPORATION, INC.

GOLD BANC ACQUISITION CORPORATION VIII, INC.

                                      and

                            UNION BANKSHARES, LTD.

                                August 9, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I
    DEFINITIONS...........................................................  A-1
    Section 1.1  Defined Terms...........................................   A-1
    Section 1.2  Construction............................................   A-5

 ARTICLE II
    THE COMPANY MERGER....................................................  A-5
    Section 2.1  The Merger..............................................   A-5
    Section 2.2  Effective Time of the Company Merger....................   A-5
                 Articles of Incorporation, Bylaws, Directors and
    Section 2.3  Officers................................................   A-5
    Section 2.4  Effect of Company Merger................................   A-6
    Section 2.5  Further Assurances......................................   A-6
    Section 2.6  Conversion of Acquisition Subsidiary Common Stock.......   A-6
    Section 2.7  Effect of Merger on Company Stock.......................   A-6
    Section 2.8  Exchange of Certificates................................   A-6
    Section 2.9  Closing of the Company Transfer Books...................   A-7
    Section 2.10 Dividends...............................................   A-7
    Section 2.11 Stockholders' Approval..................................   A-7
    Section 2.12 Adjustments.............................................   A-7
    Section 2.13 Voting Agreements.......................................   A-8

 ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................  A-8
    Section 3.1  Organization and Good Standing..........................   A-8
    Section 3.2  Capital Structure.......................................   A-8
    Section 3.3  Authority...............................................   A-9
    Section 3.4  Stockholder Approval....................................   A-9
    Section 3.5  No Violations...........................................  A-10
    Section 3.6  SEC Documents...........................................  A-10
    Section 3.7  Information Supplied....................................  A-11
    Section 3.8  Internal Controls and Records...........................  A-11
    Section 3.9  Taxes...................................................  A-11
    Section 3.10 Title to Assets.........................................  A-11
    Section 3.11 Leases..................................................  A-11
    Section 3.12 Intangible Properties...................................  A-12
    Section 3.13 Regulatory Filings......................................  A-12
    Section 3.14 Insurance...............................................  A-13
    Section 3.15 Compliance with ERISA...................................  A-13
    Section 3.16 Environmental Laws......................................  A-13
    Section 3.17 Labor Matters...........................................  A-14
    Section 3.18 Year 2000 Compliance....................................  A-14
    Section 3.19 Legal Proceedings.......................................  A-14
    Section 3.20 Contracts...............................................  A-14
    Section 3.21 Required Consents.......................................  A-15
    Section 3.22 Broker's Fees...........................................  A-15
    Section 3.23 Conduct.................................................  A-15
    Section 3.24 Absence of Certain Events...............................  A-15
    Section 3.25 Loans...................................................  A-16
    Section 3.26 Opinion of Financial Advisers...........................  A-16

                                                                            Page
                                                                            ----
    Section 3.27 Accounting Matters.......................................  A-16
    Section 3.28 Beneficial Ownership of Gold Banc Common Stock...........  A-16
    Section 3.29 Undisclosed Liabilities; Adverse Agreements..............  A-16
    Section 3.30 Disclosure...............................................  A-16
    Section 3.31 No Dissenter's ..........................................  A-17
    Section 3.32 Deductibility of Severance Payments......................  A-17
    Section 3.33 Accruals.................................................  A-17

 ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF GOLD BANC............................ A-17
    Section 4.1  Corporate................................................  A-17
    Section 4.2  Capital Structure........................................  A-17
    Section 4.3  Authority................................................  A-18
    Section 4.4  Stockholder Approval.....................................  A-18
    Section 4.5  Status of Gold Banc Common Stock to be Issued............  A-19
    Section 4.6  No Violation.............................................  A-19
    Section 4.7  SEC Documents............................................  A-19
    Section 4.8  Information Supplied.....................................  A-20
    Section 4.9  Internal Controls and Records............................  A-20
    Section 4.10 Taxes....................................................  A-20
    Section 4.11 Regulatory Filings.......................................  A-20
    Section 4.12 Compliance with ERISA....................................  A-21
    Section 4.13 Environmental Laws.......................................  A-21
    Section 4.14 Year 2000 Compliance.....................................  A-21
    Section 4.15 Legal Proceedings........................................  A-21
    Section 4.16 Required Consents........................................  A-22
    Section 4.17 Broker's Fees............................................  A-22
    Section 4.18 Conduct..................................................  A-22
    Section 4.19 Undisclosed Liabilities; Adverse Agreements..............  A-22
    Section 4.20 Disclosure...............................................  A-22

 ARTICLE V
    COVENANTS OF THE COMPANY............................................... A-22
    Section 5.1  Affirmative Covenants of the Company.....................  A-22
    Section 5.2  Negative Covenants of the Company........................  A-23
    Section 5.3  Inspection...............................................  A-24
    Section 5.4  Financial Statements and Call Reports....................  A-25
    Section 5.5  Tax Returns..............................................  A-25
    Section 5.6  Right to Attend Meetings.................................  A-25
    Section 5.7  Data Processing..........................................  A-25
    Section 5.8  No Solicitation..........................................  A-25
    Section 5.9  Regulatory Approvals.....................................  A-26
    Section 5.10 Information..............................................  A-26
    Section 5.11 Tax-Free Reorganization Treatment........................  A-26
    Section 5.12 Pooling-of-Interest Accounting Treatment.................  A-26
    Section 5.13 Cooperation by the Company...............................  A-26
    Section 5.14 Year 2000 Compliance.....................................  A-26
    Section 5.15 Proxy Statement and Registration Statement...............  A-26
    Section 5.16 Confidentiality..........................................  A-27
    Section 5.17 Employee Benefit Plans...................................  A-27
    Section 5.18 Deductibility of Severance Payments......................  A-27

                                                                            Page
                                                                            ----
 ARTICLE VI
    COVENANTS OF GOLD BANC AND ACQUISITION SUBSIDIARY...................... A-28
    Section 6.1  Regulatory Approvals.....................................  A-28
    Section 6.2  Information..............................................  A-28
    Section 6.3  Tax-Free Reorganization Treatment........................  A-28
    Section 6.4  Employee Benefit Plans; Prior Service Credit.............  A-28
    Section 6.5  Assumption of Company Stock Options......................  A-28
    Section 6.6  Confidentiality..........................................  A-28
    Section 6.7  Pooling-of-Interest Accounting ..........................  A-28
    Section 6.8  Cooperation by Gold Banc and Acquisition Subsidiary......  A-29
    Section 6.9  Year 2000 Compliance.....................................  A-29
    Section 6.10 Indemnification of Directors and Insurance...............  A-29
    Section 6.11 Employee Bonuses.........................................  A-29

 ARTICLE VII
    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................... A-29
    Section 7.1  Representations, Warranties and Covenants................  A-29
    Section 7.2  Regulatory Authority Approval............................  A-29
    Section 7.3  Litigation...............................................  A-29
    Section 7.4  Approval by Stockholders.................................  A-30
    Section 7.5  Adverse Changes..........................................  A-30
    Section 7.6  Federal Tax Opinion......................................  A-30
    Section 7.7  Opinion of Counsel.......................................  A-30
    Section 7.8  Market Price of Gold Banc Common Stock...................  A-30

 ARTICLE VIII
    CONDITIONS PRECEDENT TO OBLIGATIONS OF GOLD BANC AND ACQUISITION
     SUBSIDIARY............................................................ A-30
    Section 8.1  Representations, Warranties and Covenants................  A-30
    Section 8.2  Adverse Changes..........................................  A-30
    Section 8.3  Regulatory Authority Approval............................  A-30
    Section 8.4  Litigation...............................................  A-31
    Section 8.5  Financial Measures.......................................  A-31
    Section 8.6  Approval by Stockholders.................................  A-31
    Section 8.7  Tax Representations......................................  A-31
    Section 8.8  Affiliate Agreements.....................................  A-31
    Section 8.9  Federal Tax Opinion......................................  A-31
    Section 8.10 Opinion of Counsel.......................................  A-31
    Section 8.11 Qualification for Pooling-of-Interest Treatment..........  A-31
    Section 8.12 Regarding the Significant Stockholders...................  A-31
    Section 8.13 Company Options..........................................  A-32
    Section 8.14 Deductibility of Severance Payments......................  A-32

 ARTICLE IX
    NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................... A-32
    Section 9.1  No Survival of Representations and Warranties............  A-32

 ARTICLE X
    SECURITIES LAWS MATTERS................................................ A-32
    Section 10.1 Registration Statement and Proxy Statement...............  A-32
    Section 10.2 State Securities Laws....................................  A-33

                                                                            Page
                                                                            ----
    Section 10.3 Publication of Combined Financial Results................  A-33
    Section 10.4 Affiliates...............................................  A-33
    Section 10.5 Indemnification by Gold Banc.............................  A-33
    Section 10.6 Indemnification by the Company...........................  A-33

 ARTICLE XI
    TERMINATION............................................................ A-34
    Section 11.1 Basis for Termination....................................  A-34
    Section 11.2 Effect of Termination....................................  A-34
    Section 11.3 Termination Fee..........................................  A-34
    Section 11.4 Specific Performance.....................................  A-35

 ARTICLE XII
    MISCELLANEOUS.......................................................... A-35
    Section 12.1 Amendment................................................  A-35
    Section 12.2 Extension: Waiver........................................  A-35
    Section 12.3 Expenses.................................................  A-35
    Section 12.4 Parties in Interest......................................  A-35
    Section 12.5 Entire Agreement; Amendments; Waiver.....................  A-35
    Section 12.6 Notices..................................................  A-36
    Section 12.7 Law Governing............................................  A-36

 Signature Pages...........................................................  S-1

                               LIST OF SCHEDULES

 Schedule 3.2(a)  Options
 Schedule 3.9     Tax Matters
 Schedule 3.10    Owned Real Property
 Schedule 3.11(a) Real Property Leases
 Schedule 3.11(b) Personal Property Leases
 Schedule 3.12(c) Intangible Properties
 Schedule 3.15    Employee Benefit Plans
 Schedule 3.19    Legal Proceedings
 Schedule 3.20    Contracts
 Schedule 3.21    Required Consents of Company
 Schedule 3.22    Broker's Fees
 Schedule 3.24    Absence of Certain Events
 Schedule 3.25(b) Affiliate Loans
 Schedule 4.15    Gold Banc Actions Pending
 Schedule 4.16    Required Consents of Gold Banc

                                LIST OF EXHIBITS

 Exhibit A        Form of Voting Agreement
 Exhibit B        Form of Affiliate Letter
 Exhibit C        Form of Hall Non-Compete Agreement
 Exhibit D        Form of Harrison Non-Compete Agreement
 Exhibit E        Form of Zueck Non-Compete Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of August 9, 1999, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), GOLD BANC ACQUISITION CORPORATION VIII, INC., a Kansas corporation ("Acquisition Subsidiary"), and UNION BANKSHARES, LTD., a Delaware corporation (the "Company").

                                   RECITALS

   A. The Boards of Directors of Gold Banc, Acquisition Subsidiary and the Company have approved and deem it advisable and in the best interests of their respective companies and stockholders that Gold Banc and the Company become affiliated through the merger of the Company with and into Acquisition Subsidiary in the manner hereinafter set forth (the "Merger" or the "Company Merger").

   B. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                                   AGREEMENT

   ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

   "280G Opinion Letter" shall have the meaning set forth in Section 8.14 hereof.

   "401(k) Plan" shall have the meaning set forth in Section 5.17 hereof.

   "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities of (with the acquisition of beneficial ownership of 15% or more of the Company's or any Subsidiary's voting securities being deemed to be material for this purpose), or, outside the ordinary course of business, any sale of a significant amount of assets of, the Company or any Subsidiary, or similar transactions involving the Company or any Subsidiary, other than the Merger.

   "Acquisition Subsidiary" means Gold Banc Acquisition Corporation VIII, Inc., a Kansas corporation, and its successors and assigns.

   "Acquisition Subsidiary Common Stock" shall have the meaning set forth in
Section 2.6 hereof.

   "Action" means any action, suit, claim, demand, petition, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or arbitrator.

   "Affiliate Letter" shall have the meaning set forth in Section 8.8 hereof.

   "Agreement" means this Agreement and Plan of Reorganization, together with the Schedules and Exhibits hereto.

   "Average Gold Banc Stock Price" means the average of the closing sales price of Gold Banc Common Stock as reported by Nasdaq on each of the ten consecutive trading days immediately preceding the third trading day prior to the Effective Time.

   "Bank" means Union Bank & Trust, a Colorado banking corporation.

   "BHC Act" means the Banking Holding Company Act of 1956, as amended, and the regulations promulgated pursuant thereto.

   "Business Day" means a day other than Saturday, Sunday or another day on which commercial banks in Kansas are authorized or required by law to close.

   "Closing" means the consummation of the transactions contemplated hereby.

   "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

   "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereunder.

   "Company" means Union Bankshares, Ltd., a Delaware corporation, and its successors and assigns.

   "Company Common Stock" means the common stock, par value $.001 per share, of the Company.

   "Company Confidential Information" shall have the meaning set forth in
Section 6.6 hereof.

   "Company Merger" shall have the meaning set forth in the Recitals hereof.

   "Company Plans" shall have the meaning set forth in Section 3.15 hereof.

   "Company Preferred Stock" means the preferred stock, par value $.001 per share, of the Company.

   "Company SEC Documents" shall have the meaning set forth in Section 3.6 hereof.

   "Company Stock Options" shall have the meaning set forth in Section 3.2(a) hereof.

   "Company's Counsel" shall have the meaning set forth in Section 8.10 hereof.

   "Consent" means a consent, approval, authorization, waiver or notification from any Person or Governmental Entity.

   "Contract" means any contract, agreement, mortgage, deed of trust, indenture, instrument, promissory note, lease, license, or other legally binding commitment or arrangement.

   "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, judgments, payments, liabilities, deficiencies and diminutions in value (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

   "DGCL" means the Delaware General Corporation Law, title 8 of the Delaware Code, as amended from time to time.

   "Employment Agreements" means the existing employment agreements, each dated December 31, 1992, between the Company and each of the Significant Stockholders.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Exchange Agent" shall have the meaning set forth in Section 2.8 hereof.

   "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated pursuant thereto.

   "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with prior periods, as in effect on the date of this Agreement. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the period to which reference is made.

   "Gold Banc" means Gold Banc Corporation, Inc., a Kansas corporation, and its successors and assigns.

   "Gold Banc Common Stock" means the common stock, par value $1.00 per share, of Gold.

   "Gold Banc Confidential Information" shall have the meaning set forth in
Section 5.15 hereof.

   "Gold Banc Measurement Price" means the average of the closing sales price of Gold Banc Common Stock as reported by Nasdaq on each of the ten (10) consecutive trading days ending on the day immediately preceding the meeting of the stockholders of the Company held to vote on this Agreement.

   "Gold Banc Plans" shall have the meaning set forth in Section 4.12 hereof.

   "Gold Banc Preferred Stock" means the preferred stock, no par value per share, of Gold.

   "Gold Banc SEC Documents" shall have the meaning set forth in Section 4.7 hereof.

   "Gold Banc's Counsel" shall have the meaning set forth in Section 8.9 hereof.

   "Governmental Entity" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, and any federal, state or local court or tribunal.

   "IRS" means the United States Internal Revenue Service.

   "KGCC" means the Kansas General Corporation Code, as amended from time to time.

   "Laws" means any federal, state, local, municipal or other constitution, statute, rule, regulation or ordinance or common law of any state.

   "Lease" means any Real Property Lease or Personal Property Lease.

   "Leased Facilities" shall have the meaning set forth in Section 3.11(a) hereof.

   "Leased Personal Property" shall have the meaning set forth in Section 3.11(b) hereof.

   "License" means any permit, license, variance, exemption, order, franchise or approval from any Person or Governmental Entity.

   "Lien" means any lien, mortgage, deed of trust, security interest, charge, claim, imposition, community property interest, option, pledge, right of first refusal, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question, including without limitation any restriction on transfer, receipt of income or any other attribute of ownership.

   "Merger" shall have the meaning set forth in the Recitals hereof.

   "Nasdaq" means the Nasdaq National Market System.

   "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

   "Personal Property Leases" shall have the meaning set forth in Section 3.11(b) hereof.

   "Proxy Statement" shall have the meaning set forth in Section 10.1 hereof.

   "Real Property Leases" shall have the meaning set forth in Section 3.11(a) hereof.

   "Registration Statement" shall have the meaning set forth in Section 10.1 hereof.

   "Rule 4460" shall have the meaning set forth in Section 4.3(a) hereof.

   "SEC" means the United States Securities and Exchange Commission and the staff thereof.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Significant Stockholders" means, collectively, Bruce E. Hall, Charles R. Harrison and Herman J. Zueck and their heirs, successors and assigns.

   "Subsidiaries" means, collectively, the Bank and the Trust, and "Subsidiary" means either one of the Subsidiaries.

   "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

   "Total Equity Capital" means, with respect to any Person, the sum of outstanding capital stock, paid in capital, retained earnings and current earnings year to date, all determined in accordance with GAAP, but excluding any FAS 115 adjustments.

   "Termination Fee" shall have the meaning set forth in Section 11.3 hereof.

   "Trust" means the Delaware Business Trust formed by the Company on October 14, 1998.

   "Trust Common Securities" shall have the meaning set forth in Section 3.2(c) hereof.

   "Trust Preferred Securities" shall have the meaning set forth in Section 3.2(c) hereof.

   "Welfare Plans" shall have the meaning set forth in Section 5.17 hereof.

   "Year 2000 Problem" means the risk that computer applications used by the applicable Person may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any date after December 31, 1999.

   "Year 2000 Compliant" means the ability to perform date sensitive functions for all dates before and after January 1, 2000.

   Section 1.2 Construction.

     (a) Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments, and restatements of such agreement, instrument or document.

     (b) As used in this Agreement, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Whenever an item or items are listed after the word "including," such listing is not intended to be a listing that excludes items not listed.

     (d) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa, and words importing person shall include individuals, corporations, partnerships, joint ventures, associations, joint-stock companies, trusts, unincorporated organizations and governments and any agency or political subdivision thereof.

                                  ARTICLE II

                              THE COMPANY MERGER

   Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Acquisition Subsidiary and the separate existence and corporate organization of the Company shall thereupon cease and the Company and Acquisition Subsidiary shall thereupon be a single corporation. Acquisition Subsidiary shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Acquisition Subsidiary shall continue unaffected and unimpaired by the Merger.

   Section 2.2 Effective Time of the Company Merger. On the Closing Date (as hereinafter defined), the proper officers of the Company and Acquisition Subsidiary shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State and the Delaware Secretary of State on the first Business Day following the Closing Date, all in accordance with the KGCC and the DGCL. The Merger shall become effective on the date that such certificates of merger have been filed with the Kansas Secretary of State and the Delaware Secretary of State in accordance with the KGCC and the DGCL (the "Effective Time"). The Closing shall be on a day (the "Closing Date") occurring not less than two (2) and not more than five (5) Business Days before the Effective Time and not later than forty-five (45) days following the satisfaction or waiver, to the extent permitted hereunder, of the last of the conditions to the consummation of the Merger specified in
Article VII and Article VIII of this Agreement at 10:00 a.m. at the office of Gold Banc, 11301 Nall Avenue, Leawood, Kansas 66211, which day shall be specified by notice from Gold Banc to the Company (such notice to be at least five (5) days in advance of such Closing Date), or on such other date and at such other place and time as the parties hereto may mutually agree.

   Section 2.3 Articles of Incorporation, Bylaws, Directors and Officers.

     (a) The Articles of Incorporation and Bylaws of Acquisition Subsidiary as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving

  Corporation from and after the Effective Time until amended as provided by law, except that the name of the Surviving Corporation shall be changed to "GBC Colorado, Inc." at the Effective Time.

     (b) The officers and directors of Acquisition Subsidiary shall continue as the officers and directors of the Surviving Corporation from and after the Effective Time, subject to the Bylaws of the Surviving Corporation and applicable Laws.

   Section 2.4 Effect of Company Merger. Subject to Kansas law and Delaware law, at the Effective Time (a) Acquisition Subsidiary shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of the Company and all obligations belonging to or due each of the Company and Acquisition Subsidiary shall be vested in Acquisition Subsidiary without further act or deed; (b) title to any real estate or any interest therein vested in the Company shall not revert or in any way be impaired by reason of the Company Merger; (c) all rights of creditors and all liens on any property of the Company shall be preserved unimpaired; and (d) Acquisition Subsidiary shall be liable for all the obligations of the Company, and any claim existing, or action or proceeding pending, by or against either of the Company or Acquisition Subsidiary, may be prosecuted to judgment with the right of appeal, as if the Company Merger had not taken place.

   Section 2.5 Further Assurances. If at any time after the Effective Time, Acquisition Subsidiary shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or other actions or things are necessary or desirable to vest, perfect, confirm or record in Acquisition Subsidiary the title to any property, rights, privileges, powers, or franchises of the Company, the former Board of Directors and officers of the Company shall, and will be authorized to, execute and deliver in the name and on behalf of the Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Acquisition Subsidiary, and otherwise to carry out the provisions of this Agreement.

   Section 2.6 Conversion of Acquisition Subsidiary Common Stock. At the Effective Time, each share of common stock, $1.00 par value per share, of Acquisition Subsidiary ("Acquisition Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and shall be unaffected by the Company Merger.

   Section 2.7 Effect of Merger on Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

     (a) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of the Company, if any, or held by the Company or any Subsidiary other than as trustee, fiduciary, nominee or some similar capacity shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor.

     (b) Each outstanding share of Company Common Stock, of which 2,350,514 shares are issued and outstanding as of the date hereof shall be converted into the number of shares (the "Exchange Ratio") of Gold Banc Common Stock determined by dividing $23.05 by the Average Gold Banc Stock Price, with the Exchange Ratio being rounded to four decimal places. Notwithstanding the foregoing, (i) if the Average Gold Banc Stock Price is greater than $16.00, then the Exchange Ratio shall be 1.4406 and (ii) if the Average Gold Banc Stock Price is less than $13.00, then the Exchange Ratio shall be
  1.7731. Fractions of shares determined pursuant to this Section 2.7(b) shall be rounded to three decimal places.

   Section 2.8 Exchange of Certificates.

     (a) Gold Banc, on behalf of Acquisition Subsidiary, shall make available to American Stock Transfer and Trust Company, Inc., which is hereby designated as exchange agent (the "Exchange Agent"), at and after the Effective Time, such number of shares of Gold Banc Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section
  2.7 hereof. As soon as practicable after the

  Closing Date, Gold Banc, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Gold Banc Common Stock. The Gold Banc Common Stock into which the Company Common Stock is being converted in accordance with
  Section 2.7(b) hereof shall be delivered to each stockholder of the Company as set forth in a letter of transmittal.

     (b) Notwithstanding any other provision herein, no fractional shares of Gold Banc Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Banc Common Stock to which a holder of Company Common Stock would otherwise be entitled to under Section 2.7 hereof shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the Effective Time and upon the surrender of such stockholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agent an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Gold Banc Stock Price. Gold Banc, on behalf of Acquisition Subsidiary, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

   Section 2.9 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

   Section 2.10 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Gold Banc Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company stockholders entitled to receive certificates representing Gold Banc Common Stock until such stockholders surrender to the Exchange Agent their certificates representing Company Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Banc Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the stockholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividend on such Gold Banc Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends.

   Section 2.11 Stockholders' Approval.

     (a) The Company agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by law and the Certificate of Incorporation and Bylaws of the Company and in accordance with Section 10.1 hereof. The Company shall use its reasonable best efforts to take all steps as shall be required for the stockholders' meeting to obtain such approval to be held as soon as reasonably practicable after the effective date of the Registration Statement. Subject to the exercise of the fiduciary duties of the Company's Board of Directors, including actions taken pursuant to Rule 14d-9 under the Exchange Act, the Company shall, through its Board of Directors, recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

     (b) Gold Banc agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by law, the Articles of Incorporation and Bylaws of Gold Banc and the rules of Nasdaq. Subject to the exercise of fiduciary duties by Gold Banc's Board of Directors, Gold Banc shall, through its Board of Directors, recommend that the stockholders of Gold Banc approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

   Section 2.12 Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of Gold Banc Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be adjusted on a pro rata basis.

   Section 2.13 Voting Agreements. Concurrently with the execution and delivery of this Agreement, each of the Significant Stockholders and Gold Banc shall execute and deliver the Voting Agreement in the form attached hereto as Exhibit A.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby makes the following representations and warranties to Gold Banc and Acquisition Subsidiary, each of which is true and correct on the date hereof and will be true and correct as of the Effective Time, each of which shall be unaffected by any investigation heretofore or hereafter made by Gold Banc or Acquisition Subsidiary or their respective representatives.

   Section 3.1 Organization and Good Standing.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Certificate of Incorporation and Bylaws. The Company is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify would not materially and adversely affect the business, operations, properties or financial condition of the Company.

     (b) The Bank is a wholly-owned subsidiary of the Company and is a Colorado banking corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Bank has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Certificate of Incorporation and Bylaws. The Bank is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified would not materially and adversely affect the business, operations, properties or financial condition of the Bank.

     (c) The Trust is a subsidiary of the Company and is a Delaware business trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite trust power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Trust has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Certificate of Trust and Amended and Restated Trust Agreement. The Trust is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified would not materially and adversely affect the business, operations, properties or financial condition of the Trust.

     (d) The Company has no subsidiaries other than the Bank and the Trust.

   Section 3.2 Capital Structure.

     (a) The Company. As of the date hereof, the authorized capital stock of the Company consists only of 10,000,000 shares of Company Common Stock and 500,000 shares of Company Preferred Stock, of which 2,350,514 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Company, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Company Common Stock, Company Preferred Stock or any other securities of the Company, except for the options listed on
  Schedule 3.2(a) hereto (the "Company Stock Options"). There are not as of the date hereof and will not be as of the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company or Gold Banc from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

     (b) Bank. The authorized capital stock of the Bank consists only of 240,000 shares of common stock, par value $12.50 per share, of which 470 shares are issued and outstanding. All of the issued and outstanding shares of common stock of the Bank are owned beneficially and of record, free and clear of all Liens (except for a Lien in connection with a bank stock loan from Gold Bank, N.A.), by the Company. All outstanding shares of common stock of the Bank are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Bank, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any common stock or any other securities of the Bank.

     (c) The capital of the Trust consists only of 41,935 Nine Percent Trust Common Securities ("Trust Common Securities") issued and outstanding and 1,355,790 Nine Percent Cumulative Trust Preferred Securities ("Trust Preferred Securities") issued and outstanding. All of the issued and outstanding Trust Common Securities are owned beneficially and of record, free and clear of all Liens, by the Company. All outstanding Trust Common Securities are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital of the Trust, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Trust Common Securities or Trust Preferred Securities or any other securities of the Trust.

   Section 3.3 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto and thereto, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to such approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL. This Agreement has been, and all other agreements to be executed and delivered by the Company will be prior to the Effective Time, duly executed and delivered by the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL, and constitutes, or will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

   Section 3.4 Stockholder Approval. The Board of Directors of the Company has directed or will direct that this Agreement and the Merger contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of the Company's stockholders, no other stockholder action is necessary to approve this Agreement and to consummate the Merger contemplated hereby. The Board of Directors will recommend that the stockholders approve this Agreement and the Merger contemplated hereby, subject to their fiduciary duties and the requirements of Rule 14d-9 under the Exchange Act. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, and to consummate the Merger and the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of the Company greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

   Section 3.5 No Violations.

     (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Certificate of Incorporation or Bylaws or other organizational documents of the Company or any Subsidiary, (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary, or any of their assets, is bound except the loan to the Company from Gold Bank, N.A. or (iii) result in the creation or imposition or any Lien upon the capital stock or the assets of the Company or any Subsidiary.

     (b) The Company and the Subsidiaries are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not, subject to obtaining all required regulatory approvals and making all required state and federal securities law filings, cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to the Company or any of the Subsidiaries except for any violations, breaches or defaults that would not have a material adverse effect on the business, operations, properties or financial condition of the Company and the Subsidiaries, taken as a whole.

     (c) All Licenses required or necessary for the Company or any of the Subsidiaries to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. The Company and the Subsidiaries are in compliance with all terms of the Licenses, except where the failure to so comply would not have a material adverse effect on the business, operations, properties or financial condition of the Company and the Subsidiaries, taken as a whole.

   Section 3.6 SEC Documents. The Company has made available to Gold Banc and Acquisition Subsidiary a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1996 (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and present fairly, in all material respects, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were material) the consolidated financial position of the Company and the Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and the Subsidiaries for the periods presented therein. Reserves for the Company's current and deferred federal and state income tax liabilities have been accrued in accordance with GAAP. Neither the Company nor either of the Subsidiaries has any material liability or obligation of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except and to the extent disclosed or reflected in the financial statements included in the Company SEC Documents. Since March 31, 1999 there has been no material adverse change in the financial condition, properties, assets, liabilities or business of the Company and the Subsidiaries, taken as a whole.

   Section 3.7 Information Supplied. When considered in the aggregate, none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and Gold Banc or at the times of the meetings of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading other than information supplied or required to be supplied by Gold Banc and Acquisition Subsidiary.

   Section 3.8 Internal Controls and Records. The Company and the Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

   Section 3.9 Taxes. The Company and the Subsidiaries each have timely filed all tax returns required to be filed by them, and the Company and the Subsidiaries have timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and, except as disclosed on
Schedule 3.9, have timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company or the appropriate Subsidiary is maintaining reserves adequate for their payment. The liability for taxes set forth on each such tax return adequately reflects in all material respects the taxes required to be reflected on such tax return. Neither the IRS nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against the Company or any Subsidiary, any deficiency or claim for additional taxes. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets (excluding other real estate owned properties) of the Company or any Subsidiary other than Liens for taxes which are not yet due and payable. Neither the Company nor any Subsidiary has received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that would have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole. Immediately after the consummation of the Merger (and without regard to any actions that may be taken by Gold Banc or the Surviving Corporation following the Merger), the interest paid on subordinated debentures issued by the Company to the Trust will be deductible by the Surviving Corporation to the same extent deductible by the Company as of the date hereof as interest payments for federal income tax purposes.

   Section 3.10 Title to Assets. The Company and the Subsidiaries have good and marketable title to and possession of all their respective real and personal properties and assets, in each case free and clear of any Liens, except as reflected on the Company's consolidated financial statements, the Lien of Gold Bank, N.A. on the stock of the Bank and except for the Lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which Liens do not materially affect the value of such property and do not interfere with the use made of such property by the Company or the Subsidiaries. Attached hereto as
Schedule 3.10 is a complete list of all real property owned by the Company or any of the Subsidiaries. Since March 31, 1999, neither the Company nor any of the Subsidiaries has entered into any agreement or commitment to sell any property, real or personal, or any other assets of the Company or any of the Subsidiaries other than in the ordinary course of business, nor has the Company nor any of the Subsidiaries made any commitment or taken or failed to take any action which would cause any Lien to attach to any property.

   Section 3.11 Leases.

     (a) Schedule 3.11(a) hereof contains a list of all real property leases (the "Real Property Leases") to which the Company or any of the Subsidiaries is a party, either as lessor or lessee (the facilities subject to such Real Property Leases being referred to as the "Leased Facilities"). Each of the Real Property Leases is in full force and effect and neither the Company nor any of the Subsidiaries nor, to the Company's knowledge, any other party thereto has committed any material default thereunder. Neither the Company nor any of the Subsidiaries is subject to any increase in rentals or other costs in connection with any Leased Facility of which the Company or any of the Subsidiaries is lessee which is not provided for in the applicable Real Property Lease. No Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

     (b) Schedule 3.11(b) hereof contains a list of all Leases with respect to personal property involving an obligation in excess of $15,000 on an annual basis or $30,000 in the aggregate (the "Personal Property Leases") to which the Company or any of the Subsidiaries is a party, either as lessor or lessee (the personal property subject to such Personal Property Leases being referred to as the "Leased Personal Property"). Each of the Personal Property Leases is in full force and effect and neither the Company nor any of the Subsidiaries nor any other party thereto has committed any material default thereunder. Neither the Company nor any of the Subsidiaries is subject to any increase in rentals or other costs in connection with any Leased Personal Property of which the Company or any of the Subsidiaries is lessee which is not provided for in the applicable Personal Property Lease. No Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

   Section 3.12 Intangible Properties.

     (a) None of the assets of the Company or any of the Subsidiaries is subject to any patent or patent application, copyright or copyright application, trademark or trademark application, or similar evidence of ownership or the right to the use thereof by any third party, except for assets licensed by the Company or its Subsidiaries in the ordinary course of business.

     (b) Neither the Company nor any of the Subsidiaries has infringed any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person, except for such matters as would not materially and adversely affect the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, or received any notice of a claim of such infringement.

     (c) Attached hereto as Schedule 3.12(c) is a true and accurate list of all patents, copyrights, trademarks, trade names and service marks, both foreign and domestic, owned, possessed or used by the Company or any of the Subsidiaries. The Company or one or more of the Subsidiaries owns the entire right, title and interest therein and each thereof is in full force and effect.

     (d) The Company and each of the Subsidiaries have the right to use all data and information (including without limitation confidential information, trade secrets and know-how) necessary to permit the conduct from and after the Effective Time of the business of the Company and each of the Subsidiaries, as such business is and has been normally conducted, except for such matters as would not have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole.

   Section 3.13 Regulatory Filings. The Company and each of the Subsidiaries have timely filed all material notices, reports, registrations and statements with all Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of the Company and the Subsidiaries, no Governmental Entity has initiated any proceeding or investigation into the business or operations of the Company or any of the Subsidiaries. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of the Company or any of the Subsidiaries. The Company has made available to Gold Banc and Acquisition Subsidiary all reports of examinations conducted by any Governmental Entity with respect to the Company or any of the Subsidiaries during the preceding three (3) years. The Company will also make available to Gold Banc and Acquisition Subsidiary any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.

   Section 3.14 Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and the Subsidiaries have been delivered or made available to Gold Banc and Acquisition Subsidiary. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies to which the Company and the Subsidiaries are parties are sufficient for compliance with all material requirements of Law and all material agreements to which the Company or any of the Subsidiaries is a party and will be maintained by the Company and the Subsidiaries until the Effective Time. Neither the Company nor any of the Subsidiaries has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five
(5) years.

   Section 3.15 Compliance with ERISA. Neither the Company nor any of the Subsidiaries has established, maintained or contributed at any time during the five-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) or any other similar plan with respect to which any governmental filings are required, except for the plans listed on Schedule 3.15 hereof (collectively, the "Company Plans"). A true and accurate copy of each of the Company Plans, any related trust agreements and each of the amendments thereto has been provided or made available to Gold Banc and Acquisition Subsidiary together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any Governmental Entity in respect of the Company Plans for the three most recent years ending on or before the date hereof. The Company Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Company Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 3.15, noncompliance with the Code or ERISA is material if such noncompliance could have a material adverse effect on the condition of one or more of the Company Plans or of the Company and the Subsidiaries, taken as a whole, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Company Plans through the date hereof have been made. The Company and the Subsidiaries (each with respect to the Company Plans), as well as the Company Plans, have no material current or, to the knowledge of the Company, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

   Section 3.16 Environmental Laws. To the best knowledge of the Company: (i) the operations of the Company and each of the Subsidiaries comply in all material respects with all applicable federal, state and local environmental Laws and neither the condition of any property owned by the Company or any of the Subsidiaries nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law; (ii) none of the operations of the Company or any of the Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which the Company or any of the Subsidiaries may be liable; (iii) none of the operations of the Company or any of the Subsidiaries nor any of the properties owned by the Company or any of the Subsidiaries is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source;
(iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a material violation of any environmental Law and neither the Company nor any of the Subsidiaries has any Liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by the Company or any of the Subsidiaries; (v) there are no underground storage tanks now or heretofore located on any real property owned or leased by the Company or any of the Subsidiaries; (vi) neither the Company nor any of the Subsidiaries has ever been notified by a Governmental Entity, or any private party, that the Company or any of the Subsidiaries is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C.
(S)(S) 9601, et seq. or any corresponding state law.

   Gold Banc may obtain at its option and expense on or prior to the Closing Date an environmental audit of any or all properties and assets of the Company and the Subsidiaries whether directly owned, leased or classified as other real estate owned. Such environmental audit shall constitute a part of the due diligence process, should Gold Banc choose to pursue it, and if Gold Banc determines in its sole discretion that such environmental audit reflects the potential of a material environmental problem with respect to any of the properties or assets of the Company or any of the Subsidiaries, then Gold Banc may terminate this Agreement pursuant to Section 8.3 hereof.

   Section 3.17 Labor Matters.

     (a) The Company and the Subsidiaries are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such matters as would not have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

     (b) There is no unfair labor practice complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board.

     (c) Neither the Company nor any of the Subsidiaries is party to any collective bargaining agreements and there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or to the knowledge of the Company threatened against or affecting the Company or any of the Subsidiaries.

     (d) No grievance or arbitration proceeding by any employee is pending and no claim therefor has been asserted against the Company or any of the Subsidiaries.

     (e) Neither the Company nor any of the Subsidiaries is experiencing any material work stoppage.

   Section 3.18 Year 2000 Compliance. Each of the Company and the Subsidiaries has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to the Company's and the Subsidiaries' respective business and operations will be Year 2000 Compliant.

   Section 3.19 Legal Proceedings. Except as disclosed in Schedule 3.19 hereof, there are no Actions pending or, to the knowledge of the Company, threatened against or affecting the properties, assets, rights or business of the Company or any of the Subsidiaries, or the right to carry on or conduct their business. There are no Actions pending or, to the knowledge of the Company, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

   Section 3.20 Contracts. Except as set forth on Schedule 3.20 hereof, neither the Company nor either of the Subsidiaries is a party to or subject to any:

     (a) employment contract;

       (b) bonus, deferred compensation, equity incentive, savings, profit sharing, severance pay, pension or retirement plan or arrangement, except for the Company Plans referenced in Section 3.15 hereof;

     (c) material lease or license with respect to any property, real or personal, whether the Company or either of the Subsidiaries is landlord or tenant, licensor or licensee, involving a liability or obligation of the Company or any of the Subsidiaries as obligor, except for the Leases referenced in Section 3.11 hereof;

     (d) agreement, contract or indenture relating to the borrowing of money by the Company or either of the Subsidiaries, excluding items made in the ordinary course of business;

     (e) agreement with any present or former officer, director, stockholder or affiliate of the Company or any Subsidiary, or any Person controlling, controlled by or under common control with any of the foregoing; or

     (f) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company or either of the Subsidiaries or which involve a payment by the Company or any of the Subsidiaries of more than $15,000 on an annual basis, other than loans and investments made in the ordinary course of business.

   Section 3.21 Required Consents. Except as set forth in Schedule 3.21 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by the Company or either of the Subsidiaries of this Agreement or any of the transactions contemplated hereby.

   Section 3.22 Broker's Fees. Other than the engagement of The Wallach Company, Inc. described on Schedule 3.22 hereof, neither the Company, the Subsidiaries nor any of the directors, trustees, officers or employees of the Company or any of the Subsidiaries, has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 3.23 Conduct. From March 31, 1999 until the date hereof:

     (a) there has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of the Company or any of the Subsidiaries or in the relationship of the Company or any of the Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships; and

     (b) the business affairs of the Company and the Subsidiaries have been conducted and carried on only in their ordinary and regular course of business, and neither the Company nor any of the Subsidiaries has incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business.

   Section 3.24 Absence of Certain Events. Except as contemplated by this Agreement and set forth in Schedule 3.24, since March 31, 1999, the Company and the Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock or other securities of, or other ownership interests in, the Company, (ii) any amendment of any term of any outstanding security of the Company or any of the Subsidiaries, (iii) any repurchase, redemption or other acquisition by the Company or any of the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries,
(iv) any incurrence, assumption or guarantee by the Company or any of the Subsidiaries of any indebtedness for borrowed money (other than customer deposits in the Bank, FHLB advances, federal funds purchases, and Federal Reserve borrowings); (v) any creation or assumption by the Company or any of the Subsidiaries of any Lien on any of their assets; (vi) any making of any material loan, advance or capital contributions to or any material investment in any Person except for loans and investments made in the ordinary course of business; (vii) any material change in any method of accounting or accounting practice; (viii) any (a) grant of any severance or termination pay to any director, officer, or employee of the Company or any of the Subsidiaries, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of the Subsidiaries, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or employee of the Company or any of the Subsidiaries or (d) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of the Subsidiaries; or (ix) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character, whether or not in the ordinary course of business, individually or in the aggregate, which is reasonably likely to have a material adverse effect on the business, operations, properties or financial condition of the Company and the Subsidiaries, taken as a whole.

   Section 3.25 Loans.

     (a) The Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or the Bank or banking regulators, except as reflected on a list previously provided to Gold Banc and Acquisition Subsidiary during the due diligence period;

     (b) Except as set forth in Schedule 3.25(b), neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing;

     (c) neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any Law, which violation is reasonably likely to result in a material adverse effect on the business, operations, properties or financial condition of the Company and the Subsidiaries, taken as a whole.

   Section 3.26 Opinion of Financial Advisers. The Company has received the written opinion of The Wallach Company, Inc., investment advisor to the Company, to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

   Section 3.27 Accounting Matters. Neither the Company nor any of the Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent Gold Banc from accounting for the business combination to be effected by the Merger as a pooling-of-interest.

   Section 3.28 Beneficial Ownership of Gold Banc Common Stock. As of the date hereof, neither the Company nor any of the Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) in the aggregate any Gold Banc Common Stock.

   Section 3.29 Undisclosed Liabilities; Adverse Agreements.

     (a) Except as disclosed in the Schedules hereto, or as disclosed in the Company's financial statements, there are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a material adverse effect on the business, operation, properties or financial condition of the Company and the Subsidiaries, taken as a whole.

     (b) Neither the Company nor any of the Subsidiaries is a party to any Contract or any Order, or subject to any Law, which materially and adversely affects or is reasonably likely to result in a material adverse effect on the business, operations, properties or financial condition of the Company or any of the Subsidiaries, except for such Laws similarly affecting other entities in similar business to the Company.

   Section 3.30 Disclosure. Copies of all documents heretofore or hereafter delivered or made available to Gold Banc or Acquisition Subsidiary pursuant hereto are and will be complete and accurate in all material respects. When considered collectively, the representations and warranties of the Company in this Agreement and in the other documents delivered pursuant hereto and in any statement, document, certificate or exhibit furnished or to be furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company has not disclosed in writing to Gold Banc or the Acquisition Subsidiary which materially adversely affects, or would reasonably be expected to materially adversely affect, the business, operations, properties or financial condition of the Company and of the Subsidiaries, taken as a whole.

   Section 3.31 No Dissenter's Rights. The Company's Common Stock is designated as a national market system security on its interdealer quotation system by the National Association of Securities Dealers, Inc. and, under
Section 262 of the DGCL, the stockholders of the Company are not entitled to any dissenter's rights in the Merger.

   Section 3.32 Deductibility of Severance Payments. No severance or other payments to be made to the Significant Stockholders or otherwise by the Company, any of the Subsidiaries, Gold Banc, or any of Gold Banc's subsidiaries in connection with the Merger or upon a change in control of the Company will constitute non-deductible "parachute payments" under Section 280G of the Code.

   Section 3.33 Accruals.

     (a) The Company and the Bank have properly accrued consistent with past practices for all current and carry-over vacation time for their employees through the date hereof.

     (b) The Company and the Bank have properly accrued consistent with past practices for all mandatory and discretionary matching contributions to the Company's 401(k) Plan through the date hereof.

     (c) The Company and the Bank have properly accrued consistent with past practices for discretionary bonuses that may be payable to their employees as contemplated by Section 5.2(c)(i) and (ii) through the date hereof.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF GOLD BANC

   Gold Banc hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and shall be true and correct as of the Effective Time, each of which shall not be affected by any investigation conducted by the Company or its representatives.

   Section 4.1 Corporate.

     (a) Gold Banc is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Gold Banc is duly registered as a bank holding company under the BHC Act. Gold Banc is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify would not materially and adversely affect the business, operations, properties or financial condition of Gold Banc.

     (b) Acquisition Subsidiary is a wholly-owned subsidiary of the Company and is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Acquisition Subsidiary is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified would not materially and adversely affect the business, operations, properties or financial condition of Acquisition Subsidiary.

   Section 4.2 Capital Structure.

     (a) Gold Banc. As of the date hereof, the authorized capital stock of Gold Banc consists only of 50,000,000 shares of Gold Banc Common Stock and 50,000,000 shares of Gold Banc Preferred Stock, of which 17,181,618 shares of Gold Banc Common Stock and no shares of Gold Banc Preferred Stock are issued and outstanding. All outstanding shares of Gold Banc Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of Gold Banc, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Gold Banc Common Stock, Gold Banc Preferred Stock or any other securities of Gold Banc, except as reflected in the Gold Banc SEC Documents.

     (b) Acquisition Subsidiary. The authorized capital stock of Acquisition Subsidiary consists only of 1,000,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of common stock of Acquisition Subsidiary are owned beneficially and of record, free and clear of all Liens, by Gold Banc. All outstanding shares of common stock of Acquisition Subsidiary are validly issued, fully paid and nonassessable.

   Section 4.3 Authority. (a) Gold Banc has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto, and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460 of the National Association of Securities Dealers' rules for issuers under Nasdaq ("Rule 4460"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto and thereto, the performance of Gold Banc's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Gold Banc, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460. This Agreement has been, and all other agreements to be executed and delivered by Gold Banc will be prior to the Effective Time, duly executed and delivered by Gold Banc, subject, with respect to consummation of the Merger, to such approval of the Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460, and constitutes, or will constitute, the legal, valid and binding obligations of Gold Banc, enforceable against Gold Banc in accordance with their terms.

   (b) Acquisition Subsidiary has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Acquisition Subsidiary pursuant hereto and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Acquisition Subsidiary pursuant hereto and thereto, the performance of Acquisition Subsidiary's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Acquisition Subsidiary, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC. This Agreement has been, and all other agreements to be executed and delivered by Acquisition Subsidiary will be prior to the Effective Time, duly executed and delivered by Acquisition Subsidiary, subject, with respect to consummation of the Merger, to such approval of the Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC, and constitutes, or will constitute, the legal, valid and binding obligations of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with their terms.

   Section 4.4 Stockholder Approval. (a) The Board of Directors of Gold Banc has directed, or will direct, that this Agreement and the transactions contemplated hereby be submitted to Gold Banc's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of Gold Banc's stockholders, no other Gold Banc stockholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Gold Banc will recommend that the Gold Banc stockholders approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of a majority of the shares of Gold Banc Common Stock represented at a meeting of Gold Banc's stockholders at which a quorum is present is the only vote of the holders of any class or series of Gold Banc's capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of Gold Banc greater than that required by Rule 4460 is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

   (b) The Board of Directors of Acquisition Subsidiary has directed, or will direct, that this Agreement and the transactions contemplated hereby be submitted to Acquisition Subsidiary's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of Acquisition Subsidiary's stockholders, no other Acquisition Subsidiary stockholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Acquisition Subsidiary will recommend that the Acquisition Subsidiary stockholders approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of a majority of the outstanding shares of Acquisition Subsidiary common stock is the only vote of the holders of any class or series of Acquisition Subsidiary's capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of Acquisition Subsidiary greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

   Section 4.5 Status of Gold Banc Common Stock to be Issued. The shares of Gold Banc Common Stock into which the Company Common Stock are to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and nonassessable, and registered pursuant to an effective registration statement under the Securities Act.

   Section 4.6 No Violation.

     (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc and Acquisition Subsidiary pursuant hereto, the performance of the obligations of Gold Banc and Acquisition Subsidiary hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws of Gold Banc or Acquisition Subsidiary (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which Gold Banc or Acquisition Subsidiary is a party, or by which Gold Banc or Acquisition Subsidiary, or any of their assets, is bound or (iii) result in the creation or imposition of any Lien upon the capital stock or the assets of Gold Banc or Acquisition Subsidiary.

     (b) Gold Banc and Acquisition Subsidiary have not violated, breached or defaulted, are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to Gold Banc or Acquisition Subsidiary.

     (c) All Licenses required or necessary for Gold Banc or Acquisition Subsidiary to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. Gold Banc and Acquisition Subsidiary are in compliance with all terms of the Licenses, except where the failure to so comply would not have a material adverse effect on the business, operations, properties or financial condition of Gold Banc or Acquisition Subsidiary.

   Section 4.7 SEC Documents. Gold Banc has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gold Banc with the SEC since January 1, 1996 (the "Gold Banc SEC Documents") which are all the documents (other than preliminary material) that Gold Banc was required to file with the SEC since such date. As of their respective dates, the Gold Banc SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Gold Banc SEC Documents, and none of the Gold Banc SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Gold Banc included in the Gold Banc SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were material) the consolidated financial position of Gold Banc and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Gold Banc for the periods presented therein. Gold Banc has no material liability or obligation of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except and to the extent disclosed or reflected in the financial statements included in the Gold Banc SEC Documents. Since March 31, 1999 there has been no material adverse change in the financial condition, properties, assets, liabilities, business or prospects of Gold Banc.

   Section 4.8 Information Supplied. When considered in the aggregate, none of the information supplied or to be supplied by Gold Banc for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and Gold Banc or at the times of the meetings of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Gold Banc or Acquisition Subsidiary, or with respect to other information supplied by Gold Banc for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event will be so described, and such amendment or supplement be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Gold Banc. The Proxy Statement, insofar as it relates to Gold Banc or Acquisition Subsidiary or other information supplied by Gold Banc for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   Section 4.9 Internal Controls and Records. Gold Banc and its subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

   Section 4.10 Taxes. Gold Banc has timely filed all tax returns required to be filed by it, and Gold Banc has timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and has timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Gold Banc is maintaining reserves adequate for their payment. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. Neither the IRS nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against Gold Banc, any deficiency or claim for additional taxes. Gold Banc has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets of Gold Banc. Gold Banc has not received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that would have a material adverse effect on the business, operations, properties or financial condition of Gold Banc.

   Section 4.11 Regulatory Filings. Gold Banc has timely filed all notices, reports, registrations and statements with all Governmental Entities and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of Gold Banc, no Governmental Entity has initiated any proceeding or investigation into the business or operations of Gold Banc. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of Gold Banc. Gold Banc has made available to the Company all reports of examinations conducted by any Governmental

Entity with respect to Gold Banc during the preceding three (3) years. Gold Banc will also make available to the Company any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.

   Section 4.12 Compliance with ERISA. Each employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) of Gold Banc or any of its subsidiaries or other similar plan of Gold Banc or any of its subsidiaries with respect to which any governmental filings are required (collectively, the "Gold Banc Plans") and each fiduciary (as defined in Section 3(21) of ERISA) of the Gold Banc Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.12, noncompliance with the Code or ERISA is material if such noncompliance could have a material adverse effect on the condition of one or more of the Gold Banc Plans or of Gold Banc and its subsidiaries, taken as a whole, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Gold Banc Plans through the date hereof have been made. Gold Banc and its subsidiaries (each with respect to the Gold Banc Plans), as well as the Gold Banc Plans, have no material current or, to the knowledge of Gold Banc, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

   Section 4.13 Environmental Laws. To the best knowledge Gold Banc: (i) the operations of Gold Banc and each of its subsidiaries comply in all material respects with all applicable federal, state and local environmental Laws and neither the condition of any property owned by Gold Banc or any of its subsidiaries nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law; (ii) none of the operations of Gold Banc or any of its subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which Gold Banc or any of its subsidiaries may be liable; (iii) none of the operations of Gold Banc or any of its subsidiaries nor any of the properties owned by Gold Banc or any of its subsidiaries is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source;
(iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a material violation of any environmental Law and neither Gold Banc or any of its subsidiaries has any Liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by Gold Banc or any of its subsidiaries; (v) there are no underground storage tanks now or heretofore located on any real property owned or leased by Gold Banc or any of its subsidiaries; (vi) neither Gold Banc nor any of its subsidiaries has ever been notified by a Governmental Entity, or any private party, that Gold Banc or any of its subsidiaries is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C.
(S)(S) 9601, et seq. or any corresponding state law.

   Section 4.14 Year 2000 Compliance. Each of Gold Banc and its subsidiaries has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to Gold Banc's and its subsidiaries' respective business and operations will be Year 2000 Compliant.

   Section 4.15 Legal Proceedings. Except as disclosed in Schedule 4.15 hereof, there are no Actions pending or threatened against or affecting the properties, assets, rights or business of Gold Banc or its subsidiaries, or the right to carry on or conduct its business. There are no Actions pending or, to the knowledge of Gold Banc, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

   Section 4.16 Required Consents. Except as set forth in Schedule 4.16 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by Gold Banc or Acquisition Subsidiary of this Agreement or any of the transactions contemplated hereby.

   Section 4.17 Broker's Fees. Neither Gold Banc, Acquisition Subsidiary nor any of their respective directors, trustees, officers or employees has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 4.18 Conduct. From March 31, 1999 until the date hereof:

     (a) there has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Gold Banc or any of its subsidiaries or in the relationship of Gold Banc or any of its subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships; and

     (b) the business affairs of Gold Banc and its subsidiaries have been conducted and carried on only in their ordinary and regular course of business, and neither Gold Banc nor any of its subsidiaries has incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business.

   Section 4.19 Undisclosed Liabilities; Adverse Agreements.

     (a) Except as disclosed in the Schedules hereto, or as disclosed in Gold Banc's financial statements, there are no liabilities of Gold Banc or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a material adverse effect on the business, operation, properties or financial condition of Gold Banc and its subsidiaries, taken as a whole.

     (b) Neither Gold Banc nor any of its subsidiaries is a party to any Contract or any Order, or subject to any Law, which materially and adversely affects or is reasonably likely to result in a material adverse effect on the business, operations, properties or financial condition of Gold Banc or any of its subsidiaries, except for such Laws similarly affecting other entities in similar business to Gold Banc.

   Section 4.20 Disclosure. Copies of all documents heretofore or hereafter delivered or made available to the Company pursuant hereto are and will be complete and accurate. When considered collectively, the representations and warranties of Gold Banc in this Agreement and in the other documents delivered pursuant hereto and in any statement, document, certificate or exhibit furnished or to be furnished by Gold Banc pursuant to this Agreement or in connection with the transactions contemplated hereby do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Gold Banc has not disclosed in writing to the Company which materially adversely affects, or may materially adversely affect the business, operations, properties or financial condition of Gold Banc.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

   Section 5.1 Affirmative Covenants of the Company. Unless the prior written consent of Gold Banc shall have been obtained, and which consent will be given or denied within five Business Days of receipt of written request for such consent (any request not denied during such period being considered an approval), and except as otherwise expressly contemplated herein, the Company shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, consistent with past practices, (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) preserve substantially the Company's and each of the Subsidiaries' relationships with suppliers, customers and employees, (iv) perform in all material respects the Company's and the Subsidiaries' obligations under the Contracts and Licenses, (v) comply in all material respects with all applicable Laws, (vi) maintain as valid and enforceable all policies of insurance as referenced in Section 3.14 herein, (vii) provide updates to Gold Banc and Acquisition Subsidiary with respect to those loans reflected on the list previously provided to Gold Banc and Acquisition Subsidiary as referenced on Schedule 3.25(b) attached hereto, and (viii) except as may be required in the exercise of the fiduciary duties of the Company's Board of Directors, take no action which would (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby, (b) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (c) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

   Section 5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement and except as may be required in the exercise of the fiduciary duties of the Company's Board of Directors, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to do, or permit either of its Subsidiaries to do or agree to do, any of the following without the prior written consent of Gold Banc, which consent shall not be unreasonably withheld and which consent will be given or denied within five Business Days (two Business Days in the case of a loan, commitment or series of loans or commitments described in clause (a) below) of receipt of written request for such consent (any request not denied during such period being considered an approval):

     (a) make any single loan (or series of loans to the same or related persons) or any commitment (verbal or written) for a loan (or series of commitments to the same or related persons) in an amount greater than $500,000.00 other than renewals of existing loans or commitments to loan;

     (b) purchase or invest in any securities, other than in compliance with the Bank's investment policy as in effect on the date hereof, or make any material change in its investment portfolio;

     (c) amend or adopt any employee benefit plan or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, trustee, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such director, officer, trustee, employee or agent under any pension plan or other contract or commitment; provided, however, that (i) with respect to employees other than the Significant Stockholders, annual merit increases (not to exceed in any case four percent (4.0%) per annum) may be paid, and employee bonuses consistent with past practices may be accrued up to (but not after) the Closing Date, which accrued bonuses shall be paid consistent with past practices in January 2000; (ii) with respect to the Significant Stockholders, employee bonuses consistent with past practices may be accrued up to (but not after) the Closing Date, which accrued bonuses may be paid consistent (X) with past practices at the discretion of the Board of Directors of the Surviving Corporation and (Y) with the terms and conditions of the existing Employment Agreements of the Significant Stockholders; (iii) the Company may continue to accrue consistent with past practices for vacation time for its employees and shall pay to individual employees on or prior to the Closing Date, amounts for accrued and carry-over vacation time in excess of the vacation time the Gold Banc will permit the employee to carry forward and take after the Closing Date; and (iv) subject to Section 5.17 hereof, the Company may continue to accrue consistent with past practices and shall pay, on or prior to the Closing Date, mandatory and discretionary employer matching contributions with respect to the Company's 401(k) plan.

     (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this Section 5.2 and except commitments required for its performance of its obligations hereunder); involving an obligation or commitment in excess of $25,000 or engage in any transaction not in its usual and ordinary course of business and consistent with past practices;

     (e) declare or pay any dividend or make any other distribution in respect of any capital stock of or other beneficial interest in the Company or either of its Subsidiaries, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or either of its Subsidiaries, other than regular distributions in accordance with the trust instrument of the Trust and any dividends from the Bank to the Company to cover Company's expenses consistent with past practices.

     (f) amend the Certificate of Incorporation, Bylaws or any other governing document of the Company or either of its Subsidiaries or make any change in the authorized, issued or outstanding capital stock (or any change in the par value thereof) of the Company or either of its Subsidiaries;

     (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.2(a);

     (h) enter into any new line of business;

     (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company or either of its Subsidiaries, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

     (k) change its methods of accounting in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company's independent accountants;

     (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of any of its material assets or properties;

     (m) file any application to relocate or terminate the operations of any banking office;

     (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material Contract to which the Company or either of its Subsidiaries is a party or by which the Company or either of its Subsidiaries or their respective properties is bound;

     (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director, officer or trustee of the Company or either of its Subsidiaries without giving Gold Banc two days' notice in advance of the approval of such loan or extension of credit or commitment relating thereto;

     (q) waive any material right, forgive any material debt or release any material claim; provided, however, that the Company shall be entitled to settle pending litigation and dispose of other real estate owned for amounts up to $50,000; or

     (r) incur or guaranty any debt (other than customer deposits in the Bank, FHLB advances, federal funds purchases and Federal Reserve borrowings).

   Section 5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice, Gold Banc and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of the Company and each of its Subsidiaries. The Company shall furnish to Gold Banc and its authorized representatives all information with respect to the affairs of the Company and each of its Subsidiaries as Gold Banc may reasonably request.

   Section 5.4 Financial Statements and Call Reports. From and after the date hereof through the Closing Date, the Company shall deliver to Gold Banc monthly reports of condition and income statements of the Bank and shall deliver to Gold Banc copies of the call reports for the Bank as filed with any regulatory agency promptly after such filing.

   Section 5.5 Tax Returns. Within sixty (60) days after the Closing Date, the Surviving Corporation shall prepare and file consolidated federal and state income tax returns for the Company and its Subsidiaries covering the stub period beginning on the first day of the Company's current fiscal year and ending at the Effective Time, which returns shall be reviewed by KPMG LLP, accountants for Gold Banc.

   Section 5.6 Right to Attend Meetings. The Bank shall allow a representative of Gold Banc to attend as an observer all meetings of the Board of Directors of the Bank and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of the Bank's officials at which policy is being made. The Bank shall give reasonable notice to Gold Banc of any such meeting and, if known, the agenda for or business to be discussed at such meeting. The Bank shall provide to Gold Banc all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of the Bank.

   Section 5.7 Data Processing. The Company shall, and shall cause each of its Subsidiaries to, cooperate with Gold Banc in taking those planning actions necessary to be in a position to convert, as soon as practicable after the Effective Time, its data processing procedures and formats to procedures and formats used by Gold Banc. Gold Banc shall provide such assistance and consultation as the Company may reasonably require in such planning process.

   Section 5.8 No Solicitation.

     (a) None of the Company, any Subsidiary, or any officer, director, trustee or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary, shall, directly or indirectly, (i) solicit, initiate, facilitate, assist or encourage the submission of, any Acquisition Proposal, or approve or authorize any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) furnish to any Person (other than Gold Banc, Acquisition Subsidiary, an affiliate or associate of Gold Banc or Acquisition Subsidiary or an officer, employee or other authorized representative of Gold Banc, Acquisition Subsidiary or such affiliate or associate or the Company's counsel, accountants and financial adviser, solely for use in connection with the transactions contemplated hereby) any information with respect to the Company or any Subsidiary that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may (A) in response to an unsolicited request therefor, furnish information with respect to the Company or any Subsidiary to any Person pursuant to a customary confidentiality agreement and discuss such information with such Person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Gold Banc of the notice required pursuant to Section 5.7(b) hereof, participate in negotiations regarding such Acquisition Proposal, and (C) modify or withdraw its recommendation that the stockholders of the Company vote in favor of the Merger as contemplated by
  Section 2.11 hereof.

     (b) The Company shall (i) promptly notify Gold Banc of (A) the existence of any request for confidential information with respect to, or the receipt of, any Acquisition Proposal, (B) any inquiry or discussions with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, (C) the execution of a confidentiality agreement with respect to an Acquisition Proposal, (D) the execution of any agreement with respect to the terms of an Acquisition Proposal, (E) the furnishing of any information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement and (F) any endorsement, approval or recommendation of an Acquisition Proposal by the Company's Board of Directors or any committee thereof, (ii) promptly describe to Gold Banc the terms and conditions of any Acquisition Proposal in reasonable detail, and (iii) furnish to Gold Banc all information made available to any Person making the Acquisition Proposal, or contemplating the making of an Acquisition Proposal, subject to a customary confidentiality agreement.

     (c) Except as may be required in the exercise of the fiduciary duties of the Board of Directors of the Company, the Company shall not take any action that would enhance the ability of any other Person making an Acquisition Proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal without also taking a comparable action that would similarly enhance the ability of Gold Banc to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the Merger contemplated by this Agreement or an alternative transaction initiated by Gold Banc, and concurrently withdrawing any impediments thereto that do not similarly impede such other Person.

   Section 5.9 Regulatory Approvals. Subject to the terms and conditions of this Agreement, the Company agrees to, and to cause each of its Subsidiaries to, use its reasonable best efforts to cooperate with Gold Banc in Gold Banc's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

   Section 5.10 Information. The Company shall provide such information and answer such inquiries as Gold Banc may reasonably request or make concerning the subject matter of the representations and warranties of the Company herein.

   Section 5.11 Tax-Free Reorganization Treatment. The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto).

   Section 5.12 Pooling-of-Interest Accounting Treatment. The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interest accounting treatment.

   Section 5.13 Cooperation by the Company. The Company shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Gold Banc and Acquisition Subsidiary in connection therewith, including using commercially reasonable efforts to obtain all required Consents.

   Section 5.14 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and bank services and products, the Company shall, and shall cause the Bank to (i) use its best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by its respective examining agencies.

   Section 5.15 Proxy Statement and Registration Statement. If at any time prior to the Effective Time any event with respect to the Company or the Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company will promptly notify Gold Banc of such event and use all commercially reasonable efforts to ensure that such event will be so described, and that such amendment or supplement be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Company shall use all commercially reasonable efforts to ensure that the Proxy Statement, insofar as it relates to the Company or the Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   Section 5.16 Confidentiality. Except as and to the extent required by Laws, the Company and the Subsidiaries will not disclose or use, and will direct their representatives not to disclose or use to the detriment of Gold Banc or any of its subsidiaries any Gold Banc Confidential Information furnished, or to be furnished, to the Company, any of its subsidiaries or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Gold Banc Confidential Information" includes any information about Gold Banc or its subsidiaries and their business unless (a) such information is already known to the Company, any of its subsidiaries or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Company, any of its subsidiaries or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of Gold Banc, each of the Company and the Subsidiaries will promptly return to Gold Banc or destroy any Gold Banc Confidential Information in its possession and certify in writing to Gold Banc that it has so returned or destroyed such Gold Banc Confidential Information.

   Section 5.17 Employee Benefit Plans.

     (a) The Company shall, prior to the Closing Date, adopt any and all resolutions and take all other actions that are necessary or appropriate to
  (i) make the necessary contributions to the Union Bankshares, Ltd. Profit Sharing 401(k) Plan (the "401(k) Plan") to satisfy the Company's 401(k) safe harbor contribution obligation for the partial plan year ending on the 401(k) Plan termination date; (ii) consistent with past practices, make a discretionary profit sharing contribution (not to exceed four percent (4%) of the employees' compensation, as defined under the 401(k) Plan) to the 401(k) Plan for the partial plan year ending on the 401(k) Plan termination date; (iii) except as set forth immediately above in (i) and (ii) of this paragraph, cease all other contributions to the 401(k) Plan as of the day before the Closing Date; (iv) terminate the 401(k) Plan and fully vest all participant account balances in such plan as of the day before the Closing Date; (v) resign as plan administrator of the 401(k) Plan; and (vi) secure the resignation of the current trustees of the 401(k) Plan. The Surviving Corporation shall (i) assume full responsibility and bear full expense in amending the 401(k) Plan following the Closing Date in such manner as is necessary for the 401(k) Plan to be in compliance with all applicable laws as of the 401(k) Plan's termination date and (ii) apply for and obtain a favorable determination letter from the IRS following which it will distribute the assets of the 401(k) Plan. Gold Banc agrees to accept its appointment, or will appoint an affiliate corporation, as successor plan trustee and successor plan administrator. Gold Banc will provide to the Company form resolutions and other materials prior to the closing necessary for the effectuation of the termination of the 401(k) Plan by the Company, which materials the Company and the plan administrator and trustees shall be entitled to rely upon without incurring any liability.

     (b) All of the Company's welfare plans (as defined in Section 3(1)) of ERISA (but regardless of whether such plan is covered by ERISA) (the "Welfare Plans"), shall be maintained by the Surviving Corporation until such time as Surviving Corporation wishes to terminate such plans. The parties agree that the plan administrators and trustees of each Welfare Plan will resign as of the Closing Date and be replaced with persons designated by Gold Banc. After the Closing Date, the Surviving Corporation shall become the plan sponsor of the Welfare Plans. Gold Banc and Company agree to cooperate in fulfilling this covenant.

   Section 5.18 Deductibility of Severance Payments.

     (a) The Company shall, and shall cause each of the Subsidiaries to, use all reasonable efforts to ensure that no severance or other payments are made to the Significant Stockholders or otherwise by the Company or any of the Subsidiaries which constitute non-deductible "parachute payments" under
  Section 280G of the Code.

     (b) The Company shall obtain and deliver to Gold Banc on or prior to the Closing Date the 280G Opinion Letter contemplated by Section 8.14 hereof.

                                  ARTICLE VI

               COVENANTS OF GOLD BANC AND ACQUISITION SUBSIDIARY

   Section 6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Gold Banc and Acquisition Subsidiary agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agree to exercise best efforts to file applications relating to such approvals within thirty (30) days from the date hereof or as soon thereafter it is reasonably possible. Gold Banc and Acquisition Subsidiary shall provide to Company's Counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

   Section 6.2 Information. Gold Banc and Acquisition Subsidiary shall provide such information and answer such inquiries as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Gold Banc and Acquisition Subsidiary herein.

   Section 6.3 Tax-Free Reorganization Treatment. Neither Gold Banc nor Acquisition Subsidiary shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

   Section 6.4 Employee Benefit Plans; Prior Service Credit. Employees of the Company or a Subsidiary shall be eligible to participate in all Gold Banc employee benefit plans (as defined in Sections 3(3) or 3(37) of ERISA) in accordance with their terms; provided, however, that for purposes of determining eligibility to participate in and vesting of benefits under Gold Banc's employee benefit plans, Gold Banc shall recognize years of service by such employees with the Company or any Subsidiary prior to the Effective Time.

   Section 6.5 Assumption of Company Stock Options. Each outstanding Company Stock Option shall be assumed by Gold Banc on the same terms and conditions, except that the options shall be modified (i) to provide for the issuance of shares of Gold Common Stock, (ii) to adjust each option price by dividing such option price by the Exchange Ratio and (iii) to adjust the number of shares subject to each option by multiplying such number of shares by the Exchange Ratio, all as contemplated by Section 424(a) of the Code.

   Section 6.6 Confidentiality. Except as and to the extent required by Laws, Gold Banc and Acquisition Subsidiary will not disclose or use, and will direct their representatives not to disclose or use to the detriment of the Company or any of the Subsidiaries any Company Confidential Information furnished, or to be furnished, to Gold Banc, Acquisition Subsidiary or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Company Confidential Information" includes any information about the Company or the Subsidiaries and their business unless (a) such information is already known to Gold Banc, Acquisition Subsidiary or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of Gold Banc, Acquisition Subsidiary or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of the Company, each of Gold Banc and Acquisition Subsidiary will promptly return to the Company or destroy any Company Confidential Information in its possession and certify in writing to the Company that it has so returned or destroyed such Company Confidential Information.

   Section 6.7 Pooling-of-Interest Accounting Treatment. Gold Banc shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interest accounting treatment.

   Section 6.8 Cooperation by Gold Banc and Acquisition Subsidiary. Gold Banc and Acquisition Subsidiary shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with the Company in connection therewith.

   Section 6.9 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and bank services and products, Gold Banc shall, and shall cause its subsidiaries to, (i) use their best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.

   Section 6.10 Indemnification of Directors and Insurance.

     (a) Following the Effective Time, Gold Banc shall cause the Surviving Corporation to continue to indemnify the Company's directors and officers, in the same manner and to the same extent as such indemnification is provided for in the Company's Certificate of Incorporation and Bylaws as of the date of this Agreement.

     (b) After the Effective Time, Gold Banc shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company, or a tail policy of comparable coverage and amount, with respect to matters arising before the Effective Time covering the persons who are directors or officers of the Company immediately prior to the Effective Time, for a period of up to three years following the Effective Time, provided that the aggregate premium for such period shall not exceed $35,000.

   Section 6.11 Employee Bonuses. Gold Banc shall cause to be paid the employee bonuses payable pursuant to Section 5.2(c) hereof in accordance with the terms of Section 5.2(c).

                                  ARTICLE VII

                    CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                  THE COMPANY

   The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as the Company may waive in writing:

   Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Gold Banc and Acquisition Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. Each of Gold Banc and Acquisition Subsidiary shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Gold Banc, dated the Closing Date, to the foregoing effects.

   Section 7.2 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to the Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the BHC Act and any other applicable Law.

   Section 7.3 Litigation. There shall not be pending or threatened any Action which the Company reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 7.4 Approval by Stockholders. The stockholders of the Company shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law and the Certificate of Incorporation and Bylaws of the Company and the Bank, and the stockholders of Gold Banc and of Acquisition Subsidiary shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc and of Acquisition Subsidiary, and the rules of Nasdaq.

   Section 7.5 Adverse Changes. From the date hereof to the Closing Date, there shall have been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business of Gold Banc and its subsidiaries, taken as a whole, and taking into account for this purpose the proceeds of any applicable insurance.

   Section 7.6 Federal Tax Opinion. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, addressed to the Company and its stockholders in form and substance reasonably satisfactory to the Company and the Company's Counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the stockholders of the Company.

   Section 7.7 Opinion of Counsel. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering customary corporate law matters.

   Section 7.8 Market Price of Gold Banc Common Stock. The Average Gold Banc Stock Price shall not be less than $11.00.

                                 ARTICLE VIII

                    CONDITIONS PRECEDENT TO OBLIGATIONS OF
                     GOLD BANC AND ACQUISITION SUBSIDIARY

   The obligations of Gold Banc and Acquisition Subsidiary to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Gold Banc or Acquisition Subsidiary may waive in writing:

   Section 8.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. The Company and each Subsidiary shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. Gold Banc shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effects.

   Section 8.2 Adverse Changes. From the date hereof to the Closing Date, there shall have been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business of the Company and its Subsidiaries, taken as a whole, and taking into account for this purpose the proceeds of any applicable insurance.

   Section 8.3 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to Gold Banc shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule, and no such order, Consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or be unduly burdensome to Gold Banc.

   Section 8.4 Litigation. At the Closing Date, there shall not be pending or threatened any Action which Gold Banc reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 8.5 Financial Measures. On the Closing Date, the Total Equity Capital of the Bank shall be not less than $23,000,000, the reserve for loan and lease loss of the Bank shall be not less than $2,700,000 and the total indebtedness of the Company (on an unconsolidated basis) shall not exceed $10,400,000. The parties acknowledge and agree that all future earnings from the date hereof forward shall accrue to the retained earnings or reserves of the Company or the Bank, respectively, and shall not result in an increase of any consideration payable by Gold Banc or Acquisition Subsidiary hereunder.

   Section 8.6 Approval by Stockholders. The stockholders of the Company shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law and the Certificate of Incorporation and Bylaws of the Company and the stockholders of Gold Banc and of Acquisition Subsidiary shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc and of Acquisition Subsidiary and the rules of Nasdaq.

   Section 8.7 Tax Representations. The Company and each stockholder of the Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by Gold Banc's Counsel and necessary to enable Gold Banc's Counsel to render the opinion described in
Section 8.9 hereof.

   Section 8.8 Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company at the time this Agreement is submitted to approval of the stockholders of the Company shall deliver to Gold Banc a letter in substantially the form set forth in Exhibit B (the "Affiliate Letter") hereto.

   Section 8.9 Federal Tax Opinion. Gold Banc shall have received an opinion of Stinson, Mag & Fizzell, P.C., counsel to Gold Banc ("Gold Banc's Counsel"), in form and substance reasonably satisfactory to Gold Banc, dated the Closing Date, stating that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

   Section 8.10 Opinion of Counsel. Gold Banc shall have received an opinion of Davis, Graham & Stubbs LLP ("Company's Counsel"), dated the Closing Date, in form and substance reasonably satisfactory to Gold Banc and Gold Banc's counsel covering customary corporate law matters, including without limitation the opinion of Company's Counsel (subject to reasonable assumptions as to factual matters and conditions that will continue to exist after the Closing) that, after the consummation of the Merger, the interest paid on subordinated debentures issued by the Company to the Trust, will be deductible by the Surviving Corporation as interest payments for federal income tax purposes.

   Section 8.11 Qualification for Pooling-of-Interest Treatment. Gold Banc shall have received an opinion from an accounting firm reasonably acceptable to Gold Banc that the transactions contemplated hereby will qualify for pooling of-interest accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold Banc hereunder and absence of any capital transactions involving any parties hereto) have been met.

   Section 8.12 Regarding the Significant Stockholders.

     (a) The Company and Gold Banc shall have received from each Significant Stockholder a letter of resignation from all positions held by such Significant Stockholder with the Company or any of the Subsidiaries prior to the Closing (except that Zueck shall remain as a director and the Chairman of the Board of the Bank).

     (b) The Company shall have paid to the Significant Stockholders the severance payments to which they are entitled under their Employment Agreements.

     (c) Bruce E. Hall shall have executed and delivered to Gold Banc a Non-Compete Agreement substantially in the form attached hereto as Exhibit C.

     (d) Charles R. Harrison shall have executed and delivered to Gold Banc a Non-Compete Agreement substantially in the form attached hereto as Exhibit D.

     (e) Herman J. Zueck shall have executed and delivered to Gold Banc a Non-Compete Agreement substantially in the form attached hereto as Exhibit E.

   Section 8.13 Company Options. Neither the Company's Board of Directors nor any committee thereof shall have authorized any cash payment in connection with any outstanding Company Stock Option, and each member of each committee empowered to act with respect to any stock option plan shall have resigned.

   Section 8.14 Deductibility of Severance Payments. The Company shall have obtained and Gold Banc shall have received from Baird, Kurtz & Dobson, accountants for the Company, a written (i) calculation of all payments due to the Significant Stockholders in connection with the Merger or upon the occurrence of a change in control under their respective employment agreements, stock option plans, deferred compensation plans, this Agreement, the Exhibits hereto or otherwise, (ii) certification that such calculation was completed in accordance with such agreements and plans, and (iii) opinion that no such severance or other payments to the Significant Stockholders will constitute any non-deductible "parachute payments" under Section 280G of the Code (the "280G Opinion Letter").

                                  ARTICLE IX

                NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   Section 10.1 No Survival of Representations and Warranties. The representations and warranties contained herein shall not survive after the Effective Time. The representations and warranties contained herein shall not be deemed modified or waived by any investigation made by the party(ies) entitled to the benefit of such representations and warranties or by their representatives. Except as otherwise provided herein, any waiver or modification of any representation or warranty shall be effective only if made in writing and signed by the party(ies) entitled to the benefit of such representation or warranty.

                                   ARTICLE X

                            SECURITIES LAWS MATTERS

   Section 10.1 Registration Statement and Proxy Statement. Gold Banc shall, at Gold Banc's expense as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Gold Banc Common Stock to be issued in the Merger (the "Registration Statement"). The Company, Gold Banc and Acquisition Subsidiary shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special stockholders' meetings of the Company and Gold Banc to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). The Company, Gold Banc and Acquisition Subsidiary shall each cause their counsel, auditors and other experts to cooperate with the other's counsel, auditors and other experts in the preparation and filing of the Registration Statement and the Proxy Statement. Gold Banc shall not include in the Registration Statement any information concerning the Company or any Subsidiary to which the Company shall reasonably and timely object in writing. Gold Banc, Acquisition Subsidiary and the Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter the Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to its stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Gold Banc shall prepare and file such amendments or supplements to the Registration Statement and the Proxy Statement and Gold Banc and the Company shall mail or otherwise furnish to their stockholders such amendments to the Proxy Statement or supplements to the Proxy Statement as may, in the reasonable opinion of Gold Banc, Acquisition Subsidiary or the Company, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Gold Banc and Acquisition Subsidiary shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Gold Banc Common Stock issued pursuant hereto for the purpose of resale of Gold Banc Common Stock by any Person. For a period of at least two years from the Effective Time, Gold Banc shall make available "adequate current public information" within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

   Section 10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order to qualify or register the Gold Banc Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

   Section 10.3 Publication of Combined Financial Results. Gold Banc shall publish financial results covering at least 30 days of post-Merger combined operations of Gold Banc and the Company, ending on a normal month-end closing date, as soon as practicable after the Effective Time, unless the first 30 day period of combined operations ending on a normal month-end closing date ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

   Section 10.4 Affiliates. Certificates representing shares of Gold Banc Common Stock issued to "Affiliates" (as defined in Rules 145 and 405 adopted under the Securities Act) of the Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule 145) and will bear a restrictive legend set out in the Affiliate Letter; provided, however, that following publication of financial results covering at least thirty (30) days of combined operations of Gold Banc and the Company and upon receipt of an opinion of counsel reasonably satisfactory to Gold Banc that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Gold Banc Common Stock by an Affiliate will comply with or will be exempt from the Securities Act, Gold Banc shall, as promptly as practicable after receipt of the stock certificates representing such Affiliate's Gold Banc Common Stock (and in any event within seven (7) business days after such receipt), direct the transfer agent for the Gold Banc Common Stock to remove the stop transfer order related thereto and reissue a stock certificate evidencing such shares to the Affiliate without such restrictive legend.

   Section 10.5 Indemnification by Gold Banc. Gold Banc agrees to indemnify and hold harmless the Company and its stockholders, directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Gold Banc done or made in connection with the Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by the Company.

   Section 10.6 Indemnification by the Company. The Company agrees to indemnify and hold harmless Gold Banc and its stockholders, directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of the Company or any Subsidiary done or made in connection with the Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by Gold Banc.

                                  ARTICLE XI

                                  TERMINATION

   Section 11.1 Basis for Termination. This Agreement and the Merger contemplated hereby may be terminated at any time prior to the Closing Date:

     (a) by mutual consent in writing of the parties hereto;

     (b) by either party if the transactions contemplated hereby have not closed before 270 days;

     (c) by Gold Banc upon written notice to the Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     (d) by Gold Banc or the Company if the other party has materially breached this Agreement and has not cured such breach within the earlier of
  (i) 30 days after the non-breaching party shall have given notice to the breaching party of the existence of such breach or (ii) the Closing Date;

     (e) by Gold Banc or the Company upon written notice to the other of any condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the Closing Date;

     (f) by the Company if it receives an unsolicited Acquisition Proposal as contemplated by Section 5.7 hereof, which the Board of Directors of the Company, in good faith, believes is superior to the Merger contemplated hereby;

     (g) by Gold Banc upon receipt of written notice from the Company pursuant to Section 5.7(b) hereof that the Company has entered into an agreement to engage in a transaction relating to an Acquisition Proposal with any Person other than Gold Banc or its Affiliates or the Company's Board of Directors or any committee thereof has endorsed, approved or recommended an Acquisition Proposal made by any Person other than Gold Banc or its Affiliates; or

     (h) by the Company, within five (5) business days after the meeting of the stockholders of the Company held to vote on this Agreement, if the Gold Banc Measurement Price is less than $11.

As used in this Section 11.1, actions contemplated as being taken by Gold Banc or the Company must be taken by their respective Boards of Directors or the Executive Committee of such Boards.

   Section 11.2 Effect of Termination. Except as set forth in Section 11.3, in the event of termination of this Agreement for any reason set forth in Section 11.1, other than a breach thereof, no party hereto shall have any liability to the other of any nature whatsoever, including any liability for Damages suffered or claimed to be suffered by reason thereof.

   Section 11.3 Termination Fee. The Company agrees to pay to Gold Banc upon demand a termination fee of $2,000,000 (the "Termination Fee") if this Agreement is terminated (i) by the Company pursuant to Section 11.1(f) or (ii) by Gold Banc pursuant to Section 11.1(g).

   Section 11.4 Specific Performance.

     (a) Subject to Section 11.1, in the event Gold Banc and Acquisition Subsidiary have performed all of their obligations hereunder and all conditions precedent to the obligation of the Company to close have been met or waived in writing by the Company, but the Company fails or otherwise refuses to close, then either or both of Gold Banc and Acquisition Subsidiary shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude Gold Banc or Acquisition Subsidiary from also pursuing an Action to recover any and all damages resulting from the Company's default hereunder. All remedies available to Gold Banc or Acquisition Subsidiary hereunder or by law are cumulative.

     (b) In the event the Company has performed all of its obligations hereunder and all conditions precedent to the obligations of Gold Banc and Acquisition Subsidiary to close have been met or waived in writing by Gold Banc and Acquisition Subsidiary, but Gold Banc and Acquisition Subsidiary fail or otherwise refuse to close, then the Company shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude the Company from also pursuing an Action to recover any and all damages resulting from the default by Gold Banc and Acquisition Subsidiary hereunder. All remedies available to the Company hereunder or by law are cumulative.

                                  ARTICLE XII

                                 MISCELLANEOUS

   Section 12.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, Gold Banc or Acquisition Subsidiary, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 12.2 Extension: Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

   Section 12.3 Expenses. Except as set forth herein, each party shall be responsible for its own expenses in connection with this transaction. Specifically, each party shall be responsible for their own legal and accounting fees and any related costs or charges associated with the negotiation, execution and consummation of this Agreement.

   Section 12.4 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies or obligations or liabilities under or by reason of this Agreement.

   Section 12.5 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding of Gold Banc, Acquisition Subsidiary and the Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

   Section 12.6 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) on the first Business Day following the Business Day on which delivered to a nationally recognized overnight delivery service, (c) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine) or (d) if sent by certified or registered mail, return receipt requested, on the Business Day that it is delivered or its delivery is attempted, in any case addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

    If to the Company:

      Charles R. Harrison
      Union Bankshares, Ltd.
      1825 Lawrence Street
      Suite 444
      Denver, Colorado 80202
      Telephone: (303) 298-5352
      FAX: (303) 672-5710

    with a copy to:

      Ronald R. Levine, II
      Davis, Graham & Stubbs LLP
      Suite 4700
      370 Seventeenth Street
      Denver, CO 80202
      Telephone: (303) 892-7514
      FAX: (303) 893-1379

    If to Gold Banc:

      Michael W. Gullion
      Gold Banc Corporation, Inc.
      11301 Nall Avenue
      Leawood, KS 66211
      Telephone: (913) 451-8050
      FAX: (913) 451-8004

    with a copy to:

      Michael W. Lochmann
      Stinson, Mag & Fizzell, P.C.
      1201 Walnut Street
      Suite 2800
      Kansas City, MO 64106
      Telephone: (816) 842-8600
      FAX: (816) 691-3495

   Section 12.7 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas, except to the extent that Delaware corporate law applies to the provisions hereof relating to the Company Merger.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          GOLD BANC CORPORATION, INC.

                                          By: _________________________________
                                                   /s/ Malcolm M. Aslin
                                             Name: Malcolm M. Aslin
                                             Title:President and Chief
                                             Operating Officer

ATTEST:

/s/ Keith E. Bouchey
-------------------------------------
Name: Keith E. Bouchey
Title:  Secretary

                                          GOLD BANC ACQUISITION CORPORATION
                                           VIII, INC.

                                          By: _________________________________
                                                  /s/ Michael W. Gullion
                                             Name: Michael W. Gullion
                                             Title:President and Chief
                                             Executive Officer

ATTEST:

/s/ Keith E. Bouchey
-------------------------------------
Name: Keith E. Bouchey
Title:  Secretary

                                          UNION BANKSHARES, LTD.

                                          By: _________________________________
                                                  /s/ Charles R. Harrison
                                             Name: Charles R. Harrison
                                             Title:Chief Executive Officer

ATTEST:

/s/ Bruce E. Hall
-------------------------------------
Name: Bruce E. Hall
Title:  Secretary

                                                                     Appendix B

                     Opinion of The Wallach Company, Inc.

                                          , 2000

The Board of Directors
Union Bankshares, Ltd.
1825 Lawrence, Suite 444
Denver, CO 80202

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Union Bankshares, Ltd. (the "Company") of the Merger Consideration (as defined below) in the proposed merger (the "Merger") of the Company with and into Gold Banc Corporation, Inc. ("Gold Banc") pursuant to the Agreement and Plan of Reorganization dated August 9, 1999 (the "Agreement"). Under the terms of the Agreement, each outstanding share of Company Common Stock, $0.001 par value, will be exchanged for shares of Gold Banc Common Stock, $1.00 par value, will be exchanged for shares of Gold Banc Common Stock, $1.00 par value (the "Exchange Ratio") as described in
Section 2.7(b) in the Agreement. The shares of Gold Banc Common Stock to be issued in the Merger and pursuant to the Agreement are herein referred to as the "Merger Consideration."

   In arriving at our opinion, we have, among other things:

     i. reviewed certain publicly available financial statements and other financial information not publicly available of the Company;

     ii. reviewed the current condition and growth prospects for the Company and its subsidiary operations, including financial projections prepared by the Company's management;

     iii. discussed with the Company's management the past and current operations and financial conditions of the Company and the prospects of the Company if it were to remain independent;

     iv. reviewed the Company's historical stock trading activity and considered the prospect for value, liquidity, dividend yield and growth if the Company were to remain independent;

     v. compared the Company to other publicly traded regional financial institutions of similar size;

     vi. evaluated the economic, financial and competitive climate for financial institutions in Colorado;

     vii. reviewed the process used leading to the Gold Banc offer, including a review of other potential acquirors;

     viii. contacted one other potential acquiror to determine its interest in a potential acquisition of the Company;

     ix. compared the Gold Banc offer to recent transactions involving other institutions of similar size in the same geographic market, to the extent publicly available;

     x. compared the Gold Banc offer to control valuation estimates of the Company's Common Stock using various valuation methods;

     xi. examined the price and trading activity for Gold Banc;

     xii. reviewed the implications for the Company's shareholders receiving Gold Banc stock with regards to prospects for value, liquidity, dividend yield and growth;

     xiii. met with Gold Banc management and reviewed certain publicly available financial statements and other information not publicly available of Gold Banc, visited certain Gold Banc facilities in Kansas City, and discussed the prospects of Gold Banc with Gold Banc's management; and

     xiv. reviewed the Agreement.

   Neither Gold Banc nor the Company imposed any limitations upon the scope of the investigation performed by us in forming our opinion. In rendering our opinion, we did not independently verify the asset quality and financial condition of Gold Banc or the Company, but instead relied upon the data provided by or on behalf of Gold Banc and the Company to be true and accurate in all material respects.

   We have assumed without independent verification the accuracy and completeness of the financial and other information regarding the Company that was provided to us or obtained from publicly available sources. We have not prepared or acquired an independent valuation or appraisal of any of the assets of the Company and we have assumed without independent verification that the aggregate allowance for loan losses of the Company is adequate to cover such losses. With respect to business plans and forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company, its subsidiaries and business units. Furthermore, we have assumed that the Merger will be consummated on a timely basis in accordance with its terms and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated as of the date of this opinion.

   The Wallach Company is an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. The Wallach Company, as the Company's financial adviser, assisted with the marketing and negotiations leading to the Agreement for which it has and will receive compensation.

   Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

 The Wallach Company, Inc.

                                                                     Appendix C

                  Opinion of U.S. Bancorp Piper Jaffray Inc.

November 15, 1999

Board of Directors
Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211

Members of the Board:

   This letter relates to the proposed transaction (the "Merger") pursuant to that certain Agreement and Plan of Reorganization dated August 9, 1999 (the "Agreement") among Gold Banc Corporation, Inc., a Kansas corporation ("Gold Banc") and Union Bankshares, Ltd., a Delaware corporation ("Union"), pursuant to which Union will merge with and into a subsidiary of Gold Banc in the Merger, and Union will become a wholly owned subsidiary of Gold Banc. Pursuant to the Merger, as more fully described in the Agreement, shares of common stock, par value $.001 per share, of Union ("Union Common Stock") will be converted into the right to receive common stock, par value $1.00 per share, of Gold Banc ("Gold Banc Common Stock"). Pursuant to the Agreement, if the average price for a share of Gold Banc Common Stock during the 10-day trading period ending three days prior to the effective time of the Merger is between $13.00 and $16.00, each outstanding share of Union Common Stock will be converted into a number of shares of Gold Banc Common Stock determined by dividing $23.05 by such average price. If such average trading price for Gold Banc Common Stock is less than $13.00, subject to certain termination provisions, the exchange ratio will be fixed at 1.7731, and if such average trading price is more than $16.00, the exchange ratio will be fixed at 1.4406. You have requested our opinion as to the fairness, from a financial point of view, to Gold Banc, of the consideration to be paid in the Merger (the "Merger Consideration").

   U.S. Bancorp Piper Jaffray Inc. ("US Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. US Bancorp Piper Jaffray makes a market in Gold Banc Common Stock and also provides research coverage for Gold Banc. US Bancorp Piper Jaffray has acted as a manager of one underwriting of Gold Banc securities and may provide other investment banking services for Gold Banc in the future. Neither our past or future services relate to or are a condition of our delivery of this letter to you. For our services in rendering this opinion. Gold Banc will pay us a fee and indemnify us against certain liabilities.

   In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. Reviewed the Agreement dated August 9, 1999.

  2. Reviewed the Reports on Form 10-K for Gold Banc for the two fiscal years ended December 31, 1998 and December 31, 1997, and the Report on Form 10-KSB for Gold Banc for the fiscal year ended December 31, 1996.

  3. Reviewed the Reports on Form 10-Q for Gold Banc for the three quarters ended September 30, 1999, June 30, 1999 and March 31, 1999.

  4. Reviewed the Reports on Form 10-K for Union for the three fiscal years ending December 31, 1998, December 31, 1997 and December 31, 1996.

  5. Reviewed the Reports on Form 10-Q for Union for the three quarters ended September 30, 1999, June 30, 1999 and March 31, 1999.

  6. Reviewed financial forecasts for Gold Banc for the periods ending December 31, 1999 through 2002 furnished by Gold Banc's management.

  7. Reviewed financial forecasts for Union for the periods ending December 31, 1999 through 2003 furnished by Union's management, and forecasts for the same periods as reviewed and revised by Gold Banc's management.

  8. Conducted discussions with certain members of management of Gold Banc. Topics discussed included, but were not limited to, the background and rationale of the Merger, the financial condition, operating performance, and the balance sheet characteristics of Gold Banc and Union and the prospects for the combined company after consummation of the proposed Merger.

  9. Conducted discussions with certain members of management of Union. Topics discussed included, but were not limited to, the background and rationale for the Merger, the financial condition, operating performance, balance sheet characteristics and prospects of Union.

  10. Reviewed the financial terms, to the extent publicly available, of certain comparable mergers and acquisitions which we deemed relevant.

  11. Performed a discounted implied dividend analysis on financial forecasts for Union.

  12. Considered the projected proforma effect of the Merger on Gold Banc's earnings per share.

  13. Considered the projected relative contribution of Gold Banc to the combined company.

  14. Compared certain financial data of Union with certain financial data of companies deemed similar to Union or within the business sector in which Union operates.

  15. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

   We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Gold Banc and Union or otherwise made available to us and have not assumed responsibility to independently verify such information. We have also relied upon the assurances of Gold Banc's and Union's management that the information provided pertaining to Gold Banc and Union has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither Gold Banc nor Union is a party to any pending transaction, including external financings, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business, and have specifically excluded the impact of any transactions which may be consummated after the Merger, including Gold Banc's pending acquisitions of American Bancshares, Inc., CountryBanc Holding Company, First Business Bancshares of Kansas City, N.A. and Linn County Bank.

   In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of Union being conveyed in the Merger. We express no opinion regarding the liquidation value of Union. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Gold Banc, Union or any of their affiliates is a party or may be subject and, at Gold Banc's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Furthermore, we express no opinion regarding Gold Banc's business decision to proceed with the Merger or the business purposes thereof.

   Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are available for evaluation on the date hereof. Events occurring, or facts and circumstances or economic, market and other conditions becoming available for evaluation after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring, or facts and circumstances or economic, market and other conditions becoming available for evaluation after the date hereof. We express no opinion herein as to the prices at which shares of Gold Banc or Union common stock may trade at any future time.

   This opinion is directed to the Board of Directors of Gold Banc and shall not be published or otherwise used, nor shall any public references to US Bancorp Piper Jaffray be made without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to Gold Banc, as of the date hereof.

Sincerely,

/s/ U.S. BANCORP PIPER JAFFRAY INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The following summary is qualified in its entirety by reference to the complete text of the statute referred to below and the Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws of Gold Banc Corporation, Inc. (the "Registrant").

   Under Section 17-6305 of the Kansas General Corporation Code (the "Kansas Code"), a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer of director in defending any civil or criminal suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or one half of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Consistent with Section 17-6305 of the Kansas Code, Article VI, Section 1 of the Amended and Restated Bylaws of the Registrant provide that the Registrant will indemnify its directors, advisory directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding to the fullest extent permitted by the Kansas Code. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

   Article Nine of the Registrant's Restated Articles of Incorporation provides that no director or advisory director shall be liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Kansas Code. Section 17-6002(b)(8) of the Kansas Code does not permit the exemption from or limitation of liability for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas Code (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

   Under VI, Section 4 of the Amended and Restated Bylaws of the Registrant, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, advisory director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his status as such, whether or not the Registrant would have the Registrant would have the power to indemnify such persons against liability. The Registrant carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusion, the policies reimburse the Registrant for liability indemnified under the Amended and Restated Bylaws and indemnify the directors and officers against additional liabilities not indemnified under the Amended and Restated Bylaws.

Item 21(a). Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

     Exhibit
     Number
     -------
       2.1   Agreement and Plan of Reorganization dated August 9, 1999, among the Registrant, Gold Banc Acquisition Corporation VIII, Inc., and
             Union Bankshares, Ltd. (Included as Appendix A to the Prospectus).

       3.1 Restated Articles of Incorporation of the Registrant. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

       3.2   Certificate of Amendment to Restated Articles of Incorporation.
             (Previously filed as an Exhibit to the Registrant's Registration
             Statement on Form S-4 No. 333-28563 and the same is incorporated herein by reference).

       3.3   Amended and Restated Bylaws of the Registrant.

       3.4   Certificate of Amendment to Restated Articles of Incorporation.
             (Previously filed as an Exhibit to the Registrant's Registration
             Statement on Form S-4 No. 333-65539 and the same is incorporated by reference).

       4.1 Form of Common Stock Certificate. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-
             12377 and the same is incorporated herein by reference).

       4.2 Rights Agreement dated October 13, 1999, between the Registrant and American Stock Transfer and Trust Registrant, as Rights Agent.
             (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed October 15, 1999 and the same is incorporated herein by reference).

       5.1   Opinion of Stinson, Mag & Fizzell, P.C.

       8.1   Opinion of Stinson, Mag & Fizzell, P.C.

       9.1 Proxy Agreement/Stockholder Agreement between Michael W. Gullion and William Wallman, dated as of September 15, 1996. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

       9.2   Proxy Agreement/Stockholder Agreement between Michael W. Gullion,
             William F. Wright, and Allen D. Petersen dated as of September 15,
             1996. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

       9.3   Accession of The Lifeboat Foundation to the Proxy
             Agreement/Stockholder Agreement among Michael W. Gullion, William
             F. Wright, and Allen D. Petersen, dated May 28, 1997. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference).

      10.1   Employment Agreement between the Registrant and Michael W.
             Gullion. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

      10.2   Employment Agreement between the Registrant and Keith E. Bouchey.
             (Previously filed as an Exhibit to the Registrant's Registration
             Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

      10.3   Employment Agreement between the Registrant and Joseph F. Smith.
             (Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K filed March 31, 1999 for the year ended December 31,
             1998 and the same is incorporated herein by reference).

      10.4   Employment Agreement between the Registrant and Malcolm M. Aslin.
             (Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K filed March 31, 1999 for the year ended December 31,
             1998 and the same is incorporated herein by reference).

     Exhibit
     Number
     -------
      10.5   Gold Banc Corporation, Inc. 1996 Equity Compensation Plan.
             (Previously filed as an Exhibit to the Registrant's Registration
             Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

      10.6   Form of Tax Sharing Agreements between the Registrant and the
             Registrant Subsidiaries. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

      10.7 Form of Federal Home Loan Bank Credit Agreement to which each of the Registrant's banking subsidiaries is a party. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference).

      10.8   Form of Junior Subordinated Indenture dated as of December 15,
             1997 between the Registrant and Banker's Trust Company as Trustee.
             (Previously filed as an Exhibit to the Registrant's Registration
             Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference).

      10.9   Form of Trust Agreement dated as of December 15, 1997 between the
             Registrant and Banker's Trust (Delaware) as Trustee. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference).

      10.10  Form of Amended and Restated Trust Agreement among the Registrant,
             Banker's Trust Company, as Property Trustee, Banker's Trust
             (Delaware), as Delaware Trustee and various holders of Trust
             Securities. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference).

      10.11 Form of Guaranty Agreement between the Registrant, as Guarantor, and Banker's Trust Company, as Trustee, dated as of December 15,
             1997. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference).

      10.12  Voting Agreement, dated August 9, 1999, among Gold Banc
             Corporation, Inc., Charles R. Harrison, Herman J. Zueck, Bruce E.
             Hall, Bruce E. Hall, trustee of the Colleen M. Thompson
             Irrevocable Trust, dated June 7, 1999, and Bruce E. Hall, trustee of the Andrea M. Harrison Irrevocable Trust, dated June 7, 1999.
             (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed August 24, 1999 and the same is incorporated herein by reference).

      10.13 Agreement and Plan of Reorganization, dated September 6, 1999, among Gold Banc Corporation, Inc., Gold Banc Acquisition
             Corporation XI, Inc., and American Bancshares, Inc. (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed September 9, 1999 and the same is incorporated herein by reference).

      10.14  Voting Agreement, dated September 6, 1999, among Gold Banc
             Corporation, Inc., J. Gary Russ, Ronald L. Larson, Timothy I.
             Miller, Dan E. Molter, Kirk D. Moudy, Lynn B. Powell, III, Walter
             L. Presha, R. Jay Taylor and Edward D. Wyke. (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed
             September 9, 1999 and the same is incorporated herein by reference).

      10.15 Agreement and Plan of Reorganization, dated October 22, 1999, among Gold Banc Corporation, Inc., Gold Banc Acquisition
             Corporation XII, Inc., and CountryBanc Holding Company.
             (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed October 29, 1999 and the same is incorporated herein by reference).

     Exhibit
     Number
     -------
      10.16  Agreement and Plan of Reorganization, dated October 19, 1999, between Gold Banc Corporation, Inc. and First Business Bancshares
             of Kansas City, Inc., together with the Bank Merger Agreement attached thereto as Exhibit A. (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed October 29, 1999 and the same is incorporated herein by reference).

      21.1   List of Subsidiaries of the Registrant.

      23.1   Consent of KPMG LLP.

      23.2   Consent of Baird, Kurtz & Dobson.

      23.3   Consent of Baird, Kurtz & Dobson.

      23.4   Consent of Arthur Andersen LLP.

      23.5   Consent of PricewaterhouseCoopers LLP.

      23.6   Consent of The Wallach Company, Inc.

      23.7   Consent of U. S. Bancorp Piper Jaffray Inc.

      23.8 Consent of Stinson, Mag & Fizzell, P.C. (included in Exhibits 5.1 and 8.1).

      24.1 Powers of Attorney (included in signature page to registration statement).

      99.1   Form of Proxy of Union Bankshares, Ltd.*

--------
*To be filed by amendment.

Item 21(b). Financial Statement Schedules

   Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22. Undertakings

   The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Leawood, Kansas on November 23, 1999.

                                          Gold Banc Corporation, Inc.
                                           (Registrant)

                                                 /s/ Michael W. Gullion
                                          By: _________________________________
                                                     Michael W. Gullion
                                                  Chief Executive Officer

   Know all men by these presents, that we, the undersigned directors of Gold Banc Corporation, Inc., hereby severally constitute Michael W. Gullion and J. Craig Peterson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as directors to enable Gold Banc Corporation, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ Michael W. Gullion          Chairman of the Board, and    November 23, 1999
____________________________________  Chief
         Michael W. Gullion           Executive Officer
                                      (Principal Executive
                                      Officer)

      /s/ Malcolm M. Aslin           Director, President, and      November 23, 1999
____________________________________  Chief Operating Officer
          Malcolm M. Aslin

      /s/ Keith E. Bouchey           Director, Executive Vice      November 23, 1999
____________________________________  President, and Corporate
          Keith E. Bouchey            Secretary

     /s/ J. Craig Peterson           Chief Financial Officer       November 23, 1999
____________________________________  (Principal Financial
         J. Craig Peterson            Officer)

     /s/ Brian J. Ruisinger          Treasurer and Controller      November 23, 1999
____________________________________  (Principal Accounting
         Brian J. Ruisinger           Officer)

      /s/ William Wallman            Director                      November 23, 1999
____________________________________
          William Wallman

   /s/ William F. Hagman, Jr.        Director                      November 23, 1999
____________________________________
       William F. Hagman, Jr.

     /s/ William F. Wright           Director                      November 23, 1999
____________________________________
         William F. Wright

     /s/ Allen D. Petersen           Director                      November 23, 1999
____________________________________
         Allen D. Petersen